As filed with the Securities and Exchange Commission on June 29, 2006

Registration No. 333-133665

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6141	54-1719854
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1680 Capital One Drive, McLean, Virginia 22102

(703) 720-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John G. Finneran, Jr., Esq.

General Counsel and Corporate Secretary

1680 Capital One Drive, McLean, Virginia 22102

(703) 720-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Victor I. Lewkow, Esq. and Christopher E. Austin, Esq.	Edward D. Herlihy, Esq. and Craig M. Wasserman, Esq.
Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Telephone: (212) 225-2000 Facsimile: (212) 225-3999	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED [                    ]

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

We are pleased to report that the boards of directors of Capital One Financial Corporation and North Fork Bancorporation, Inc. have each unanimously approved a merger involving our two companies. Before we can complete the merger, we must obtain the approval of the stockholders of both Capital One and North Fork. We are sending you this document to ask you to vote in favor of the approval and adoption of the merger agreement and other matters.

In the merger, North Fork will merge with and into Capital One and North Fork stockholders will be entitled to elect to receive their merger consideration in the form of Capital One common stock, cash or a combination of both. Subject to the election and adjustment procedures described in this document, North Fork stockholders will be entitled to receive, in exchange for each share of North Fork common stock they hold at the time of the merger, consideration with a value equal to the sum of (i) 0.2216 multiplied by the average of the closing prices on the NYSE for Capital One common stock during the five trading days ending the day before the completion of the merger and (ii) $11.25.

The value of the merger consideration will fluctuate with the market price of Capital One common stock. As explained in more detail in this document, whether a North Fork stockholder makes a cash election, a stock election or no election, the value of the consideration that such North Fork stockholder will receive as of the completion date will be substantially the same.

As an example, based on the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending on [                    ], 2006, each share of North Fork common stock would be converted into the right to receive either approximately $[            ] in cash or approximately 0.[            ] shares of Capital One common stock, having a market value based on that average of closing prices of approximately $[            ]. As an additional example, if the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending the day before the completion of the merger is $89.92, which was the closing price for Capital One common stock on March 10, 2006, the last trading day prior to the day the merger agreement was executed, each share of North Fork common stock would be converted into the right to receive approximately $31.18 in cash or approximately 0.3467 of a share of Capital One common stock. A chart showing the cash and stock merger consideration at various hypothetical closing prices of Capital One common stock is provided on page [    ] of this document.

The market prices of both Capital One common stock and North Fork common stock will fluctuate before the merger. You should obtain current stock price quotations for Capital One common stock and North Fork common stock. Capital One common stock trades on the NYSE under the symbol “COF” and North Fork common stock trades on the NYSE under the symbol “NFB.”

Your vote is important. We cannot complete the merger of Capital One and North Fork unless the Capital One stockholders and North Fork stockholders approve and adopt the merger agreement. Your failure to vote will have the same effect as voting against the merger. The places, dates and times of the stockholder meetings are as follows:

For Capital One stockholders:	For North Fork stockholders:
[Insert Capital One Meeting Information] The Capital One board of directors unanimously recommends that Capital One stockholders vote FOR approval and adoption of the merger agreement	[Insert North Fork Meeting Information] The North Fork board of directors unanimously recommends that North Fork stockholders vote FOR approval and adoption of the merger agreement

This document gives you detailed information about the stockholder meetings and the proposed merger. We urge you to read this document carefully, including “ Risk Factors” beginning on page [    ] for a discussion of the risks relating to the merger. You also can obtain information about Capital One and North Fork from documents that we have filed with the Securities and Exchange Commission. Whether or not you plan to attend your stockholder meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed proxy card or by using the telephone or Internet voting procedures described on your proxy card.

Richard D. Fairbank Chairman, Chief Executive Officer and President Capital One Financial Corporation	John Adam Kanas Chairman of the Board, President and Chief Executive Officer North Fork Bancorporation, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock to be issued by Capital One under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

This document is dated [                    ], 2006, and is being first mailed to Capital One stockholders and North Fork stockholders on or about [                    ], 2006.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2006

To the Stockholders of Capital One Financial Corporation:

We will hold a special meeting of Capital One stockholders on [            ], 2006, at [            ], local time, at [                    ] for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 12, 2006, between Capital One Financial Corporation and North Fork Bancorporation, Inc., as it may be amended from time to time, pursuant to which North Fork will merge with and into Capital One;

2.	To vote upon an adjournment or postponement of the Capital One special meeting, if necessary, to solicit additional proxies; and

3.	To transact such other business as may properly be brought before the Capital One special meeting and any adjournments or postponements of the Capital One special meeting.

Only holders of record of Capital One common stock at the close of business on [                    ], 2006 are entitled to notice of, and to vote at, the Capital One special meeting or any adjournments or postponements of the Capital One special meeting. To ensure your representation at the Capital One special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the Capital One special meeting.

The board of directors of Capital One unanimously recommends that Capital One stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

By Order of the Board of Directors,

John G. Finneran, Jr.

Corporate Secretary

McLean, Virginia

[                    ], 2006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2006

To the Stockholders of North Fork Bancorporation, Inc.:

We will hold our annual meeting of North Fork stockholders on [                    ], 2006, at [            ], local time, at [            ] for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 12, 2006, between Capital One Financial Corporation and North Fork Bancorporation, Inc., as it may be amended from time to time, pursuant to which North Fork will merge with and into Capital One;

2.	To vote upon an adjournment or postponement of the North Fork annual meeting, if necessary, to solicit additional proxies;

3.	The election of five Directors to Class 1 of the board of directors;

4.	Ratification of our appointment of KPMG LLP as North Fork’s independent auditors for 2006; and

5.	To transact such other business as may properly be brought before the North Fork annual meeting and any adjournments or postponements of the North Fork annual meeting.

Only holders of record of North Fork common stock at the close of business on [                    ], 2006 are entitled to notice of, and to vote at, the North Fork annual meeting or any adjournments or postponements of the North Fork annual meeting. To ensure your representation at the North Fork annual meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the merger and the North Fork annual meeting.

The board of directors of North Fork unanimously recommends that North Fork stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

By Order of the Board of Directors,

Aurelie S. Campbell

Vice President and Corporate Secretary

Melville, New York

[                    ], 2006

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Capital One Financial Corporation and North Fork Bancorporation, Inc. from documents filed with the Securities and Exchange Commission, which in this document we refer to as the “SEC,” that are not included in or delivered with this document.

Capital One Financial Corporation, which in this document we refer to as “Capital One,” will provide you with copies of this information relating to Capital One, without charge, upon written or oral request to:

Innisfree M&A Incorporated 501 Madison Avenue New York, NY 10022

(888) 750-5834

North Fork Bancorporation, Inc., which in this document we refer to as “North Fork,” will provide you with copies of this information relating to North Fork, without charge, upon written or oral request to:

D. F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005

(888) 605-1957

In order to receive timely delivery of the documents in advance of your stockholder meeting, you must request the information no later than [            ], 2006.

You may also obtain these documents at the SEC’s website, “www.sec.gov,” and you may obtain certain of these documents at Capital One’s website, “www.capitalone.com,” by selecting “Investors” and then selecting “SEC & Regulatory Filings” and then selecting “Capital One Financial Corporation,” and at North Fork’s website, “www.northforkbank.com,” by selecting “Investor Relations” and then selecting “SEC Filings.” Information contained on the Capital One and North Fork websites is expressly not incorporated by reference into this document.

You should rely only on the information contained or incorporated by reference into this document to vote on the merger agreement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [            ], 2006. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to Capital One stockholders or North Fork stockholders nor the issuance by Capital One of common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Capital One has been provided by Capital One and information contained in this document regarding North Fork has been provided by North Fork.

Agreement and Plan of Merger, dated as of March 12, 2006, between Capital One Financial Corporation and North Fork Bancorporation, Inc.	Annex A
Stock Option Agreement, dated as of March 12, 2006, between Capital One Financial Corporation (as issuer) and North Fork Bancorporation, Inc. (as grantee)	Annex B
Stock Option Agreement, dated as of March 12, 2006, between North Fork Bancorporation, Inc (as issuer) and Capital One Financial Corporation (as grantee)	Annex C
Opinion of J.P. Morgan Securities Inc., dated as of March 12, 2006	Annex D
Opinion of Sandler O’Neill & Partners, L.P., dated as of March 12, 2006	Annex E
Opinion of Keefe Bruyette & Woods Inc., dated as of March 12, 2006	Annex F
Copy of Section 262 of the Delaware General Corporation Law	Annex G

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What matters will be considered at the stockholder meetings?

A:	At the Capital One special meeting, Capital One stockholders will be asked to vote in favor of approving and adopting the merger agreement. At the North Fork annual meeting, North Fork stockholders will be asked to vote in favor of approving and adopting the merger agreement. North Fork stockholders will also be voting at the North Fork annual meeting to elect five directors to Class 1 of the board of directors and to ratify the appointment of KPMG LLP as North Fork’s independent auditors for 2006. Each of the proposals is independent, and is not contingent on approval by stockholders of the other proposals.

Q:	Why is North Fork having an annual meeting?

A:	North Fork previously postponed its regular annual meeting. North Fork did so in order to combine the normal annual meeting matters, such as the election of directors, with the vote on the proposed merger with Capital One. North Fork will not hold an annual meeting in 2007 if the merger is completed.

Q:	Why is my vote important?

A:	The merger agreement must be approved and adopted by the holders of a majority of the outstanding shares of Capital One common stock and North Fork common stock. Accordingly, if a Capital One or North Fork stockholder fails to vote, or if a Capital One or North Fork stockholder abstains, that will have the same effect as a vote against approval and adoption of the merger agreement.

Q:	What do I need to do now in order to vote?

A:	After you have carefully read this document, please respond as soon as possible so that your shares will be represented and voted at the Capital One special meeting or the North Fork annual meeting, as applicable, by:

•	completing, signing and dating your proxy card or voting instruction card and returning it in the postage-paid envelope; or

•	by submitting your proxy or voting instruction by telephone or through the Internet.

Q:	When and where are the stockholder meetings?

A:	The Capital One special meeting will take place at [ ] on [ ], 2006. The location of the Capital One special meeting is [ ].

The North Fork annual meeting will take place at [            ] on [            ], 2006. The location of the North Fork annual meeting is [            ].

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger, Capital One or North Fork that are discussed in this document and in other documents incorporated by reference in this document. Please read with particular care the detailed description of the risks associated with the merger on pages [__] through [__] and in the Capital One and North Fork SEC filings referred to on page [__].

Q:	When do you currently expect to complete the merger?

A:	In the fourth quarter of 2006. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Capital One stockholders and North Fork stockholders at the stockholder meetings and the necessary regulatory approvals.

Q:	If I am a North Fork stockholder, when must I elect the type of merger consideration that I prefer to receive?

A:	North Fork stockholders who wish to elect the type of merger consideration they prefer to receive in the merger should carefully review and follow the instructions set forth in the form of election that will be provided to North Fork stockholders at a later date. Since the actual election deadline is not currently known, Capital One and North Fork will issue a press release announcing the date of the election deadline at least five business days before that deadline. If a North Fork stockholder does not submit a properly completed and signed form of election to the exchange agent by the election deadline, such stockholder will have no control over the type of merger consideration such stockholder may receive, and, consequently, may receive only cash, only Capital One common stock or a combination of cash and Capital One common stock in the merger.

Q:	If I am a North Fork stockholder, should I send in my North Fork stock certificates with my proxy card?

A:	No. Please DO NOT send your North Fork stock certificates with your proxy card. You will be provided at a later date a form of election and instructions regarding the surrender of your share certificates. You should then, prior to the election deadline, send your North Fork common stock certificates to the exchange agent, together with your completed, signed form of election.

Q:	How do I vote my shares if my shares are held in “street name”?

A:	You should contact your broker or bank. Your broker or bank can give you directions on how to instruct the broker or bank to vote your shares. Your broker or bank will not vote your shares unless the broker or bank receives appropriate instructions from you. Your failure to vote will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement. You should therefore provide your broker or bank with instructions as to how to vote your shares. In addition, if you are a North Fork stockholder, when you receive a form of election, you should follow your broker’s or bank’s instructions for making an election with respect to your shares of North Fork common stock.

Q:	If I hold shares of Capital One common stock through my Capital One 401(k) plan, will I be allowed to vote these shares on the merger?

A:	Yes. If you participate in the Capital One Associate Savings Plan (the “Savings Plan”), you may vote the number of shares equivalent to your interest in the Capital One Pooled Stock Fund as credited to your account on the record date. You may vote by giving instructions to Ameriprise Financial, Inc., the trustee, via the voting instruction card being mailed with these materials to plan participants, by telephone or via the Internet. The trustee will vote your shares in accordance with your duly executed instructions, if you meet the deadline for submitting your vote. This deadline may be earlier than the deadline generally applicable to Capital One stockholders. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Q:	What if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at the stockholder meeting. If you are the record holder of your shares, you can do this in any of the three following ways:

•	by sending a written revocation to the secretary of Capital One or North Fork, as appropriate, in time to be received before the appropriate meeting of stockholders stating that you would like to revoke your proxy;

•	by properly completing another proxy card (whether by mail, telephone or Internet) that is dated later than the original proxy and returning it in time to be received before the appropriate meeting of stockholders; or

•	by voting in person at the appropriate meeting of stockholders if your shares of Capital One common stock or North Fork common stock are registered in your name rather than in the name of a broker or bank.

If you hold your shares in “street name,” you should contact your broker or bank to give it instructions to change your vote.

Q:	Who can I call with questions about the stockholder meetings or the merger?

A.	If you are a Capital One stockholder and you have questions about the merger or the Capital One special meeting of stockholders or you need additional copies of this document, or if you have questions about the process for voting or if you need a replacement proxy card, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

(888) 750-5834

If you are a North Fork stockholder and you have questions about the merger or the North Fork annual meeting of stockholders or you need additional copies of this document, or if you have questions about the process for voting or if you need a replacement proxy card, you should contact:

D. F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

(888) 605-1957

Q:	Where can I find more information about the companies?

A:	You can find more information about Capital One and North Fork from the various sources described under “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page [__]. Most items in this summary include a page reference directing you to a more complete description of those items.

THE COMPANIES (see page [__])

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

(703) 720-1000

With approximately $47.8 billion in deposits, $103.9 billion in managed loans outstanding and more than 316 locations in Texas and Louisiana, as of March 31, 2006, Capital One is one of the world’s largest financial services franchises. It is a diversified financial services corporation focused primarily on consumer lending and deposits. Its principal business segments are banking, domestic credit card lending, automobile and other motor vehicle financing and global financial services.

North Fork Bancorporation, Inc.

275 Broadhollow Road

Melville, New York 11747

(631) 531-2970

North Fork is a bank holding company. North Fork operates more than 350 retail banking facilities throughout the New York metropolitan area and a nationwide mortgage business through GreenPoint Mortgage Funding Inc. North Fork’s operating activities are divided into two primary business segments: retail banking and mortgage banking. At March 31, 2006, North Fork had total assets of $57.7 billion.

THE MERGER (see page [    ])

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this document. Please carefully read the merger agreement as it is the legal document that governs the merger.

North Fork Will Merge into Capital One

We propose a merger of North Fork with and into Capital One. Capital One will survive the merger.

North Fork Stockholders Will Receive Cash and/or Shares of Capital One Common Stock in the Merger depending on their Election and any Proration (see pages [    ]-[    ])

North Fork stockholders will have the right to elect to receive merger consideration for each of their shares of North Fork common stock in the form of cash or shares of Capital One common stock, subject to proration in the circumstances described below. In the event of proration, a North Fork stockholder may receive a portion of the merger consideration in a form other than that which such stockholder elected.

The value of the merger consideration will fluctuate with the market price of Capital One common stock and will be determined based on the five-day average closing price on the NYSE of Capital One common stock ending on the day before the completion of the merger. As explained in more detail in this document, whether a North Fork stockholder makes a cash election or a stock election, the value of the consideration that such stockholder receives as of the date of completion of the merger will be substantially the same based on the average Capital One closing price used to calculate the merger consideration. A North Fork stockholder may specify different elections with respect to different shares that such stockholder holds (if, for example, a North Fork stockholder owns 100 shares of North Fork common stock, that stockholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

As an example, based on the average of the closing prices of Capital One common stock for the five trading days ending on [            ], 2006, for each share of North Fork common stock held, a North Fork stockholder would receive either approximately $[            ] in cash or 0.[            ] of a share of Capital One common stock, subject to possible proration. We will compute the actual amount of cash and number of shares of Capital One common stock that each North Fork stockholder will receive in the merger using the formula contained in the merger agreement. For a summary of the formula contained in the merger agreement, see “The Merger Agreement—Consideration To Be Received in the Merger” beginning on page [__].

Set forth below is a table showing a hypothetical range of five-day average closing sale prices for shares of Capital One common stock and the corresponding consideration that a North Fork stockholder would receive in a cash election, on the one hand, or in a stock election, on the other hand, under the merger consideration formula. The table does not reflect the fact that cash will be paid instead of fractional shares. As described below, regardless of whether a North Fork stockholder makes a cash election or a stock election, that North Fork stockholder may nevertheless receive a mix of cash and stock.

Capital One Common Stock	North Fork Common Stock
Hypothetical Five-Day Average Closing Prices	Cash Election: Cash Consideration Per Share	OR	Stock Election: Stock Consideration Per Share
			Shares of Capital One Common Stock	Market Value(*)
$75.00	$27.87		0.3716	$27.87
76.00	28.09		0.3696	28.09
77.00	28.31		0.3677	28.31
78.00	28.53		0.3658	28.53
79.00	28.76		0.3640	28.76
80.00	28.98		0.3622	28.98
81.00	29.20		0.3605	29.20
82.00	29.42		0.3588	29.42
83.00	29.64		0.3571	29.64
84.00	29.86		0.3555	29.86
85.00	30.09		0.3540	30.09
86.00	30.31		0.3524	30.31
87.00	30.53		0.3509	30.53
88.00	30.75		0.3494	30.75
89.00	30.97		0.3480	30.97
90.00	31.19		0.3466	31.19
91.00	31.42		0.3452	31.42
92.00	31.64		0.3439	31.64
93.00	31.86		0.3426	31.86
94.00	32.08		0.3413	32.08
95.00	32.30		0.3400	32.30

(*)	Market value based on hypothetical five-day average closing price on the NYSE of Capital One common stock.

The examples above are illustrative only. The value of the merger consideration that a North Fork stockholder actually receives will be based on the actual five-day average closing price on the NYSE of Capital One common stock prior to completion of the merger, as described below. The actual average closing price may be outside the range of the amounts set forth above, and as a result, the actual value of the merger consideration per share of North Fork common stock may not be shown in the above table.

Regardless of Whether North Fork Stockholders Make a Cash Election or a Stock Election, North Fork Stockholders May Nevertheless Receive a Mix of Cash and Stock (see pages [    ]-[    ])

The aggregate number of shares of Capital One common stock that will be issued in the merger is approximately [    ] million, based on the number of shares of North Fork common stock outstanding on [                    ], 2006, and the aggregate amount of cash that will be paid in the merger is fixed at $5.2 billion. As a result, if more North Fork stockholders make valid elections to receive either Capital One common stock or cash than is available as merger consideration under the merger agreement, those North Fork stockholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election.

If shares of North Fork common stock are issued upon the exercise of outstanding North Fork stock options, upon vesting of other stock-settled awards or as otherwise permitted by the merger agreement, the aggregate number of shares of Capital One common stock to be issued as consideration in the merger will be increased accordingly. The aggregate amount of cash consideration payable as merger consideration will always remain fixed at $5.2 billion.

What Holders of North Fork Stock Options and Other Equity-Based Awards Will Receive (see page [    ])

When we complete the merger, North Fork stock options and deferred shares that are outstanding immediately before completing the merger will become options and deferred shares (to the extent they are not settled upon the change of control and instead become shares of Capital One common stock) on shares of Capital One common stock. The number of shares of North Fork common stock subject to such stock options and deferred shares, and the exercise price of the North Fork stock options, will be adjusted according to the exchange ratio.

Each North Fork restricted share outstanding immediately before completing the merger will be converted upon the completion of the merger into the right to receive the merger consideration validly elected by the holder of the North Fork restricted share, subject to proration in the circumstances described above.

In Order To Make a Valid Election, North Fork Stockholders Must Properly Complete and Deliver the Form of Election that Will Be Sent at a Later Date (see pages [    ]-[    ])

North Fork stockholders will receive at a later date a form of election with instructions for making cash and stock elections. North Fork stockholders must properly complete and deliver to the exchange agent a form of election along with their stock certificates (or a properly completed notice of guaranteed delivery). The form of election will also include delivery instructions with respect to any shares they may hold in book-entry form. North Fork stockholders should NOT send their stock certificates with their proxy card.

Forms of election and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline. Since the actual election deadline is not currently known, Capital One and North Fork will issue a press release announcing the date of the election deadline at least five business days before that deadline. For further details on the determination of the election deadline, see “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—

Form of Election.” Once North Fork stockholders have tendered their North Fork stock certificates to the exchange agent, they may not transfer their shares of North Fork common stock represented by those stock certificates until the merger is completed, unless they revoke their election by written notice to the exchange agent that is received prior to the election deadline. If the merger is not completed and the merger agreement is terminated, stock certificates will be returned by the exchange agent.

If registered North Fork stockholders fail to submit a properly completed form of election, together with their North Fork stock certificates (or a properly completed notice of guaranteed delivery), prior to the election deadline, they will be deemed not to have made an election. As non-electing holders, they will be paid merger consideration in an amount per share that is equivalent in value to the amount paid per share to holders making elections, but they may be paid all in cash, all in Capital One common stock, or in part cash and in part Capital One common stock, depending on the remaining pool of cash and Capital One common stock available for paying merger consideration after honoring the cash elections and stock elections that other stockholders have made, and without regard to their preference.

Dividend Policy of Capital One; Anticipated Capital One Share Repurchase; Dividends from North Fork (see page [    ])

The holders of Capital One common stock receive dividends if and when declared by the Capital One board of directors out of legally available funds. Capital One declared quarterly cash dividends of $0.026667 per share of common stock for each quarter in 2005. Following the completion of the merger, Capital One expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Capital One board of directors of other relevant factors.

Capital One has announced its intention to repurchase approximately $3 billion of its shares of common stock in the open market following the completion of the merger. Capital One expects approximately half of such repurchase program would occur during the last six months of 2007 and half during the first six months of 2008. Capital One believes, based on current market conditions and our current business plans and expectations for the combined company, that during the second half of 2007 and the first half of 2008, Capital One will have sufficient capital available to undertake the planned repurchases, in addition to the capital that is necessary to be well-capitalized and to permit Capital One sufficient flexibility to operate its business in an efficient manner that is in the best interests of its stockholders. Capital One believes that, if this capital is available, the proposed stock repurchases represent an attractive use of this capital based on current circumstances. The timing and actual amount of shares repurchased, if any, will be subject to the discretion of the Capital One board of directors and Capital One may make changes due to various factors, including: market conditions, legal considerations affecting the amount and timing of repurchase activities, the combined company’s capital position (taking into account purchase accounting adjustments), internal capital generation and alternative potential investment opportunities over that time period. See “Risk Factors” beginning on page [     ] and “The Merger—Capital One’s Reasons for the Merger; Recommendation of Capital One’s Board of Directors” beginning on page [ ].

Prior to completion of the merger, North Fork stockholders will continue to receive any regular quarterly dividends declared and paid by North Fork. In addition, depending on the timing of the completion of the merger, North Fork may, in certain circumstances, accelerate the record date, but not the payment date, for the dividend that would have been payable in the month immediately following the closing date of the merger. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Dividends and Distributions.”

Source of Funds

Capital One’s obligation to complete the merger is not conditioned upon Capital One obtaining financing. Capital One anticipates that approximately $5.2 billion will be required to pay the aggregate cash merger consideration to North Fork stockholders and option holders. Capital One intends to finance the cash component of the transaction through a combination of internal cash resources and market issuances of longer term debt. At this time, Capital One anticipates raising approximately $4.2 billion in senior debt, subordinated debt and trust preferred capital securities. Such market financings are generally expected to occur during the second and third quarters of 2006. In this regard, as of June 6, 2006, Capital One has issued $345 million of trust preferred capital securities. Capital One has also entered into a $4.2 billion syndicated bridge loan facility (the “Facility”) arranged by J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. The Facility is available until May 7, 2007 and borrowings under the Facility will mature on the earlier of 364 days from the date of borrowing or December 1, 2007. In addition, the Facility size will automatically decrease by the amount of net proceeds received by Capital One from the issuance of securities intended to fund the cash consideration, and accordingly, as of June 6, 2006, the Facility size has been decreased by $334 million, the net proceeds received by Capital One in connection with its issuance of trust preferred capital securities. Capital One may use this facility to partially finance, on an interim basis, a portion of the cash consideration, should this assist Capital One in achieving the best overall economics for the market financings by permitting more flexibility on timing until the permanent financing is executed.

Capital One’s Financial Advisor Has Provided its Opinion as to the Fairness, from a Financial Point of View, to Capital One of the Consideration to be Paid in the Merger (see pages [     ])

J.P. Morgan Securities Inc., or “JPMorgan,” has provided its opinion to the Capital One board of directors, dated as of March 12, 2006, that, as of that date, and based on and subject to the qualifications and assumptions set forth in its opinion, the consideration to be paid by Capital One in the merger with North Fork was fair, from a financial point of view, to Capital One. We have attached the full text of JPMorgan’s opinion to this document as Annex D, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan in connection with the opinion. We urge you to read the opinion carefully in its entirety. The opinion of JPMorgan is addressed to the board of directors of Capital One and is one of many factors considered by the board in deciding to approve the merger agreement and the transactions contemplated by the merger agreement, is directed only to the consideration to be paid in the merger and does not address the underlying decision by Capital One to engage in the merger or constitute a recommendation to any stockholder of Capital One as to how that stockholder should vote at the Capital One special meeting or act on any matter relating to the merger. Pursuant to an engagement letter between Capital One and JPMorgan, Capital One has agreed to pay JPMorgan a fee, a substantial portion of which is payable only upon completion of the merger.

North Fork’s Financial Advisors have Provided Opinions as to the Fairness of the Merger Consideration, from a Financial Point of View, to North Fork’s Stockholders (see pages [    ])

Sandler O’Neill & Partners, L.P., or “Sandler O’Neill,” and Keefe, Bruyette & Woods Inc., or “Keefe Bruyette,” have provided opinions to the North Fork board of directors, each dated as of March 12, 2006, that, as of that date, and subject to and based upon the qualifications and assumptions set forth in their respective opinions, the consideration to be received by the holders of North Fork common stock in the merger was fair, from a financial point of view, to such stockholders. We have attached to this document the full text of Sandler O’Neill’s opinion as Annex E and of Keefe Bruyette’s opinion as Annex F, which set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Sandler O’Neill and Keefe Bruyette in connection with their respective opinions. We urge you to read the opinions in their entirety. The opinions of Sandler O’Neill and Keefe Bruyette are addressed to the board of directors of North Fork and are among many factors considered by the board in deciding to approve the merger agreement and the transactions contemplated by the merger agreement, are directed only to the consideration to be paid in the merger and do not constitute a recommendation to any stockholder as to how that stockholder should vote on the merger agreement. Pursuant to engagement letters between North Fork and each of Sandler O’Neill and Keefe Bruyette, North Fork has agreed to pay each of Sandler O’Neill and Keefe Bruyette a fee, a substantial portion of which is payable only upon completion of the merger.

Capital One’s Board of Directors Recommends that Capital One Stockholders Vote “FOR” Approval and Adoption of the Merger Agreement (see page [    ])

Capital One’s board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable to, and in the best interests of, Capital One stockholders and unanimously recommends that Capital One stockholders vote FOR the proposal to approve and adopt the merger agreement.

In determining whether to approve the merger agreement, Capital One’s board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the Capital One board of directors also considered the factors described under “The Merger—Capital One’s Reasons for the Merger; Recommendation of Capital One’s Board of Directors.”

North Fork’s Board of Directors Recommends that North Fork Stockholders Vote “FOR” Approval and Adoption of the Merger Agreement (see page [    ])

North Fork’s board of directors has unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable to, and in the best interests of, North Fork stockholders and unanimously recommends that North Fork stockholders vote FOR the proposal to approve and adopt the merger agreement.

In determining whether to approve the merger agreement, North Fork’s board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the North Fork board of directors also considered the factors described under “The Merger—North Fork’s Reasons for the Merger; Recommendation of North Fork’s Board of Directors.”

Interests of a Capital One Executive Officer in the Merger (see pages [    ]-[    ])

J. Herbert Boydstun, the highest ranking executive of Capital One’s branch banking business, has interests in the merger that are in addition to, or different from, the interests of Capital One stockholders generally. In connection with the merger of Capital One and Hibernia, Mr. Boydstun and Capital One executed an employment agreement, which will be affected by, and amended and restated in connection with, the proposed merger, as described more fully under “The Merger—Interests of a Capital One Executive Officer in the Merger—Amended and Restated Employment Agreement with J. Herbert Boydstun.” In connection with the merger, Mr. Boydstun will receive a salary supplement of $50,000 per month commencing March 12, 2006 in connection with his additional duties and responsibilities in support of the completion and implementation of the merger, a lump-sum payment of $3,400,000 and a prorated portion of his 2006 bonus on completion of the merger, and a lump-sum supplemental retirement payment when his employment with Capital One terminates equal to the actuarial equivalent of a lifetime annual cash retirement income benefit that equals the excess of (1) $600,000 over (2) the actuarial equivalent of certain other retirement benefits that will be paid to Mr. Boydstun. In addition, the vesting of certain equity awards granted to Mr. Boydstun under his employment contract will be accelerated.

Interests of North Fork Executive Officers and Directors in the Merger (see pages [    ]-[    ])

North Fork’s executive officers, who are also directors of North Fork, have interests in the merger that are in addition to, or different from, the interests of North Fork stockholders generally. The executive officers of North Fork have existing change-in-control agreements with North Fork that provide for severance benefits in connection with termination of employment following a change in control of North Fork. Under these existing change-in-control agreements, assuming the merger is completed on October 1, 2006, the payment to each of the North Fork executive officers will be approximately $13.3 million for John Adam Kanas, $9.2 million for John Bohlsen and $5.4 million for Daniel Healy. Under the terms of North Fork’s existing restricted stock award agreements and deferred share agreements, restricted shares granted during each executive officer’s career with North Fork will become fully vested and free of restrictions and deferred shares will be settled, in each case in connection with the completion of the merger. The number of shares so affected will be 2,137,704 restricted shares and 292,235 deferred shares for Mr. Kanas, 1,192,348 restricted shares and 162,734 deferred shares for Mr. Bohlsen, and 698,977 restricted shares and 133,879 deferred shares for Mr. Healy. Under North Fork’s existing supplemental executive retirement plan, additional contributions will be made as a result of the merger. Assuming the merger is completed on October 1, 2006, the amount of the contribution will be approximately $1 million for Mr. Kanas, $750,000 for Mr. Bohlsen and $500,000 for Mr. Healy. The aggregate value of the restricted stock, deferred share and supplemental retirement benefits described above, assuming the merger is completed on October 1, 2006 and a North Fork common stock price of $31.18, is estimated to be approximately $77 million for Mr. Kanas, $43 million for Mr. Bohlsen and $27 million for Mr. Healy. Income and/or excise tax gross-ups are to be paid on the executive officer’s behalf in connection with the payment or delivery of these benefits pursuant to the terms of the existing agreements. Based on the estimated value of these stock and retirement benefits, the tax gross-ups payable to the applicable tax authorities will be approximately $123 million for Mr. Kanas, $41 million for Mr. Bohlsen and $26 million for Mr. Healy.

Also, following completion of the merger, Mr. Kanas will serve as the President of Capital One’s banking business and Capital One will take the actions as may be reasonably required to appoint Mr. Kanas to its board of directors, and Mr. Bohlsen will serve as an executive vice president of the banking business of Capital One. Mr. Kanas and Mr. Bohlsen have entered into restricted share award agreements with Capital One that provide for a grant of Capital One restricted shares upon completion of the merger in connection with their future employment with Capital One.

The North Fork and Capital One boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Board of Directors after the Merger (see page [    ])

Upon completion of the merger, Capital One will take the actions as may be reasonably required to appoint John Adam Kanas, the current President and Chief Executive Officer of North Fork, to the Capital One board of directors to the class of directors whose term expires at Capital One’s 2009 annual meeting of stockholders.

Non-Solicitation (see pages [    ]-[    ])

North Fork has agreed that it will not solicit or encourage any inquiries or proposals regarding any acquisition proposals by third parties. North Fork may respond to unsolicited proposals in certain circumstances if required by the North Fork board of directors’ fiduciary duties. North Fork must promptly notify Capital One if it receives any acquisition proposals.

Conditions to Completion of the Merger (see pages [        ]-[        ])

Each of Capital One’s and North Fork’s obligations to complete the merger is subject to the satisfaction or waiver of a number of mutual conditions including:

•	the approval and adoption of the merger agreement by North Fork stockholders and Capital One stockholders; and

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Capital One’s and North Fork’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain federal income tax consequences of the merger;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the merger; and

•	the other company’s representations and warranties in the merger agreement being true and correct, subject to the materiality standards contained in the merger agreement, and the performance by the other party in all material respects of its obligations under the merger agreement.

Capital One’s obligation to complete the merger is further subject to the condition that the regulatory approvals received in connection with the completion of the merger not include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on North Fork or Capital One, with materiality being measured relative to North Fork.

Termination of the Merger Agreement (see page [        ])

Capital One and North Fork may mutually agree at any time to terminate the merger agreement without completing the merger, even if stockholders have approved the merger. Also, either of Capital One or North Fork can terminate the merger agreement in various circumstances, including the following:

•	if a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non-appealable;

•	if the merger is not completed by March 12, 2007 (other than because of a breach of the merger agreement caused by the party seeking termination);

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 45 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach); or

•	if the other party has substantially engaged in bad faith in breach of its obligation to use its reasonable best efforts to negotiate a restructuring of the merger if the Capital One or the North Fork stockholders do not approve the merger agreement at the relevant stockholder meeting.

Additionally, Capital One may terminate the merger agreement if North Fork has materially breached its “non-solicitation” obligations described under “The Merger Agreement—No Solicitation of Alternative Transactions,” or North Fork’s board has failed to recommend in the joint proxy statement the approval and adoption of the merger agreement, changed its recommendation to North Fork stockholders, recommended any alternative transaction proposals with third parties or failed to call a meeting of its stockholders.

North Fork may also terminate the merger agreement if Capital One has materially breached its obligation to call a meeting of Capital One stockholders, or failed to use its reasonable best efforts to obtain from its stockholders the vote in favor of the approval and adoption of the merger agreement.

North Fork Granted a Stock Option to Capital One (see pages [            ])

To induce Capital One to enter into the merger agreement, North Fork granted Capital One an option to purchase up to 91,959,209 shares of North Fork common stock at a price per share of $25.40; however, in no case may Capital One acquire more than 19.9% of the outstanding shares of North Fork common stock under this stock option agreement. Capital One cannot exercise the option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving North Fork and a third party. We do not know of any event that has occurred as of the date of this document that would allow Capital One to exercise the option. The option will expire upon termination of the merger.

The option could have the effect of discouraging a company from trying to acquire North Fork prior to completion of the merger or termination of the merger agreement. Upon the occurrence of certain triggering events, North Fork may be required to repurchase the option and any shares of North Fork common stock purchased under the option at a predetermined price, or Capital One may choose to surrender the option to North Fork for a cash payment of $585 million. In no event will the total profit received by Capital One with respect to this option exceed $730 million.

The North Fork stock option agreement is attached to this document as Annex B.

Capital One Granted a Stock Option to North Fork (see pages [            ])

To induce North Fork to enter into the merger agreement, Capital One granted North Fork an option to purchase up to 60,467,248 shares of Capital One common stock at a price per share of $89.92; however, in no case may North Fork acquire more than 19.9% of the outstanding shares of Capital One common stock under this stock option agreement. North Fork cannot exercise the option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Capital One and a third party. We do not know of any event that has occurred as of the date of this document that would allow North Fork to exercise the option. The option will expire upon termination of the merger.

The option could have the effect of discouraging a company from trying to acquire Capital One prior to completion of the merger or termination of the merger agreement. Upon the occurrence of certain triggering events, Capital One may be required to repurchase the option and any shares of Capital One common stock purchased under the option at a predetermined price, or North Fork may choose to surrender the option to Capital One for a cash payment of $585 million. In no event will the total profit received by North Fork with respect to this option exceed $730 million.

The Capital One stock option agreement is attached to this document as Annex C.

Appraisal Rights (see pages [            ])

Under Delaware law, if North Fork stockholders want to assert their right to dissent from the merger and seek the appraised value of their shares of North Fork common stock, North Fork stockholders must follow carefully the procedures described at Annex G, and summarized at pages [            ] of this document. Capital One stockholders are not entitled to appraisal rights in connection with the merger.

Capital One Will Hold its Special Meeting on [            ], 2006 (see page [        ])

The Capital One special meeting will be held at [            ], on [            ] at [            ] a.m., local time. At the special meeting, Capital One stockholders will be asked:

•	to approve and adopt the merger agreement;

•	to vote upon an adjournment or postponement of the Capital One special meeting, if necessary, to solicit additional proxies; and

•	to transact any other business as may properly be brought before the Capital One special meeting or any adjournment or postponement of the Capital One special meeting.

You can vote at the Capital One special meeting if you owned Capital One common stock at the close of business on [            ], 2006. On that date, there were [            ] shares of Capital One common stock outstanding and entitled to vote, approximately [            ]% of which were owned and entitled to be voted by Capital One directors and executive officers and their affiliates. You can cast one vote for each share of Capital One common stock you owned on that date. In order to approve and adopt the merger agreement, the holders of a majority of the outstanding shares of Capital One common stock entitled to vote must vote in favor of doing so.

North Fork Will Hold its Annual Meeting on [            ], 2006 (see page [        ])

The North Fork annual meeting will be held at [            ], on [            ] at [            ] a.m., local time. At the annual meeting, North Fork stockholders will be asked:

•	to approve and adopt the merger agreement;

•	to vote upon an adjournment or postponement of the North Fork annual meeting, if necessary, to solicit additional proxies;

•	to elect five directors to Class 1 of the board of directors;

•	to ratify the appointment of KPMG LLP as North Fork’s independent auditors for 2006; and

•	to transact any other business as may properly be brought before the North Fork annual meeting or any adjournment or postponement of the North Fork annual meeting.

The proposals to elect directors and to ratify the appointment of KPMG LLP as North Fork’s independent auditors for 2006 are described in detail under “Other Matters To Be Considered at North Fork’s Annual Meeting.”

You can vote at the North Fork annual meeting if you owned North Fork common stock at the close of business on [            ], 2006. On that date, there were [            ] shares of North Fork common stock outstanding and entitled to vote, approximately [            ]% of which were owned and entitled to be voted by North Fork directors and executive officers and their affiliates. You can cast one vote for each share of North Fork common stock you owned on that date. In order to approve and adopt the merger agreement, the holders of a majority of the outstanding shares of North Fork common stock entitled to vote must vote in favor of doing so.

Regulatory Approvals Required for the Merger (see pages [            ])

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals, including approval from the Federal Reserve Board and various state regulatory authorities.

Capital One and North Fork have completed, or will complete, filing all of the required applications and notices with regulatory authorities.

Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will get them.

The Merger Generally Will Be Tax-Free to Holders of North Fork Common Stock to the Extent They Receive Capital One Common Stock (see pages [            ])

The exchange by U.S. holders of North Fork common stock for Capital One common stock has been structured to be generally tax free for U.S. federal income tax purposes, except that:

•	U.S. holders of North Fork common stock that receive both cash and Capital One common stock generally will recognize gain, but not loss, to the extent of the cash received;

•	U.S. holders of North Fork common stock that receive only cash generally will recognize gain or loss; and

•	U.S. holders of North Fork common stock generally will recognize gain or loss with respect to cash received in lieu of fractional shares of Capital One common stock that the former North Fork stockholders would otherwise be entitled to receive.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Capital One common stock trades on the NYSE under the symbol “COF” and North Fork common stock trades on the NYSE under the symbol “NFB.” The following table presents the closing sale prices of Capital One common stock and North Fork common stock on March 10, 2006, the last trading day before we announced the merger agreement and [            ], 2006, the last practicable trading day prior to mailing this document. The table also presents the equivalent value of the merger consideration per share of North Fork common stock on those dates, calculated by multiplying the closing price of Capital One common stock on those dates by 0.3467 and [            ], respectively, each representing the fraction of a share of Capital One common stock that North Fork stockholders electing to receive Capital One common stock would receive in the merger for each share of North Fork common stock, assuming that the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending the day before the completion of the merger was the closing price of Capital One common stock on March 10, 2006 and [            ] 2006, respectively, and assuming no proration.

Date	Capital One Closing Price		North Fork Closing Price		Equivalent Per Share Value
March 10, 2006		$89.92		$25.40		$31.18
[ ], 2006	$		$		$

The market prices of both Capital One common stock and North Fork common stock will fluctuate prior to the merger. You should obtain current stock price quotations for Capital One common stock and North Fork common stock.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Unaudited Comparative Per Share Data

The table on the following page shows historical information about Capital One’s and North Fork’s respective earnings per share, dividends per share and book value per share, and preliminary pro forma information, which reflects the merger of Capital One with Hibernia (which was completed on November 16, 2005) and the North Fork merger at and for the three months ended March 31, 2006 and for the year ended December 31, 2005. In presenting the comparative preliminary pro forma information for the period shown, it is assumed that the companies had been combined as of or throughout those periods.

The Hibernia merger was and the North Fork merger will be accounted for using the purchase method of accounting, with Capital One treated as the acquiror. Under this method of accounting, the assets and liabilities of Hibernia were and the assets and liabilities of North Fork will be recorded by Capital One at their respective fair values as of the merger completion date.

The information listed as equivalent pro forma for North Fork was obtained by multiplying the pro forma amounts listed by Capital One by 0.3467, which is the fraction of a share of Capital One common stock that North Fork stockholders who receive stock in the merger would receive for each share of North Fork common stock, assuming no proration and assuming the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending the day before the completion of the merger was $89.92, which was the closing price of Capital One common stock on March 10, 2006, the last trading day before announcement of the transaction. The actual fraction of a share of Capital One common stock that North Fork stockholders who receive stock in the merger will receive may differ depending on the average of the closing stock prices for Capital One common stock during the five trading days ending immediately before completion of the merger.

The preliminary pro forma financial information includes estimated adjustments to record the assets and liabilities of North Fork at their respective fair values based on management’s best estimate using the information available at this time and includes the actual adjustments to record the assets and liabilities of Hibernia at their respective fair values at November 16, 2005, the completion date of the Hibernia merger. The preliminary pro forma adjustments may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the North Fork purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of North Fork’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price adjustments may differ materially from the preliminary pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of North Fork as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

It is anticipated that the mergers will provide Capital One with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the preliminary pro forma information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the transaction and factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed merger completion date are not included. The preliminary pro forma financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined as of or at the beginning of each period presented nor does it indicate future results.

The information in the following tables is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Capital One and North Fork, which are incorporated into this document by reference.

	Three Months Ended March 31, 2006	Year Ended December 31, 2005
Capital One
Basic earnings per common share
Historical	$2.95	$6.98
Pro forma	2.49	6.35
Diluted earnings per common share
Historical	2.86	6.73
Pro forma	2.42	6.16
Dividends declared on common stock
Historical	0.03	0.11
Pro forma	0.03	0.11
Book value per common share
Historical	50.06	46.97
Pro forma	60.60	—
North Fork
Basic earnings per common share
Historical	0.46	2.03
Equivalent pro forma	0.86	2.20
Diluted earnings per common share
Historical	0.46	2.01
Equivalent pro forma	0.84	2.14
Dividends declared on common stock
Historical	0.25	0.91
Equivalent pro forma	0.01	0.04
Book value per common share
Historical	19.30	19.28
Equivalent pro forma	21.01	—

Reconciliation to GAAP Financial Measures for Capital One

Capital One’s consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) are referred to as its “reported” financial statements. Loans included in securitization transactions which qualify as sales under GAAP have been removed from Capital One’s “reported” balance sheet. However, servicing fees, finance charges, and other fees, net of charge-offs, and interest paid to investors of securitizations are recognized as servicing and securitizations income on the “reported” income statement.

Capital One’s “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under GAAP. Capital One generates earnings from its “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Capital One’s “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which it originated. For this reason, Capital One believes the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

As of and for the three months ended March 31, 2006

(Dollars in thousands)	Total Reported	Securitization Adjustments(1)	Total Managed(2)
Income Statement Measures
Net interest income	$1,206,877	$1,028,093	$2,234,970
Non-interest income	1,858,251	(636,057)	1,222,194
Total revenue	3,065,128	392,036	3,457,164
Provision for loan losses	170,270	392,036	562,306
Net charge-offs	300,467	392,036	692,503

Balance Sheet Measures
Loans	$58,118,659	$45,788,117	$103,906,776
Total assets	89,273,079	45,257,154	134,530,233
Average loans	58,142,418	46,467,782	104,610,200
Average earning assets	78,147,484	44,255,018	122,402,502
Average total assets	88,894,594	45,902,460	134,797,054
Delinquencies	1,558,880	1,480,278	3,039,158

(1)	Income statement adjustments reclassify the following from Non-interest income: the net of finance charges and fees of $1,363.5 million, past due fees of $256.4 million, other interest income of $(61.7) million and interest expense of $530.2 million reclassified to Net interest income; and net charge-offs of $392.0 million reclassified to Provision for loan losses.

(2)	The managed loan portfolio does not include auto loans which have been sold in whole loan sale transactions where Capital One has retained servicing rights.

As of and for the Year Ended December 31, 2005

(Dollars in thousands)	Total Reported	Securitization Adjustments(1)	Total Managed(2)
Income Statement Measures
Net interest income	$3,680,242	$3,975,212	$7,655,454
Non-interest income	6,358,105	(1,798,707)	4,559,398
Total revenue	10,038,347	2,176,505	12,214,852
Provision for loan losses	1,491,072	2,176,505	3,667,577
Net charge-offs	1,446,649	2,176,505	3,623,154

Balance Sheet Measures
Loans	$59,847,681	$45,679,810	$105,527,491
Total assets	88,701,411	45,084,125	133,785,536
Average loans	40,734,237	44,530,786	85,265,023
Average earning assets	55,497,599	42,560,161	98,057,760
Average total assets	61,360,500	43,991,487	105,351,987
Delinquencies	1,879,008	1,544,812	3,423,820

(1)	Income statement adjustments reclassify the following from Non-interest income: the net of finance charges and fees of $5.1 billion, past due fees of $1.0 billion, other interest income of $(0.2) billion and interest expense of $1.9 billion reclassified to Net interest income; and net charge-offs of $2.2 billion reclassified to Provision for loan losses.

(2)	The managed loan portfolio does not include auto loans which have been sold in whole loan sale transactions where Capital One has retained servicing rights.

The following tables show summarized historical financial data for Capital One and North Fork. The historical financial data show the financial results actually achieved by Capital One and North Fork for the periods indicated.

Capital One Financial Corporation

Selected Historical Financial and Operating Data

	For the Three Months Ended March 31,		For the Year Ended December 31,
(Dollars in millions, Except Per Share Data)	2006	2005	2005	2004	2003	2002	2001
Income Statement Data:
Interest income	$1,878.6	$1,336.2	$5,726.9	$4,794.4	$4,367.7	$4,180.8	$2,921.1
Interest expense	671.7	475.7	2,046.6	1,791.4	1,582.6	1,461.7	1,171.0
Net interest income	1,206.9	860.5	3,680.3	3,003.0	2,785.1	2,719.1	1,750.1
Provision for loan losses	170.3	259.6	1,491.1	1,220.9	1,517.5	2,149.3	1,120.5
Net interest income after provision for loan losses	1,036.6	600.9	2,189.2	1,782.1	1,267.6	569.8	629.6
Non-interest income	1,858.3	1,516.0	6,358.1	5,900.2	5,415.9	5,466.8	4,463.8
Non-interest expense	1,573.5	1,327.8	5,718.3	5,322.2	4,856.7	4,585.6	4,058.0
Income before income taxes and cumulative effect of accounting change	1,321.4	789.1	2,829.0	2,360.1	1,826.8	1,451.0	1,035.4
Income taxes	438.1	282.5	1,019.9	816.6	676.0	551.4	393.4
Income before cumulative effect of accounting change	883.3	506.6	1,809.1	1,543.5	1,150.8	899.6	642.0
Cumulative effect of accounting change, net of taxes of $8.8	—	—	—	—	15.0	—	—
Net income	$883.3	$506.6	$1,809.1	$1,543.5	$1,135.8	$899.6	$642.0
Dividend payout ratio	0.91%	1.30%	1.52%	1.66%	2.14%	2.61%	3.48%
Per Common Share:
Basic earnings per share	$2.95	$2.08	$6.98	$6.55	$5.05	$4.09	$3.06
Diluted earnings per share	2.86	1.99	6.73	6.21	4.85	3.93	2.91
Dividends	0.03	0.03	0.11	0.11	0.11	0.11	0.11
Book value as of year-end	50.06	35.62	46.97	33.99	25.75	20.44	15.33
Selected Period-End Reported Balances:
Liquidity portfolio	$18,521.9	$9,919.8	$16,399.3	$10,384.1	$7,464.7	$5,064.9	$3,467.4
Loans	58,118.7	37,959.2	59,847.7	38,215.6	32,850.3	27,343.9	20,921.0
Allowance for loan losses	(1,675.0)	(1,440.0)	(1,790.0)	(1,505.0)	(1,595.0)	(1,720.0)	(840.0)
Total assets	89,273.1	55,631.6	88,701.4	53,747.3	46,283.7	37,382.4	28,184.0
Interest-bearing deposits	43,303.1	25,854.0	43,092.1	25,636.8	22,416.3	17,326.0	12,839.0
Borrowings	22,270.8	17,119.7	22,278.1	16,511.8	14,812.6	11,930.7	9,330.8
Stockholders’ equity	15,169.2	8,979.7	14,128.9	8,388.2	6,051.8	4,623.2	3,323.5
Selected Average Reported Balances:
Liquidity portfolio	$17,792.3	$10,825.0	$12,792.7	$10,528.6	$6,961.2	$4,467.7	$3,038.4
Loans	58,142.4	38,203.9	40,734.2	34,265.7	28,677.6	25,036.0	17,284.3
Allowance for loan losses	(1,789.4)	(1,509.9)	(1,482.9)	(1,473.0)	(1,627.0)	(1,178.2)	(637.8)
Total assets	88,894.6	56,287.7	61,360.5	50,648.1	41,195.4	34,201.7	23,346.3
Interest-bearing deposits	43,356.5	25,654.7	28,370.7	24,313.3	19,768.0	15,606.9	10,373.5
Borrowings	22,172.1	17,606.6	18,031.9	15,723.6	12,978.0	11,381.1	8,056.7
Stockholders’ equity	14,612.1	8,567.6	10,594.3	7,295.5	5,323.5	4,148.2	2,781.2
Reported Metrics:
Net interest margin	6.18%	6.76%	6.63%	6.44%	7.45%	8.73%	8.45%
Delinquency rate	2.68	3.47	3.14	3.85	4.79	6.12	4.84
Net charge-off rate	2.07	3.46	3.55	3.78	5.74	5.03	4.76
Return on average assets	3.97	3.60	2.95	3.05	2.76	2.63	2.75
Return on average equity	24.18	23.65	17.08	21.16	21.34	21.69	23.08
Average equity to average assets	16.44	15.22	17.27	14.40	12.92	12.13	11.91
Allowance for loan losses to loans	2.88	3.79	2.99	3.94	4.86	6.29	4.02
Managed Metrics:
Net interest margin	7.30%	7.87%	7.81%	7.88%	8.64%	9.23%	9.40%
Delinquency rate	2.92	3.45	3.24	3.82	4.46	5.60	4.95
Net charge-off rate	2.65	4.13	4.25	4.41	5.86	5.24	4.65
Return on average assets	2.62	2.04	1.72	1.73	1.52	1.47	1.54
Average loans	$104,610.2	$81,652.5	$85,265.0	$73,711.7	$62,911.9	$52,799.6	$35,612.3
Period-end loans	$103,906.8	$81,592.0	$105,527.5	$79,861.3	$71,244.8	$59,746.5	$45,264.0
Capital Ratios (regulatory filing basis):
Tier 1 risk-based capital ratio(1)	14.94%	16.52%	13.25%	16.85%	n/a	n/a	n/a
Total risk-based capital ratio(1)	17.16	18.99	15.44	19.35	n/a	n/a	n/a
Tier 1 leverage ratio(1)	13.04	15.12	14.21	15.38	n/a	n/a	n/a

(1)	Effective October 1, 2004 Capital One registered as a bank holding company (“BHC”).

North Fork Bancorporation, Inc.

Selected Historical Financial and Operating Data

	For the Three Months Ended March 31,		For the Year Ended December 31,
(Dollars in millions, Except Per Share Data)	2006	2005	2005	2004	2003	2002	2001
Income Statement Data:
Interest income	$698.1	$691.2	$2,778.5	$1,578.1	$1,110.9	$1,190.0	$1,110.5
Interest expense	280.7	219.9	968.6	402.9	295.4	348.2	444.5
Net interest income	417.4	471.3	1,809.9	1,175.2	815.5	841.8	666.0
Provision for loan losses	9.0	9.0	36.0	27.2	26.2	25.0	17.8
Net interest income after provision for loan losses	408.4	462.3	1,773.9	1,148.0	789.3	816.8	648.2
Non-interest income	168.1	182.9	705.5	248.5	155.8	124.1	108.9
Non-interest expense	258.2	246.7	1,024.9	555.8	345.9	305.2	251.0
Income before income taxes	318.3	398.5	1,454.5	840.7	599.2	635.7	506.1
Income taxes	108.2	139.5	505.7	287.7	202.8	218.8	174.6
Net income	$210.1	$259.0	$948.8	$553.0	$396.4	$416.9	$331.5
Dividend payout ratio	55%	41%	46%	47%	43%	39%	43%
Per Common Share:
Basic earnings per share	$0.46	$0.56	$2.03	$1.88	$1.75	$1.74	$1.38
Diluted earnings per share	0.46	0.55	2.01	1.85	1.73	1.72	1.37
Dividends	0.25	0.22	0.91	0.84	0.74	0.67	0.58
Book value as of period-end	19.30	18.89	19.28	18.78	6.46	6.36	5.88
Selected Period-End Reported Balances:
Liquidity portfolio	$10,863.8	$15,158.2	$11,425.0	$15,677.6	$7,339.9	$8,891.4	$5,771.2
Loans	38,393.1	37,207.8	37,591.5	36,229.3	12,345.3	11,369.1	10,399.7
Allowance for loan losses	(221.3)	(215.3)	(217.9)	(211.1)	(122.7)	(115.0)	(103.8)
Total assets	57,705.4	60,780.4	57,616.9	60,667.1	20,969.4	21,420.8	17,239.8
Interest-bearing deposits	30,253.1	29,430.9	28,977.3	28,074.1	11,036.0	9,775.0	8,600.6
Borrowings	10,276.7	14,416.1	11,178.0	16,099.3	3,964.6	6,176.8	3,944.3
Stockholders’ equity	8,945.7	9,008.2	9,002.2	8,881.1	1,478.5	1,514.1	1,437.0
Selected Average Reported Balances:
Liquidity portfolio	$11,159.9	$15,282.1	$13,567.2	$10,243.2	$8,020.3	$6,575.7	$4,796.7
Loans	37,940.4	36,275.7	37,628.6	19,242.7	11,794.2	10,946.2	9,829.9
Allowance for loan losses	(221.0)	(214.7)	(219.1)	(152.6)	(118.9)	(110.3)	(94.5)
Total assets	57,374.9	60,206.9	59,655.0	32,900.1	21,336.1	18,864.5	15,635.9
Interest-bearing deposits	29,606.5	28,738.6	29,357.7	16,700.2	10,488.3	9,246.2	7,869.5
Borrowings	10,808.3	14,877.4	13,047.2	6,853.2	5,294.3	4,675.7	3,988.9
Stockholders’ equity	8,971.5	9,017.4	9,160.7	3,684.5	1,515.8	1,652.9	1,417.4
Selected Metrics:
Net interest margin(1)	3.56%	3.79%	3.63%	4.09%	4.24%	4.93%	4.69%
Delinquency rate	0.65	1.02	0.67	1.10	0.69	1.03	1.10
Net charge-off rate	0.06	0.05	0.09	0.13	0.16	0.13	0.11
Return on average assets	1.49	1.74	1.59	1.68	1.86	2.21	2.12
Return on average equity	9.50	11.65	10.36	15.01	26.15	25.22	23.39
Allowance for loan losses to loans	0.58	0.58	0.58	0.58	0.99	1.01	1.00
Capital Ratios (regulatory filing basis):
Tier 1 risk-based capital ratio	9.92%	10.35%	10.26%	9.90%	10.49%	11.43%	11.82%
Total risk-based capital ratio	12.30	12.90	12.73	12.50	15.53	16.77	12.81
Tier 1 leverage ratio	6.86	6.48	6.70	6.22	6.47	6.46	7.68

(1)	Net interest margin is calculated on a tax equivalent basis for interest income which includes the additional amount of interest income that would have been earned if investment in certain tax-exempt interest earning assets had been made in tax-exempt assets subject to federal, state, and local income taxes yielding the same after-tax income.

The following table shows summarized preliminary pro forma selected financial data reflecting the mergers of Capital One with Hibernia and with North Fork. The preliminary unaudited pro forma balance sheet metrics assume the North Fork merger was completed as of March 31, 2006. The preliminary pro forma income statement metrics assume the North Fork and Hibernia mergers were completed as of the beginning of the periods presented.

Capital One, Hibernia, and North Fork

Preliminary Pro Forma Selected Financial and Operating Data

(Dollars in millions, Except Per Share Data)	For the Three Months Ended March 31, 2006	For the Year Ended December 31, 2005
Income Statement Data:
Interest income	$2,575.9	$9,543.0
Interest expense	1,024.0	3,684.4
Net interest income	1,551.9	5,858.6
Provision for loan losses	179.3	1,764.9
Net interest income after provision for loan losses	1,372.6	4,093.7
Non-interest income	2,025.3	7,439.9
Non-interest expense	1,893.0	7,661.2
Income before income taxes	1,504.9	3,872.4
Income taxes	499.1	1,381.4
Minority interest, net of income tax expense		(0.1)
Net income	$1,005.8	$2,491.1
Dividend payout ratio	1.08%	1.74%
Per Common Share:
Net income per share	$2.49	$6.35
Net income per share assuming dilution	2.42	6.16
Dividends	0.03	0.11
Book value	60.60	—
Selected Period End Reported Balances:
Liquidity portfolio	$28,385.4	—
Loans	96,255.3	—
Allowance for loan losses	(1,896.3)	—
Total assets	152,591.8	—
Deposits	85,490.4	—
Borrowings	36,668.0	—
Equity	24,700.5	—
Selected Ratios (Reported):
Net interest margin	4.93%	—
Delinquency rate	1.88	—
Net charge-off rate	1.28	—
Return on assets	2.65	—
Return on equity	16.66	—
Allowance for loan losses to loans	1.97	—
Selected Ratios (Managed):
Net interest margin	6.06%	—
Delinquency rate	2.31	—
Net charge-off rate	1.96	—
Return on assets	2.03	—
Capital Ratios (regulatory filing basis):
Tier 1 risk-based capital ratio	8.91%	—
Total risk-based capital ratio	12.21	—
Tier 1 leverage ratio	7.27	—

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, North Fork’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the matters addressed under the heading “Forward-Looking Statements” beginning on page [    ] of this document, you should carefully consider the following risk factors in deciding whether to vote to approve and adopt the merger agreement.

Because the Market Price of Capital One Common Stock Will Fluctuate, North Fork Stockholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of North Fork common stock will be converted into the right to receive merger consideration consisting of shares of Capital One common stock and/or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by North Fork stockholders will be based on the average closing price of Capital One common stock on the NYSE during the five trading days ending on the day before the completion of the merger. This average price may vary from the closing price of Capital One common stock on the date we announced the merger, on the date that this document was mailed to Capital One stockholders and North Fork stockholders and on the date of the meetings of the Capital One and North Fork stockholders. Any change in the market price of Capital One common stock prior to completion of the merger will affect the value of the merger consideration that North Fork stockholders will receive upon completion of the merger. Accordingly, at the time of the North Fork annual meeting and prior to the election deadline, North Fork stockholders will not necessarily know or be able to calculate the amount of the cash consideration they would receive or the exchange ratio used to determine the number of any shares of Capital One common stock they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of either company’s stockholders solely because of changes in the market prices of either company’s stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Capital One common stock and for shares of North Fork common stock.

We May Fail To Realize All of the Anticipated Benefits of the Merger.

The success of the merger will depend, in part, on our ability to realize the anticipated cost and revenue synergies and other benefits from combining the businesses of Capital One and North Fork. However, to realize these anticipated benefits, we must successfully combine the businesses of Capital One and North Fork. If we are not able to achieve these objectives, the anticipated cost and revenue synergies and other benefits of the merger may not be realized fully or at all or may take longer to realize than expected. We may fail to realize some or all of the anticipated benefits of the transaction in the amounts and times projected for a number of reasons, including that the integration may take longer than anticipated, be more costly than anticipated or have unanticipated adverse results relating to North Fork’s or Capital One’s existing businesses or customer base.

Capital One and North Fork have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Capital One has not yet fully completed its integration of Hibernia’s businesses and operations into those of Capital One following Capital One’s 2005 acquisition of Hibernia, and although Capital One does not expect this to have an adverse effect on Capital One’s ability to successfully complete its integration with North Fork, there is no guarantee that this will be the case. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Capital One and North Fork during the transition period and on the combined company following completion of the merger. These integration matters, as well as other changes unrelated to the merger that may occur in the business of Capital One or North Fork during the period between now and the completion of the merger, could have an adverse effect on each of Capital One and North Fork during the transition period and on the combined company and could result in lower than expected revenues or higher than expected costs following completion of the merger.

The Market Price of Capital One Common Stock after the Merger May Be Affected by Factors Different from Those Affecting the Shares of Capital One or North Fork Currently.

The businesses of Capital One and North Fork differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Capital One or North Fork. For a discussion of the businesses of Capital One and North Fork and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.”

The Fairness Opinions Obtained by Capital One and North Fork from their Respective Financial Advisors Will Not Reflect Changes in Circumstances between Signing the Merger Agreement and the Merger.

Capital One and North Fork have not obtained updated opinions as of the date of this document from JPMorgan, Capital One’s financial advisor, or Sandler O’Neill or Keefe Bruyette, North Fork’s financial advisors. Changes in the operations and prospects of Capital One or North Fork, general market and economic conditions and other factors which may be beyond the control of Capital One and North Fork, and on which the fairness opinions were based, may alter the value of Capital One or North Fork or the prices of shares of Capital One common stock or North Fork common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. Because Capital One and North Fork currently do not anticipate asking their respective financial advisors to update their opinions, the March 12, 2006 opinions do not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinions that Capital One and North Fork received from their respective financial advisors, please refer to “The Merger—Opinion of J.P. Morgan Securities Inc.—Financial Advisor to Capital One” and “The Merger—Opinions of Financial Advisors to North Fork.” For a description of the other factors considered by the boards of directors of Capital One and North Fork in determining to approve the merger, please refer to “The Merger—Capital One’s Reasons for the Merger; Recommendation of Capital One’s Board of Directors” and “The Merger—North Fork’s Reasons for the Merger; Recommendation of North Fork’s Board of Directors.”

The Merger Agreement Limits North Fork’s Ability to Pursue Alternatives to the Merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit North Fork’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of North Fork. Although North Fork’s board of directors is permitted to take these actions in connection with receipt of a competing acquisition proposal if it determines that the failure to do so would violate its fiduciary duties, taking such actions or similar actions (including withdrawing or modifying in a way adverse to Capital One its recommendation to North Fork stockholders that they vote in favor of the merger, or recommending any other acquisition proposal) would entitle Capital One to terminate the merger agreement and may entitle Capital One to exercise its option to acquire up to 91,959,209 shares of North Fork common stock under the North Fork stock option agreement. See “The Merger Agreement—No Solicitation of Alternative Transactions” and “The Stock Option Agreements.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of North Fork from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire North Fork than it might otherwise have proposed to pay.

North Fork Stockholders May Receive a Form of Consideration Different From What They Elect.

While each North Fork stockholder may elect to receive all cash or all Capital One common stock in the merger, the pools of cash and Capital One common stock available for all North Fork stockholders will be fixed amounts (subject to increase in the available number of shares of Capital One common stock as a result of exercise of outstanding North Fork stock options, upon vesting of other stock-settled awards or as otherwise permitted by the merger agreement prior to the completion of the merger). As a result, if either a cash or stock election proves to be more popular among North Fork stockholders, you are a North Fork stockholder and you choose the election that is more popular, you might receive a portion of your consideration in the form you did not elect.

If You Are a North Fork Stockholder and You Tender Shares of North Fork Common Stock to Make an Election, You Will Not Be Able to Sell Those Shares, Unless You Revoke Your Election Prior to the Election Deadline.

If you are a registered North Fork stockholder and want to make a valid cash or stock election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery), and a properly completed and signed form of election to the exchange agent. Since the actual election deadline is not currently known, Capital One and North Fork will issue a press release announcing the date of the election deadline at least five business days before that deadline. For further details on the determination of the election deadline, see “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Form of Election.” The election deadline may be significantly in advance of the closing of the merger. You will not be able to sell any shares of North Fork common stock that you have delivered as part of your election unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in North Fork common stock for any reason until you receive cash and/or Capital One common stock in the merger. In the time between the election deadline and the closing of the merger, the trading price of North Fork or Capital One common stock may decrease, and you might otherwise want to sell your shares of North Fork common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

If Capital One Does Not Pursue the Announced $3.0 Billion Share Repurchase as Expected, the Merger Could Be More Dilutive or Less Accretive to Earnings Per Share of the Combined Company.

In considering whether to approve the proposed merger, the Capital One board of directors considered various financial analyses of the potential impact of the merger on the financial performance of the combined company. These analyses were based on earnings per share estimates from Institutional Brokers Estimate System, or I/B/E/S, and various assumptions as to, among other things, the amount and times in which revenue and cost synergies and the other anticipated benefits would be recognized. These analyses indicated that Capital One would be expected to generate sufficient capital during 2007 and 2008 to permit a $3.0 billion share repurchase during that time period. To the extent the anticipated capital is not available, or to the extent available and not used to effect the announced repurchase or otherwise invested in a less accretive manner, the merger may be more dilutive or less accretive to the earnings per share of the combined company. See “Summary—Dividend Policy of Capital One; Anticipated Capital One Share Repurchase; Dividends from North Fork” beginning on page [    ] and “The Merger—Capital One’s Reasons for the Merger; Recommendation of Capital One’s Board of Directors” beginning on page [    ].

Certain Provisions of Capital One’s Certificate of Incorporation and By-Laws May Prevent or Delay Future Transactions or Other Changes that Stockholders in the Combined Company May Believe Are Desirable.

Following completion of the merger, the rights of former North Fork stockholders who receive the stock consideration will be governed by the Capital One Certificate of Incorporation and By-laws, in addition to the provisions of Delaware law. The Certificate of Incorporation and By-laws of Capital One contain provisions that are in addition to, or different from, the provisions set forth in the North Fork Certificate of Incorporation and By-laws and these provisions could prevent or delay future transactions or other changes that the combined company’s stockholders may believe to be in their best interests. Some of the provisions also may make it difficult for stockholders to replace incumbent directors with new directors who may be willing to entertain changes that stockholders may believe will lead to improvements in the combined company’s business. These additional or different provisions include:

•	a prohibition on stockholders acting by written consent in lieu of a meeting;

•	the removal of directors only for cause and by the affirmative vote of at least 80% of the outstanding voting power;

•	higher stockholder voting requirements for some transactions, including business combinations with related parties (i.e., a “fair price provision”);

•	a provision requiring the affirmative vote of at least 80% of the outstanding voting power for the stockholders to adopt, amend or repeal any Capital One by-laws; and

•	a provision requiring the affirmative vote of at least 80% of the outstanding voting power to adopt certain amendments to the Capital One certificate of incorporation, including any amendment concerning the right of the board or stockholders to amend the by-laws; the prohibition on stockholder action by written consent; the number, election, classification and removal of directors; and the vote required for certain business combinations.

See “Comparative Rights of Capital One and North Fork Stockholders” on page [    ] for more information regarding the differences between the rights of Capital One stockholders and North Fork stockholders.

Capital One and North Fork Executive Officers and Directors Have Financial Interests in the Merger that Are Different from, or in Addition to, the Interests of Capital One and North Fork Stockholders.

Executive officers of Capital One and North Fork negotiated the terms of the merger agreement, and Capital One’s and North Fork’s boards of directors unanimously approved and recommended that their respective stockholders vote to approve and adopt the merger agreement. In considering these facts and the other information contained in this document, you should be aware of the following:

•

the interests of the executive officers of North Fork, who are also directors of North Fork, in the merger are different from, or in addition to, those of North Fork stockholders. The executive officers are expected to receive certain compensation and benefits in connection with the merger. The aggregate amount of compensation and benefits, consisting of payments under existing change-in-control agreements, the value of North Fork stock to be vested or settled and supplemental retirement contributions, is equal to approximately $91 million for Mr. Kanas, $53 million for Mr. Bohlsen and $33 million for Mr. Healy. Income and/or excise tax gross-ups are to be paid on the executive officer’s behalf in connection with the payment or delivery of certain stock and retirement benefits pursuant to the terms of the existing agreements. Based on the estimated value of these stock and retirement benefits, the tax gross-ups payable to the applicable tax authorities will be approximately $123 million for Mr. Kanas, $41 million for Mr. Bohlsen and $26 million for Mr. Healy. In addition, upon completion of the merger Mr. Kanas will serve as the President of Capital One’s banking business and Capital One will take the actions as may be reasonably required to appoint Mr. Kanas to its board of directors, and

Mr. Bohlsen will serve as an executive vice president of Capital One’s banking business. In connection with such future services, each of Messrs. Kanas and Bohlsen will be granted Capital One restricted common stock upon completion of the merger with a grant date value of $24 million and $18 million, respectively. Please see “Summary—Interests of North Fork Executive Officers and Directors in the Merger” and “The Merger—Interests of North Fork Executive Officers and Directors in the Merger” for further information about these interests.

•	J. Herbert Boydstun, a Capital One executive officer, has financial interests in the merger that are different from, or in addition to, the interests of Capital One’s stockholders. Please see “Summary—Interests of a Capital One Executive Officer in the Merger” and “The Merger—Interests of a Capital One Executive Officer in the Merger” for further information about these interests.

The Unaudited Pro Forma Financial Data Included in this Document is Preliminary and the Combined Company’s Actual Financial Position and Results of Operations May Differ Materially from the Unaudited Pro Forma Financial Data Included in this Document.

The unaudited pro forma financial data in this document are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. These data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to North Fork’s net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of North Fork as of the date of the completion of the merger. In addition, subsequent to the merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document. See “Preliminary Unaudited Pro Forma Condensed Combined Financial Information” on page [    ] for more information.

The Merger is subject to the Receipt of Consents and Approvals from Government Entities that May Impose Conditions that Could Have an Adverse Effect on Capital One

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board and various bank regulatory, insurance and other authorities in the United States. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. While Capital One and North Fork do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Capital One following the merger, any of which might have a material adverse effect on Capital One following the merger. Capital One is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on North Fork or Capital One, measured relative to North Fork, but Capital One could choose to waive this condition.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Capital One, North Fork and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Capital One or North Fork to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of each of Capital One and North Fork that are incorporated herein by reference, as well as the following:

•	those risks and uncertainties we discuss or identify in our public filings with the SEC;

•	the risk that the businesses of Capital One and North Fork will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	revenues following the merger may be lower than expected;

•	competitive pressure among financial services companies increases significantly;

•	general economic conditions are less favorable than expected;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	changes in both companies’ businesses during the period between now and the completion of the merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or regulatory environments, requirements or changes adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Capital One or North Fork or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Capital One and North Fork undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING OF CAPITAL ONE STOCKHOLDERS

General

This document is being furnished to Capital One stockholders in connection with the solicitation of proxies by the Capital One board of directors to be used at the special meeting of Capital One stockholders to be held on [                    ], 2006 at [            ], local time, at [            ], and at any adjournment or postponement of that meeting. This document and the enclosed form of proxy are being sent to Capital One stockholders on or about [                    ], 2006.

Record Date and Voting

The Capital One board of directors has fixed the close of business on [                    ], 2006 as the record date for determining the holders of shares of Capital One common stock entitled to receive notice of and to vote at the Capital One special meeting. Only holders of record of shares of Capital One common stock at the close of business on that date will be entitled to vote at the Capital One special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [            ] shares of Capital One common stock outstanding, held by approximately [            ] holders of record.

Each holder of shares of Capital One common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Capital One special meeting and at any adjournment or postponement of that meeting. In order for Capital One to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Capital One common stock entitled to vote at the Capital One special meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or telephone) that is received at or prior to the Capital One special meeting (and not revoked as described below).

If your proxy card is properly executed and received by Capital One in time to be voted at the Capital One special meeting, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Capital One with any instructions, your shares will be voted “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment or postponement of the Capital One special meeting that may be necessary to solicit additional proxies.

If your shares are held in “street name” by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares, which will have the same effect as a vote against the approval and adoption of the merger agreement.

If you participate in the Capital One Associate Savings Plan (the “Savings Plan”), you may vote the number of shares equivalent to your interest in the Capital One Pooled Stock Fund as credited to your account on the record date. You may vote by giving instructions to Ameriprise Financial, Inc., the trustee, via the voting instruction card being mailed with these materials to plan participants, by telephone or via the Internet. The trustee will vote your shares in accordance with your duly executed instructions, if you meet the deadline for submitting your vote. This deadline may be earlier than the deadline generally applicable to Capital One stockholders. If you do not send instructions, the trustee will not vote the share equivalents credited to your account.

Vote Required

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Capital One common stock. Shares of Capital One common stock as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of Capital One stockholders on the merger agreement is based upon the number of outstanding shares of Capital One common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Capital One special meeting or the abstention from voting by Capital One stockholders, or the failure of any Capital One stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as an “AGAINST” vote with respect to the approval and adoption of the merger agreement.

As of the record date:

•	Capital One directors and executive officers and their affiliates owned and were entitled to vote approximately [ ] shares of Capital One common stock, representing approximately [ ]% of the outstanding shares of Capital One common stock; and

•	North Fork directors and executive officers and their affiliates owned and were entitled to vote less than [ ]% of the outstanding shares of Capital One common stock. North Fork owns [ ] shares of Capital One common stock.

We currently expect that Capital One’s and North Fork’s directors and executive officers will vote their shares of Capital One common stock “FOR” approval and adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

Approval of any proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the shares of Capital One common stock represented at the Capital One special meeting, whether or not a quorum is present.

Revocability of Proxies

The presence of a Capital One stockholder at the Capital One special meeting will not automatically revoke that Capital One stockholder’s proxy. However, a Capital One stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation to the Capital One corporate secretary that is received prior to the meeting;

•	submitting another proxy by telephone, via the Internet or by mail that is dated later than the original proxy and that is received prior to the meeting; or

•	attending the Capital One special meeting and voting in person if your shares of Capital One common stock are registered in your name rather than in the name of a broker, bank or other nominee.

If your shares of Capital One common stock are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy. If shares of Capital One common stock are credited to your account in the Savings Plan and you wish to change your voting instructions with respect to such shares, you must follow the directions for changing voting instructions set forth in the additional materials delivered to you regarding voting these shares.

Voting Electronically or by Telephone

In addition to voting by submitting your proxy card by mail, Capital One stockholders of record and many stockholders who hold their shares of Capital One common stock through a broker or bank will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Capital One’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Capital One stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www.computershare.com/expressvote and following the instructions; or

•	by telephone by calling the toll-free number (800) 652-8683 on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Capital One may solicit proxies for the Capital One special meeting from Capital One stockholders personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. Capital One also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. Capital One has also made arrangements with Innisfree M&A Incorporated to assist in soliciting proxies and has agreed to pay them $70,000 ($20,000 of which is payable upon approval of the merger by the Capital One stockholders), plus reasonable expenses, for these services.

Capital One and North Fork will share equally the expenses incurred in connection with the printing and mailing of this document.

THE ANNUAL MEETING OF NORTH FORK STOCKHOLDERS

General

This document is being furnished to North Fork stockholders in connection with the solicitation of proxies by the North Fork board of directors to be used at the annual meeting of North Fork stockholders to be held on [                    ] at [            ] a.m., local time, at [                                                 ], and at any adjournment or postponement of that meeting. This document and the enclosed form of proxy are being sent to North Fork stockholders on or about [                    ], 2006.

Record Date and Voting

The North Fork board of directors has fixed the close of business on [                    ], 2006 as the record date for determining the holders of shares of North Fork common stock entitled to receive notice of and to vote at the North Fork annual meeting. Only holders of record of shares of North Fork common stock at the close of business on that date will be entitled to vote at the North Fork annual meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [                    ] shares of North Fork common stock outstanding, held by approximately [            ] holders of record.

Each holder of shares of North Fork common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the North Fork annual meeting and at any adjournment or postponement of that meeting. In order for North Fork to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of North Fork common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or telephone) that is received at or prior to the meeting (and not revoked as described below).

If your proxy card is properly executed and received by North Fork in time to be voted at the North Fork annual meeting, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide North Fork with any instructions, your shares will be voted “FOR” the approval and adoption of the merger agreement, “FOR” any adjournment or postponement of the North Fork annual meeting that may be necessary to solicit additional proxies, “FOR” the North Fork board’s nominees for election to Class 1 of the North Fork board of directors listed in “Other Matters To Be Considered at North Fork’s Annual Meeting” and “FOR” the ratification of the appointment of KPMG LLP as North Fork’s independent auditor for 2006.

If your shares are held in “street name” by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares, which will have the same effect as a vote against the approval and adoption of the merger agreement.

Vote Required

At the North Fork annual meeting, North Fork stockholders will be asked to vote on the following proposals, which require different percentages of votes in order to approve them:

•	the proposal to approve and adopt the merger agreement with Capital One, which requires the affirmative vote of the holders of a majority of the outstanding shares of North Fork common stock;

•	the proposal to elect directors, as described under “Other Matters To Be Considered at North Fork’s Annual Meeting,” for which the affirmative vote of the plurality of the votes cast at the annual meeting is required to approve the election of each director nominee; and

•	the proposal to ratify the appointment of KPMG LLP as North Fork’s independent auditors for 2006, as described under “Other Matters To Be Considered at North Fork’s Annual Meeting,” which requires the affirmative vote of a majority of the North Fork shares present in person or represented by proxy at the North Fork annual meeting.

As noted above, approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of North Fork common stock. Shares as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of North Fork stockholders on the merger agreement is based upon the number of outstanding shares of North Fork common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the North Fork annual meeting or the abstention from voting by North Fork stockholders, or the failure of any North Fork stockholder who holds shares in “street name” through a bank or broker to give voting instructions to such bank or broker, will have the same effect as an “AGAINST” vote with respect to the approval and adoption of the merger agreement.

A withhold vote with respect to any director nominee will have no effect on the election of directors, as there are no other nominees other than the North Fork board’s nominees for election as director at the North Fork annual meeting. An abstention will have the same effect as a vote against the proposal to ratify the appointment of KPMG LLP as North Fork’s independent auditors for 2006.

Approval of any proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the shares of North Fork common stock represented at the North Fork annual meeting, whether or not a quorum is present.

As of the record date:

•	North Fork directors and executive officers and their affiliates owned and were entitled to vote approximately [ ] shares of North Fork common stock, representing approximately [ ]% of the outstanding shares of North Fork common stock; and

•	Capital One directors and executive officers and their affiliates owned and were entitled to vote less than [ ]% of the outstanding shares of North Fork common stock. Capital One owns [ ] shares of North Fork common stock.

We currently expect that North Fork’s and Capital One’s directors and executive officers will vote their shares “FOR” approval and adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

Revocability of Proxies

The presence of a stockholder at the North Fork annual meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation to North Fork’s corporate secretary that is received prior to the meeting;

•	submitting another proxy by telephone, via the Internet or by mail that is dated later than the original proxy and that is received prior to the meeting; or

•	attending the North Fork annual meeting and voting in person if your shares of North Fork common stock are registered in your name rather than in the name of a broker, bank or other nominee.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Voting Electronically or by Telephone

In addition to voting by submitting your proxy card by mail, North Fork stockholders of record and many stockholders who hold their shares of North Fork common stock through a broker or bank will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in North Fork’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

North Fork stockholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at www.computershare.com/expressvote and following the instructions; or

•	by telephone by calling the toll-free number (800) 652-8683 on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of North Fork may solicit proxies for the North Fork annual meeting from North Fork stockholders personally or by telephone and other electronic means. However, they will not be paid for soliciting such proxies. North Fork also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. North Fork has also made arrangements with D. F. King & Co., Inc. to assist in soliciting proxies and has agreed to pay them $15,000, plus reasonable expenses, for these services.

Capital One and North Fork will share equally the expenses incurred in connection with the printing and mailing of this document.

THE MERGER

Background of the Merger

The management of North Fork has from time to time explored and assessed, and has discussed with the North Fork board of directors, various strategic options potentially available to North Fork, including periodic informal contacts with various financial institutions regarding potential strategic business combination transactions. These strategic discussions have focused on, among other things, the business environment facing financial institutions generally and North Fork in particular, as well as conditions and ongoing consolidation in the financial services industry.

Capital One’s management and board of directors also regularly review the financial services industry environment, including the trend towards consolidation in the industry, and periodically discuss ways in which to enhance Capital One’s competitive position and Capital One’s diversification strategy. This strategy has included establishing or acquiring a branch banking business and, following the acquisition of Hibernia in 2005, continuing to expand in banking.

In early November 2005, while attending an industry conference, John Adam Kanas, Chairman of the Board, President and Chief Executive Officer of North Fork, and Richard Fairbank, Chairman, President and CEO of Capital One, met informally and discussed financial services and their companies, as they had done from time to time. Among other things, the two discussed industry trends and the strategic challenges and opportunities facing financial services and the two companies.

Over the next few months, Mr. Kanas on occasion talked with senior executives of financial institutions who contacted him to express possible interest in a transaction, and had further conversations with Mr. Fairbank. Based on preliminary mutual interest between Capital One and North Fork in the potential merits of a possible strategic transaction, an informal discussion between Mr. Kanas and Mr. Fairbank concerning a possible transaction occurred in early February 2006.

The informal discussion was followed by meetings and discussions during February between management of Capital One and management of North Fork at which they continued discussions regarding a potential business combination involving their respective companies and the benefits for each company that could result from such a transaction. At times these discussions included Mr. Fairbank, Mr. Kanas and other members of both companies’ executive management teams. In the course of those discussions, Mr. Fairbank indicated the importance to Capital One of retaining North Fork’s senior management, since the transaction would represent a significant expansion of Capital One’s banking business. Capital One representatives also independently visited a substantial number of North Fork branches during this period.

At a meeting of the North Fork board of directors in late February, Mr. Kanas reviewed for the board his discussions, and the directors discussed with North Fork’s executive management Capital One and the interest of Capital One in a business combination with North Fork. They also discussed the potential strategic fit and benefits of a business combination with Capital One as well as alternatives including the potential for continuing to execute on and enhance North Fork’s existing business model. The North Fork board of directors also considered the views and opinions of North Fork’s executive management regarding the potential advantages and disadvantages of North Fork continuing its current strategy, as well as their views and opinions on possible transactions, including a transaction with Capital One. Following these discussions, the North Fork board of directors authorized North Fork management to expand preliminary discussions with Capital One in order to gauge in greater detail the potential benefits of a possible business combination transaction with Capital One.

At a meeting of the Capital One board of directors in late February, Mr. Fairbank reviewed for the board of directors recent discussions by Capital One’s management with the management of North Fork. Mr. Fairbank and the board of directors then discussed North Fork’s business and financial results and the synergies and strategic benefits that could arise from a business combination with North Fork. Following these discussions, the Capital One board of directors authorized Capital One management to continue discussions with North Fork relating to a possible business combination transaction with North Fork.

In late February and early March, management of Capital One and North Fork engaged in further discussions regarding a possible business combination and the businesses of the two companies. Thereafter, Capital One and North Fork determined that the discussions to date merited more detailed due diligence investigations and accordingly executed a confidentiality agreement in early March. In addition, each company retained legal and financial advisors to assist it. Thereafter, representatives of Capital One and North Fork began conducting mutual due diligence involving senior executives from both companies, as well as their outside legal and financial advisors. During this time, the parties and their outside counsel began preliminary drafting of the merger agreement and the related transaction documents. Discussions between representatives of Capital One and North Fork continued regarding a potential business combination and the benefits for each company that could result from such a transaction. As a result of these discussions, the parties agreed to recommend to their respective boards of directors a transaction having proposed consideration (consisting of Capital One common stock and cash) to North Fork stockholders with a value of $31.18 per share based on the closing price of Capital One common stock on March 10, 2006.

On March 11, 2006, the Capital One board held a meeting to consider, based on presentations from Capital One management and Capital One’s outside legal and financial advisors, the status of a transaction with North Fork. Following questions and discussions among those in attendance, Capital One’s board of directors authorized Capital One management to complete negotiations with North Fork and finalize definitive documentation regarding the potential transaction, and determined that the board of directors would meet the following day to consider the proposed transaction.

Also on March 11, 2006, the North Fork board of directors held a telephonic meeting, together with North Fork management and outside legal and financial advisors, and received an update from North Fork management regarding the proposed transaction. Following questions and discussions among those in attendance, North Fork’s board of directors authorized North Fork management to complete negotiations with Capital One and finalize definitive documentation regarding the potential transaction, and determined that the board of directors would meet the following day to consider the proposed transaction.

Following the March 11 board meetings, the parties and their outside counsel worked to finalize the terms of the merger agreement and the related transaction documents.

On March 12, 2006, the Capital One board of directors met again. Management further reviewed for the Capital One board of directors the background of discussions with North Fork and the progress of negotiations, and reported on Capital One’s due diligence investigations of North Fork. Capital One’s financial advisor, JPMorgan, reviewed with the Capital One board of directors additional information, including financial information regarding Capital One, North Fork and the transaction, as well as information regarding peer companies and comparable transactions. In connection with the deliberation by the Capital One board of directors, JPMorgan rendered to the Capital One board of directors its oral opinion (subsequently confirmed in writing), as described under “—Opinion of J.P. Morgan Securities Inc.—Financial Advisor to Capital One,” that, as of the date of its opinion, and subject to and based on the qualifications and assumptions set forth in its opinion, the consideration to be paid by Capital One in the merger was fair, from a financial point of view, to Capital One. JPMorgan and Capital One’s other financial advisor, Citigroup Global Markets, reviewed with the board Capital One’s alternatives for financing the cash portion of the proposed merger consideration.

Representatives of Cleary Gottlieb Steen & Hamilton LLP, legal advisors to Capital One, discussed with the Capital One board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction, and reviewed the proposed merger agreement and related agreements.

Following these discussions, and review and discussion among the members of the Capital One board of directors, including consideration of the factors described under “—Capital One’s Reasons for the Merger; Recommendation of Capital One’s Board of Directors,” the Capital One board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Capital One and its stockholders, and the directors voted unanimously to approve the merger, the merger agreement and the transactions contemplated by the merger agreement.

Also on March 12, 2006, the board of directors of North Fork met again. Management reviewed for the North Fork board of directors the background of discussions with Capital One and the progress of negotiations, and reported on North Fork’s due diligence investigations of Capital One. North Fork’s financial advisors, Sandler O’Neill and Keefe Bruyette, reviewed with the North Fork board of directors the offer received from Capital One, including the structure and other indicated terms of the finalized offer. Sandler O’Neill and Keefe Bruyette also reviewed with the North Fork board of directors additional information, including financial information regarding Capital One, North Fork and the transaction, as well as information regarding peer companies and comparable transactions. In connection with the deliberation by the North Fork board of directors, each of Sandler O’Neill and Keefe Bruyette rendered to the North Fork board of directors its oral opinion (subsequently confirmed in writing), as described under “—Opinions of North Fork’s Financial Advisors,” that, as of the date of its opinion, and subject to and based on the qualifications and assumptions set forth in its opinions, the consideration to be received by the holders of common stock of North Fork in the merger was fair, from a financial point of view, to such stockholders.

Representatives of Wachtell, Lipton, Rosen & Katz, legal advisors to North Fork, discussed with the North Fork board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of merger proposals, and reviewed the proposed merger agreement and the related agreements.

Following these discussions, and review and discussion among the members of the North Fork board of directors, including consideration of the factors described under “—North Fork’s Reasons for the Merger; Recommendation of North Fork’s Board of Directors,” the North Fork board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of North Fork and its stockholders, and the directors voted unanimously to approve the merger with Capital One and to approve and adopt the merger agreement.

Following completion of the March 12 board meetings, the merger agreement and related agreements were executed and delivered and the transaction was announced on the evening of March 12, 2006 in a press release issued jointly by Capital One and North Fork.

Capital One’s Reasons for the Merger; Recommendation of Capital One’s Board of Directors

In reaching its decision to approve the merger agreement and recommend that its stockholders approve and adopt the merger agreement, the Capital One board of directors consulted with Capital One’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	its knowledge of Capital One’s business, operations, financial condition, earnings and prospects and of North Fork’s business, operations, financial condition, earnings and prospects, taking into account the results of Capital One’s due diligence review of North Fork;

•	its knowledge of the current environment in the financial services industry, including national and regional economic conditions, continued consolidation, evolving trends in technology and increasing nationwide and global competition, and the likely effect of these factors on Capital One in light of, and in the absence of, the proposed transaction;

•	management’s assessment that the proposed merger represents a unique opportunity to enter the New York metropolitan banking market and that the combined company’s branch network and franchise would be extended to include one of the most affluent and populous regions in the country;

•

the fact that the combined company will be well-positioned in the consolidating national consumer financial services markets as well as in the consumer and commercial markets in North Fork’s regional branch banking footprint, operating a portfolio of national scale lending and local scale banking businesses, which on a pro forma basis, would make it one of the 10 largest banks in the U.S. and the third largest retail depository institution in the New York metropolitan region, and would have significant positions in a number of products;

•	the complementary strengths of the two financial institutions, and in particular, the expectation that Capital One’s national brand, customer base, broad product offerings, asset generation capabilities, full credit spectrum risk management and marketing expertise would provide opportunities for profitable growth in branch banking within North Fork’s regional branch banking footprint and in North Fork’s national mortgage business;

•	the fact that following the merger, as a result of the variety and scope of North Fork’s businesses, the combined company should benefit from diversification when compared to Capital One before the merger, including a more diversified loan, earnings and funding mix, lower funding costs, a lower cost of capital, lower capital requirements and a lower risk profile;

•	the fact that the complementary nature of the respective customer bases, business products and skills of Capital One and North Fork could result in potential pretax synergies in the merger of approximately $275 million, including the potential for cost savings, balance sheet benefits and revenue synergies for the combined company, approximately 50% of which are projected to be achieved in 2007 with the remainder projected to be achieved in 2008, together with the risks associated with achieving these synergies;

•	the potential financial impact of the merger, associated financing and anticipated share repurchase program on the combined company, including projected synergies, pro forma assets, funding, deposits, earnings per share, capital ratios and capital generation;

•	the judgment that following the merger, the combined company’s enhanced diversification, anticipated strong capital generation capabilities, lower risk profile, and the amount of capital anticipated to be available during 2007 and 2008, in addition to the capital that is necessary to be well-capitalized and to permit Capital One sufficient flexibility to operate its business in an efficient manner that is in the best interests of its stockholders, could permit a share repurchase program of approximately $3.0 billion during that time period, which Capital One believes based on current circumstances to be an appropriate use of that capital versus other possible uses. In considering whether to approve the merger, Capital One’s board of directors also considered an analysis of the financial impact of the transaction (taking into account the anticipated impact of such share repurchases) that indicated that the merger would be approximately 4.9% dilutive in 2007 and 0.4% accretive in 2008 to Capital One’s I/B/E/S earnings per share estimates, on an operating basis, versus dilution of 5.3% in 2007 and dilution of 3.3% in 2008 in the absence of such share repurchases. Capital One’s board of directors also considered an analysis that indicated that Capital One’s tangible common equity to tangible managed assets ratios would be approximately 6.1% and 6.9% for 2007 and 2008, respectively (in each case, taking into account the anticipated impact of the announced share repurchases), which is 80 basis points lower in 2007 and 140 basis points lower in 2008 than would be the case in the absence of the announced share repurchases. If the actual amount of shares repurchased is less than anticipated, the merger could be more dilutive or less accretive to the combined company’s stockholders;

•	the financial analyses presented by JPMorgan, Capital One’s financial advisor, and the opinion dated as of March 12, 2006 delivered to the Capital One board of directors by JPMorgan, to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be paid by Capital One in the merger was fair, from a financial point of view, to Capital One;

•	its belief, taking into account advice from JPMorgan and Citigroup Global Markets Inc., that Capital One will be able to finance the cash portion of the merger consideration on the terms contemplated by the board of directors;

•	the proposed board and management arrangements which would position the combined company with strong leadership and experienced operating management;

•	the anticipated ability to retain key North Fork management, including the entry into restricted share agreements with certain key North Fork senior executives, which would help assure, but does not guarantee, the continuity of management;

•	the likelihood of a successful integration of North Fork’s business, operations and workforce with those of Capital One and of successful operation of the combined company despite the challenges of such integration, taking into account the fact that Capital One has not yet fully completed its integration of Hibernia’s business, operations and work force with those of Capital One ;

•	the financial and other terms and conditions of the merger agreement and the stock option agreements, including the provisions designed to limit the ability of the North Fork board of directors to entertain third party acquisition proposals and the fact that the merger agreement is not subject to termination as a result of any changes in the trading prices of either company’s common stock between signing of the merger agreement and completion of the merger;

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•	the historical and current market prices of Capital One common stock and North Fork common stock;

•	the large size of the transaction relative to Capital One’s market capitalization, that the exchange ratio represented a premium of approximately 23% based on the closing prices of Capital One common stock and North Fork common stock on March 10, 2006, that the merger consideration represented a multiple of 4.90x to tangible book value and of 16.0x to forward GAAP earnings per share and a premium to core deposits of 34.1%, and that North Fork stockholders would own approximately 25% of the combined company following completion of the merger;

•	the risks related to the fact that substantial financing obligations will be required in order to finance the cash portion of the merger consideration, including that Capital One may not be able to obtain financing on the terms contemplated by the board of directors and that a portion of the combined company’s cash flow will be dedicated to payments on its indebtedness and will not be available for other corporate purposes, offset by Capital One’s current debt capacity and excess capital position;

•	the need to obtain North Fork stockholder, Capital One stockholder and regulatory approvals in order to complete the transaction; and

•	the fact that the stock option that Capital One granted to North Fork could have the effect of discouraging a company from trying to acquire Capital One on terms that might be attractive to Capital One’s stockholders prior to completion of the merger or termination of the merger agreement.

The Capital One board of directors was also aware that pursuant to existing employment arrangements, three senior executives of North Fork would receive substantial payments in connection with the merger, and North Fork would also be obligated to make gross-up payments to those executives for the amount of certain taxes resulting from some of these payments. Please see “—Interests of North Fork Executive Officers and Directors in the Merger” for information about these payments. The Capital One board of directors recognized that the contractual rights of these three senior executives of North Fork were the result of previous decisions by the North Fork board of directors taken over a long period of time and reflected the very substantial contributions made by these executives during that period.

The foregoing discussion of the factors considered by the Capital One board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Capital One board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Capital One board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Capital One board of directors considered all these factors as a whole, including discussions with, and questioning of, Capital One management and Capital One’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Capital One board of directors also relied on the experience of JPMorgan, as its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness, from a financial point of view, of the consideration in the merger to Capital One.

For the reasons set forth above, the Capital One board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Capital One and its stockholders, and unanimously approved and adopted the merger agreement. The Capital One board of directors unanimously recommends that the Capital One stockholders vote “FOR” the approval and adoption of the merger agreement.

North Fork’s Reasons for the Merger; Recommendation of North Fork’s Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its stockholders, the North Fork board of directors consulted with North Fork’s management, as well as its legal and financial advisors, and considered a number of factors, including:

•	its knowledge of North Fork’s business, operations, financial condition, earnings and prospects and of Capital One’s business, operations, financial condition, earnings and prospects, taking into account the results of North Fork’s due diligence review of Capital One;

•	its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate environment, continued consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide and global competition, and current financial market conditions and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options;

•	its belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its strong market share in the New York metropolitan area;

•	the complementary strengths of the two financial institutions, and in particular, the expectation that Capital One’s national brand, number of accounts, broad product offerings, asset base and marketing expertise would provide opportunities for more rapidly growing deposits, loans and other areas of North Fork’s banking business, as well as facilitating a larger and stronger national residential mortgage and home equity lending operation;

•	the potential cost saving opportunities, and the related potential impact on the combined company’s earnings;

•	the complementary fit of the businesses of Capital One and North Fork, including the expectations that several key members of North Fork’s existing management team would continue with the combined company after the merger and manage the combined company’s banking segment (including Capital One, National Association (formerly known as Hibernia National Bank) and the rest of Capital One’s existing banking business) under the leadership of Mr. Kanas, that Mr. Kanas would join the board of directors of Capital One upon completion of the transaction, and that the impact on customers and communities served would be minimized;

•	the presentation of findings by North Fork’s financial advisors concerning the operations, financial condition and prospects of Capital One and the expected financial impact of the merger on the combined company, including pro forma assets, earnings and deposits;

•	its assessment of the likelihood that the merger would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the merger;

•	the financial analyses presented by Sandler O’Neill and Keefe Bruyette to the North Fork board of directors, and the opinions dated as of March 12, 2006 delivered to North Fork by Sandler O’Neill and Keefe Bruyette to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the respective opinions, the consideration to be received by the holders of common stock of North Fork in the merger was fair, from a financial point of view, to such stockholders;

•

the financial terms of the merger, including the fact that, based on the closing prices on the NYSE of Capital One common stock on March 10, 2006 (the last trading day prior to the execution and announcement of the merger agreement), and based on the right of North Fork stockholders, for each share, subject to proration, to elect to receive cash or Capital One common stock, in either case having a value equal to $11.25 plus the value at closing of 0.2216 Capital One shares, the acquisition price as of March 10, 2006 represented an approximate 22.8 percent premium over the closing price of North Fork shares on the NYSE as of that date, a multiple to tangible book value of 4.90x and a premium to core deposits of 34 percent;

•	the structure of the merger and the terms of the merger agreement, including the fact that North Fork stockholders would have the right to elect to receive a portion of the merger consideration either in cash or Capital One common stock, subject to adjustment, and including the merger agreement’s non-solicitation and stockholder approval covenants, and the stock option granted by North Fork to Capital One, which the North Fork board of directors understood was a condition to Capital One’s willingness to enter into the merger agreement and that could limit the willingness of a third party to propose a competing business combination transaction with North Fork;

•	the expected treatment of the merger as a “reorganization” for United States federal income tax purposes;

•	the regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received in a timely manner and without unacceptable conditions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the fact that historically the dividend yield per share of Capital One common stock has been lower than the dividend yield per share of North Fork common stock; and

•	the fact that some of North Fork’s directors and executive officers have other interests in the merger that are in addition to their interests as North Fork stockholders, including as a result of employment and compensation arrangements with North Fork and the manner in which they would be affected by the merger. See “—Interests of North Fork Executive Officers and Directors in the Merger.”

The foregoing discussion of the factors considered by the North Fork board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the North Fork board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the North Fork board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The North Fork board of directors considered all these factors as a whole, including discussions with, and questioning of, North Fork management and North Fork’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The North Fork board of directors also relied on the experience of Sandler O’Neill and Keefe Bruyette, its financial advisors, for analyses of the financial terms of the merger and for their opinions as to the fairness of the consideration in the merger to North Fork’s stockholders.

For the reasons set forth above, the North Fork board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of North Fork and its stockholders, and unanimously approved and adopted the merger agreement. The North Fork board of directors unanimously recommends that the North Fork stockholders vote “FOR” the approval and adoption of the merger agreement.

Opinion of J.P. Morgan Securities Inc.—Financial Advisor to Capital One

At a meeting of the board of directors of Capital One on March 12, 2006, JPMorgan rendered its oral opinion to the board of directors of Capital One that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid by Capital One in the merger with North Fork was fair, from a financial point of view, to Capital One. JPMorgan confirmed its oral opinion by delivering to the board of directors of Capital One a written opinion dated March 12, 2006. Capital One’s board of directors did not limit the investigations made or the procedures followed by JPMorgan in giving its oral or written opinion.

The full text of the written opinion of JPMorgan, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan in connection with the opinion, is attached to this document as Annex D and is incorporated in this document by reference. JPMorgan provided its advisory services and opinion for the information and assistance of the Capital One board of directors in connection with its consideration of the merger. Neither its opinion nor the related analyses constituted a recommendation of the proposed transaction to the Capital One board of directors. The description of the JPMorgan opinion is qualified in its entirety by reference to the full text of the opinion set forth in Annex D. Holders of Capital One common stock should read this opinion carefully and in its entirety.

JPMorgan’s opinion is directed to the board of directors of Capital One and addresses only the fairness, from a financial point of view, to Capital One of the consideration to be paid in the merger. JPMorgan’s opinion does not address the underlying decision by Capital One to engage in the merger. Moreover, JPMorgan has expressed no opinion as to the price at which Capital One’s common stock will trade at any future time. JPMorgan was not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Capital One and North Fork. The JPMorgan opinion is not a recommendation as to how any holder of Capital One common stock should vote with respect to the merger or any other matter. JPMorgan’s opinion was one of many factors taken into consideration by the Capital One board of directors in making its determination to approve the merger. Consequently, JPMorgan’s analyses described below should not be viewed as determinative of the decision of Capital One’s board of directors with respect to the fairness from a financial point of view of the consideration to be paid by Capital One in the merger.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated March 12, 2006 of the merger agreement,

•	reviewed certain publicly available business and financial information concerning North Fork and Capital One and the industries in which they operate,

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies that JPMorgan deemed relevant and the consideration received for such companies in such transactions,

•	compared the financial and operating performance of North Fork and Capital One with publicly available information concerning certain other companies that JPMorgan deemed relevant and reviewed the current and historical market prices of North Fork common stock and Capital One common stock and certain publicly traded securities of such other companies,

•	reviewed certain internal financial analyses prepared by the managements of North Fork and Capital One relating to the estimated amount and timing of cost savings and related expenses and synergies expected to result from the merger (referred to in this section as the “Synergies”),

•	reviewed certain publicly available research analyst estimates of the future financial performance of North Fork and Capital One, and

•	performed such other financial studies and analyses, and considered such other information, as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the managements of North Fork and Capital One with respect to certain aspects of the merger, and the past and current business operations of North Fork and Capital One, the financial condition and future prospects and operations of North Fork and Capital One, the effects of the merger on the financial condition and future prospects of Capital One, and certain other matters that JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it by North Fork and Capital One or otherwise reviewed by or for JPMorgan. JPMorgan did not review individual credit files and it did not conduct, nor was it provided with, any valuation or appraisal of any assets or liabilities (including any derivative or off-balance sheet liabilities), nor did it evaluate the solvency of North Fork or Capital One under any state or federal laws relating to bankruptcy, insolvency or similar matters. JPMorgan is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, JPMorgan assumed that such allowances for losses are in the aggregate adequate to cover such losses. In relying on financial analyses (including the Synergies) provided to it by management of Capital One, JPMorgan assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of North Fork and Capital One to which they relate. In addition, in JPMorgan’s discussions with the senior managements of Capital One and North Fork regarding the respective future financial performance of Capital One and North Fork, JPMorgan discussed certain reports and estimates of research analysts. With Capital One’s consent, JPMorgan relied on those reports and estimates and assumed that those reports and estimates were a reasonable basis upon which to evaluate the business and financial prospects of Capital One and North Fork. JPMorgan expressed no view as to the foregoing analyses (including the Synergies), reports and estimates that Capital One directed it to use, or the assumptions on which they were based. JPMorgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to JPMorgan. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on North Fork or Capital One or on the contemplated benefits of the merger.

JPMorgan based its opinions on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect its opinion, and JPMorgan has no obligation to update, revise or reaffirm its opinion.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that JPMorgan used in providing its opinion and does not purport to be a complete description of the analyses underlying JPMorgan’s opinion or the presentations made by JPMorgan to the Capital One board of directors. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of JPMorgan’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by JPMorgan.

Implied Value and Multiple Analysis

Based upon the consideration to be received by North Fork and the $89.92 closing market price of Capital One common stock on March 10, 2006, JPMorgan calculated that the implied value of the merger consideration was $31.18 per share of North Fork common stock. This implied value represents approximately a 23% premium to $25.40 (the closing price per share of North Fork common stock on March 10, 2006) and approximately a 23% premium to $25.34 (the closing price per share of North Fork common stock five days prior to March 10, 2006).

JPMorgan also determined the multiple of the implied offer price to I/B/E/S median estimated GAAP and cash earnings per share of North Fork common stock for the next twelve months as of March 10, 2006, the stated and tangible book values per share of North Fork common stock as of December 31, 2005 and the premium to core deposits (comprising domestic deposits excluding CDs with a principal amount of greater than $100,000) as of December 31, 2005. Cash earnings per share below is based on I/B/E/S median GAAP estimates adjusted based on expected intangible amortization disclosed in North Fork’s public filings. I/B/E/S is a database owned and operated by Thomson Financial, which contains estimated and actual earnings, cash flows, dividends and other data for U.S. and foreign markets. The results of this analysis are summarized as follows:

Multiples/Premium
12 month forward GAAP EPS	16.0x
12 month forward cash EPS	15.7x
Book value per share	1.62x
Tangible book value per share	4.90x
Core deposits	34.1%

Comparable Transactions

Using publicly available information, JPMorgan examined the following transactions involving a U.S. bank or thrift as a target company with transaction values greater than $3 billion since January 2001 (excluding Wachovia Corp.—Westcorp transaction because Westcorp is primarily an auto loan origination business):

Announcement Date	Acquiror	Target
October 2005	Sovereign Bancorp, Inc.	Independence Community Bank Corp.
March 2005	Capital One Financial Corporation	Hibernia Corporation
August 2004	TD Bank Financial Group	Banknorth Group, Inc.
June 2004	Wachovia Corporation	SouthTrust Corporation
May 2004	SunTrust Banks Inc.	National Commerce Financial Corp.
May 2004	The Royal Bank of Scotland Group Plc	Charter One Financial Inc
February 2004	North Fork Bancorporation, Inc.	GreenPoint Financial Corporation
January 2004	Regions Financial Corporation	Union Planters Corporation
January 2004	J.P. Morgan Chase & Co.	Bank One Corporation
October 2003	Bank of America Corporation	FleetBoston Financial Corporation
January 2003	BB&T Corporation	First Virginia Banks, Inc.
May 2002	Citigroup Inc.	Golden State Bancorp Inc.
June 2001	Washington Mutual, Inc.	Dime Bancorp, Inc.
April 2001	First Union Corporation	Wachovia Corporation

For each of these transactions, JPMorgan analyzed the premium to the market price five days prior to announcement and price as a multiple to the estimated twelve-months forward projected GAAP and cash earnings, stated book value and tangible book value, transaction P/E ratio as percentage of acquirer P/E and the premium to core deposits. Set forth below are the results of this analysis for the transactions reviewed, based on information available as of March 10, 2006:

	Low/High Range	Median
5-day premium to market	(1.1)%-37.6%	25.1%
12-month forward GAAP EPS	11.3x-17.6x	15.4x
12-month forward Cash EPS	11.2x-17.3x	15.1x
Book value	1.60x-3.07x	2.60x
Tangible book value	2.51x-4.78x	3.56x
Transaction P/E as a % of acquirer P/E	85%-154%	130%
Core deposit premium	17.5%-47.7%	28.7%

Based on 15.0x and 16.5x forward cash EPS of $1.99, the implied value of North Fork common stock ranged from approximately $29.85 to $32.84 per share.

North Fork Comparable Companies Analysis

Using publicly available information, JPMorgan compared selected financial and market data of North Fork with similar data for the following companies:

Size Banking Peers	Geographic Banking Peers
M&T Bank Corporation	M&T Bank Corporation
Regions Financial Corporation	New York Community Bancorp, Inc.
AmSouth Bancorporation	Astoria Financial Corporation
KeyCorp	Webster Financial Corporation
Marshall & Ilsley Corporation	TD Banknorth Inc.
UnionBanCal Corporation	Sovereign Bancorp, Inc.
The PNC Financial Services Group, Inc.
Sovereign Bancorp, Inc.

JPMorgan calculated and compared various financial multiples and ratios based on publicly available financial data as of December 31, 2005, information it obtained from filings with the Securities and Exchange Commission, information it obtained from SNL Financial and I/B/E/S estimates. The multiples and ratios of North Fork were calculated using the closing price of North Fork common stock and Capital One common stock as of March 10, 2006. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. SNL Financial is a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisition data for companies in the industries it covers. With respect to the selected companies, JPMorgan presented:

•	price as a percentage of the selected company’s 52-week high,

•	multiple of price to 2006 and 2007 I/B/E/S median estimated GAAP and cash earnings per share,

•	multiple of price to stated book value and tangible book value per share,

•	price as a percentage of the selected company’s dividend yield,

•	premium to core deposits,

•	median consensus estimated long-term growth rate of GAAP earnings per share (LTG), and

•	2007 P/E to median LTG.

The results of this analysis are set forth below:

	Size Peers Median		Geographic Peers Median		North Fork		Capital One
% of 52-week high	96.7%		94.4%		84.7%		99.9%
2006 GAAP EPS	13.1	x	13.4	x	13.4	x	11.7	x
2007 GAAP EPS	12.0	x	12.2	x	11.9	x	10.4	x
2006 Cash EPS	12.9	x	13.0	x	13.0	x	11.4	x
2007 Cash EPS	11.9	x	11.8	x	11.7	x	10.3	x
Book value	2.00	x	1.44	x	1.32	x	1.92	x
Tangible book value	3.05	x	3.53	x	3.99	x	2.76	x
Dividend yield (%)	2.63%		2.51%		3.94%		0.12%
Core deposit premium (%)	24.1%		24.2%		26.1%		NM
Consensus long-term growth (%)	9.1%		9.2%		9.5%		13.3%
2007 P/E to LTG (%)	136%		128%		126%		79%

Based on 12.0x and 14.0x 2006 GAAP EPS of $1.90, the implied value of North Fork common stock ranged from approximately $22.80 to $26.60 per share.

North Fork Dividend Discount Analysis

JPMorgan performed a dividend discount analysis to determine a range of equity values of North Fork common stock, assuming North Fork continued to operate as a stand-alone entity. The range was determined by adding the present value of an estimated future dividend stream for North Fork over a five-year period from 2006 through 2010, and the present value of an estimated terminal value of North Fork common stock at the end of 2010. In performing its analysis, JPMorgan made the following assumptions, among others:

•	earnings per share in 2006 and 2007 based on I/B/E/S median estimated earnings per share,

•	an annual earnings per share growth from 2008 to 2011 of 9.5% (based on the I/B/E/S estimate),

•	a targeted tangible equity/tangible assets (TE/TA) ratio of 5.5%,

•	a terminal value of North Fork common stock at the end of 2010 based on a price to earnings multiple range of 12.0x to 14.0x to year 2011 projected earnings,

•	discount rates from 10.0% to 11.0% to calculate the present value of the dividend stream and terminal values,

•	a 35% marginal tax rate, and

•	pre-tax cost of excess dividends of 5%.

This analysis implied a fully diluted equity value of $26.62 to $31.10 per share of North Fork common stock, on a stand-alone basis, as illustrated by the following table:

	Exit Multiple
Discount Rate	12.0x	13.0x	14.0x
10.0%	$27.64	$29.37	$31.10
10.5%	$27.13	$28.82	$30.51
11.0%	$26.62	$28.27	$29.93

JPMorgan also tested the sensitivity of the values by varying the targeted long-term growth rate from 8.0% to 11.0% assuming a fixed terminal price to earnings multiple of 13.0x and an 10.5% discount rate and keeping constant the other assumptions discussed above. This analysis indicated a fully-diluted equity value of $27.39 to $30.27 per share of North Fork common stock, on a stand-alone basis.

North Fork Dividend Discount Analysis With Cost, Funding and Revenue Synergies

JPMorgan also performed a dividend discount analysis to determine a range of equity values of North Fork common stock that included the expected cost and revenue synergies from the merger, based on estimates provided by management and discussed with JPMorgan regarding expected expense savings, balance sheet benefits and additional revenue opportunities in the short-term. In performing its analysis, JPMorgan made the following assumptions in addition to the assumptions described under “Dividend Discount Analysis” above, among others:

•	pre-tax synergies of $225-325 million, phased in 50% in 2007 and 100% in 2008,

•	discount rate of 10.5%, and

•	restructuring charge and pre-tax transaction costs of $580 million.

Taking into consideration the results discussed under “—North Fork Dividend Discount Analysis” above, this analysis indicated a fully diluted equity value of $29.17 to $35.86 per share of North Fork common stock, on a pro forma basis, as illustrated by the synergy value per share in the following table:

	Synergies ($mm)
Exit Multiple	$225	$275	$325
11.0x	$2.55	$3.33	$4.12
12.0x	$2.76	$3.60	$4.44
13.0x	$2.98	$3.87	$4.76

Capital One Comparable Companies Analysis

Using publicly available information, JPMorgan compared selected financial and market data of Capital One with similar data for two different groups of selected publicly traded companies engaged in businesses that JPMorgan deemed relevant to Capital One’s business, and against a composite regional banking index that comprises 29 banks (excluding processing banks) with market capitalizations greater than $2.5 billion and less than $30 billion. The groups and companies were as follows:

Specialty Finance	Banks with Significant Credit Card Business
American Express Company	Citigroup Inc.
Countrywide Financial Corporation	Bank of America Corp.
CIT Group Inc.	JPMorgan Chase & Co.
AmeriCredit Corp.

JPMorgan calculated and compared various financial multiples and ratios based on publicly available financial data as of December 31, 2005, information it obtained from filings with the Securities and Exchange Commission, Tradeline, SNL Financial and I/B/E/S estimates. Tradeline is an on-line financial information service providing historical securities pricing, corporate data and earnings estimates. The multiples and ratios of Capital One were calculated using the closing price of Capital One common stock as of March 10, 2006. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, JPMorgan presented:

•	multiple of price to 2006 and 2007 I/B/E/S median estimated GAAP and cash earnings per share,

•	multiple of price to stated book value and tangible book value per share,

•	dividend yield,

•	median consensus estimated long-term growth rate of GAAP earnings per share (LTG), and

•	2006 P/E to median LTG.

The results of this analysis are set forth below:

	Specialty Finance		Banks with Significant Credit Card Business		Regional Bank Index		Capital One
	Median		Median
2006E GAAP EPS	12.5	x	11.0	x	13.4	x	11.7	x
2007E GAAP EPS	11.1	x	10.0	x	12.3	x	10.4	x
2006E Cash EPS	12.4	x	10.9	x	13.0	x	11.4	x
2007E Cash EPS	11.0	x	9.8	x	11.9	x	10.3	x
Book value	1.81	x	1.62	x	2.11	x	1.92	x
Tangible book value	1.96	x	3.20	x	3.03	x	2.76	x
Dividend yield (%)	1.20%		4.22%		3.31%		0.12%
LTG (%)	12.3%		10.0%		9.1%		13.3%
2006 P/E to LTG (%)	111%		117%		131%		79%

Based on 10.5x and 12.5x 2006 GAAP EPS of $7.70, the implied value of Capital One common stock ranged from approximately $80.85 to $96.25 per share.

Capital One Dividend Discount Analysis

JPMorgan performed a dividend discount analysis to determine a range of equity values of Capital One common stock, assuming Capital One continued to operate as a stand-alone entity. In performing its analysis, JPMorgan made the following assumptions, among others:

•	earnings per share in 2006 and 2007 based on I/B/E/S median estimated earnings per share,

•	an annual earnings per share growth from 2008 to 2011 of 13.3% (based on the I/B/E/S estimate),

•	a targeted tangible common equity/tangible managed assets (TCE/TMA) ratio of 7.0%,

•	a terminal value of Capital One common stock at the end of 2010 based on a price to earnings multiple range of 10.0x to 12.0x to year 2011 projected earnings,

•	discount rates from 11.0% to 13.0% to calculate the present value of the dividend stream and terminal values,

•	a 35% marginal tax rate, and

•	pre-tax cost of excess dividends of 5%.

This analysis indicated a fully diluted value of $97.67 to $121.80 per share of Capital One common stock, on a stand-alone basis, as illustrated by the following table:

	Exit Multiple
Discount Rate	10.0x	11.0x	12.0x
11.0%	$105.30	$113.55	$121.80
12.0%	$101.39	$109.29	$117.19
13.0%	$97.67	$105.24	$112.81

Sensitivity of Capital One Dividend Discount Analysis to Reductions in TCE/TMA and Discount Rate as a Result of the Merger

JPMorgan also performed a dividend discount analysis to determine the sensitivity of Capital One’s equity value to possible reductions in Capital One’s TCE/TMA and discount rate as a result of the merger, based on estimated ranges deemed appropriate in discussions between Capital One management and JPMorgan. The analysis indicated a range of equity values by varying the TCE/TMA from 6.0% to 8.0% and the discount rate from 10.0% to 12.0%, assuming a fixed terminal price to earnings multiple of 11.0x and keeping constant the other assumptions discussed under “—Capital One Dividend Discount Analysis” above.

This analysis indicated fully diluted equity values as illustrated by the following table:

	TCE/TMA
Discount Rate	6.0%	6.5%	7.0%	8.0%
10.0%	$122.55	$120.29	$118.03	$113.52
10.5%	$120.29	$118.02	$115.76	$111.24
11.0%	$118.08	$115.81	$113.55	$109.02
11.5%	$115.93	$113.66	$111.39	$106.86
12.0%	$113.83	$111.56	$109.29	$104.75

Pro Forma Merger Analysis

JPMorgan analyzed the pro forma impact of the merger on projected earnings per share for Capital One for 2007 and 2008, based upon I/B/E/S median estimates and other assumptions as described below. The pro forma results were calculated based on publicly available I/B/E/S estimates of GAAP earnings per share and information provided by managements of Capital One and North Fork regarding expected cost savings and synergies from the merger.

JPMorgan calculated the effect on earnings per share assuming annual pre-tax synergies of $275 million phased in 50% in 2007 and 100% in 2008, a pre-tax restructuring charge and pre-tax transaction costs of $580 million and a core deposit intangible created equal to 2.5% of North Fork core deposits amortized over a ten year period using a sum-of-years method of amortization. JPMorgan further assumed Capital One would repurchase $1.5 billion of its common stock in each of the second half of 2007 and the first half of 2008, that $5.2 billion of the merger consideration would consist of cash, $4.2 billion of which would be financed through the capital markets, and that the combined company would achieve balance sheet downsizing of $14 billion at an average pretax opportunity cost of 0.1%. The analysis indicated that the merger would be dilutive to Capital One’s estimated 2007 GAAP EPS and Cash EPS and accretive to Capital One’s estimated 2008 GAAP EPS and Cash EPS, in each case excluding merger costs, as set forth below:

Accretion/(Dilution) (%)
2007E GAAP EPS	(4.9)%
2008E GAAP EPS	0.4%
2007E Cash EPS	(2.3)%
2008E Cash EPS	2.6%

*        *         *

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, is not readily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of JPMorgan’s fairness determination, and JPMorgan did not attribute any particular weight to any analysis or factor considered by it. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion and made its determination as to fairness based on its professional judgment and after considering the results of all of its analyses. JPMorgan based its analyses on assumptions that it deemed reasonable, including those concerning general business, economic, market and financial conditions, industry-specific factors, and other matters. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to North Fork or Capital One, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of Capital One and North Fork. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning, with respect to the selected companies, differences in financial and operating characteristics of the comparable companies and other factors that could affect public trading values of such comparable companies and, with respect to the selected transactions, differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Capital One and North Fork and the transactions compared to the merger. Mathematical analysis (such as determining the median) is not by itself a meaningful method of using selected company or merger and acquisition transaction data.

The terms of the merger agreement were determined through negotiations between Capital One and North Fork and were approved by the Capital One board of directors. Although JPMorgan provided advice to Capital One during the course of the negotiations, the decision to enter into the merger was solely that of the Capital One board of directors. As described above, the presentation and opinion of JPMorgan was only one of a number of factors taken into consideration by the Capital One board of directors in making its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan and its affiliates have provided, and in the future may continue to provide, for compensation, investment banking and other services to Capital One and its affiliates, including acting as co-manager for Capital One and its subsidiaries in connection with two separate note offerings in 2004. In addition, JPMorgan has acted as co-lead arranger in connection with Capital One’s $4.2 billion bridge loan facility and as a joint bookrunner in connection with Capital One’s issuance of $345 million trust preferred capital securities on June 6, 2006 for which it received customary compensation and JPMorgan may act as a bookrunner or in another similar capacity on certain debt issuances or other financing transactions effected in connection with the merger for which it would receive customary compensation. In the ordinary course of business, JPMorgan and its affiliates may actively trade in the debt and equity securities of Capital One and North Fork for their own accounts or for the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

Capital One selected JPMorgan to advise it and deliver a fairness opinion with respect to the merger on the basis of its experience and its familiarity with Capital One. Pursuant to its engagement letter with JPMorgan, Capital One has agreed to pay JPMorgan a fee of $20,000,000, of which 25% has been paid with the remainder due if and when the merger is completed. In addition, Capital One has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under federal securities laws.

Opinions of Financial Advisors to North Fork

North Fork retained Sandler O’Neill and Keefe Bruyette to act as its financial advisors in connection with the merger.

The full texts of the written opinions of Sandler O’Neill and Keefe Bruyette, each dated March 12, 2006, that describe, among other things, the assumptions made, matters considered, and qualifications and limitations on the review undertaken by each of Sandler O’Neill and Keefe Bruyette in connection with their respective opinions, are attached as Annex E and Annex F, respectively, to this document and are incorporated into this document by reference. Sandler O’Neill and Keefe Bruyette provided their respective advisory services and opinions for the information and assistance of the North Fork board of directors in connection with the merger. Neither the Sandler O’Neill opinion nor the Keefe Bruyette opinion is a recommendation as to how any holder of shares of North Fork common stock should vote with respect to the merger.

Opinion of Sandler O’Neill

North Fork retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to North Fork in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the March 12, 2006 meeting at which North Fork’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to North Fork’s stockholders from a financial point of view. In rendering its opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its opinion by reviewing the assumptions upon which its analyses were based and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s opinion is attached as Annex E to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. North Fork stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion is directed to the North Fork board and speaks only to the fairness from a financial point of view of the merger consideration to North Fork stockholders. It does not address the underlying business decision of North Fork to engage in the merger or any other aspect of the merger and is not a recommendation to any North Fork stockholder as to how such stockholder should vote at the annual meeting with respect to the merger, the form of consideration such stockholder should elect or any other matter.

In connection with rendering its March 12, 2006 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of North Fork that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Capital One that Sandler O’Neill deemed relevant;

•	consensus earnings per share estimates for the years ending December 31, 2006, 2007, and 2008 published by I/B/E/S and reviewed by Sandler O’Neill with management of North Fork;

•	consensus earnings per share estimates for Capital One for the years ending December 31, 2006, 2007, and 2008 published by I/B/E/S and reviewed by Sandler O’Neill with management of Capital One;

•	the pro forma financial impact of the merger on Capital One, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the senior management of Capital One and North Fork;

•	the publicly reported historical price and trading activity for North Fork’s and Capital One’s common stock, including a comparison of certain financial and stock market information for North Fork and Capital One with similar publicly available information for certain other companies the securities of which are publicly traded;

•	to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of North Fork the business, financial condition, results of operations and prospects of North Fork and held similar discussions with certain members of senior management of Capital One regarding the business, financial condition, results of operations and prospects of Capital One.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by North Fork or Capital One or their respective representatives or that was otherwise reviewed by Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill further relied on the assurances of management of North Fork and Capital One that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of North Fork or Capital One or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of North Fork or Capital One, nor did Sandler O’Neill review any individual credit files relating to North Fork or Capital One. Sandler O’Neill assumed, with North Fork’s consent, that the respective allowances for loan losses for both North Fork and Capital One were adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the merger agreement had not been waived, that North Fork and Capital One would remain as going concerns for all periods relevant to its analyses, and that the merger would qualify as a tax-free reorganization for federal income tax purposes. Sandler O’Neill also assumed that there had been no material change in North Fork’s and Capital One’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them. Finally, with North Fork’s consent, Sandler O’Neill relied upon the advice received from North Fork’s legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

The financial information used and relied upon by Sandler O’Neill in its analyses for North Fork and Capital One, estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies relating to the merger were reviewed with the senior managements of North Fork and Capital One, and such managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of North Fork and Capital One, both respectively and related to the combined entity, and Sandler O’Neill assumed that such performances would be achieved. Sandler O’Neill expressed no opinion as to such information or the assumptions on which they were based.

Opinion of Keefe Bruyette

North Fork engaged Keefe Bruyette to render financial advisory and investment banking services. Keefe Bruyette agreed to render its opinion with respect to the fairness, from a financial point of view, to North Fork’s stockholders of the consideration provided for in the merger. North Fork selected Keefe Bruyette because Keefe Bruyette is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with North Fork and its business. As part of its investment banking business, Keefe Bruyette is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On March 12, 2006, the North Fork board of directors held a meeting to evaluate the proposed merger with Capital One. At this meeting, Keefe Bruyette rendered a verbal opinion, subsequently confirmed in writing, that the consideration provided for in the merger was fair to the North Fork stockholders from a financial point of view. The North Fork board approved the merger agreement at this meeting.

The full text of Keefe Bruyette’s opinion is attached as Annex F to this joint proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Keefe Bruyette in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge North Fork stockholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Keefe Bruyette’s opinion speaks only as of the date of the opinion. The opinion is directed to the North Fork board and addresses only the fairness, from a financial point of view, to North Fork’s stockholders of the consideration provided for in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any North Fork stockholder as to how the stockholder should vote at the North Fork annual meeting on the merger or any related matter.

In rendering its opinion, Keefe Bruyette:

•	reviewed the merger agreement;

•	reviewed certain historical financial and other information concerning Capital One, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

•	reviewed certain historical financial and other information concerning North Fork, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

•	held discussions with senior management of North Fork and Capital One with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

•	reviewed consensus earnings per share estimates for the years ending December 31, 2006 and 2007 published by I/B/E/S and discussed with management of North Fork;

•	reviewed consensus earnings per share estimates for Capital One for the years ending December 31, 2006 and 2007 published by I/B/E/S and discussed with management of Capital One;

•	reviewed and studied the historical stock prices and trading volumes of the common stock of North Fork and Capital One;

•	reviewed the pro forma financial impact of the merger on Capital One, based on assumptions relating to transaction costs, purchase accounting adjustments, synergies and financing costs determined by the senior management of Capital One and North Fork;

•	analyzed certain publicly available information of other financial institutions that Keefe Bruyette deemed comparable or otherwise relevant to our inquiry, and compared North Fork and Capital One from a financial point of view with certain of those institutions;

•	reviewed the financial terms of certain recent business combinations in the banking industry that Keefe Bruyette deemed comparable or otherwise relevant to its inquiry; and

•	conducted such other financial studies, analyses and investigations and reviewed such other information as Keefe Bruyette deemed appropriate to enable Keefe Bruyette to render its opinion.

The material studies and analyses undertaken by Keefe Bruyette are described below under “—Joint Financial Analyses of Sandler O’Neill and Keefe Bruyette.”

In conducting its review and arriving at its opinion, Keefe Bruyette relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Keefe Bruyette or that was discussed with, or reviewed by Keefe Bruyette, or that was publicly available. Keefe Bruyette did not attempt or assume any responsibility to verify such information independently. Keefe Bruyette relied upon the confirmation of the managements of North Fork and Capital One that the financial and other information provided to Keefe Bruyette reflected the best currently available estimates and judgments of the respective managements, and Keefe Bruyette assumed that such performances would be achieved. Keefe Bruyette assumed, without independent verification, that the aggregate allowances for loan and lease losses for North Fork and Capital One are adequate to cover those losses. Keefe Bruyette did not make or obtain any evaluations or appraisals of the property of North Fork or Capital One, or examine or review any individual credit files.

For purposes of rendering its opinion, Keefe Bruyette assumed that, in all respects material to its analyses:

•	there has been no material change in North Fork’s or Capital One’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available prior to rendering the opinion;

•	North Fork and Capital One will remain as going concerns for all periods relevant to Keefe Bruyette’s analysis;

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers;

•	the merger will qualify as a tax-free reorganization for federal income tax purposes; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Keefe Bruyette further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles. Keefe Bruyette’s opinion is not an expression of an opinion as to the prices at which shares of Capital One common stock or shares of North Fork common stock will trade following the announcement of the merger or the value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

Joint Financial Analyses of Sandler O’Neill and Keefe Bruyette

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill and Keefe Bruyette believe that their analysis must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying their respective opinions. Also, no company included in the comparative analyses described below is identical to North Fork or Capital One and no transaction is identical to the merger. In performing their analyses, Sandler O’Neill and Keefe Bruyette also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of North Fork, Capital One, Sandler O’Neill and Keefe Bruyette. The analyses performed by Sandler O’Neill and Keefe Bruyette are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill and Keefe Bruyette prepared their analyses solely for purposes of rendering their opinions and provided such analyses to the North Fork board at the board’s March 12, 2006 meeting. Estimates on the values of companies did not purport to be appraisals or necessarily reflect the prices at which companies or their securities might actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill and Keefe Bruyette’s analyses do not necessarily reflect the value of North Fork’s common stock or Capital One’s common stock or the prices at which North Fork’s or Capital One’s common stock may be sold at any time. The combined analyses of Sandler O’Neill and Keefe Bruyette and the opinions provided by each were among a number of factors taken into consideration by North Fork’s board in making its determination to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision of North Fork’s board or management with respect to the fairness of the merger.

At the March 12, 2006 meeting of North Fork’s board of directors, Sandler O’Neill and Keefe Bruyette presented certain financial analyses of the merger. Sandler O’Neill and Keefe Bruyette collaborated in performing each of the analyses summarized below. The summary below is not a complete description of the analyses underlying the opinions of Sandler O’Neill and Keefe Bruyette or the presentation made by Sandler O’Neill and Keefe Bruyette to North Fork’s board, but is instead a summary of the material analyses performed and presented in connection with their opinions. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.

In arriving at their respective opinions, neither Sandler O’Neill nor Keefe Bruyette attributed any particular weight to any analysis or factor that they considered. Rather each made its own qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Neither Sandler O’Neill nor Keefe Bruyette formed an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support their respective opinions; rather Sandler O’Neill and Keefe Bruyette each made their determination as to the fairness of the per share consideration on the basis of their experience and professional judgment after considering the results of all their analyses taken as a whole. Accordingly, they believe that their analyses and the summary of their analyses must be considered as a whole and that selecting portions of their analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying their analyses and opinions. The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

The following is a summary of the material analyses performed by Sandler O’Neill and Keefe Bruyette, but is not a complete description of all the analyses underlying Sandler O’Neill’s and Keefe Bruyette’s respective opinion.

Summary of Proposal

Sandler O’Neill and Keefe Bruyette reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, the deal value per share is equal to the sum of (1) $11.25 in cash plus (2) the product of 0.2216 times the Capital One closing price. Based on Capital One’s closing price of $89.92 on March 10, 2006, Sandler O’Neill and Keefe Bruyette calculated an implied transaction value of $31.18 per share. Based upon per-share financial information for North Fork for the twelve months ended December 31, 2005, Sandler O’Neill and Keefe Bruyette calculated the following ratios:

Transaction Ratios

Transaction price / Last 12 months’ earnings per share	15.5x
Transaction price / Estimated 2006 earnings per share (1)	16.4x
Transaction price / Estimated 2007 earnings per share (1)	14.6x
Transaction price / Book value per share	162%
Transaction price / Tangible book value per share	490%
Tangible book premium/Core Deposits (2)	34.1%
1 Day market premium (3)	22.8%
1 Month market premium (4)	23.0%

(1)	Based upon median I/B/E/S estimates
(2)	Core deposits exclude time deposits with account balances greater than $100,000 and brokered CDs. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $14.6 billion over tangible book value by core deposits.
(3)	Based on North Fork’s closing price of $25.40 on March 10, 2006
(4)	Based on North Fork’s closing price of $25.34 on February 10, 2006

The aggregate transaction value was approximately $14.6 billion. Sandler O’Neill and Keefe Bruyette also calculated that North Fork stockholders would own approximately 25.0% of Capital One’s common shares outstanding upon consummation of the merger.

Stock Trading History. Sandler O’Neill and Keefe Bruyette reviewed the history of the publicly reported trading prices of North Fork’s and Capital One’s common stock. For the three-year period ended March 10, 2006, Sandler O’Neill and Keefe Bruyette compared the relative performance of North Fork’s common stock with the following:

•	the S&P 500 Index,

•	a “Selected Comparable Depositories” peer group (1) – a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill and Keefe Bruyette, and

•	a “Selected Comparably Depositories with Large Mortgage Operations” peer group (2) – a weighted average (by market capitalization) composite of publicly traded comparable depository institutions with large mortgage operations selected by Sandler O’Neill and Keefe Bruyette.

During the three-year period ended March 10, 2006, the relative performances were as follows:

North Fork’s Stock Performance

	Beginning Index Value March 10, 2003	Ending Index Value March 10, 2006
North Fork	100.00%	124.92%
Selected Comparable Depositories (1)	100.00	161.65
Selected Comparable Depositories (2) With Large Mortgage Operations	100.00	136.52
S&P 500 Index	100.00	158.71

(1)	Selected comparable depositories peer group includes AmSouth Bancorporation, Comerica Incorporated, Commerce Bancorp, Inc., KeyCorp, M&T Bank Corporation, Marshall & Ilsley Corporation, PNC Financial Services Group, Inc., Regions Financial Corporation, Sovereign Bancorp, Inc., UnionBanCal Corporation, Wachovia Corporation and Zions Bancorporation
(2)	Selected comparable depositories with large mortgage operations peer group includes First Horizon National Corporation, National City Corporation, Washington Mutual, Inc. and Wells Fargo & Company

For the three-year period ended March 10, 2006 and since Capital One’s announcement of its intent to acquire Hibernia Corporation on March 4, 2005, Sandler O’Neill and Keefe Bruyette compared the relative performance of Capital One’s common stock with the following:

•	the NASDAQ Financial 100 Index,

•	the S&P 500 Index, and

•	a selected peer group (3) –a weighted average (by market capitalization) composite of publicly traded financial institutions with large credit card operations selected by Sandler O’Neill and Keefe Bruyette.

During the three-year period ended March 10, 2006, the relative performances were as follows:

Capital One’s Stock Performance

	Beginning Index Value March 10, 2003	Ending Index Value March 10, 2006
Capital One	100.00%	332.54%
Selected Peer Group (3)	100.00	150.96
NASDAQ Financial 100 Index	100.00	157.86
S&P 500 Index	100.00	158.71

In the period following Capital One’s announcement of its definitive agreement to acquire Hibernia on March 4, 2006, the relative performances were as follows:

Capital One’s Stock Performance Since March 4, 2005

	Beginning Index Value March 4, 2005	Ending Index Value March 10, 2006
Capital One	100.0%	115.2%
Selected Peer Group (3)	100.0	100.3
NASDAQ Financial 100 Index	100.0	106.4
S&P 500 Index	100.0	104.9

(3)	Selected peer group includes Bank of America Corporation, Citigroup Inc., JPMorgan Chase & Co., Morgan Stanley, and Washington Mutual, Inc.

Comparable Company Analysis

Sandler O’Neill and Keefe Bruyette used publicly available information to compare selected financial and market trading information for North Fork and Capital One to various peer groups selected by Sandler O’Neill and Keefe Bruyette.

The “Selected Comparable Depositories” peer group for North Fork consisted of the following companies:

AmSouth Bancorporation	PNC Financial Services Group, Inc.
Comerica Incorporated	Regions Financial Corporation
Commerce Bancorp, Inc.	Sovereign Bancorp Inc.
KeyCorp	UnionBanCal Corporation
M&T Bank Corporation	Wachovia Corporation
Marshall & Ilsley Corporation	Zions Bancorporation

The “Selected Comparable Depositories with Large Mortgage Operations” peer group for North Fork consisted of the following companies:

First Horizon National Corporation	Washington Mutual, Inc.
National City Corporation	Wells Fargo & Company

The analysis compared publicly available financial information as of and for the twelve-month period ended December 31, 2005 and market trading information as of March 10, 2006. The table below compares the data for North Fork and the median data for the comparable peer groups.

Comparable Group Analysis

	North Fork	Comparable Depositories Peer Group Median	Comparable Depositories with Large Mortgage Operations Peer Group Median
Market Capitalization (in millions)	$11,862	$10,127	$31,443
Price/52-week high	84.7%	96.7%	90.0%
Total assets (in millions)	$57,617	$54,080	$242,758
Tangible equity/Tangible assets	5.8%	5.9%	6.0%
LTM return on average assets	1.59%	1.43%	1.30%
LTM return on average equity	10.36%	15.64%	17.57%
LTM return on average tangible equity	31.02%	22.73%	23.55%
LTM efficiency ratio	38.0%	60.6%	58.6%
Dividend yield	3.9%	2.6%	4.3%
Dividend payout ratio	45.3%	36.5%	48.8%
Price/Tangible book value per share	399%	294%	245%
Price/LTM earnings per share	12.6x	13.7x	11.4x
Price/Estimated 2006 earnings per share	13.4x	13.2x	11.3x
Price/Estimated 2007 earnings per share	11.9x	12.0x	10.5x

The “Selected Comparable Large Institutions with Credit Card Operations” peer group for Capital One consisted of the following companies:

Bank of America Corporation	Morgan Stanley(1)
Citigroup Inc.	Washington Mutual, Inc.
JPMorgan Chase & Co.

(1)	Financial data as of or for the period ending November 30, 2005

The selected comparable “Regional Banks Greater than $20 billion in Market Capitalization” peer group for Capital One consisted of the following companies:

BB&T Corporation	SunTrust Banks, Inc.
Fifth Third Bancorp	U.S. Bancorp
Golden West Financial Corporation	Wachovia Corporation
National City Corporation	Wells Fargo & Company
PNC Financial Services Group, Inc.

The selected comparable “Finance Companies” peer group for Capital One consisted of the following companies:

American Express Company	CompuCredit Corporation
AmeriCredit Corp.

The analysis compared publicly available financial information as of and for the twelve-month period ended December 31, 2005 (unless noted otherwise above) and market trading information as of March 10, 2006. The table below compares the data for Capital One and the median data for the comparable peer group.

Comparable Group Analysis

	Capital One	Comparable Large Institutions with Credit Card Operations Peer Group Median	Comparable Regional Banks Greater than $20 Billion in Market Cap Peer Group Median	Comparable Finance Companies Peer Group Median
Market Capitalization (in billions)	$27.1	$143.4	$21.5	$3.9
Price/52-week high	99.9%	95.1%	95.7%	91.1%
Total assets (in billions)	$88.7	$1,198.9	$142.4	$11.7
Tangible equity/Tangible assets	11.6%	5.1%	6.1%	16.4%
LTM return on average assets	2.95%	1.05%	1.50%	2.75%
LTM return on average equity	17.1%	17.0%	16.6%	23.6%
LTM return on average tangible equity	19.4%	20.6%	27.2%	28.8%
LTM efficiency ratio	55.5%	57.8%	58.2%	53.7%
Dividend yield	0.1%	3.7%	3.5%	0.0%
Dividend payout ratio	1.6%	45.8%	46.3%	0.0%
Price/Tangible book value per share	275%	244%	336%	303%
Price/LTM earnings per share	13.4x	11.3x	13.3x	15.9x
Price/Estimated earnings 2006 per share	11.7x	11.2x	12.2x	15.0x
Price/Estimated earnings 2007 per share	10.4x	10.1x	11.1x	13.1x

Analysis of Selected Merger Transactions

Sandler O’Neill and Keefe Bruyette reviewed 20 merger transactions announced from January 1, 2001 through March 10, 2006 involving commercial banks and savings institutions in the United States with announced transaction values greater than $1.75 billion:

Acquirer	Acquiree
Sovereign Bancorp, Inc.	Independence Community Bank Corp.
TD Banknorth Inc.	Hudson United Bancorp
Capital One Financial Corporation	Hibernia Corporation
TD Bank Financial Group	51% of Banknorth Group, Inc.
Wachovia Corporation	SouthTrust Corporation
SunTrust Banks, Inc.	National Commerce Financial Corporation
Royal Bank of Scotland Group, plc	Charter One Financial, Inc.
National City Corporation	Provident Financial Group, Inc.
North Fork Bancorporation, Inc.	GreenPoint Financial Corporation
Regions Financial Corporation	Union Planters Corporation
J.P. Morgan Chase & Co.	Bank One Corporation
Bank of America Corporation	FleetBoston Financial Corporation
BB&T Corporation	First Virginia Banks, Inc.
M&T Bank Corporation	Allfirst Financial, Inc.
Citigroup, Inc.	Golden State Bancorp Inc.
BNP Paribas Group	United California Bank
Washington Mutual, Inc.	Dime Bancorp, Incorporated
BNP Paribas Group	BancWest Corporation
First Union Corporation	Wachovia Corporation
Royal Bank of Canada	Centura Banks, Inc.

Sandler O’Neill and Keefe Bruyette reviewed the following multiples:

•	transaction price to last twelve months’ reported earnings per share,

•	transaction price to estimated earnings per share for the target companies’ current fiscal year,

•	transaction price to book value per share,

•	transaction price to tangible book value per share,

•	tangible book premium to core deposits,

•	current market price premium, and

•	premium to market price one month prior to announcement.

As illustrated in the following table, Sandler O’Neill and Keefe Bruyette compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Transaction Multiples

	Capital One / North Fork	Median of Selected Merger Transactions
Transaction price / LTM earnings per share	15.5x	17.5x
Transaction price / Estimated earnings per share (1)	16.4x	15.7x
Transaction price / Book value per share	162%	237%
Transaction price / Tangible book value per share	490%	329%
Tangible book premium / Core deposits (2)	34.1%	27.9%
Premium to current market price (3)	22.8%	20.5%
Premium to market price—1 month prior (4)	23.0%	23.3%

(1)	Based upon I/B/E/S estimates
(2)	Core deposits exclude time deposits with account balances greater than $100,000 and brokered CDs. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $14.6 billion over tangible book value by core deposits.
(3)	Based on North Fork’s closing price of $25.40 per share as of March 10, 2006
(4)	Based on North Fork’s closing price of $25.34 per share as of February 10, 2006

Discounted Cash Flow Analysis

Sandler O’Neill and Keefe Bruyette performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that North Fork could provide to equity holders through 2010 on a stand-alone basis, excluding the effects related to the merger. In performing this analysis, Sandler O’Neill and Keefe Bruyette used I/B/E/S estimates of per share net income of $1.90 for 2006 and $2.13 for 2007, and the I/B/E/S long-term growth rate of 9.5% thereafter. The range of values was determined by adding (1) the amount of excess capital North Fork held based on its December 31, 2005 financials assuming a tangible common equity to tangible assets ratio for North Fork of 5.50%, (2) the present value of North Fork’s dividendable earnings, net of earnings necessary to maintain a constant tangible common equity to tangible assets ratio for North Fork of 5.50% from January 1, 2006 through December 31, 2010, and (3) the present value of the “terminal value” of North Fork’s common stock. In calculating the terminal value of North Fork common stock, Sandler O’Neill and Keefe Bruyette applied multiples ranging from 11.0x to 14.0x to 2011 forecasted earnings. The dividend stream and the terminal value were then discounted back using discount rates ranging from 10.0% to 13.0%, which range Sandler O’Neill and Keefe Bruyette viewed as appropriate for a company with North Fork’s risk characteristics.

This analysis resulted in the following reference ranges of indicated per share values for North Fork common stock:

	Terminal Value Earnings per Share Multiples
Discount Rate	11.0x	12.0x	13.0x	14.0x
10.0%	$26.22	$27.98	$29.74	$31.50
11.0%	$25.19	$26.87	$28.55	$30.23
12.0%	$24.21	$25.82	$27.43	$29.03
13.0%	$23.28	$24.82	$26.36	$27.89

In addition, Sandler O’Neill and Keefe Bruyette performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Capital One could provide to equity holders through 2010 on a stand-alone basis, excluding the effects related to the merger. In performing this analysis, Sandler O’Neill and Keefe Bruyette used I/B/E/S estimates of per share net income of $7.70 for 2006, $8.62 for 2007, and $9.77 for 2008, and the I/B/E/S long-term growth rate of 13.3% thereafter. The range of values was determined by adding (1) the amount of excess capital Capital One held based on its December 31, 2005 financials assuming a tangible common equity to tangible managed assets ratio for Capital One of 7.50%, (2) the present value of Capital One’s dividendable earnings, net of earnings necessary to maintain a constant tangible common equity to tangible managed assets ratio for Capital One of 7.50% from January 1, 2006 through December 31, 2010, and (3) the present value of the “terminal value” of Capital One’s common stock. In calculating the terminal value of Capital One common stock, Sandler O’Neill and Keefe Bruyette applied multiples ranging from 9.5x to 13.5x to 2011 forecasted earnings. The dividend stream and the terminal value were then discounted back using discount rates ranging from 11.5% to 15.5%, which range Sandler O’Neill and Keefe Bruyette viewed as appropriate for a company with Capital One’s risk characteristics.

This analysis resulted in the following reference ranges of indicated per share values for Capital One common stock:

Terminal Value

Earnings per Share Multiples

Discount Rate	9.5x	10.5x	11.5x	12.5x	13.5x
11.5%	$105.91	$114.35	$122.79	$131.23	$139.67
12.5%	$101.72	$109.79	$117.86	$125.93	$134.00
13.5%	$97.75	$105.47	$113.19	$120.91	$128.63
14.5%	$93.97	$101.36	$108.75	$116.14	$123.52
15.5%	$90.37	$97.45	$104.52	$111.60	$118.67

In connection with their analyses, Sandler O’Neill and Keefe Bruyette considered and discussed with the North Fork board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill and Keefe Bruyette noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis

Sandler O’Neill and Keefe Bruyette analyzed certain potential pro forma effects of the merger, assuming:

•	the merger closes during the 4th quarter of 2006,

•	North Fork’s share are exchanged for an aggregate consideration of approximately 104 million shares of Capital One common stock and approximately $5.2 billion in cash,

•	unexercised stock options to purchase shares of North Fork common stock are converted into options to purchase Capital One common stock,

•	earnings per share projections in 2006, 2007 and 2008 for North Fork are consistent with per share estimates for those years as published by I/B/E/S and confirmed with North Fork management,

•	earnings per share projections in 2006, 2007 and 2008 for Capital One are consistent with per share estimates for those years published by I/B/E/S and confirmed with Capital One management,

•	certain purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), charges and transaction costs associated with the merger,

•	synergies are consistent with the estimates of the senior managements of North Fork and Capital One,

•	various financing costs associated with financing the cash consideration paid to North Fork stockholders, and

•	share repurchases associated with the merger;

For each of the years 2007 and 2008, Sandler O’Neill and Keefe Bruyette compared the EPS of Capital One common stock to the EPS, on both a GAAP basis and a cash basis, of the combined company common stock using the foregoing assumptions. The following table sets forth the results of the analysis:

	GAAP Basis Accretion / (Dilution)	Cash Basis Accretion / (Dilution)
2007 Estimated EPS	(4.9%)	(2.3%)
2008 Estimated EPS	0.4%	2.5%

The analyses indicated that the merger would be dilutive to Capital One’s projected 2007 GAAP EPS and cash EPS and accretive to Capital One’s projected 2008 GAAP EPS and cash EPS, in each case excluding estimated transaction costs. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Miscellaneous

North Fork has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $12,500,000, of which $5,000,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill will also receive a fee for rendering its opinion. North Fork has also agreed to reimburse certain of Sandler O’Neill reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

North Fork has agreed to pay Keefe Bruyette a transaction fee in connection with the merger of approximately $8,000,000, of which $3,000,000 will be paid concurrent with the mailing of the proxy statement and the balance of which is contingent, and payable, upon closing of the merger. North Fork has also agreed to reimburse certain of Keefe Bruyette’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Keefe Bruyette and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

Sandler O’Neill and Keefe Bruyette have provided certain other investment banking services to North Fork in the past and have each received compensation for such services. In addition, Sandler O’Neill and Keefe Bruyette may act as members of the selling group or in other similar capacities with respect to certain debt issuances or other financing transactions effected in connection with the merger for which they would receive customary compensation.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill and Keefe Bruyette may purchase securities from and sell securities to North Fork and Capital One and their affiliates. Sandler O’Neill and Keefe Bruyette may also actively trade the debt and/or equity securities of North Fork or Capital One or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of a Capital One Executive Officer in the Merger

J. Herbert Boydstun, the highest ranking executive of Capital One’s banking business, may have interests in the merger that are in addition to, or different from, the interests of Capital One stockholders generally.

Amended and Restated Employment Agreement with J. Herbert Boydstun

Capital One and J. Herbert Boydstun, who is the highest ranking executive of Capital One’s branch banking business and was the President and Chief Executive Officer of Hibernia Corporation prior to the merger of

Capital One and Hibernia, are parties to an employment agreement dated as of May 15, 2005. Such agreement provides that Mr. Boydstun shall serve as the highest ranking executive of Capital One’s banking business. Because Capital One and John Adam Kanas have agreed that Mr. Kanas will serve as the President of Capital One’s banking business following the completion of the merger, Capital One and Mr. Boydstun have negotiated to ensure that Mr. Boydstun’s employment with Capital One will continue on mutually agreed terms during a transition period prior to and following the merger, and have entered into an amended and restated employment agreement to effectuate those agreed terms. Upon the completion of the merger, Mr. Boydstun’s original employment agreement will terminate pursuant to its terms and the amended and restated employment agreement will become effective. If the merger is not completed on or before December 31, 2007, the amended and restated agreement will be deemed to be null and void and Mr. Boydstun’s original employment agreement will remain in place in full force and effect.

Pursuant to the new agreement, the term of Mr. Boydstun’s employment with Capital One will extend to April 1, 2007, unless terminated sooner in accordance with the terms of the agreement. During the term, Mr. Boydstun shall serve as an executive vice president of Capital One’s banking business at the same annual base salary provided under his existing employment agreement.

In addition, for fiscal 2006 Mr. Boydstun will receive an annual bonus with a target amount of $1,000,000 and a minimum amount of $600,000. If the merger is completed in 2006, a portion of Mr. Boydstun’s 2006 bonus will be paid to him on the effective date of the merger, as described below. During the term of the new agreement, Mr. Boydstun shall also continue to be eligible for the employee benefit arrangements made available to him by Capital One prior to the effective date of the merger. In addition, whether or not the merger is completed, from March 12, 2006 to March 31, 2007, Mr. Boydstun will receive a salary supplement of $50,000 per month in connection with his additional duties and responsibilities in support of the completion and implementation of the merger.

On the effective date of the merger, Mr. Boydstun will receive a lump-sum cash payment of $3,400,000 and, if the merger closes in 2006, a prorated portion of his 2006 bonus based on the period of the year elapsed prior to the completion of the merger (which will be subtracted from the total bonus paid to him at the end of the year). In addition, on the date on which his employment is scheduled to terminate (April 1, 2007), subject to his continued employment until such date, Mr. Boydstun will receive equity compensation awards with an aggregate target value of $2,300,000 that will immediately vest at grant.

On the date of the termination of Mr. Boydstun’s employment with Capital One, but not earlier than January 1, 2007, Mr. Boydstun will be entitled to receive a lump-sum cash payment that represents the actuarial equivalent of a lifetime annual cash retirement income benefit equal to the excess of (1) $600,000 over (2) the actuarial equivalent of certain other retirement benefits that will be payable or paid to Mr. Boydstun as of the date of termination. Mr. Boydstun’s existing employment agreement provides that he is entitled to receive such payment in the form of annual cash payments rather than a single lump sum. In addition, Mr. Boydstun will receive the pro rata amount of his 2007 annual bonus based on the target amount of $1,000,000. Consistent with the terms of his original employment agreement, Mr. Boydstun will also receive ongoing life insurance benefits and medical and dental benefits for him and his spouse and will be subject to confidentiality and non-competition and non-solicitation restrictions.

In the event that any payments to Mr. Boydstun under the amended and restated agreement become subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code” or the “Internal Revenue Code”), Mr. Boydstun will be entitled to an additional payment so that he remains in the same after-tax position he would have been in had the excise tax not been imposed. However, if Mr. Boydstun becomes subject to additional tax under Section 409A of the Code in connection with or as a result of any payments under the amended and restated agreement, he will not be entitled to any reimbursement from Capital One for such additional tax.

Interests of North Fork Executive Officers and Directors in the Merger

Some of the members of North Fork’s management, who are also directors of North Fork, have interests in the merger that are in addition to, or different from, the interests of North Fork stockholders generally, which are described below. The North Fork and Capital One boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Existing North Fork Change in Control Agreements

The three executive officers of North Fork, each of whom is also a director of North Fork, have previously entered into agreements with North Fork that contain change in control severance provisions. Under these agreements, if, during the two-year period following a change in control, the employment of a covered executive is terminated by the company without “cause” (as defined in the agreements) or by the covered executive voluntarily, the covered executive will be entitled to receive a lump sum payment of 299% of his “base amount” (as defined in Section 280G of the Code, which is generally defined as the average of the executive’s taxable income for the five years prior to the year in which the change in control occurs), minus the present value of any other payments and benefits that are contingent upon the change in control (excluding payments under the North Fork Performance Plan (described below) or in respect of equity award acceleration). Under the agreements, the executives are subject to a one-year non-competition covenant following their receipt of any severance payments pursuant to the agreements. The merger will be a change in control for purposes of these agreements and, in connection with the merger, the parties agreed that the payments under the agreements would be made immediately prior to completion of the merger, even if no termination of employment occurs. Assuming the merger is completed on October 1, 2006, the payment to each of the executive officers under the change in control agreements will be approximately $13.3 million for Mr. Kanas, $9.2 million for Mr. Bohlsen and $5.4 million for Mr. Healy, in each case less applicable withholding.

Restricted Share Agreements with Capital One

In connection with the execution of the merger agreement, Capital One entered into restricted share agreements with each of Messrs. Kanas and Bohlsen to be effective upon completion of the merger in consideration of their future service to Capital One, in the case of Mr. Kanas in the position of the president of Capital One’s banking business, and in the case of Mr. Bohlsen in the position of an executive vice president of the banking business, and the five year non-competition and non-solicitation covenants described below. These agreements each provide that, upon completion of the merger, the executive will be granted an award of Capital One restricted shares with a grant date fair market value of $24 million in the case of Mr. Kanas and $18 million in the case of Mr. Bohlsen. These restricted shares will vest and become free of restrictions on the third anniversary of the completion of the merger, subject to the executive’s continued employment with Capital One, although they will vest immediately if the executive’s employment terminates other than by reason of a termination by Capital One for “cause” or a termination by the executive without “good reason” (each as defined in the award agreements) and upon a transaction following completion of the merger that is a change of control of Capital One. If any amounts or benefits received under the restricted share agreements are subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the applicable executive to the after-tax position that he would have been in if the excise tax had not been imposed. The restricted share agreements also contain restrictive covenants that prohibit the executives from competing with Capital One or soliciting Capital One’s employees for a period of five years following the executive’s termination of employment from Capital One and from disclosing Capital One’s confidential information during their employment with Capital One and at any time thereafter.

Other Capital One Benefits

Upon the completion of the merger, Messrs. Kanas and Bohlsen, in connection with their employment with Capital One, will each receive a salary of $1 per year and employee benefits and perquisites commensurate with those provided to other similarly situated executive officers of Capital One. Messrs. Kanas and Bohlsen will not receive any other benefits in connection with their employment with Capital One.

Other North Fork Benefit Plans

North Fork sponsors a Performance Plan covering its executives and key employees that provides that an incentive pool may be established upon a change in control of North Fork, if the change in control transaction results in the payment of a premium for the North Fork common stock at or above a level relating to the transaction price in acquisitions of comparable financial institutions, as determined by the Compensation Committee. The maximum amount of the incentive pool is 3% of the premium payable for North Fork common stock over the median acquisition price payable in acquisitions of comparable financial institutions during the preceding two years (based on the per-share price of the acquired entity’s common stock on a fully diluted basis as a multiple of such entity’s tangible book value per share). The plan provides that North Fork will pay on behalf of each participating executive officer who receives a payment under the plan, which could include Messrs. Kanas, Bohlsen and Healy, an additional payment to restore the executive to the after-tax position that he would have been in if the 20% excise tax under Section 4999 of the Code had not been imposed. The merger will be a change in control for purposes of the plan and, in connection with the approval of the merger, it was determined that the incentive pool will equal $50 million (inclusive of all tax gross-ups). At the time of the approval of the merger, each of Messrs. Kanas, Bohlsen and Healy relinquished his right to participate in the plan and, as such, it was resolved that no portion of the incentive pool will be allocable to any of them. Accordingly, none of Messrs. Kanas, Bohlsen or Healy will receive any payments under the plan.

North Fork sponsors a supplemental executive retirement plan (SERP) that acts as a make-whole plan for its underlying defined benefit cash balance plan and 401(k) savings plan. The SERP restores the full level of retirement benefits that the participants in the plan (Messrs. Kanas, Bohlsen and Healy) would have been entitled to receive under the qualified plans absent the limitations imposed by the Code. In the ordinary course, North Fork contributes the amounts accrued or allocable to the three executive officers under the SERP to a secular trust and pays the applicable tax authorities on each executive’s behalf the income taxes that arise upon such funding. The SERP provides that in the event of a change in control, North Fork will contribute to the secular trust funding the SERP an amount equal to five times the amount required to be contributed for the prior plan year with respect to each participant and, pursuant to the general terms of the SERP, an income tax gross-up on these amounts will be paid to the applicable tax authorities on each participant’s behalf. The merger will be a change in control for purposes of the plan. Assuming the merger is completed on October 1, 2006 and a North Fork common stock price of $31.18, it is currently estimated that the amount of the contribution for each of the executive officers will be approximately $1.05 million for Mr. Kanas, $750,000 for Mr. Bohlsen and $500,000 for Mr. Healy, and the amount of the income tax gross-up payable to the applicable tax authorities on behalf of each executive officer will be approximately $800,000 for Mr. Kanas, $575,000 for Mr. Bohlsen and $400,000 for Mr. Healy.

Equity-Based Awards

The merger agreement provides that, upon completion of the merger, each outstanding and unexercised stock option to acquire shares of North Fork common stock, and each share of North Fork restricted common stock and deferred North Fork share will cease to represent the right to acquire or receive shares of North Fork common stock and will be converted into a right to acquire or receive the number of shares of Capital One common stock equal to the product of the number of shares of North Fork common stock covered by the North Fork equity award and the exchange ratio (or in the case of restricted stock, the merger consideration elected by the holder of such restricted share pursuant to the election process applicable to North Fork common stockholders generally), with the per share exercise price of each converted stock option equalling its pre-merger per share exercise price divided by the exchange ratio. See “The Merger Agreement—Stock Options And Other Stock-Based Awards.”

Assuming the merger is completed on October 1, 2006, all stock options held by the three executive officers will already be fully vested in accordance with the terms of the applicable stock option award agreements with North Fork and, accordingly, the merger will not result in the accelerated vesting of any of their options. Pursuant to the terms of the restricted stock award agreements with North Fork, the North Fork restricted common stock awards granted before the announcement of the merger to North Fork’s three executive officers fully vest and become free of restrictions on the earlier of a change in control and the executive’s retirement, death or disability. Accordingly, the merger will result in the accelerated vesting of all outstanding restricted stock awards held by the three executive officers. Pursuant to the terms of the deferred share arrangements, the deferred North Fork shares held by the three executive officers are already fully vested and, as such, the merger will not result in the accelerated vesting of any of these shares, although it will accelerate the distribution of common stock in settlement of the deferred shares, which distributions would have otherwise generally occurred upon the executive’s death or other termination of employment.

Assuming the merger is completed on October 1, 2006, (1) the number of unvested stock options to acquire shares of North Fork common stock and the number of shares of North Fork common stock underlying restricted stock awards held by the North Fork executive officers that will become fully vested and/or free of restrictions in connection with the completion of the merger, and (2) the number of shares of North Fork common stock underlying deferred shares that will be settled in connection with the completion of the merger, is as follows:

Executive Officer	Number of Shares Underlying Unvested North Fork Options	Number of Restricted North Fork Shares	Number of Deferred North Fork Shares
Mr. Kanas	0	2,137,704	292,235
Mr. Bohlsen	0	1,192,348	162,734
Mr. Healy	0	698,977	133,879

The terms of the North Fork restricted stock award agreements and the deferred share agreements with the executive officers also provide that upon the vesting of the restricted stock awards or the distribution of shares of common stock upon settlement of the deferred shares, as applicable, the executive is entitled to an additional payment equal to the amount of any taxes, including the 20% excise tax on change of control parachute payments, imposed upon the executive in connection with the vesting or distribution of such shares. Assuming the merger is completed on October 1, 2006 and a North Fork common stock price of $31.18, it is currently estimated that the aggregate amount of the income and excise tax gross-ups payable to the applicable tax authorities on behalf of each of the executive officers will be approximately $122 million for Mr. Kanas, $40 million for Mr. Bohlsen and $26 million for Mr. Healy.

The non-employee directors of North Fork do not hold any stock options or other equity-based awards that will vest or become free of restrictions as a result of the completion of the merger.

Capital One Board of Directors after the Merger

Upon completion of the merger, Capital One will take the actions as may be reasonably required to appoint John Adam Kanas, the current President and Chief Executive Officer of North Fork, to the Capital One board of directors to the class of directors whose term expires at Capital One’s 2009 annual meeting of stockholders.

Stock Exchange Listing

Listing of Capital One Common Stock

It is a condition to the merger that the shares of Capital One common stock issuable in connection with the merger be authorized for listing on the New York Stock Exchange subject to official notice of issuance.

Delisting of North Fork Common Stock

If the merger is completed, North Fork common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Appraisal Rights

Delaware law entitles the holders of shares of North Fork common stock, who follow the procedures specified in Section 262 of the Delaware General Corporation Law, to have these shares appraised by the Delaware Court of Chancery and to receive “fair value” of these shares as of completion of the merger in place of the merger consideration, as determined by the court.

In order to exercise such rights, a holder must demand and perfect the rights in accordance with Section 262.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex G to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the meeting of stockholders to vote on the approval and adoption of the merger agreement. A copy of Section 262 must be included with such notice. This document constitutes North Fork’s notice to the holders of shares of North Fork common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you are a North Fork stockholder and wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex G to this document since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Any North Fork stockholder wishing to exercise the right to demand appraisal under Section 262 must satisfy the following three conditions:

•	deliver to North Fork a written demand for appraisal of your shares of North Fork common stock before the vote with respect to the approval and adoption of the merger agreement is taken;

•	not vote in favor of the approval and adoption of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement. Therefore, a North Fork stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against approval and adoption of the merger agreement or abstain from voting on the merger agreement. Voting against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be made in addition to and separate from any proxy you deliver or vote you cast in person; and

•	continuously hold your shares of North Fork common stock through the completion of the merger.

If you fail to comply with these three conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of North Fork common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of North Fork common stock.

All demands for appraisal should be addressed to the Secretary of North Fork at 275 Broadhollow Road, Melville, New York, 11747 before the vote on the merger agreement is taken at the North Fork annual meeting, and should be executed by, or on behalf of, the record holder of the shares for which appraisal rights are being exercised. The demand must reasonably inform North Fork of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of North Fork common stock. If your shares of North Fork common stock are held through a broker, bank, nominee or other third party and you wish to demand appraisal rights, you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section.

Within 10 days after the effective date of the merger, Capital One must give written notice that the merger has become effective to each North Fork stockholder who has properly filed a written demand for appraisal. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for his or her shares of North Fork common stock. Within 120 days after the effective date, either Capital One or any holder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of

Chancery demanding a determination of the fair value of the shares held by all holders entitled to appraisal. Capital One has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a North Fork stockholder to file such a petition within the period specified could nullify the North Fork stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to North Fork, North Fork will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. After notice to dissenting North Fork stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those North Fork stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the North Fork stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any North Fork stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that North Fork stockholder.

After determination of the North Fork stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares of North Fork common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the holders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of North Fork common stock.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a North Fork stockholder, the Chancery Court may order all or a portion of the expenses incurred by any North Fork stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any North Fork stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the North Fork stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that North Fork stockholder to appraisal will cease and that holder will be entitled to receive the merger consideration for his, her or its shares of North Fork common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

Under the merger agreement, if any dissenting North Fork stockholder fails to perfect or has effectively withdrawn or lost its appraisal rights before the election deadline, each of such holder’s shares of North Fork common stock will be deemed to be non-election shares unless such stockholder makes a valid election before the election deadline. If any dissenting North Fork stockholder fails to perfect or has effectively withdrawn or lost its appraisal rights after the election deadline, each of such holder’s shares of North Fork common stock will be converted, as of the effective time of the merger, into the right to receive only the stock consideration or only the cash consideration or a combination of both the stock consideration and the cash consideration, as determined by Capital One in its sole discretion. For further details on the “election deadline,” “non-election shares,” the “effective time,” “stock consideration” and “cash consideration,” see “The Merger Agreement—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration,” “—Effective Time and Completion of the Merger” and “—Consideration To Be Received in the Merger.”

Any dissenting North Fork stockholder who perfects its rights to be paid the value of its shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Merger.” Any cash ultimately paid to a dissenting North Fork stockholder who perfects its rights to be paid the fair value of its shares will be considered cash consideration paid for purposes of the limit on cash to be paid to North Fork stockholders in the merger described under “The Merger Agreement—Consideration To Be Received in the Merger.”

In view of the complexity of Section 262, holders of shares of North Fork common stock who may wish to dissent from the merger and pursue appraisal rights should promptly consult their legal advisors.

ACCOUNTING TREATMENT

The merger will be accounted for using the purchase method of accounting with Capital One treated as the acquiror. Under this method of accounting, North Fork’s assets and liabilities will be recorded by Capital One at their respective fair values as of the closing date of the merger. Financial statements of Capital One issued after the merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of North Fork.

REGULATORY APPROVALS

Capital One and North Fork have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board and various state regulatory authorities. Capital One and North Fork have completed, or will complete, the filing of all applications and notices required in order to complete the merger.

Federal Reserve Board

The merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the “BHCA.” The BHCA prohibits the Federal Reserve Board from approving a merger under Section 3 of the BHCA if (1) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Section 3 of the BHCA requires the Federal Reserve Board, when considering transactions such as the merger, to consider the financial and managerial resources of Capital One and North Fork and their depository institution subsidiaries, the effect of the merger on the convenience and needs of the communities to be served, and the institutions’ effectiveness in combating money laundering activities. As part of its consideration of these factors, we expect that the Federal Reserve Board will consider the regulatory status of Capital One, F.S.B., Capital One Bank, Capital One, National Association, North Fork Bank and Superior Savings of New England, N.A., including legal and regulatory compliance and the adequacy of the capital levels of the parties and the resulting institution.

Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board will take into account the records of performance of the insured depository institution subsidiaries of Capital One and North Fork in meeting the credit needs of the communities served by such institutions, including low and moderate income neighborhoods. Each of the depository institution subsidiaries of Capital One and North Fork has received either an outstanding or a satisfactory rating in its most recent Community Reinvestment Act performance evaluation from its federal regulator.

The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Office of the Comptroller of the Currency, which we refer to as the “OCC,” and the Federal Deposit Insurance Corporation, which we refer to as the “FDIC.” The OCC and the FDIC have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the OCC or FDIC within this 30-day period. A copy of the application is also provided to the United States Department of Justice, or “DOJ,” which will review the merger for adverse effects on competition. Furthermore, applicable federal law provides for the publication of notice and opportunity for public comment on the application. The Federal Reserve Board frequently receives comments and protests from community groups and others and may, in its discretion, choose to hold public hearings or a meeting on the application. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

The merger may not be completed until the 30th day after the Federal Reserve Board has approved the transaction, which may be reduced to 15 days by the Federal Reserve Board with the concurrence of the Attorney General of the United States. The commencement of an antitrust action by the DOJ would stay the effectiveness of the Federal Reserve Board’s approval unless a court specifically orders otherwise.

Other Notices and Approvals

The merger is also subject to the prior approval of the New York State Banking Department under the New York Banking Law. In determining whether to approve the application, the New York State Banking Department is required to consider, among other factors: (1) whether the merger would be consistent with adequate or sound banking and would not result in concentration of assets beyond limits consistent with effective competition; and (2) whether the merger may result in such a lessening of competition as to be injurious to the interest of the public or tend toward monopoly. The New York State Banking Department is also required to consider the public interest and the needs and convenience of the public, including each party’s CRA record. Further, it is the policy of the State of New York to: ensure the safe and sound conduct of banking organizations; conserve assets of banking organizations; prevent hoarding of money; eliminate unsound and destructive competition among banking organizations; and maintain public confidence in the business of banking and protect the public interest and the interests of depositors, creditors, and stockholders.

Approvals also will be required from certain other regulatory authorities, including the Virginia Bureau of Financial Institutions. Prior to granting its approval of the merger, the Virginia Bureau of Financial Institutions is required to determine that the merger will not affect detrimentally the safety or soundness of Capital One Bank. The change in ownership of the registered broker-dealer controlled by North Fork is subject to review by various regulatory and self-regulatory organizations, including the SEC and the National Association of Securities Dealers, Inc. In addition, notifications and/or applications requesting approval must be submitted to various state banking and other regulatory authorities in connection with the change in control of certain North Fork subsidiaries including North Fork’s licensed mortgage, finance and insurance subsidiaries.

We cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of such approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. We also cannot assure you that the Department of Justice will not attempt to challenge the transaction on antitrust grounds or for other reasons and, if such a challenge is made, we cannot assure you as to its result. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. See “The Merger Agreement—Conditions to Complete the Merger.”

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

LITIGATION RELATING TO THE MERGER

On March 15, 2006, a putative class action complaint was filed on behalf of the public stockholders of North Fork against North Fork and each of its directors in the Supreme Court of New York, New York County, entitled Lasker v. Kanas et al. (Index No. 06-103557). On March 16, 2006, a putative class action complaint was filed on behalf of the public stockholders of North Fork against North Fork and each of its directors in the Supreme Court of New York, Nassau County, entitled Showers v. Kanas et al. (Index No. 06-004624). Two further putative class actions on behalf of the public stockholders of North Fork were subsequently filed, one in the Supreme Court of New York, Nassau County on March 21, 2006 (entitled New Jersey Building Laborers Pension & Annuity Fund v. Kanas et al., Index No. 06-004786), and another in the Supreme Court of New York, New York County on April 12, 2006 (entitled Gold v. Kanas, et al., Index No. 06-105091). By an order of the Court dated May 22, 2006, the Showers action and the New Jersey Building action were consolidated in the Supreme Court, Nassau County under the Index No. 06-004624. By an order of the Court dated May 31, 2006, the Lasker action and the Gold action were consolidated in the Supreme Court, New York County under the Index No. 06-103557. Defendants in these New York State lawsuits have moved to consolidate the New York County and Nassau County actions in New York County, and this motion for consolidation will be heard by the Court on July 6, 2006.

The complaints in these actions allege, among other things, that the directors of North Fork breached their fiduciary duties by failing to maximize stockholder value in the transaction. Among other things, the complaints seek class action status, a court order enjoining North Fork and its directors from proceeding with or consummating the merger, and the payment of attorneys’ and experts’ fees. North Fork intends to defend these lawsuits vigorously.

On March 16, 2006, Carol Fisher, a purported stockholder of North Fork, filed a complaint in the United States District Court for the Eastern District of New York against North Fork, John A. Kanas, John Bohlsen, and Daniel M. Healy entitled Fisher v. Kanas et al., No. 06-CV-1187. As amended on April 21, 2006, the Fisher action alleges that North Fork and certain of its directors violated Section 14(a) and/or Section 20(a) of the Securities Exchange Act and breached common law fiduciary duties by failing to cause certain information relating to North Fork’s executive compensation arrangements (including certain change-in-control provisions) to be disclosed in certain public filings. Among other things, the Fisher complaint seeks an injunction against certain compensation payments and the payment of attorneys’ fees. On June 12, 2006, defendants moved to dismiss the Fisher action for failure to state a claim on which relief can be granted and for lack of subject matter jurisdiction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of North Fork common stock. This discussion addresses only those holders that hold their North Fork common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who are not citizens or residents of the United States;

•	persons that hold North Fork common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of North Fork common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, Treasury regulations promulgated pursuant to the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed in this document.

Holders of North Fork common stock should consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of North Fork common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

Tax Consequences of the Merger Generally

Capital One and North Fork have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Capital One’s obligation to complete the merger that Capital One receive an opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to North Fork’s obligation to complete the merger that North Fork receive an opinion of its counsel, Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from Capital One and North Fork. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal

Revenue Service. Neither Capital One nor North Fork intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. It is assumed for purposes of the remainder of the discussion in this section that each counsel will deliver such an opinion. Based on the conclusion therein, the following material U.S. federal tax consequences will result from the merger:

•	for a U.S. holder who exchanges all of its shares of North Fork common stock solely for shares of Capital One common stock in the merger, no gain or loss will be recognized, except with respect to cash received in lieu of a fractional share of Capital One common stock (see discussion below under “—Cash Received in Lieu of a Fractional Share of Capital One Common Stock”);

•	for a U.S. holder who exchanges all of its shares of North Fork common stock solely for cash in the merger, whether as a result of the U.S. holder’s election to receive cash in the merger or as a dissenting stockholder, capital gain or loss equal to the difference between the amount of cash received (other than, in the case of a dissenting stockholder, amounts, if any, which are or are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and its tax basis in the North Fork common stock generally will be recognized. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of North Fork common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. A dissenting stockholder may be required to recognize any gain or loss in the year the merger closes, irrespective of whether the dissenting stockholder actually receives payment for his or her shares in that year. In some cases, such as if the U.S. holder actually or constructively owns Capital One common stock immediately before the merger, such cash received in the merger could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Internal Revenue Code, in which case such cash received would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder;

•	for a U.S. holder who exchanges its shares of North Fork common stock for a combination of Capital One common stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) will be recognized, and the gain recognized will be equal to the lesser of:

•	the excess, if any, of:

–	the sum of the cash and the fair market value of the Capital One common stock the U.S. holder received in the merger, over

–	the tax basis in the shares of North Fork common stock surrendered by the U.S. holder in the merger, or

•	the amount of cash received;

•	for a U.S. holder who acquired different blocks of North Fork common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the merger, and a loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares;

•	if a U.S. holder has differing bases or holding periods in respect of shares of North Fork common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Capital One common stock received in the merger;

•

any capital gain or loss generally will be long-term capital gain or loss if the U.S. holder held the shares of North Fork common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. In some cases, such as if the U.S. holder actually or constructively owns Capital One common stock immediately before the merger, such gain could be treated as having the effect of the distribution of a dividend, under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as ordinary dividend income. These rules are complex and dependent upon the specific factual circumstances particular to each U.S. holder. Consequently, each U.S. holder that may be subject to those rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder; and

•	no gain or loss will be recognized by Capital One or North Fork in the merger.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the Capital One common stock received in the merger, including any fractional share interests deemed received by the U.S. holder under the treatment described below, will equal its aggregate tax basis in the North Fork common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized in the merger (excluding any gain resulting from the deemed receipt and redemption of a fractional share interest), and decreased by the amount of cash, if any, received in the merger (excluding any cash received in lieu of a fractional share interest). The holding period for the shares of Capital One common stock received in the merger generally will include the holding period for the shares of North Fork common stock exchanged therefor.

Cash Received in Lieu of a Fractional Share of Capital One Common Stock

A U.S. holder who receives cash in lieu of a fractional share of Capital One common stock will be treated as having received the fractional share of Capital One common stock pursuant to the merger and then as having exchanged the fractional share of Capital One common stock for cash in a redemption by Capital One. In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend. The determination of whether a redemption is essentially equivalent to a dividend depends upon whether and to what extent the redemption reduces the U.S. holder’s deemed percentage stock ownership of Capital One. While this determination is based on each U.S. holder’s particular facts and circumstances, the Internal Revenue Service has ruled that a redemption is not essentially equivalent to a dividend and will therefore result in sale or exchange treatment in the case of a stockholder of a publicly held company whose relative stock interest is minimal and who exercises no control over corporate affairs if the redemption results in any actual reduction in the stock interest of the stockholder. As a result, the redemption of a fractional share of Capital One common stock is generally treated as a sale or exchange and not as a dividend, and a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share of Capital One common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

Reporting Requirements

A U.S. holder who receives Capital One common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with its United States federal income tax returns for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this document and is incorporated into this document by reference. You should read the merger agreement in its entirety, as it is the legal document governing this merger.

The Merger

Each of the Capital One board of directors and the North Fork board of directors has unanimously approved the merger agreement, which provides for the merger of North Fork with and into Capital One. Capital One will be the surviving corporation in the merger. Each share of Capital One common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Capital One, and each share of North Fork common stock issued and outstanding at the effective time of the merger will be converted into either cash or Capital One common stock, as described below. See “—Consideration To Be Received in the Merger.”

The Capital One certificate of incorporation will be the certificate of incorporation, and the Capital One bylaws will be the bylaws, of the combined company after the completion of the merger. The merger agreement provides that Capital One may change the structure of the merger if consented to by North Fork (but North Fork’s consent cannot be unreasonably withheld). No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax consequences to North Fork stockholders in the merger, or materially impede or delay completion of the merger.

Effective Time and Completion of the Merger

The completion of the merger is expected to take place on October 1, 2006, provided that on September 29, 2006 the conditions to the merger have been satisfied or waived. If such conditions are not satisfied or waived on September 29, 2006 but are satisfied or waived on October 31, 2006, the merger will be completed on November 1, 2006. If such conditions are not satisfied or waived on either of such dates, the merger will be completed on the second business day immediately thereafter following the date on which such conditions have been satisfied or waived. We will file a certificate of merger with the Secretary of State of the State of Delaware that will provide that the merger will be completed and become effective at 12:01 a.m. on October 1, 2006 or November 1, 2006, or such later time as we may agree to specify in the certificate of merger in accordance with Delaware law.

We currently expect that the merger will be completed on October 1, 2006, subject to Capital One and North Fork stockholders’ approval and adoption of the merger agreement, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods prior to such date. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Capital One and North Fork will obtain the required approvals or complete the merger.

Board of Directors of the Surviving Corporation

Upon completion of the merger, Capital One will take such actions as may be reasonably required to appoint North Fork’s president and chief executive officer, John Adam Kanas, to its board of directors, in the class of directors with its term expiring at the 2009 annual meeting of Capital One’s stockholders and, if necessary, will increase the size of the board of directors to permit this appointment.

Consideration To Be Received in the Merger

As a result of the merger each North Fork stockholder will have the right, with respect to each share of North Fork common stock held, to elect to receive merger consideration consisting of either cash or shares of

Capital One common stock, subject to adjustment as described below. The aggregate value of the merger consideration will fluctuate with the market price of Capital One common stock and will be determined based on the average of the closing prices of Capital One common stock for the five trading days ending on the day before the date of completion of the merger.

Whether a North Fork stockholder makes a cash election or a stock election, the value of the consideration that such stockholder will receive as of the completion date will be substantially the same based on the average Capital One closing price used to calculate the merger consideration. A chart showing the cash and stock merger consideration at various assumed average closing prices of Capital One common stock is provided on page [    ] of this document.

The form of election will be mailed to North Fork stockholders at least 20 business days before the anticipated election deadline, as described more fully below under “—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Form of Election.” North Fork stockholders must return their properly completed and signed form of election to the exchange agent prior to the election deadline. If you are a North Fork stockholder and you do not return your form of election by the election deadline or improperly complete or do not sign your form of election, you will receive cash, shares of Capital One common stock or a mixture of cash and shares of Capital One common stock, based on what is available after giving effect to the valid elections made by other stockholders, as well as the adjustment described below.

If you are a North Fork stockholder, you may specify different elections with respect to different shares held by you (for example, if you have 100 shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Cash Election

The merger agreement provides that each North Fork stockholder who makes a valid cash election will have the right to receive, in exchange for each share of North Fork common stock held by such holder, an amount in cash equal to the Per Share Amount (determined as described below). We sometimes refer to this cash amount as the “cash consideration.” Based on the average of the closing prices of Capital One common stock for the five trading days ending [                    ], 2006 if the merger had been completed on [                    ], 2006, the cash consideration would have been approximately $[            ]. The aggregate amount of cash that Capital One has agreed to pay to all North Fork stockholders in the merger is fixed at $5.2 billion and as a result, even if a North Fork stockholder makes a cash election, that holder may nevertheless receive a mix of cash and stock.

The “Per Share Amount” is the amount, rounded to three decimal places, obtained by adding (A) $11.25 and (B) the product, rounded to three decimal places, of 0.2216 times the Capital One Closing Price.

The “Capital One Closing Price” is the average, rounded to three decimal places, of the closing sale prices of Capital One common stock on the NYSE for the five trading days immediately preceding the date of the effective time of the merger.

Stock Election

The merger agreement provides that each North Fork stockholder who makes a valid stock election will have the right to receive, in exchange for each share of North Fork common stock held, a fraction of a share of Capital One common stock equal to the Exchange Ratio (determined as described below). We sometimes refer to such fraction of a share of Capital One common stock as the “stock consideration.” Based on the average of the closing prices of Capital One common stock for the five trading days ended [                    ], 2006, if the merger had been completed on [                    ], 2006, the stock consideration would have been 0.[            ] of a share of Capital One common stock. The total number of shares of Capital One common stock that will be issued in the merger is fixed, subject to corresponding increases if shares of North Fork common stock are issued upon the exercise of outstanding North Fork stock options, upon vesting of other stock-settled awards or as otherwise permitted by the merger agreement, prior to completion of the merger. As a result, even if a North Fork stockholder makes a stock election, that holder may nevertheless receive a mix of cash and stock.

The “Exchange Ratio” is defined in the merger agreement as the quotient, rounded to four decimal places, obtained by dividing the Per Share Amount (determined as described above) by the Capital One Closing Price (as described above).

No fractional shares of Capital One common stock will be issued to any holder of North Fork common stock upon completion of the merger. For each fractional share that would otherwise be issued, Capital One will pay cash in an amount equal to the fraction multiplied by the Capital One Closing Price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares. The cash to be paid in respect of fractional shares is not included in the aggregate cash limit described above under “—Cash Election.”

Non-Election Shares

If you are a North Fork stockholder and you do not make an election to receive cash or Capital One common stock in the merger, your elections are not received by the exchange agent by the election deadline, or your forms of election are improperly completed and/or are not signed, you will be deemed not to have made an “election.” Stockholders not making an election may be paid in only cash, only Capital One common stock or a mix of cash and shares of Capital One common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other North Fork stockholders using the proration adjustment described below.

Proration

The total number of shares of Capital One common stock that will be issued in the merger is approximately [            ] million, based on the number of shares of North Fork common stock outstanding on [                    ], 2006, and the cash that will be paid in the merger is fixed at $5.2 billion. As a result, if more North Fork stockholders make valid elections to receive either Capital One common stock or cash than is available as merger consideration under the merger agreement, those North Fork stockholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately reduced and will receive a portion of their consideration in the other form, despite their election. If the number of shares of North Fork common stock outstanding increases prior to the date of completion of the merger due to the issuance of shares of North Fork common stock upon the exercise of outstanding North Fork stock options, the vesting of other stock-settled awards or as otherwise permitted by the merger agreement, the aggregate number of Capital One shares to be issued as consideration in the merger will be increased accordingly. Subject to this potential increase, the total number of shares of Capital One common stock that will be issued in the merger is fixed. The cash and stock elections are subject to adjustment to preserve the limitations described above on the stock and cash to be issued and paid in the merger. As a result, if you make an election to receive only stock or only cash, you may nevertheless receive a mix of cash and stock.

Adjustment if Cash Pool is Oversubscribed

Stock may be issued to North Fork stockholders who make cash elections if the available $5.2 billion cash pool is oversubscribed. The total number of shares of North Fork common stock for which valid cash elections are made is referred to as the “Cash Election Number.” The number of shares of North Fork common stock that will be converted into the right to receive cash in the merger, which we refer to as the “Cash Conversion Number,” is equal to the quotient obtained by dividing (1) $5.2 billion by (2) the Per Share Amount. For example, if the Per Share Amount were $29.00, the Cash Conversion Number would be approximately 179,310,345 ($5.2 billion /$29.00), meaning that approximately 179,310,345 shares of North Fork common stock must be converted into the right to receive $29.00 in cash, regardless of whether North Fork stockholders have made cash elections for a greater or lesser number of shares of North Fork common stock.

If the Cash Election Number is greater than the Cash Conversion Number, the cash election is oversubscribed. If the cash election is oversubscribed, then:

•	a North Fork stockholder making a stock election, no election or an invalid election will receive the stock consideration for each share of North Fork common stock as to which it made a stock election, no election or an invalid election; and

•	a North Fork stockholder making a cash election will receive:

•	the cash consideration for a number of shares of North Fork common stock equal to the product obtained by multiplying (1) the number of shares of North Fork common stock for which such stockholder has made a cash election by (2) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number; and

•	the stock consideration for the remaining shares of North Fork common stock for which the stockholder made a cash election.

Example of Oversubscription of Cash Pool

Assuming that:

•	the Cash Conversion Number was 50 million, and

•	the Cash Election Number was 100 million (in other words, only 50 million shares of North Fork common stock can receive the cash consideration, but North Fork stockholders have made cash elections with respect to 100 million shares of North Fork common stock), then a North Fork stockholder making a cash election with respect to 1,000 shares of North Fork common stock would receive the cash consideration with respect to 500 shares of North Fork common stock (1,000x50/100) and the stock consideration with respect to the remaining 500 shares of North Fork common stock. Therefore, if the Capital One Closing Price was equal to $80.00, that North Fork stockholder would receive 181 shares of Capital One common stock and approximately $14,497 in cash (including cash in lieu of fractional shares).

Adjustment if the Cash Pool is Undersubscribed

Cash may be issued to stockholders who make stock elections if the available $5.2 billion cash pool is undersubscribed. If the Cash Election Number is less than the Cash Conversion Number, the cash election is undersubscribed. The amount by which the Cash Election Number is less than the Cash Conversion Number is referred to as the “Shortfall Number.” If the cash election is undersubscribed, then all North Fork stockholders making a cash election will receive the cash consideration for all shares of North Fork common stock as to which they made a cash election. North Fork stockholders making a stock election, North Fork stockholders who make no election and North Fork stockholders who failed to make a valid election will receive cash and/or Capital One common stock based in part on whether the Shortfall Number is lesser or greater than the number of non-election shares, as described below.

Scenario 1: Undersubscription of Cash Pool and Shortfall Number is Less than or Equal to Number of Non-Election Shares. If the Shortfall Number is less than or equal to the number of non-election shares, then:

•	a North Fork stockholder making a stock election will receive the stock consideration for each share of North Fork common stock as to which it made a stock election; and

•	a North Fork stockholder who made no election or who did not make a valid election with respect to any of its shares will receive:

•	the cash consideration with respect to the number of shares of North Fork common stock equal to the product obtained by multiplying (1) the number of non-election shares held by such North Fork stockholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election shares; and

•	the stock consideration with respect to the remaining non-election shares held by such stockholder.

Example of Scenario 1

Assuming that:

•	the Cash Conversion Number is 50 million,

•	the Cash Election Number is 20 million (in other words, 50 million shares of North Fork common stock must be converted into cash consideration but North Fork stockholders have made a cash election with respect to only 20 million shares of North Fork common stock, so the Shortfall Number is 30 million), and

•	the total number of non-election shares is 40 million,

then a North Fork stockholder that has not made an election with respect to 1,000 shares of North Fork common stock would receive the per share cash consideration with respect to 750 shares of North Fork common stock (1,000x30/40) and the per share stock consideration with respect to the remaining 250 shares of North Fork common stock. Therefore, if the Capital One Closing Price was equal to $80.00, that North Fork stockholder would receive 90 shares of Capital One common stock and approximately $21,778 in cash (including cash in lieu of fractional shares).

Scenario 2: Undersubscription of Cash Pool and Shortfall Number Exceeds Number of Non-Election Shares. If the Shortfall Number exceeds the number of non-election shares, then:

•	a North Fork stockholder who made no election or who has not made a valid election will receive the cash consideration for each share of North Fork common stock for which it did not make a valid election; and

•	a North Fork stockholder making a stock election will receive:

•	The cash consideration with respect to the number of shares of North Fork common stock equal to the product obtained by multiplying (1) the number of shares of North Fork common stock with respect to which the stockholder made a stock election by (2) a fraction, the numerator of which is equal to the amount by which the Shortfall Number exceeds the number of non-election shares and the denominator of which is equal to the total number of stock election shares; and

•	stock consideration with respect to the remaining shares of North Fork common stock held by such stockholder as to which it made a stock election.

Example of Scenario 2

Assuming that:

•	the Cash Conversion Number is 50 million,

•	the Cash Election Number is 20 million (in other words, 50 million shares of North Fork common stock must be converted into the cash consideration but North Fork stockholders have made a cash election with respect to only 20 million shares of North Fork common stock, so the Shortfall Number is 30 million),

•	the number of non-election shares is 20 million (so the Shortfall Number exceeds the number of non-election shares by 10 million), and

•	the number of stock election shares is 160 million,

then a North Fork stockholder that has made a stock election with respect to 1,000 shares of North Fork common stock would receive the cash consideration with respect to 62.5 shares of North Fork common stock (1,000x10/160) and the stock consideration with respect to the remaining 937.5 shares of North Fork common stock. Therefore, if the Capital One Closing Price was equal to $80.00, that North Fork stockholder would receive 339 shares of Capital One common stock, and approximately $1,856 in cash (including cash in lieu of fractional shares).

Stock Options and Other Stock-Based Awards

Each outstanding option to acquire North Fork common stock granted under North Fork’s stock option and incentive plans will be converted automatically at the effective time of the merger into an option to purchase Capital One common stock and will continue to be governed by the terms of the North Fork stock plan and related grant agreements under which it was granted, except that:

•	the number of shares of Capital One common stock subject to the new Capital One stock option will be equal to the product of the number of shares of North Fork common stock subject to the North Fork stock option and the Exchange Ratio (determined as described above under the heading “—Consideration To Be Received in the Merger”), rounded down to the nearest whole share; and

•	the exercise price per share of Capital One common stock subject to the new Capital One stock option will be equal to the exercise price per share of North Fork common stock under the North Fork stock option divided by the Exchange Ratio, rounded up to the nearest whole cent.

Outstanding deferred shares in respect of North Fork common stock immediately prior to the merger will be converted automatically at the effective time of the merger into deferred shares in respect of shares of Capital One common stock (except that deferred share units that will be settled upon the change of control will instead be converted into shares of Capital One common stock). The number of shares of Capital One common stock subject to the converted deferred shares will be equal to the product of the number of shares of North Fork common stock subject to the North Fork deferred shares and the Exchange Ratio, rounded down to the nearest whole share.

Each outstanding restricted share of North Fork common stock will be converted automatically at the effective time of the merger into the right to receive, on the same terms and conditions as applied to such restricted shares immediately prior to the effective time of the merger (including transfer restrictions to the extent such shares do not vest and transfer restrictions do not lapse on the change of control), the merger consideration, consisting of either cash or Capital One common stock, as elected by the holder of such restricted North Fork common stock, subject to the same election procedures and proration as applicable to a holder of unrestricted North Fork common stock and as fully described above in “—Consideration To Be Received in the Merger,” and subject to Capital One’s right to deduct and withhold any amounts required under the Code or applicable state or local tax law when the restrictions on such restricted shares lapse.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of North Fork common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will exchange certificates representing shares of North Fork common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement. Computershare Trust Company of New York will be the exchange agent in the merger and will receive your form of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Form of Election

North Fork stockholders will be mailed a form of election at least 20 business days prior to the election deadline so as to permit each North Fork stockholder to exercise such holder’s right to make an election prior to the election deadline. Each form of election will allow you to make cash or stock elections or a combination of both.

Unless otherwise agreed to in advance by Capital One and North Fork, the election deadline will be 5:00 p.m., eastern time, on the later of (1) the date of the annual meeting of North Fork stockholders and (2) the earlier of (A) the date that Capital One and North Fork agree is as near as practicable to five business days prior to the expected closing date and (B) September 1, 2006. However, if it appears that the closing date will not take place prior to or on October 13, 2006, Capital One and North Fork will discuss in good faith whether the September 1, 2006 election deadline should be deferred to an appropriate later date. Capital One and North Fork will issue a press release announcing the date of the election deadline not more than 15 business days before, and at least five business days prior to, the election deadline.

If you wish to elect the type of merger consideration you will receive in the merger, you should carefully review and follow the instructions that will be set forth in the form of election. Stockholders who hold their shares of North Fork common stock in “street name” or through a bank, broker or other nominee should follow the instructions of the bank, broker or other nominee for making an election with respect to such shares of North Fork common stock. Shares of North Fork common stock as to which the holder has not made a valid election prior to the election deadline will be treated as though they had not made an election.

To make a valid election, each North Fork stockholder must submit a properly completed form of election, together with stock certificates, so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election.

A form of election will be properly completed only if accompanied by certificates (or book-entry transfer of uncertificated shares) representing all shares of North Fork common stock covered by the form of election (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as will be described in the form of election). If you are a North Fork stockholder and you cannot deliver your stock certificates to the exchange agent by the election deadline, you may deliver a notice of guaranteed delivery promising to deliver your stock certificates, as will be described in the form of election, so long as (1) the guarantee of delivery is from a firm which is a member of any registered national securities exchange or a commercial bank or trust company in the United States and (2) the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the guarantee of delivery.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed revised form of election. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the stockholder who submitted those certificates via first-class mail or, in the case of shares of North Fork common stock tendered by book-entry transfer into the exchange agent’s account at the Depository Trust Company, or “DTC,” by crediting to an account maintained by such stockholder within DTC promptly following the termination of the merger or revocation of the election. North Fork stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, if you have made elections, you will be unable to revoke your elections or sell your shares of North Fork common stock during the interval between the election deadline and the date of completion of the merger.

Shares of North Fork common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal

Soon after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were North Fork stockholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of North Fork common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of North Fork common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for North Fork common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Withholding

The exchange agent will be entitled to deduct and withhold from the cash consideration or cash in lieu of fractional shares, cash dividends or distributions payable to any North Fork stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

Until North Fork common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Capital One common stock into which shares of North Fork common stock may have been converted will accrue but will not be paid. Capital One will pay to former North Fork stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their North Fork stock certificates.

Prior to the effective time of the merger, North Fork and its subsidiaries may not declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than:

•	regular quarterly cash dividends at a rate not to exceed $0.25 per share of North Fork common stock with record dates and payment dates consistent with the prior year, provided that if the merger is scheduled to be completed on October 1, 2006 or after December 15, 2006, North Fork may accelerate the record date (but not the payment date) for the dividend normally payable in October (if the merger is completed on October 1, 2006) and January (if the merger is completed after December 15, 2006) to the trading day immediately prior to the date on which the merger is completed;

•	dividends paid by any of the subsidiaries of North Fork to North Fork or to any of its wholly-owned subsidiaries; and

•	the acceptance of shares of North Fork common stock in payment of the exercise of a stock option or the vesting of restricted shares or deferred shares of North Fork common stock granted under a North Fork stock plan, in each case in accordance with past practice.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of Capital One and North Fork relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects or true and correct except to an immaterial extent, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on the company making the representation. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes in laws, rules or regulations of general applicability or their interpretations by courts or governmental entities, (3) changes in global or national political conditions or in general economic or market conditions affecting banks or their holding companies generally except to the extent that such changes have a materially disproportionate adverse effect on such party or (4) public disclosure of the merger.

The representations and warranties of each of Capital One and North Fork have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except if willfully false as of the date of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Each of Capital One and North Fork has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	governmental filings and consents necessary to complete the merger;

•	the timely filing of regulatory reports, and the absence of investigations by regulatory agencies;

•	financial statements;

•	the absence of undisclosed liabilities;

•	brokers’ fees payable in connection with the merger;

•	the absence of material adverse effects;

•	legal proceedings;

•	tax matters;

•	matters relating to certain contracts;

•	risk management instruments;

•	investment securities and commodities;

•	compliance with applicable laws;

•	real property;

•	intellectual property;

•	environmental liabilities;

•	tax treatment of the merger;

•	the accuracy of information supplied for inclusion in this document and other similar documents; and

•	the receipt of fairness opinions from financial advisors.

In addition, North Fork has made other representations and warranties about itself to Capital One as to:

•	employee matters and benefit plans;

•	loan and mortgage portfolios;

•	investment advisor subsidiaries, funds and clients;

•	broker-dealer subsidiaries;

•	the inapplicability of state takeover laws; and

•	the certain payments and awards under or with respect to the North Fork Performance Plan.

Conduct of Business Pending the Merger

Each of Capital One and North Fork has undertaken customary covenants that place restrictions on us and our respective subsidiaries until the effective time of the merger. In general, each of us has agreed to (1) conduct our business in the ordinary course in all material respects, (2) use reasonable best efforts to maintain and preserve intact our business organization and advantageous business relationships, including retaining the services of key officers and key employees, and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay our respective ability to obtain any necessary regulatory approvals, perform our covenants or complete the transaction. North Fork further has agreed that, with certain exceptions, North Fork will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business;

•	adjust, split, combine or reclassify any of its capital stock;

•	issue shares except pursuant to the exercise of North Fork stock options or settlement of North Fork deferred shares in existence as of the date of the merger agreement or as issued thereafter as permitted by the merger agreement, or grant any stock options, restricted shares or other equity-based awards;

•	make, declare or pay any dividends or other distributions on any shares of its capital stock, except as set forth above in “—Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration—Dividends and Distributions;”

•	with certain exceptions, (1) increase wages, salaries, benefits or incentive compensation, (2) pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights, or (3) establish, adopt, or become a party to any new employee benefit or compensation plan or agreement or amend any North Fork benefit plan;

•	other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties, or cancel, release or assign any material indebtedness;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies other than as required by applicable law;

•	make any material investment either by purchase of securities, capital contributions, property transfer or purchase of property or assets other than in the ordinary course of business;

•	take any action or knowingly fail to take any action reasonably likely to prevent the merger from qualifying as a reorganization for federal income tax purposes;

•	amend its certificate of incorporation or bylaws;

•	restructure or materially change its investment securities portfolio or its gap position;

•	commence or settle any material claim, except in the ordinary course of business;

•	take any action or fail to take any action that is intended or may be reasonably expected to result in any of the conditions to the merger not being satisfied;

•	change its tax or financial accounting methods, other than as required by law;

•	file any application to establish, or to relocate or terminate the operations of, any banking office of North Fork or its subsidiaries;

•	file or amend any tax return other than in the ordinary course of business, make or change any material tax election, or settle or compromise any material tax liability; or

•	agree to take, or adopt any resolutions by the board of directors in support of, any of the actions prohibited by the preceding bullet points.

Capital One has agreed that, except with North Fork’s prior written consent, Capital One will not, among other things, undertake the following actions:

•	amend its certificate of incorporation or bylaws in a manner that would adversely affect North Fork, the stockholders of North Fork or the transactions contemplated in the merger agreement;

•	take any action or knowingly fail to take any action reasonably likely to prevent the merger from qualifying as a reorganization for federal income tax purposes;

•	take any action that is intended or may be reasonably expected to result in any of the conditions to the merger not being satisfied;

•	enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated in the merger agreement, other than as required by law;

•	make any material investment that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated in the merger agreement, except for transactions in the ordinary course of business; or

•	agree to take, or adopt any resolutions by the board of directors in support of, any of the actions prohibited by the preceding bullet points.

The merger agreement also contains mutual covenants relating to the preparation of this document, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Reasonable Best Efforts

Capital One and North Fork have agreed to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (including that North Fork will use its reasonable best efforts to comply with any reasonable request made by Capital One from time to time in connection with Capital One’s financing of the cash component) to consummate and make effective, at the time and in the manner contemplated by the merger agreement, the merger.

Capital One and North Fork have agreed to hold a meeting of their respective stockholders as soon as is reasonably practicable and on the same date for the purpose of obtaining stockholder approvals of the merger agreement. Capital One and North Fork will use their reasonable best efforts to obtain such approvals. Capital One and North Fork have agreed that they have an unqualified obligation to submit the merger agreement to a vote of their respective stockholders.

Capital One and North Fork have also agreed to in good faith use their reasonable best efforts to negotiate a restructuring of the merger if either of their respective stockholders does not approve and adopt the merger agreement at the relevant stockholder meeting and to resubmit the transaction to their respective stockholders for approval. However, in any restructuring neither party has any obligation to change the amount or kind of the merger consideration in a manner adverse to that party or its stockholders.

No Solicitation of Alternative Transactions

North Fork has agreed that it, its subsidiaries and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or facilitate (including by furnishing information), or take any other action designed to facilitate, any “North Fork Alternative Proposal” (as defined below); or

•	participate in any discussions or negotiations, or enter into any agreement, regarding any “North Fork Alternative Transaction” (as defined below).

However, prior to the North Fork annual meeting, North Fork may consider and participate in discussions with respect to a North Fork Alternative Proposal if:

•	it has first entered into an agreement with the party proposing the North Fork Alternative Proposal on terms substantially similar to, and no less favorable to North Fork than, the confidentiality agreement with Capital One; and

•	the North Fork board of directors reasonably determines in good faith after consultation with outside legal counsel, that failure to do so would cause it to violate its fiduciary duties.

North Fork has agreed:

•	to notify Capital One promptly (but in no event later than 24 hours) after it receives any North Fork Alternative Proposal, or any material change to any North Fork Alternative Proposal, or any request for nonpublic information relating to North Fork or any of its subsidiaries, and to provide Capital One with relevant information regarding the North Fork Alternative Proposal or request;

•	to keep Capital One fully informed, on a current basis, of any material changes in the status and terms of any such North Fork Alternative Proposal; and

•	to cease any existing discussions or negotiations with any persons with respect to any North Fork Alternative Proposal, and to use reasonable best efforts to cause all persons other than Capital One who have been furnished with confidential information in connection with a North Fork Alternative Proposal within 12 months prior to the date of the merger agreement to return or destroy such information.

As used in the merger agreement, “North Fork Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving North Fork or any of its subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the merger agreement, “North Fork Alternative Transaction” means any of the following:

•	a transaction pursuant to which any person or group other than Capital One or its affiliates, directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of North Fork or any of its subsidiaries or outstanding voting power or of any new series or class of preferred stock that would be entitled to a class or series vote with respect to a merger of North Fork or any of its subsidiaries, whether from North Fork or any of its subsidiaries or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving North Fork or any of its subsidiaries (other than the merger with Capital One);

•

any transaction pursuant to which any person or group other than Capital One or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of North Fork and securities of the entity surviving any merger or business combination, including any of North Fork’s subsidiaries) of North Fork, or any of its subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of North Fork and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•	any other consolidation, business combination, recapitalization or similar transaction involving North Fork or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

Employee Matters

Capital One has agreed that for a period of one year following the closing of the merger, with respect to the employees of North Fork and its subsidiaries at the effective time, it will provide such employees in the aggregate with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar in the aggregate to the aggregate employee benefits, rates of base salary or hourly wage and annual bonus opportunities provided to such employees pursuant to North Fork’s benefit plans as in effect immediately prior to the merger.

In addition, Capital One has agreed, to the extent any North Fork employee becomes eligible to participate in Capital One benefit plans following the merger:

•	generally to recognize each employee’s service with North Fork prior to the completion of the merger for purposes of eligibility to participate, vesting credits and, except under defined benefit pension plans, benefit accruals, in each case under the Capital One plans to the same extent such service was recognized under comparable North Fork plans prior to the completion of the merger; and

•	to waive any exclusion for pre-existing conditions under any Capital One health, dental or vision plans, to the extent such limitation would have been waived or satisfied under a corresponding North Fork plan in which such employee participated immediately prior to the effective time, and recognize any medical or health expenses incurred in the year in which the merger closes for purposes of applicable deductible and annual out-of-pocket expense requirements under any health, dental or vision plan of Capital One.

Capital One has no obligation to continue the employment of any North Fork employee for any period following the merger; however, Capital One has agreed that for at least one year following the merger, Capital One will provide North Fork employees whose employment terminates with severance benefits in amounts and on terms and conditions no less favorable than those made available to similarly situated employees of Capital One’s banking business.

Indemnification and Insurance

The merger agreement requires Capital One to maintain in effect after completion of the merger the current rights of North Fork directors, officers and employees to indemnification under North Fork’s charter documents or disclosed agreements of North Fork. The merger agreement also provides that, upon completion of the merger, Capital One will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of North Fork and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The merger agreement provides that Capital One will maintain for a period of six years after completion of the merger North Fork’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, subject to specified cost limitations.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of mutual conditions, including:

•	the approval and adoption of the merger agreement by the Capital One and North Fork stockholders;

•	the approval of the listing of Capital One common stock to be issued in the merger on the NYSE, subject to official notice of issuance;

•	the effectiveness of the registration statement with respect to the Capital One common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose; and

•	the absence of any statute, regulation, rule, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of Capital One’s and North Fork’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the receipt by the party of a legal opinion from its counsel with respect to certain federal income tax consequences of the merger;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the merger; and

•	the other company’s representations and warranties in the merger agreement being true and correct, subject to the materiality standard contained in the merger agreement, and the performance by the other party in all material respects of its obligations under the merger agreement.

Capital One’s obligation to complete the merger is further subject to the condition that the regulatory approvals received in connection with the completion of the merger not include any conditions or restrictions that, in the aggregate, would reasonably be expected to have a material adverse effect on North Fork or Capital One, measured relative to North Fork.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to the completion of the merger by our mutual written consent authorized by each of our boards of directors, as determined by a vote of a majority of its respective members, or by either Capital One or North Fork if:

•	a governmental entity which must grant a regulatory approval as a condition to the merger denies approval of the merger or any governmental entity has issued an order prohibiting the merger and such action has become final and non-appealable;

•	the merger is not completed by March 12, 2007 (other than because of a breach of the merger agreement caused by the party seeking termination);

•	the other party has substantially engaged in bad faith in breach of its obligation to use its reasonable best efforts to negotiate a restructuring of the merger if the Capital One or the North Fork stockholders do not approve the merger agreement at the relevant stockholder meeting; or

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 45 days following written notice (unless it is not possible due to the nature or timing for the breach for the breaching party to cure the breach).

The merger agreement may also be terminated by Capital One if North Fork has materially breached its “non-solicitation” obligations, or North Fork’s board has failed to recommend in the joint proxy statement the approval of the merger agreement, publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Capital One, its recommendation that its stockholders approve or adopt the merger agreement, or recommended an Alternative Proposal or failed to call a meeting of North Fork’s stockholders.

The merger agreement may also be terminated by North Fork if Capital One has materially breached its obligation to call a meeting of Capital One stockholders, or failed to use its reasonable best efforts to obtain from its stockholders the vote in favor of the approval and adoption of the merger agreement.

Effect of Termination

In the event the merger agreement is terminated as described above, the merger agreement will become void and neither Capital One nor North Fork will have any liability under the merger agreement, except that:

•	both Capital One and North Fork will remain liable for any willful breach of the merger agreement;

•	designated provisions of the merger agreement, including the payment of fees and expenses, non-survival of the representations and warranties, confidential treatment of information, and publicity restrictions will survive the termination; and

•	the stock option agreements will remain in effect in accordance with their terms.

Amendment, Waiver and Extension of the Merger Agreement

Amendment

We may amend the merger agreement by action taken or authorized by our boards of directors. However, after any approval of the merger agreement by the Capital One or North Fork stockholders, as the case may be, there may not be, without further approval of the stockholders, any amendment of the merger agreement that requires such further approval under applicable law.

Extension; Waiver

At any time prior to the completion of the merger, each of us, by action taken or authorized by our respective board of directors, to the extent legally allowed, may:

•	extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.

Fees and Expenses

In general, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing and mailing the registration statement and this document will be shared equally by Capital One and North Fork.

Appraisal Rights

If appraisal rights for any shares of North Fork common stock are perfected by any stockholder, then those shares will be treated as described under “The Merger—Appraisal Rights.”

Restrictions on Resales by Affiliates

Shares of Capital One common stock to be issued to North Fork stockholders in the merger have been registered under the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of North Fork. Any subsequent transfer of shares, however, by any person who is an affiliate of North Fork at the time the merger is submitted for a vote of the North Fork stockholders will, under existing law, require either:

•	the further registration under the Securities Act of the Capital One common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of North Fork is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, North Fork. These restrictions are expected to apply to the directors and executive officers of North Fork and the holders of 10% or more of the outstanding North Fork common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Capital One will give stop transfer instructions to the exchange agent with respect to the shares of Capital One common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

North Fork has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of North Fork for purposes of Rule 145 under the Securities Act to deliver to Capital One a written agreement intended to ensure compliance with the Securities Act.

THE STOCK OPTION AGREEMENTS

The following description, which sets forth the material provisions of the stock option agreements under which North Fork has granted an option to Capital One to purchase shares of North Fork common stock in specified circumstances, and Capital One has granted an option to North Fork to purchase shares of Capital One common stock in specified circumstances, is subject to the full text of, and qualified in its entirety by reference to, the stock option agreements, which are attached to this document as Annexes B and C, respectively, and each of which is incorporated by reference into this document. We urge you to read the stock option agreements carefully and in their entirety, as they are the legal documents governing the stock options.

The Stock Option

When we entered into the merger agreement, we also entered into reciprocal stock option agreements. Under the terms of the stock option granted by North Fork to Capital One, Capital One may purchase up to 91,959,209 shares of North Fork common stock at an exercise price of $25.40 per share. Under the terms of the stock option granted by Capital One to North Fork, North Fork may purchase up to 60,467,248 shares of Capital One common stock at an exercise price of $89.92 per share. However, the number of shares issuable upon exercise of the two options cannot respectively exceed 19.9% of Capital One and North Fork common stock outstanding without giving effect to any shares issued under the options. In the event that any additional shares of common stock are either issued or redeemed after the date of the stock option agreements, the number of the relevant shares of common stock subject to the option will be adjusted so that such number equals 19.9% of the number of relevant shares of common stock then issued and outstanding without giving effect to any shares of common stock subject to or issued under the option. The exercise prices represent Capital One’s and North Fork’s respective closing common stock prices on March 10, 2006, the last trading day prior to the date our respective boards of directors approved the merger agreement. The terms of the stock option agreements are similar in most respects and are summarized below.

Purpose of the Stock Option Agreements

The stock option agreements may have the effect of making an acquisition or other business combination of North Fork or Capital One by a third party more costly because of the need in any transaction to acquire any shares of common stock issued under the stock option agreements or because of any cash payments made under the stock option agreements. The stock option agreements may, therefore, discourage third parties from proposing an alternative transaction to the merger, including one that might be more favorable, from a financial point of view, to Capital One or North Fork stockholders, as the case may be, than the merger.

To our knowledge, no event giving rise to the right to exercise either stock option has occurred as of the date of this document.

Exercise; Expiration

Each grantee of the option may exercise its respective option in whole or in part if both an Initial Triggering Event and a Subsequent Triggering Event occur prior to the occurrence of an Exercise Termination Event, as these terms are described below. The purchase of any shares of North Fork common stock or Capital One common stock under the options is subject to compliance with applicable law, which may require regulatory approval.

The term “Initial Triggering Event” generally means the following:

•	an option issuer or any of its subsidiaries, without the grantee’s prior written consent, enters into an agreement to engage in an “Acquisition Transaction” (as defined below) with a third party or an option issuer’s board of directors recommends that its stockholders approve or accept any Acquisition Transaction with any person other than the grantee;

•

an option issuer or any of its subsidiaries, without the grantee’s prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than the grantee or a grantee subsidiary, or an option issuer’s board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in a manner adverse to the grantee, its recommendation that its stockholders approve the transactions contemplated by the merger agreement;

•	any third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of the option issuer’s common stock;

•	any person, other than the grantee, publicly makes a bona fide proposal to an option issuer or an option issuer’s stockholders to engage in an Acquisition Transaction;

•	after the receipt by an option issuer of the option or its stockholders of any bona fide inquiry or proposal from a third party to an option issuer or any of its subsidiaries to engage in an Acquisition Transaction, such option issuer breaches any covenant or obligation contained in the merger agreement, the breach entitles the grantee to terminate the merger agreement and the breach has not been cured prior to the date of written notice of the grantee’s intention to exercise the option; or

•	any third person, without the written consent of the grantee, files an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

As used in the stock option agreements, the term “Acquisition Transaction” means:

•	a merger, consolidation or share exchange, or any similar transaction, involving the option issuer or any of its significant subsidiaries;

•	a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of the option issuer or any of its significant subsidiaries;

•	a purchase or other acquisition of securities representing 10% or more of the voting power of the option issuer; or

•	any substantially similar transaction, except that any substantially similar transaction involving only the option issuer and one or more of its subsidiaries or involving only any two or more of these subsidiaries will not be deemed to be an Acquisition Transaction, provided that it is not entered into in violation of the merger agreement.

The stock option agreements generally define the term “Subsequent Triggering Event” to mean any of the following events or transactions:

•	the acquisition by a third party of beneficial ownership of 20% or more of the outstanding shares of the option issuer’s common stock; or

•	the option issuer enters into an agreement to engage in an Acquisition Transaction with a third party or its board of directors recommends that its stockholders approve or accept any Acquisition Transaction or proposed Acquisition Transaction other than the merger agreement. For this purpose, the percentage referred to in the definition of Acquisition Transaction is 20% instead of 10%.

The stock option agreements define the term “Exercise Termination Event” to mean any of the following:

•	completion of the merger;

•

termination of the merger agreement in accordance with its terms before an Initial Triggering Event, except a termination of the merger agreement by a grantee based on a breach by the option issuer of a representation, warranty, covenant or other agreement contained in the merger agreement (unless the breach is non-volitional) or a termination based on the option issuer modifying its recommendation of the merger in a manner adverse to the grantee;

•	the passage of 18 months, subject to the extension described below, after termination of the merger agreement, if the termination follows the occurrence of an Initial Triggering Event or is a termination of the merger agreement by a grantee based on a breach by the option issuer of a representation, warranty, covenant or other agreement contained in the merger agreement (unless the breach is non-volitional) or based on the option issuer modifying its recommendation of the merger in a manner adverse to the other party; or

•	the option granted to an option issuer has become exercisable in accordance with its terms prior to the occurrence of a Subsequent Triggering Event.

If either option becomes exercisable, it may be exercised, in whole or in part, within 180 days following the Subsequent Triggering Event. Each grantee’s right to exercise its option and certain other rights under the stock option agreements are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under the short-swing trading restrictions contained in Section 16(b) of the Exchange Act. The options are exercisable for shares of Capital One or North Fork common stock, as the case may be.

Rights Under the Stock Option Agreements

Immediately prior to or after a Repurchase Event (as defined below), and prior to an Exercise Termination Event subject to extension as described above, following a request of a grantee, an option issuer may be required to repurchase its option and all or any part of the shares issued under the option. The repurchase of the option will be at a price equal to the number of shares for which the option may be exercised multiplied by the amount by which the market/offer price, as that term is defined in the stock option agreements, exceeds the option price. At the request of the owner of option shares from time to time, an option issuer may be required to repurchase such number of the option shares from the owner as designated by the owner at a price equal to the market/offer price, as that term is defined in the stock option agreement, multiplied by the number of option shares so designated. The term “Repurchase Event” is defined to mean:

•	completion of an Acquisition Transaction involving an option issuer, except that for this purpose the reference to 10% in the definition of Acquisition Transaction is deemed to be 50%; or

•	acquisition by any person of beneficial ownership of 50% or more of the then-outstanding shares of common stock of an option issuer.

The stock option agreements also provide that a grantee may, at any time during which an option issuer would be required to repurchase the option or any option shares upon proper request or notice, subject to extension as described above, surrender the option and any shares issued under the option held by such grantee to the option issuer for a cash payment equal to $585 million, adjusted for the aggregate purchase price previously paid by such grantee with respect to any option shares and gains on sales of stock purchased under the option. However, a grantee may not exercise its surrender right if the option issuer repurchases the option, or a portion of the option, in accordance with the option issuer’s repurchase obligations described above.

If, prior to an Exercise Termination Event, an option issuer enters into certain mergers, consolidations or other transactions, certain fundamental changes in its capital stock occur, or it sells all or substantially all of its assets to any person other than the grantee or one of the grantee’s subsidiaries, the option will be converted into, or be exchanged for, a substitute option, at the grantee’s election, of:

•	the continuing or surviving corporation of a consolidation or merger with the option issuer;

•	the option issuer in a merger in which it is the continuing or surviving person;

•	the transferee of all or substantially all of the assets of the option issuer; or

•	any person that controls any of these entities, as the case may be.

The substitute option will have the same terms as the original option (including a repurchase right, but based on the closing price of the common stock of the substitute issuer). However, if, because of legal reasons, the terms of the substitute option cannot be the same as those of the original option, the terms of the substitute option will be as similar as possible and at least as advantageous to the grantee. Also, the number of shares exercisable under the substitute option is capped at 19.9% of the shares of common stock outstanding prior to exercise. In the event this cap would be exceeded, the issuer of the substitute option will pay the grantee the difference between the value of a capped and non-capped option.

The stock option agreements provide that the total profit realized by a grantee as a result of a stock option agreement may in no event exceed $730 million.

THE COMPANIES

Capital One Financial Corporation

With approximately $47.8 billion in deposits and $103.9 billion in managed loans outstanding at March 31, 2006, Capital One is one of the world’s largest financial services franchises. It is a diversified financial services corporation focused primarily on consumer lending and retail deposits. Its principal business segments are banking, domestic credit card lending, automobile and other motor vehicle financing and global financial services.

Capital One Financial Corporation is a financial holding company headquartered in McLean, Virginia and was incorporated in Delaware in 1994. Capital One’s principal subsidiaries include Capital One Bank, a Virginia state chartered bank that currently offers credit card products and retail deposit products and can also engage in a wide variety of lending and other financial activities; Capital One, F.S.B., a federally chartered savings bank that offers consumer and commercial lending and consumer deposit products; Capital One Auto Finance, Inc. which offers automobile and other motor vehicle financing products; and Capital One, National Association (formerly known as Hibernia National Bank), a nationally chartered bank that offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One Services, Inc. provides various operating, administrative and other services to Capital One and its subsidiaries.

As of March 31, 2006, Capital One had $47.8 billion in deposits and $103.9 billion in managed loans outstanding. It is among the largest issuers of Visa® and MasterCard® credit cards in the United States based on managed credit card loans outstanding and it is the 20th largest depository institution in the United States.

Capital One offers its products throughout the United States. It also offers its products outside of the United States principally through Capital One Bank (Europe) plc, an indirect subsidiary of Capital One Bank organized and located in the United Kingdom, and a branch of Capital One Bank in Canada. The U.K. bank has authority, among other things, to accept deposits and provide credit card and installment loans.

Additional information about Capital One and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information.”

The principal executive office of Capital One is located at 1680 Capital One Drive, McLean, Virginia 22102, and its telephone number is (703) 720-1000.

North Fork Bancorporation, Inc.

North Fork is a regional bank holding company organized under the laws of the State of Delaware in 1980 and registered as a “bank holding company” under the BHCA. It is not a “financial holding company” as defined under the federal law.

North Fork’s primary subsidiary, North Fork Bank, operates more than 350 retail bank branches in the New York metropolitan area. North Fork also operates a nationwide mortgage business, GreenPoint Mortgage Funding Inc. Through other non-bank subsidiaries, North Fork offers financial products and services to its customers including asset management, securities brokerage, and the sale of alternative investment products. North Fork also operates a second subsidiary bank, Superior Savings of New England, N.A., which focuses on telephonic and media-based generation of deposits.

In 2004, North Fork completed two strategically important and accretive acquisitions more than doubling North Fork’s total assets, expanded North Fork’s geographic presence in northern and central New Jersey and transformed North Fork into one of the twenty largest banking organizations in the United States with $57.7 billion in assets at March 31, 2006.

Additional information about North Fork and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information.”

The principal executive office of North Fork is located at 275 Broadhollow Road, Melville, New York 11747, and its telephone number is (631) 844-1004.

MARKET PRICE AND DIVIDEND DATA

Capital One

Capital One common stock trades on the New York Stock Exchange under the symbol “COF.”

The following table sets forth the high and low sales prices of Capital One common stock for the calendar quarters indicated, as reported on the New York Stock Exchange, and the quarterly cash dividends declared per share in the periods indicated:

	High		Low		Dividend Declared
2004
First Quarter	$76.66		$60.04		$0.03
Second Quarter	77.65		61.15		0.03
Third Quarter	75.49		64.93		0.03
Fourth Quarter	84.45		67.62		0.03

2005
First Quarter	84.75		73.15		0.03
Second Quarter	80.52		69.09		0.03
Third Quarter	85.44		78.80		0.03
Fourth Quarter	88.01		72.01		0.03

2006
First Quarter	89.92		80.52		0.03
Second Quarter (through [ ])	[	]	[	]	[	]

On March 10, 2006, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of Capital One common stock as reported on the New York Stock Exchange were $90.04 and $87.40, respectively. On [                    ], 2006, the last full trading day before the date of this document, the high and low sale prices of Capital One common stock as reported on the New York Stock Exchange were $[            ] and $[            ], respectively.

As of [                    ], 2006, the last date prior to printing this document for which it was practicable for Capital One to obtain this information, there were approximately [            ] registered holders of Capital One common stock.

North Fork

North Fork’s common stock trades on the New York Stock Exchange under the symbol “NFB.”

The following table sets forth the high and low sales prices of North Fork common stock for the calendar quarters indicated, as reported on the New York Stock Exchange, and the quarterly cash dividends declared per share in the periods indicated:

	High		Low		Dividend Declared
2004
First Quarter	$29.27		$26.70		$0.20
Second Quarter	28.28		23.57		0.20
Third Quarter	29.63		25.21		0.22
Fourth Quarter	30.54		27.45		0.22

2005
First Quarter	30.00		27.02		0.22
Second Quarter	28.84		26.32		0.22
Third Quarter	29.70		24.71		0.22
Fourth Quarter	27.98		23.68		0.25

2006
First Quarter	29.49		25.02		0.25
Second Quarter (through [ ])	[	]	[	]	[	]

On March 10, 2006, the last full trading day before the public announcement of the merger agreement, the high and low sale prices of North Fork common stock as reported on the New York Stock Exchange were $25.59 and $25.22, respectively. On [                    ], 2006, the last full trading day before the date of this document, the high and low sale prices of North Fork common stock as reported on the New York Stock Exchange were $[            ] and $[            ], respectively.

As of [                    ], 2006, the last date prior to printing this document for which it was practicable for North Fork to obtain this information, there were approximately [            ] registered holders of North Fork common stock.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Capital One, Hibernia and North Fork may have appeared had the businesses actually been combined at the beginning of the periods presented. The preliminary unaudited pro forma condensed combined financial information shows the impact of the North Fork merger on the combined balance sheets and the Hibernia merger and North Fork merger on the combined statements of income under the purchase method of accounting with Capital One treated as the acquiror. Under this method of accounting, the assets and liabilities of Hibernia and North Fork are recorded by Capital One at their estimated fair values as of the date the respective mergers are completed. The preliminary unaudited pro forma condensed combined balance sheet as of March 31, 2006 assumes the North Fork merger was completed on that date. The Hibernia merger was completed on November 16, 2005, and as such the actual fair values of the Hibernia assets and liabilities are reflected in the Capital One March 31, 2006 balance sheet. The preliminary unaudited pro forma income statements for the three months ended March 31, 2006 and for the year ended December 31, 2005 were prepared assuming the North Fork and Hibernia mergers were completed on January 1, 2005.

It is anticipated that the Hibernia and North Fork mergers will provide Capital One with financial benefits such as possible expense efficiencies and revenue enhancements, among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the preliminary unaudited pro forma financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments which give effect to events that are directly attributable to the transaction and factually supportable; as such, any planned adjustments affecting the balance sheet, income statement, or shares of common stock outstanding subsequent to the assumed merger completion date are not included. The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented. Note that Hibernia’s historical results for 2005 reflect significant one-time negative impacts resulting from the Gulf Coast Hurricanes; 2005 results may not be indicative of future results. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation for the North Fork merger will vary from the actual purchase price allocation that will be recorded upon the completion of the merger based upon changes in the estimated fair value of the assets and liabilities acquired from North Fork. In addition, subsequent to the merger completion dates, there may be further refinements of the purchase price allocation as additional information becomes available.

The preliminary unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of Capital One and North Fork, which are incorporated into this document by reference.

The following preliminary unaudited pro forma condensed combined balance sheet as of March 31, 2006, combines the March 31, 2006 historical balance sheets of Capital One (which reflects completion of the Hibernia merger) and North Fork assuming the companies had been combined on March 31, 2006, on a purchase accounting basis.

Preliminary Unaudited Pro Forma Condensed Combined Balance Sheets

March 31, 2006 (In Thousands, Except Per Share Data)	Capital One	North Fork	Pro Forma Adjustments		Capital One North Fork Combined
Assets:
Cash and due from banks	$1,434,804	$940,045	$—		$2,374,849
Federal funds sold and resale agreements	2,763,746	—	(1,000,000	)(A)	1,763,746
Interest-bearing deposits at other banks	1,099,025	146,962	—		1,245,987

Cash and cash equivalents	5,297,575	1,087,007	(1,000,000)		5,384,582
Securities available for sale and held-to-maturity	14,659,166	10,716,813	(308	)(B)	25,375,671
Loans held-for-sale		4,190,465	58,088	(C)	4,248,553
Loans	58,118,659	34,202,653	(314,534	)(D)	92,006,778
Less: Allowance for loan losses	(1,675,000)	(221,256)	—		(1,896,256)

Net loans	56,443,659	33,981,397	(314,534)		90,110,522
Accounts receivable from securitizations	5,293,392	—	—		5,293,392
Premises and equipment, net	1,387,302	444,546	—		1,831,848
Interest receivable	512,136	209,458	—		721,594
Goodwill	3,941,128	5,918,116	(5,918,116	)(E)	15,356,231
			11,415,103	(E)
Core deposit intangibles and other intangibles	377,619	105,232	(105,232	)(F)	1,777,619
			1,400,000	(F)
Other	1,361,102	1,052,346	15,799	(G)	2,491,797
			62,550	(J)

Total assets	$89,273,079	$57,705,380	$5,613,350		$152,591,809

Liabilities:
Non-interest bearing deposits	$4,476,351	$7,440,561	$—		$11,916,912
Interest bearing deposits	43,303,134	30,253,139	17,256	(H)	73,573,529
Senior and subordinated notes	5,726,109	971,438	8,140	(H)	9,905,687
			3,200,000	(A)
Other borrowings	16,544,698	9,305,217	(87,638	)(H)	26,762,277
			1,000,000	(A)
Interest payable	353,882	128,822	—		482,704
Other	3,699,659	660,498	400,000	(I)	5,250,157
			490,000	(F)

Total liabilities	74,103,833	48,759,675	5,027,758		127,891,266

Commitments and Contingencies
Stockholders’ Equity:
Common stock	3,051	4,807	(4,807	)(K)	4,096
			1,045	(K)
Paid-in capital, net	7,032,073	6,880,389	(6,880,389	)(K)	16,562,325
			9,398,955	(K)
			131,297	(L)
Retained earnings	8,253,334	2,675,536	(2,675,536	)(K)	8,253,334
Cumulative other comprehensive income (loss)	(8,148)	(167,116)	167,116	(K)	(8,148)
Less: Treasury stock, at cost	(111,064)	(447,911)	447,911	(K)	(111,064)

Total stockholders’ equity	15,169,246	8,945,705	585,592		24,700,543

Total liabilities and stockholders’ equity	$89,273,079	$57,705,380	$5,613,350		$152,591,809

The following preliminary unaudited pro forma condensed combined income statement for the three months ended March 31, 2006, combines the historical income statements of Capital One and North Fork assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

Three Months Ended March 31, 2006 (In Thousands, Except Per Share Data)	Capital One	North Fork	Pro Forma Adjustments		Capital One North Fork Combined
Interest Income:
Loans, including past-due fees	$1,612,622	$569,428	11,649	(D)	$2,193,699
Securities	165,100	128,160	—		293,260
Other	100,860	542	(12,500	)(A)	88,902

Total interest income	1,878,582	698,130	(851)		2,575,861

Interest Expense:
Deposits	403,609	177,223	(4,314	)(H)	576,518
Senior and subordinated notes	94,354	14,917	(432	)(H)	157,224
			48,385	(A)
Other borrowings	173,742	88,513	8,065	(H)	290,270
			19,950	(A)

Total interest expense	671,705	280,653	71,654		1,024,012

Net interest income	1,206,877	417,477	(72,505)		1,551,849
Provision for loan losses	170,270	9,000	—		179,270

Net interest income after provision for loan losses	1,036,607	408,477	(72,505)		1,372,579

Non-Interest Income:
Servicing and securitizations	1,153,604	—	—		1,153,604
Service charges and other customer-related fees	435,731	41,103	—		476,834
Interchange	119,491	1,813	—		121,304
Other	149,425	125,160	(1,030	)(G)	273,555

Total non-interest income	1,858,251	168,076	(1,030)		2,025,297

Non-Interest Expense:
Salaries and associate benefits	516,144	141,311	1,346	(L)	658,801
Marketing	323,771	4,460	—		328,231
Communications and data processing	169,204	16,058	—		185,262
Supplies and equipment	98,184	21,743	—		119,927
Occupancy	49,377	33,659	—		83,036
Other	416,799	40,947	(8,859	)(M)	517,730
			68,843	(F)

Total non-interest expense	1,573,479	258,178	61,330		1,892,987

Income before income taxes and minority interest	1,321,379	318,375	(134,865)		1,504,889
Income taxes	438,040	108,247	(47,203	)(N)	499,084
Minority interest, net of income tax expense	—	—	—		—

Net income	$883,339	$210,128	(87,662)		$1,005,805

Basic earnings per share	$2.95	$0.46			$2.49

Diluted earnings per share	$2.86	$0.46			$2.42

Dividends paid per share	$0.03	$0.25			$0.03

Basic common shares	299,257		104,538	(O)	403,795

Dilutive potential common shares	309,121		105,932	(O)	415,053

The following preliminary unaudited pro forma condensed combined income statement for the year ended December 31, 2005, combines the historical income statements of Capital One, Hibernia, and North Fork assuming the companies had been combined on January 1, 2005, on a purchase accounting basis.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

(In Thousands, Except Per Share Data)	Capital One Twelve Months Ended December 31, 2005	Hibernia January 1, 2005 - November 15, 2005	Pro Forma Adjustments		Capital One Hibernia Combined	North Fork Twelve Months Ended December 31, 2005	Pro Forma Adjustments		Capital One North Fork Combined
Interest Income:
Loans, including past-due fees	$5,010,839	$867,358	24,647	(BB)	$5,902,844	$2,165,518	46,598	(D)	$8,114,960
Securities	388,576	167,656	—		556,232	610,605	—		1,166,837
Other	327,466	29,943	(48,574	)(AA)	308,835	2,358	(50,000	)(A)	261,193

Total interest income	5,726,881	1,064,957	(23,927)		6,767,911	2,778,481	(3,402)		9,542,990

Interest Expense:
Deposits	1,173,137	283,985	504	(CC)	1,457,626	525,252	(17,256	)(H)	1,965,622
Senior and subordinated notes	421,218	17,513	246	(CC)	438,977	49,460	(1,727	)(H)	680,250
							193,540	(A)
Other borrowings	452,284	55,420	(2,589	)(CC)	532,634	393,888	32,261	(H)	1,038,583
			27,519	(AA)			79,800	(A)

Total interest expense	2,046,639	356,918	25,680		2,429,237	968,600	286,618		3,684,455

Net interest income	3,680,242	708,039	(49,607)		4,338,674	1,809,881	(290,020)		5,858,535
Provision for loan losses	1,491,072	237,792	—		1,728,864	36,000	—		1,764,864

Net interest income after provision for loan losses	2,189,170	470,247	(49,607)		2,609,810	1,773,881	(290,020)		4,093,671

Non-Interest Income:
Servicing and securitizations	3,945,183	17,987	—		3,963,170	—	—		3,963,170
Service charges and other customer-related fees	1,493,690	234,622	—		1,728,312	166,872	—		1,895,184
Interchange	514,196	4,389	—		518,585	7,826	—		526,411
Other	405,036	123,446	—		528,482	530,813	(4,121	)(G)	1,055,174

Total non-interest income	6,358,105	380,444	—		6,738,549	705,511	(4,121)		7,439,939

Non-Interest Expense:
Salaries and associate benefits	1,749,738	328,977	—		2,078,715	549,981	5,385	(L)	2,634,081
Marketing	1,379,938	30,598	—		1,410,536	18,994	—		1,429,530
Communications and data processing	580,992	53,819	—		634,811	66,626	—		701,437
Supplies and equipment	355,734	44,893	—		400,627	87,525	—		488,152
Occupancy	152,090	43,893	373	(DD)	197,929	123,364	—		321,293
			1,573	(EE)
Other	1,499,781	121,665	(5,864	)(FF)	1,680,035	178,359	(36,643	)(M)	2,086,710
			63,652	(GG)			264,959	(F)
			801	(EE)

Total non-interest expense	5,718,273	623,845	60,535		6,402,653	1,024,849	233,701		7,661,203

Income before income taxes and minority interest	2,829,002	226,846	(110,142)		2,945,706	1,454,543	(527,842)		3,872,407
Income taxes	1,019,855	79,098	(38,550	)(HH)	1,060,403	505,696	(184,745	)(N)	1,381,354
Minority interest, net of income tax expense	—	(92)	—		(92)	—	—		(92)

Net income	$1,809,147	$147,840	(71,592)		$1,885,395	$948,847	(343,097)		$2,491,145

Basic earnings per share	$6.98				$6.55	$2.03			$6.35

Diluted earnings per share	$6.73				$6.31	$2.01			$6.16

Dividends paid per share	$0.11				$0.11	$0.91			$0.11

Basic common shares	259,159		28,870	(II)	288,029		104,538	(O)	392,567

Dilutive potential common shares	268,908		29,825	(II)	298,733		105,932	(O)	404,665

NOTES TO THE PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Preliminary Pro Forma Presentation

The preliminary unaudited pro forma condensed combined financial information related to the merger is included as of and for the three months ended March 31, 2006 and for the year ended December 31, 2005. The historical financial statements of North Fork and Hibernia have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the historical financial statements of Capital One. The preliminary unaudited pro forma condensed combined financial information reflects the application of GAAP as of and for the three months ended March 31, 2006 and for the year ended December 31, 2005. The adoption of new or changes to existing GAAP subsequent to the pro forma financial statement dates may result in changes to the presentation of the preliminary unaudited pro forma condensed combined financial information, if material. No pro forma adjustment to the carrying value of loans or allowances have been recorded in accordance with the Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, reflecting the insignificant level of North Fork Non-performing assets for the periods presented.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of North Fork at their respective fair values based on management’s best estimate using the information available at this time and includes the actual adjustments to record the assets and liabilities of Hibernia at their respective fair values at November 16, 2005, the completion date of the Hibernia merger. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the North Fork purchase price will be determined after the merger is completed and after the completion of a final analysis to determine the fair values of North Fork’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented in this document. Increases or decreases in fair value of certain balance sheet amounts and other items of North Fork as compared to the information presented in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The pro forma basic and diluted potential common shares were calculated using the actual weighted-average shares outstanding for the Company for the periods presented, plus the incremental shares issued or expected to be issued and the dilutive impact of stock options granted or expected to be granted in connection with the Hibernia and North Fork acquisitions, assuming the transactions occurred at the beginning of the periods presented.

The preliminary unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the mergers been completed at the beginning of the applicable periods presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

North Fork Acquisition

The preliminary pro forma adjustments include purchase price adjustments based on the conversion of each share of North Fork common stock into $31.18 in cash or 0.3467 of a share of Capital One common stock, which is the cash or fraction of a share of Capital One common stock that North Fork stockholders who receive cash or stock, respectively, would receive in the merger for each share of North Fork common stock, assuming the average of the closing prices of Capital One common stock on the NYSE for the five trading days ending the day before the completion of the merger was $89.92, which was the closing price of Capital One common stock on March 10, 2006, the last trading day before announcement of the transaction. The actual amount of cash or fraction of a share of Capital One common stock that North Fork stockholders who receive cash or stock, respectively, in the merger will receive may differ depending on the average of the closing stock prices for Capital One common stock during the five trading days ending the day before completion of the merger. The total estimated consideration of $14.8 billion includes the value of outstanding stock options and will be paid with the issuance of approximately 104.5 million shares of Capital One’s common stock and approximately $5.2 billion in cash consideration. Upon completion of the merger, outstanding options and other equity-based awards of North Fork will be exchanged for options and other equity-based awards of Capital One with the number of options, other equity-based awards and option price adjusted for the exchange ratio.

The merger will be accounted for using the purchase method of accounting, and accordingly, the assets acquired (including identifiable intangible assets and goodwill) and liabilities assumed of North Fork will be recognized at fair value on the date the transaction is completed. The merger will qualify as a tax-free reorganization for federal income tax purposes.

Hibernia Acquisition

On November 16, 2005, Capital One acquired 100% of the outstanding common stock of Hibernia, a financial holding company with operations in Louisiana and Texas. Hibernia offers a variety of banking products and services, including consumer, commercial and small business loans and demand and term deposit accounts.

The acquisition was accounted for under the purchase method of accounting, and, as such, the assets and liabilities of Hibernia were recorded at their respective fair values as of November 16, 2005. The results of Hibernia’s operations were included in Capital One’s consolidated statement of income commencing November 16, 2005. The merger qualified as a tax-free reorganization for federal income tax purposes.

The total consideration of $5.0 billion, which included the value of outstanding stock options, was settled through the issuance of 32.9 million shares of Capital One’s common stock and payment of $2.2 billion in cash. Under the terms of the transaction, each share of Hibernia common stock was exchanged for $30.46 in cash or 0.3792 shares of Capital One’s common stock or a combination of common stock and cash based on the aforementioned conversion rates, based on the average of the closing prices on the NYSE of Capital One’s common stock during the five trading days ending the day before the completion of the merger, which was $80.32.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information for the merger includes the preliminary pro forma balance sheet as of March 31, 2006, assuming the merger with North Fork was completed on March 31, 2006. The preliminary pro forma income statements for the three months ended March 31, 2006 and for the year ended December 31, 2005 were prepared assuming the mergers with North Fork and Hibernia were completed on January 1, 2005.

North Fork Acquisition Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information reflects the issuance of approximately 104.5 million shares of Capital One common stock and approximately $5.2 billion in cash consideration. Common stock issued in conjunction with this transaction was valued using the exchange ratio noted above in Note 1 – Basis of Preliminary Pro Forma Presentation.

A reconciliation of the excess consideration paid by Capital One over North Fork’s net assets acquired (“goodwill”) is as follows:

(in thousands)
Costs to acquire North Fork:
Capital One common stock issued	$9,400,000	(K)
Cash consideration paid	5,200,000	(A)
Estimated fair value of employee stock options	131,297	(L)
Investment banking, legal, and consulting fees	50,000	(I)

Total consideration paid for North Fork	14,781,297

North Fork’s net assets at fair value:
North Fork’s stockholders’ equity at March 31, 2006	8,945,705	(K)
Elimination of North Fork’s intangibles (including goodwill)	(6,023,348	)(E,F)
Estimated adjustments to reflect assets acquired at fair value:
Securities held to maturity	(308	)(B)
Net loans	(256,446	)(C,D)
Mortgage servicing rights	15,799	(G)
Deferred tax assets	62,550	(J)
Estimated adjustments to reflect liabilities assumed at fair value:
Interest-bearing deposits	(17,256	)(H)
Senior and subordinated notes	(8,140	)(H)
Other borrowings	87,638	(H)
Personnel related liabilities	(350,000	)(I)

Less: Adjusted identifiable net assets acquired	(2,456,194)

Core deposit intangibles:
Adjustment to recognize core deposit intangibles	(1,400,000	)(F)
Adjustment to recognize deferred tax liability from core deposit intangibles	490,000	(F)

Less: core deposit intangibles and related deferred tax liability	(910,000)

Total estimated goodwill	$11,415,103

(A)	Adjustment to recognize cash consideration paid and debt undertaken to complete the acquisition. Capital One currently intends to finance the cash portion of the acquisition through a combination of short term liquidity conversions and debt offerings. Specifically, Capital One intends to acquire the common shares by liquidating $1.0 billion of federal funds sold and resale agreements and by issuing $3.2 billion of senior and subordinated debt and $1.0 billion of trust preferred capital securities (including the $345 million of trust preferred capital securities issued as of June 6, 2006). The preliminary pro forma combined income statement impact of the reduction in federal funds sold and resale agreements resulted in a pre-tax decreases to interest income of $12.5 million and $50.0 million for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively. The preliminary pro forma combined income statement impact of the additional borrowings issued resulted in pre-tax increases to interest expense of $68.3 million and $273.3 million for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively. Capital One has calculated the cost of the borrowings needed to complete the transaction using a weighted average interest rate of approximately 6.51% per annum. The final financing of the cash portion of the transaction may differ from these preliminary adjustments. The cost of the borrowings may be significantly different based on changes in market rates and Capital One may choose to repay any such additional borrowings with cash from operations, net securities maturities or future market borrowings.

(B)	Adjustments to recognize securities previously held to maturity by North Fork at fair value in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations, (“SFAS 141”). The related preliminary pro forma income statement impact for this adjustment is considered to be immaterial. The final adjustment may be significantly different.

(C)	Adjustment to fair value North Fork’s loans held-for-sale loan portfolio. The adjustment reflected is based upon currently available fair value information. The related preliminary pro forma combined income statement impact for the adjustment was not recognized as the duration for which the loans will be held and the associated future gains cannot be estimated at this time. The final adjustment may be significantly different.

(D)	Adjustment to fair value North Fork’s loan portfolio. The adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for the fair value adjustment resulted in increases to interest income of $11.6 million and $46.6 million for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively. The final adjustment may be significantly different.

(E)	Adjustment to eliminate historical North Fork goodwill and recognize goodwill resulting from the acquisition. See purchase price allocation table above for more information.

(F)	Adjustment to eliminate North Fork’s historical core deposit intangibles of $104.9 million and other intangibles of $0.3 million, recognize core deposit intangibles associated with the acquisition, the related deferred tax liability for the newly recognized core deposit intangibles, and the related preliminary pro forma combined income statement impact resulting from the acquisition. The preliminary pro forma combined income statement impact for the adjustment resulted in increases to other non-interest expense of $68.8 million and $265.0 million for the core deposit intangibles amortization for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively. The final adjustment may be significantly different. See Note 4 – Core Deposit Intangibles for more information.

(G)	Adjustment to fair value North Fork’s mortgage servicing rights in accordance with SFAS 141. The adjustment will be recognized over the estimated remaining life of the mortgage servicing rights. The preliminary pro forma combined income statement impact for the adjustment resulted in a decrease to other non-interest income of $1.0 million and $4.1 million for the three months ended March, 31, 2006 and for the year ended December 31, 2005, respectively. The final adjustment may be significantly different.

(H)	Adjustment to fair value North Fork’s interest-bearing deposits, senior and subordinated notes, and other borrowings in accordance with SFAS 141. The adjustment will be recognized over the estimated remaining life of the respective liabilities using the effective yield method. The preliminary pro forma combined income statement impact for the adjustments resulted in decreases to interest expense of $4.3 million and $17.3 million for interest-bearing deposits and $0.4 million and $1.7 million for the senior and subordinated notes for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively. The preliminary pro forma combined income statement also included increases to interest expense of $8.1 million and $32.3 million for other borrowings for the three months ended March 31, 2006 and the year ended December 31, 2005. The final adjustments may be significantly different.

(I)	Adjustment to other liabilities to recognize estimated merger related liabilities that qualify for recognition under EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. Adjustment includes an estimated $50 million in costs related to investment banking, legal, and consulting fees to be incurred directly in connection with the acquisition and an estimated $350 million in costs related to North Fork executive change-in-control agreements that existed prior to the acquisition consummation date. The final adjustments may be significantly different. (See Note 3 – North Fork Merger Related Costs for disclosure of other merger related costs.)

(J)	Adjustment to recognize deferred tax assets resulting from the fair value adjustments in accordance with Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes Combinations, (“SFAS 109”).

(K)

Adjustment to eliminate North Fork’s historical stockholders’ equity. The acquisition will result in the issuance of approximately 104.5 million shares of Capital One common stock, in addition to the cash consideration discussed in preliminary pro forma adjustment A. The issuance of Capital One common stock is recognized in the preliminary pro forma balance sheet at a value of $89.92 per share, which was the closing price of Capital One common stock on the NYSE on the last trading day prior to announcement of the transaction, which results in an increase to Capital One’s total stockholders’ equity of $9.4 billion. For more detail of the structure of the transaction see Note 1 – Basis of Preliminary Pro Forma Presentation. The final adjustment may be significantly different.

(L)	Adjustment to reflect the conversion of North Fork stock options outstanding at the closing of the merger to options to purchase Capital One common stock. In accordance with the terms of North Fork’s stock option agreements, outstanding stock options fully vest upon a change in control and therefore the adjustment presented assumes that all North Fork stock options will be converted to fully vested options to purchase Capital One common stock. The adjustment assumes the issuance of 4.2 million vested options to purchase Capital One common stock at a fair value of $31.28 per option. The number of stock options expected to be issued was based on the number of outstanding North Fork stock options at March 31, 2006, multiplied by the assumed exchanged ratio of 0.3467. The preliminary estimated fair value per option of $31.28 was calculated using the Black-Scholes option pricing model and applying the assumptions used for Capital One’s 2006 stock option grants (see page 13 of Capital One’s Form 10-Q for the three months ended March 31, 2006 for more information). The final estimate of fair value will be calculated using the Black-Scholes option pricing model and applying the prevailing assumptions to each tranche of the remaining converted North Fork options outstanding at the merger close date for expected life, volatility, dividend yield and risk-free interest rate. The estimated weighted average exercise price of $60.05 for the converted options was calculated using the weighted average exercise price of the North Fork stock options divided by the assumed exchange ratio of 0.3467. The conversion of the North Fork pre-acquisition options to Capital One options resulted in increases to salaries and associate benefits expense of $1.3 million and $5.4 million for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively, which represents the fair value difference between the North Fork pre-acquisition options converted and the Capital One stock options granted. The final adjustment may be significantly different.

(M)	Adjustment to eliminate $8.9 million and $36.6 million of amortization for intangible assets recorded on North Fork’s historical income statement for the three months ended March 31, 2006 and the year ended December 31, 2005.

(N)	Adjustment to record the net tax effect of the preliminary pro forma adjustments using an effective tax rate of 35.0%. The final adjustment may be significantly different.

(O)	The pro forma basic and diluted potential common shares for the incremental shares issued and dilutive impact of stock options granted in connection with the North Fork acquisition, assuming the transaction occurred at the beginning of the periods presented.

Hibernia Acquisition Pro Forma Adjustments

The following explanations refer to the pro forma income statement adjustment for the period January 1, 2005 to November 15, 2005, the completion date of the Hibernia merger.

(AA)	Adjustments to recognize the pro forma income statement impact of the liquidity utilized and the debt undertaken to complete the acquisition. Capital One financed the cash portion of the transaction by liquidating approximately $1.4 billion of federal funds sold and other resale agreements and drawing $840.0 million from other short term borrowings. The pro forma combined income statement impact of the reduction in federal funds sold and resale agreements resulted in a pre-tax decrease to interest income of $48.6 million for the year ended December 31, 2005. The pro forma combined income statement impact of the additional borrowings issued resulted in pre-tax increases to interest expense of $27.5 million for the period.

(BB)	Adjustment to recognize the pro forma income statement impact to fair value Hibernia’s loan portfolio. The $174.9 million adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The pro forma combined income statement impact for the fair value adjustment resulted in an increase to interest income of $24.6 million for the period.

(CC)	Adjustments to recognize the pro forma income statement impact to fair value Hibernia’s interest-bearing deposits, senior and subordinated notes, and other borrowings in accordance with SFAS 141. The adjustments for the $1.4 million increase for interest-bearing deposits and $7.4 million decrease for the senior and subordinated notes and other borrowings will be recognized over the estimated remaining life of the respective liabilities using the effective yield method. The pro forma combined income statement impact for the adjustments resulted in increases to interest expense of $0.5 million for interest-bearing deposits and $0.2 million for the senior and subordinated notes and a decrease to interest expense of $2.6 million for other borrowings for the period.

(DD)	Adjustment to recognize the pro forma income statement impact to fair value Hibernia’s property, plant, and equipment. The $69.3 million adjustment will be recognized over the remaining useful life of 20 years for buildings and 5 years for equipment. The pro forma combined income statement impact for the adjustment resulted in increases to occupancy expense of $0.4 million for the period.

(EE)	Adjustments to recognize the pro forma income statement impact of amortization for intangible assets, other than goodwill, identified from the acquisition. The pro forma combined income statement impact for the $20.7 million adjustment resulted in increases to other non-interest expense of $2.4 million for the period.

(FF)	Adjustment to eliminate $5.9 million of amortization for intangible assets recorded on Hibernia’s historical income statement for the period.

(GG)	Adjustment to recognize the pro forma income statement impact for the amortization of $380.0 million core deposit intangibles recorded in connection with the acquisition. The pro forma combined income statement impact for the adjustment resulted in an increase to other non-interest expense of $63.7 million for the period.

(HH)	Adjustment to record the net tax effect of the pro forma adjustments using an effective tax rate of 35.0%.

(II)	The pro forma basic and diluted potential common shares for the incremental shares issued and dilutive impact of stock options granted in connection with the Hibernia acquisition, assuming the transaction occurred at the beginning of the period presented.

Note 3 – North Fork Merger Related Costs

Certain merger related costs are estimated at $180.0 million. These estimated merger related costs will be incurred by Capital One and either treated as an acquisition liability capitalized or expensed as incurred based on the nature of cost and Capital One’s accounting policies for these costs. Given the preliminary stages of integration discussions, the accounting for these estimated merger related costs in accordance with EITF 95-3 has not been determined and as such these costs have not been included in the preliminary pro-forma condensed combined balance sheet or income statements.

A summary of these costs, based on Capital One’s preliminary estimates, is listed below:

(in thousands)
Merger related compensation and severance	$80,000
Facilities and systems	60,000
Other merger related costs	40,000

Total estimated pre-tax merger related costs	180,000
Tax benefit	(63,000)

Net estimated merger related costs	$117,000

Merger related compensation and severance costs include employee severance, compensation arrangements and related employee benefit expenses. Facilities and system costs include costs associated with the rebranding of branch offices. Also reflected are certain technology conversion costs. Refinements to the foregoing estimates may occur subsequent to the completion of the merger.

Note 4 – North Fork Core Deposit Intangibles

The purchase accounting adjustments include the establishment of core deposit intangibles of $1.4 billion as of March 31, 2006. The adjustments include the elimination of $104.9 million relating to the North Fork’s core deposit intangibles as of March 31, 2006. The $1.4 billion was based on a preliminary valuation by an independent third party using a combination of North Fork specific deposit information and industry specific benchmarks. A final analysis and valuation of the core deposit intangibles will be performed with the assistance of the independent third party upon completion of the merger. The amortization of the core deposit intangibles resulting from the acquisition in the pro forma statement of income for the three months ended March 31, 2006 and the year ended December 31, 2005 was assumed to be over a 10-year period using an accelerated amortization method.

The following table summarizes the amortization of the core deposit intangibles made in connection with the acquisition at an effective annual tax rate of 35.0%:

(in thousands)	Gross Amortization	Net After- Tax Impact
Year 1	$264,959	$172,223
Year 2	237,190	154,174
Year 3	209,421	136,124
Year 4	181,653	118,074
Year 5	153,884	100,025
Year 6 and thereafter	352,893	229,380

Total	$1,400,000	$910,000

COMPARATIVE RIGHTS OF CAPITAL ONE AND NORTH FORK STOCKHOLDERS

Capital One and North Fork are both incorporated under Delaware law. Any differences, therefore, in the rights of holders of Capital One common stock and North Fork common stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, the certificate of incorporation and bylaws of Capital One in effect immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the combined company. Consequently, after the effective time of the merger, the rights of former North Fork stockholders will be determined by reference to the Capital One certificate of incorporation and bylaws. The material differences between the rights of holders of North Fork common stock and the rights of holders of Capital One common stock, resulting from the differences in their governing corporate instruments, are summarized below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Delaware General Corporation Law and the governing instruments of Capital One and North Fork, to which you are referred. The governing instruments are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information.”

CAPITAL ONE	NORTH FORK

Authorized Capital

Authorized Shares. Capital One is authorized under its certificate of incorporation to issue 1,050,000,000 shares, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.	Authorized Shares. North Fork is authorized under its certificate of incorporation to issue 1,010,000,000 shares, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.

Preferred Stock. Capital One’s certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix the preferences, limitations and relative rights of each series of preferred stock. The rights of preferred stockholders may supersede the rights of common stockholders. Currently, no Capital One preferred stock is issued or outstanding.	Preferred Stock. North Fork’s certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix the preferences, limitations and relative rights of each series of preferred stock. The rights of preferred stockholders may supersede the rights of common stockholders. Currently, no North Fork preferred stock is issued or outstanding.

Special Meetings of Stockholders

Capital One’s bylaws provide that the chairman of the board of directors or a majority of the board of directors may call special meetings of stockholders and that the only business that can be conducted at a special meeting of stockholders is the business set forth in the meeting notice.	North Fork’s bylaws provide that the board of directors, the chairman or the president may call special meetings of stockholders and that the only business that can be conducted at a special meeting of stockholders is the business set forth in the meeting notice.

CAPITAL ONE	NORTH FORK

Number of Directors; Classified Board; Removal; Vacancies

Number of Directors. Capital One’s bylaws provide that the board of directors must consist of between three and seventeen directors, with the exact number to be fixed from time to time by the board of directors. Currently, there are 9 directors on the board of directors.	Number of Directors. North Fork’s certificate of incorporation and bylaws provide that the board of directors must consist of five or more directors, with the exact number to be fixed initially by the incorporator and may be changed from time to time by vote of the total number of directors then in office or by action of the stockholders. Currently, there are 14 directors on the board of directors.

Classified Board. Capital One’s certificate of incorporation and bylaws provide that the board of directors is divided into three classes of directors, with the classes to be as nearly as equal as possible. Each class is elected for a three-year term.	Classified Board. North Fork’s certificate of incorporation provides that the board of directors is divided into three classes of directors, with each class consisting of approximately one third of the total number of directors. Each class is elected for a three-year term.

Removal. Capital One’s certificate of incorporation and bylaws provide that directors may be removed only for cause and only upon the affirmative vote of stockholders of at least 80% of the voting power.	Removal. North Fork’s bylaws provide that directors may be removed, only for cause, by holders of a majority of the shares then entitled to vote.

Vacancies. Under Capital One’s bylaws, vacancies on the board of directors may be filled by the vote of a majority of the remaining directors, even if such remaining directors constitute less than a quorum.	Vacancies. Under North Fork’s bylaws, vacancies on the board of directors may be filled by the vote of a majority of the remaining directors, even if such remaining directors constitute less than a quorum, or by a sole remaining director, or may be elected by a plurality of the stockholder votes at a special meeting of stockholders.

Amendments to Certificate of Incorporation

Under Delaware law, an amendment to the certificate of incorporation requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Capital One’s certificate of incorporation additionally requires a vote of 80% of the outstanding shares entitled to vote where the amendment concerns the:

•      right of the board of directors to issue securities purchase rights;

•      right of the board of directors or stockholders to amend the bylaws;

•      prohibition on stockholder action by written consent;

North Fork’s certificate of incorporation contains no further provisions concerning the amendment of the certificate of incorporation in addition to the requirements of Delaware law.

CAPITAL ONE	NORTH FORK

• number, election, classification and removal of directors, and • vote required for certain business combinations

Amendments to the Bylaws

Capital One’s certificate of incorporation and bylaws permit the directors to amend the bylaws by majority vote without any action by the stockholders and permits the stockholders to adopt, amend or repeal the bylaws by a vote of 80% of the shares entitled to vote on such issue.	North Fork’s certificate of incorporation and bylaws permit the directors to amend the bylaws by majority vote without any action by the stockholders and permits the stockholders to adopt, amend or repeal the bylaws by a vote of a majority of the shares entitled to vote. Any bylaws adopted or amended by the board may be amended or repealed by the stockholders.

Notice of Stockholder Nominations and Proposals

Capital One’s bylaws permit stockholders to nominate candidates for election to the board of directors and to introduce other business that is a proper matter for stockholder action in connection with any stockholder meeting. In order for a proposal to be properly brought before any stockholder meeting by a stockholder:

•      the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the stockholder meeting;

•      the stockholder must give timely written notice of the item as provided under the by-laws;

•      Annual meeting. Generally, for notice to be timely, it must be delivered to the corporate secretary at the principal office of Capital One not less than 70 days nor more than 90 days prior to the first anniversary of the prior year’s annual meeting, provided that if the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary date of the prior year’s annual meeting, then notice will be timely if it is delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made;

•      Special meeting. For notice to be timely, it must be delivered to the corporate secretary at

North Fork’s bylaws permit stockholders to nominate candidates for election to the board of directors and to introduce other business that is a proper matter for stockholder action in connection with any annual stockholder meeting. In order for a proposal to be properly brought before any annual stockholder meeting by a stockholder:

•      the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting;

•      the stockholder must give timely written notice of the item as provided under the by-laws;

•      To be timely, notice must be given to North Fork (1) in the case of a notice of a nominee, not less than 60 days nor more than 90 days before the anniversary of the date of the prior year’s annual meeting of stockholders and (2) in the case of a notice of a proposed item of business, not less than 45 days nor more than 90 days before the anniversary of the date on which North Fork first mailed its proxy statement for the preceding annual meeting. However, in either case, if the annual meeting is held on a date that is not within 30 days before or after the anniversary of the date of the prior year’s annual meeting, the notice must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

CAPITAL ONE	NORTH FORK

the principal executive offices of Capital One not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which the public announcement is first made of the date of the special meeting and of the nominees proposed to be elected to the board of directors at such meeting; and

•      the proposal must provide certain information concerning the stockholder and any beneficial owner, each person whom the stockholder proposes to nominate for election (including his or her consent to such nomination and to serve as a director, if applicable), and a brief description of the proposal, the reasons for the proposal, and any interest the stockholder has in the proposal (if relating to items other than the election of one or more directors).

•      the proposal must provide certain information concerning the stockholder and any beneficial owner, each person whom the stockholder proposes to nominate for election (including his or her consent to such nomination and to serve as a director, if applicable), and a brief description of the proposal, the reasons for the proposal, and any interest the stockholder has in the proposal (if relating to items other than the election of one or more directors).

Stockholder Action by Written Consent Without a Meeting

Capital One’s certificate of incorporation prohibits stockholder action by written consent.	Under North Fork’s bylaws, North Fork stockholders may act by written consent.

Required Vote for Mergers and Dispositions of Assets

Required Vote for Mergers and Dispositions of Assets. Capital One has not opted out of the interested stockholder provision of Delaware law (described under the North Fork column). In addition, Capital One’s certificate of incorporation prohibits Capital One or any of its majority-owned subsidiaries from engaging in a “business combination” with an interested stockholder who, together with its associates and affiliates, beneficially owns, or if the person is an affiliate of the corporation and did beneficially own within the last two years, 5% or more of the outstanding voting stock of the corporation, or who has succeeded to any voting stock which at any time within the prior two years was beneficially owned by an interested stockholder (except for successions occurring in the course of a public offering), unless at least 75% of the voting power of the then outstanding voting stock, voting together as a single class, including the affirmative vote of the holders of at least 75% of the voting power of the outstanding voting stock not owned directly or indirectly by an interested stockholder or	Required Vote for Mergers and Dispositions of Assets. Delaware law prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder unless (1) before that date, the board of directors of the corporation approved the business combination or the transaction transforming the stockholder into an interested stockholder, (2) upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and certain employee stock ownership plans) or (3) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation’s directors and the holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written

CAPITAL ONE	NORTH FORK

any of its affiliates, approved the business combination.

This super-majority voting requirement does not apply to any business combination, and such business combination requires only a vote of the majority of stockholders entitled to vote, if either of the following conditions are met:

•      the business combination is approved by the vote of a majority of directors who are unaffiliated with the interested stockholder and either (i) were serving as directors prior to the time the interested stockholder became an interested stockholder or (ii) were first nominated for election as directors by a majority of (a) the directors described in clause (i) and (b) the directors who were previously nominated in accordance with this clause (ii); or

•      certain substantive conditions are met, including those respecting the “fair market” value of the consideration received by the stockholders, the payment of regular dividends, the absence of financial assistance and tax advantages by the corporation to the interested stockholder, and a proxy being mailed to all stockholders 30 days prior to the consummation of such business combination.

Capital One’s certificate of incorporation defines a “business combination” generally as:

•      a merger or consolidation of the corporation or any majority-owned subsidiary with the interested stockholder or with any other corporation, which is, or would be after the business combination, an affiliate of the interested stockholder;

•      a sale or other disposition to or with the interested stockholder of assets with an aggregate fair market value equal to $10,000,000 or more;

•      any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or subsidiary to the interested stockholder in exchange for consideration having an aggregate fair market value of $10,000,000 or more;

•      the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an interested stockholder or any of its affiliates; or

consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares.

North Fork has not opted out of the interested stockholder provision of Delaware law.

CAPITAL ONE	NORTH FORK

•      any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or subsidiary owned by the interested stockholder or any of its affiliates.

Absence of Required Vote for Some Mergers. Unless a corporation’s certificate of incorporation requires otherwise, Delaware law does not require a vote of the stockholders if:

•      the agreement of merger does not amend the articles of the corporation;

•      each share of stock of the corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of stock of the surviving corporation after the effective date of the merger; and

•      either no shares of common stock of the surviving corporation and no securities convertible into such stock are to be issued under the agreement, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued under the agreement plus those initially issuable upon conversion of any other securities to be issued do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the effective date of the merger.

•      Capital One’s certificate of incorporation does not require otherwise.

Absence of Required Vote for Some Mergers. Delaware law applies. North Fork’s certificate of incorporation contains no further requirements.

Stockholder Rights Plans

Capital One’s certificate of incorporation provides that the board of directors is authorized to issue “rights” to purchase securities of Capital One or other corporation. The rights will cause substantial dilution to any person or group that attempts to acquire Capital One without the approval of its board of directors. The affirmative vote of 80% of the shares entitled to vote is required to amend or repeal this provision. Currently there is no stockholder rights plan adopted pursuant to the certificate of incorporation.	North Fork does not currently have a stockholder rights plan.

CAPITAL ONE	NORTH FORK

Indemnification of Directors and Officers

Scope. Delaware law permits a corporation to indemnify directors, officers, employees and agents of the corporation, and persons serving as a director, officer, employee or agent of another entity at the request of the corporation, against judgments, fines, settlements, and expenses actually and reasonably incurred by the person in connection with an action, suit or proceeding, whether actual or threatened, if:

•      the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation; and

•      with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

Scope. North Fork’s bylaws provide that North Fork will indemnify directors and officer of North Fork and its principal subsidiary bank and persons who are serving as directors, officers, employees and agents of other entities at the request of North Fork, to the fullest extent permitted by Delaware law.

However, in the case of actions by or in the right of the corporation, the indemnity shall be limited to expenses actually and reasonably incurred in connection with the defense or settlement of such action and no indemnification shall be made in respect of any claim in which a court has adjudged the person to be liable for willful or intentional misconduct in the performance of his duty to the corporation.

Expenses incurred in defending such an action, suit or proceeding may be paid by the corporation in advance of the final disposition thereof if the recipient of the advance undertakes to repay such amount unless it is determined the person is entitled to be indemnified.

Capital One’s certificate of incorporation and bylaws provide that Capital One will indemnify directors, officers, employees and persons who are serving as directors, officers, employees and agents of other entities at the request of Capital One, to the fullest extent permitted by Delaware law and in accordance with the Capital One bylaws.

Capital One’s bylaws provide that Capital One may advance expenses to any agent of the corporation, upon approval by the board and to the fullest extent permitted by Delaware law.

CAPITAL ONE	NORTH FORK

Determinations. Delaware law provides that any of the following can determine that indemnification is appropriate under Delaware law:

•      a majority vote of directors who are not party to the proceeding, or a committee of those directors designated by a majority vote of those directors, even though, in both cases, less than a quorum;

•      if there are no directors who are not a party to the proceeding, or if those directors so direct, independent legal counsel; or

•      a stockholder vote.

Capital One’s bylaws provide that if there has not been a change of control of Capital One at the time the request for indemnification is submitted, then the indemnitee’s entitlement to indemnification is governed by Delaware law. If there has been a change of control of Capital One at the time the request for indemnification is submitted, then the indemnitee’s entitlement to indemnification shall be determined in a written opinion by independent counsel selected by the indemnitee.

Determinations. Delaware law applies. North Fork’s bylaws contain no further provisions.

Mandatory Indemnification. Delaware law requires indemnification against expenses with respect to any claim, issue or matter on which the director or officer is successful on the merits or otherwise in the defense of the proceeding. Capital One’s bylaws contain no further provisions.	Mandatory Indemnification. Delaware law applies. North Fork’s bylaws contain no further provisions.

Limitation of Personal Liability of Directors and Officers

Under Delaware law, a corporation’s certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director. However, Delaware law does not permit any limitation of liability of a director for:

•      any breach of the director’s duty of loyalty to the corporation or its stockholders;

•      acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•      paying a dividend or making certain other distributions of corporate assets that was illegal under applicable law; or

•      any transaction from which the director derived an improper personal benefit.

Subject to Delaware law, the North Fork certificate of incorporation limits the personal liability of directors to North Fork or its stockholders for monetary damages for breach of fiduciary duty as a director to $25,000 per occurrence.

Capital One’s certificate of incorporation limits the monetary liability of directors to the extent permitted by Delaware law.

OTHER MATTERS TO BE CONSIDERED AT NORTH FORK’S ANNUAL MEETING

The North Fork stockholder meeting at which the merger will be considered will be also North Fork’s annual meeting of stockholders for 2006. Therefore, proposals requiring stockholder action in the ordinary course of North Fork’s business also are being presented for consideration and voting. This portion of the document discusses these proposals.

Election Of Directors And Information With Respect To Directors And Officers

Five directors of North Fork will be elected at the North Fork annual meeting. Each director will serve in Class 1 of the board of directors and will hold office for three years (through the 2009 annual meeting) and until his successor shall have been duly elected and qualified. However, if the merger is completed the nominees for directors elected by North Fork stockholders will only serve as directors of North Fork until the effective time of the merger.

Listed below are the five nominees of the board of directors. Each of the nominees is currently a director of North Fork. Mr. Kanas and Mr. Nielsen were elected as directors by the stockholders, most recently at the 2003 annual meeting. Ms. Garrison, Mr. Austin and Mr. Towbin were appointed as directors by the board of directors in 2004, to fill newly created directorships or vacancies. Each of the nominees has been recommended for nomination by the Nominating and Governance Committee of the board and nominated by the board. Each of the nominees has consented to being named in this proxy statement and to serve if elected, and the board has no reason to believe that any nominee will decline or be unable to serve, if elected. In the event it is determined prior to the vote on the election of directors at the meeting that any nominee is unwilling or unable to serve for any reason, it is intended that the holders of the proxies may vote for the election of such replacement nominee as may be designated by the board.

The North Fork board of directors recommends a vote “FOR” election of the board’s nominees for Class 1 directors.

The following information is provided with respect to each of the board’s nominees for director and each current director whose term of office extends beyond the date of the meeting.

Nominees for Director and Directors Continuing in Office

		Shares of North Fork Common Stock Beneficially Owned as of [ ] (b)
Name, Age, Principal Occupation and Director Other Positions with North Fork and North Fork Bank (a)	Director Since	No. of Shares		Percent
Nominees For Director:

CLASS 1 (terms to expire in 2009):

Josiah Austin, 58	2004	[	](1)	*
Owner, El Coronado Ranch LLC, Managing Member of El Coronado Holdings, LLC (a family investment company)

Karen Garrison, 57	2004	[	](2)	*
Former President, Pitney Bowes Business Services (1999 - 2004)

John Adam Kanas, 59	1981	[	](3)	*
Chairman, President and Chief Executive Officer of North Fork and North Fork Bank

		Shares of North Fork Common Stock Beneficially Owned as of [ ] (b)
Name, Age, Principal Occupation and Director Other Positions with North Fork and North Fork Bank (a)	Director Since	No. of Shares		Percent

Raymond A. Nielsen, 55	2000	[	](4)	*
Former President and Chief Executive Officer, Reliance Bancorp, Inc. (acquired by North Fork, 2000)

A. Robert Towbin, 70	2004	[	](5)	*
Executive Vice President, Stephens, Inc. (investment management firm) (2002 - present) Co-Chairman & Managing Director, C.E. Unterberg, Towbin (1995 - 2002)

Directors Continuing In Office:

CLASS 2 (terms to expire in 2007):

William M. Jackson, 57	2004	[	](6)	*
Partner with Satterlee, Stephens, Burke & Burke, L.L.P. (a law firm)

Dr. Alvin N. Puryear, 68	2004	[	](7)	*
Lawrence N. Field Professor of Entrepreneurship and Professor of Management at Bernard M. Baruch College, CUNY

James F. Reeve, 65	1988	[	](8)	*
President, Harold R. Reeve & Sons, Inc. (general construction company)

George H. Rowsom, 70	1981	[	](9)	*
President, S.T. Preston & Son, Inc. (retail marine supplies company)

Dr. Kurt R. Schmeller, 68	1994	[	]	*
Former President, Queens Borough Community College, CUNY

CLASS 3 (terms to expire in 2008):

John Bohlsen, 63	1986	[	](10)	*
Vice Chairman of North Fork and North Fork Bank; President, The Helm Development Corp. (real estate company)

Daniel M. Healy, 63	2000	[	](11)	*
Executive Vice President and Chief Financial Officer of North Fork

Katherine Heaviside, 62	2004	[	]	*
President, Epoch 5 Public Relations (public relations firm) Director, Long Island, New York, United Way

Thomas S. Johnson, 65	2004	[	](12)	*
Former Chairman and CEO of GreenPoint Financial Corp. (acquired by North Fork, 2004)

All 14 Directors and Executive Officers of North Fork as a Group		[	](13)	3.05%

NOTES:

*	Less than one percent (1%).

(a)	Except as otherwise noted, each of the nominees for director and continuing directors has had the principal business occupation listed for such person for at least the past five years. All persons listed as nominees for director or as continuing directors of North Fork are also directors of North Fork Bank.

(b)	Beneficially owned shares, as determined in accordance with applicable SEC rules, include shares as to which the designated person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) on the reporting date and all shares that the person has the right to acquire (e.g., an option to acquire) within 60 days of the reporting date.

(1)	Includes [3,772,287] held by Mr. Austin’s company, El Coronado Holdings, LLC; [13,350] shares held by Mr. Austin jointly with his wife in an irrevocable trust; [16,753] shares held in trusts for his nieces and nephews; and [19,500] shares held in the Austin Clark Family Foundation. Mr. Austin was appointed as a director of North Fork, effective May 5, 2004, by the board of directors. Mr. Austin is also a director of Goodrich Petroleum Corporation, a publicly traded company.

(2)	Includes [10,942] shares held by Ms. Garrison jointly with her husband. Ms. Garrison was appointed as a director of North Fork by the board of directors, effective October 1, 2004, upon the merger of GreenPoint Financial Corp. (“GreenPoint”) into North Fork. Ms. Garrison formerly was a director of GreenPoint. Ms. Garrison is also a director of Tenet Healthcare and Standard Parking Corporation, both of which are publicly traded companies.

(3)	Includes [2,137,704] shares of restricted stock and options to purchase [648,298] shares previously granted to Mr. Kanas under North Fork’s compensatory stock plans; [50,000] shares held by the John A. Kanas and Elaine M. Kanas Family Foundation, a charitable foundation established by Mr. Kanas that is qualified under section 501(c)(3) of the Internal Revenue Code; [37,950] shares held by Mr. Kanas in joint tenancy with his wife; [94,234] shares held by his wife; [22,350] shares held by his children; [600] shares held by his wife in joint tenancy with his son; and [600] shares held by his wife as custodian for their son. Does not include [292,235] shares receivable by Mr. Kanas as a result of his earlier exercise of stock options, which shares Mr. Kanas elected to receive at a later date in accordance with the terms of the options.

(4)	Includes [1,845] shares held by Mr. Nielsen’s wife in an Individual Retirement Account; [300] shares held by his daughter; [16,008] shares held in trusts for his children; and options to purchase [65,094] shares received by Mr. Nielsen in exchange for his Reliance Bancorp Inc. stock options when Reliance Bancorp Inc. merged into North Fork on February 18, 2000.

(5)	Includes [18,000] shares held in trusts for family members of Mr. Towbin. Mr. Towbin was appointed as a director of North Fork, effective May 5, 2004, by the board of directors. Mr. Towbin is also a director of the following publicly traded companies: Gerber Scientific, Inc.; Globecomm Systems, Inc.; and InterTrust Technologies Corporation (owned by Sony-Philips-Stephens, Inc.).

(6)	Includes options to purchase [75,696] shares received by Mr. Jackson in exchange for his GreenPoint stock options when GreenPoint merged into North Fork on October 1, 2004; and [15,012] shares held in Mr. Jackson’s account under a GreenPoint Deferred Directors Fees Plan. Mr. Jackson was appointed as a director of North Fork by the board of directors, effective October 1, 2004, upon the merger of GreenPoint into North Fork. Mr. Jackson formerly was a director of GreenPoint.

(7)	Includes [18,924] shares held by Dr. Puryear’s wife; and options to purchase [75,696] shares received by Dr. Puryear in exchange for his GreenPoint stock options when GreenPoint merged into North Fork on October 1, 2004. Dr. Puryear was appointed as a director of North Fork by the board of directors, effective October 1, 2004, upon the merger of GreenPoint into North Fork. Dr. Puryear formerly was a director of GreenPoint. Dr. Puryear is also a director of American Capital Strategies Ltd., a publicly traded company.

(8)	Includes [83,437] shares held by Mr. Reeve’s wife.

(9)	Includes [4,500] shares held by Mr. Rowsom in joint tenancy with his wife and [1,490] shares held by his wife.

(10)

Includes [1,192,348] shares of restricted stock and options to purchase [334,998] shares previously granted to Mr. Bohlsen under North Fork’s compensatory stock plans; [52,807] shares held by the John and Linda Bohlsen Family Foundation, a charitable foundation established by Mr. Bohlsen that is qualified under section 501(c)(3) of the Internal Revenue Code; 4,457 shares held by Mr. Bohlsen’s wife; and [53,440]

shares held by his sons. Does not include [162,734] shares receivable by Mr. Bohlsen as a result of his earlier exercise of stock options, which shares Mr. Bohlsen elected to receive at a later date in accordance with the terms of the options.

(11)	Includes [698,977] shares of restricted stock and options to purchase [280,053] shares previously granted to Mr. Healy under North Fork’s compensatory stock plans. Does not include [133,879] shares receivable by Mr. Healy as a result of his earlier exercise of stock options, which shares Mr. Healy elected to receive at a later date in accordance with the terms of the options.

(12)	Includes [118,282] shares held by Mr. Johnson’s wife and [47,453] shares held by his children. Mr. Johnson was appointed as a director of North Fork by the board of directors, effective October 1, 2004, upon the merger of GreenPoint into North Fork. Mr. Johnson formerly was a director of GreenPoint. Mr. Johnson is also a director of the following publicly traded companies: Alleghany Corporation; R.R. Donnelley & Sons Company; The Phoenix Companies, Inc.; and the Federal Home Loan Mortgage Corporation.

(13)	Represents all shares beneficially owned by the current directors and executive officers of North Fork, consisting of the 14 individuals listed in the table. The total of the shares listed for the group includes [4,029,029] shares of restricted stock and options to purchase an aggregate of [1,479,835] shares received by these persons under compensatory stock plans.

Information About North Fork’s Board Of Directors

Independence

North Fork’s board of directors currently consists of 14 directors. Directors Kanas, Bohlsen and Healy are executive officers of North Fork. At a meeting of the board of directors on January 24, 2006, the board determined, based on the information available to it at that time, that 10 of the remaining 11 directors are “independent” consistent with the listing requirements of the NYSE. These 10 independent directors are Ms. Garrison, Ms. Heaviside, and Messrs. Austin, Jackson, Nielsen, Puryear, Reeve, Rowsom, Schmeller and Towbin. The board was unable to conclude that Director Johnson was independent, principally because North Fork made a bonus payment to him in 2005 for services rendered by him as an executive officer of GreenPoint Financial Corp. during 2004, and because North Fork repurchased from him in 2005 a substantial number of his stock options previously acquired by him as an executive of GreenPoint at a price based on the prevailing market stock price of the underlying common stock, without requiring him to exercise such options. These transactions are further described under “—Transactions with Directors, Executive Officers and Associated Persons” on page [    ].

In making its independence determinations, the board reviewed, among other factors, any current or recent business transactions or relationships or other personal relationships between North Fork and the particular director, including the director’s immediate family and companies owned or controlled by the director. The board also considered non-business relationships, including cultural, social and familial relationships, between the particular director and senior management of North Fork, as well as the nature of the contacts that resulted in the individual becoming a director of North Fork. The purpose of the board’s review was to determine not only whether the particular director failed to meet any of the objective tests for “independence” under the NYSE’s listing requirements, but also whether under all the circumstances it was reasonable to expect the director to act with independence of mind in carrying out his or her duties, including in deciding how to vote on key issues confronting the board.

All of the members of the board’s primary committees (Audit, Compensation and Stock, and Nominating and Governance) are independent under the NYSE’s listing requirements. All members of the board’s Audit Committee also meet the more exacting independence requirements established under the Sarbanes-Oxley Act for members of audit committees.

Meetings of the Board of Directors

The board of directors met 13 times during 2005. Each of the directors attended at least 75 percent of the total number of meetings of the board and of all board committees of which the director was a member during the period he was a director or served on such committees.

Pursuant to North Fork’s Corporate Governance Guidelines, North Fork’s directors are encouraged to attend annual meetings of stockholders. All of North Fork’s directors attended last year’s annual meeting of North Fork stockholders.

North Fork’s non-management directors meet separately on a regular basis in executive session without any members of management present. North Fork’s Corporate Governance Guidelines provide that the position of presiding director of executive sessions will be rotated among the chairs of the primary committees of the board. The presiding director at this time is Raymond A. Nielsen.

North Fork’s Corporate Governance Guidelines can be found on North Fork’s website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. Under North Fork’s Corporate Governance Guidelines, the directors are expected to properly discharge their responsibilities to stockholders, including preparing for, attending and participating in meetings of the board of directors and meetings of the committees of which the director is a member.

Board Committees

Audit Committee

North Fork’s board of directors has an Audit Committee that acts on behalf of the board in reviewing the financial statements of North Fork and overseeing the relationship between North Fork and its independent auditor. In addition to monitoring the scope and results of audit and nonaudit services rendered by North Fork’s independent auditor, the committee reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities. A copy of the Audit Committee’s charter may be found on North Fork’s website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. Any stockholder desiring a paper copy of the charter may obtain one by making a written request to the Corporate Secretary at the following address: Ms. Aurelie S. Campbell, Vice President and Corporate Secretary; North Fork Bancorporation, Inc.; P.O. Box 8914; 275 Broadhollow Road; Melville, New York 11747. For more information regarding the Audit Committee, including the committee’s annual report, see “—Audit Committee Information” on page [_].

Compensation and Stock Committee

The Compensation and Stock Committee of the board reviews and makes decisions or recommendations on salaries and bonuses for North Fork’s executive officers and determines all awards to executives and other key employees under North Fork’s compensatory stock plans. A copy of the Compensation and Stock Committee’s charter may be found on North Fork’s website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. Any stockholder desiring a paper copy of the charter may obtain one by making a written request to the Corporate Secretary at the following address: Ms. Aurelie S. Campbell, Vice President and Corporate Secretary; North Fork Bancorporation, Inc.; P.O. Box 8914; 275 Broadhollow Road; Melville, New York 11747. For more information regarding the Compensation and Stock Committee, including the committee’s annual report, see “—Compensation Committee Information” on page [_].

Nominating and Governance Committee

The Nominating and Governance Committee of the board monitors North Fork’s director nomination process, including identifying and recommending qualified candidates to serve as directors, and oversees North Fork’s corporate governance generally. The committee also makes recommendations to the board regarding committee appointments and regarding North Fork’s Corporate Governance Guidelines.

The committee has recommended and the board of directors has approved a Code of Conduct in accordance with the rules of the New York Stock Exchange. The Code of Conduct provides guidelines and standards that all directors, officers and employees of North Fork are expected to follow. A copy of the Code of Conduct may be found on North Fork’s website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. Any North Fork stockholder desiring a paper copy of the Code of Conduct may obtain one by making a written request to the Corporate Secretary at the following address: Ms. Aurelie S. Campbell, Vice President and Corporate Secretary; North Fork Bancorporation, Inc.; P. O. Box 8914; 275 Broadhollow Road; Melville, New York 11747.

A copy of the Nominating and Governance Committee’s charter may also be found on North Fork’s website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. Any stockholder desiring a paper copy of the charter may obtain one by making a written request to the Corporate Secretary at the following address: Ms. Aurelie S. Campbell, Vice President and Corporate Secretary; North Fork Bancorporation, Inc.; P.O. Box 8914; 275 Broadhollow Road; Melville, New York 11747. For more information regarding the Nominating and Governance Committee and the process by which directors are nominated, including stockholder access to the process, see “—Nominating and Governance Committee—Nomination Information” on page [    ].

The following table shows the membership of each of the above board Committees as of March 3, 2006, and the number of meetings held by each such committee during 2005.

Committee Membership

	Audit		Compensation & Stock		Nominating & Governance
Karen M. Garrison	X
Katherine Heaviside	X
William M. Jackson			X
Raymond A. Nielsen	X		X	*
Dr. Alvin M. Puryear	X
George H. Rowsom			X		X	*
Dr. Kurt R. Schmeller	X	*			X
A. Robert Towbin			X		X
2005 Meetings	10		6		3

*	Committee Chairman

Communications with the Board

North Fork stockholders may communicate to the board any concerns they have as North Fork stockholders by writing to the following address: Board of Directors—Stockholder Communications; c/o Corporate Secretary; North Fork Bancorporation, Inc.; P.O. Box 8914; 275 Broadhollow Road; Melville, New York 11747. The Corporate Secretary’s Office will review all communications and will timely advise the board of any communication that the Corporate Secretary determines to be of a serious nature. Periodically, the Corporate Secretary will summarize all stockholder communications received, including those deemed less serious, and will make all such communications available for the directors’ review. In order to efficiently process all stockholder communications, the Corporate Secretary’s Office, with the board’s approval, may seek the assistance of other employees and outside advisors in reviewing and evaluating particular communications. In all cases, the complete text of communications will be made available to directors who wish to review them in an appropriate and timely manner.

In addition, North Fork stockholders may contact the presiding director of the executive sessions of the board (meetings of the non-management directors) or any individual director or committee of the board by writing to: Presiding Director (or the name of the individual director or committee)—Stockholder Communications; c/o Corporate Secretary; North Fork Bancorporation, Inc.; P.O. Box 8914; 275 Broadhollow Road; Melville, New York 11747. Stockholder communications to the presiding director or to an individually named director or committee will be forwarded directly to the appropriate director or committee by the Corporate Secretary. The North Fork board expects that individual directors and committees will exercise care and judgment in reviewing and reacting appropriately to stockholder communications.

Compensation of Directors

Each non-management member of North Fork’s board of directors receives an annual fee of $40,000. This fee is for all duties as a North Fork director, including any service as a member of one or more committees of North Fork’s board. Each non-management member of the board of directors of North Fork Bank (currently, the same group that serves as the North Fork board) receives a fee of $1,000 for each meeting of the Bank board attended and $2,000 for each meeting of a Bank board committee attended. The chair of the Bank’s Examining Committee, Compensation and Stock Committee and Nominating and Governance Committee each receive an additional $6,000 annual retainer. The chairs of the other Bank board committees each receive an additional $500 per committee meeting attended. Those directors who are also executive officers of North Fork—that is, Directors Kanas, Bohlsen and Healy—do not receive any separate fees for their service as directors of North Fork or any of its subsidiaries.

Generally, the North Fork board has not made available to individual directors any deferral arrangements or deferral plans applicable to their directors’ fees. However, certain directors continue to enjoy deferred directors’ fee arrangements that initially applied to them as directors of institutions acquired by North Fork in the past. Director Reeve will receive payments from North Fork in the future under a deferred directors’ fee agreement originally entered into by him with a predecessor institution, Southold Savings Bank. Director Jackson will receive shares of North Fork stock in the future under a deferred directors’ fee agreement originally entered into by him with a predecessor institution, GreenPoint Financial Corp. Under these agreements, the directors deferred receipt of some or all of the fees otherwise payable to them as directors of the predecessor institution. Director Reeve will receive in the future regular monthly cash payments at a specified amount determined by applying market interest rates to the amounts deferred until time of payment. Director Jackson will receive in the future a number of shares of North Fork stock equal to the number of shares of the predecessor institution’s stock he could have acquired at the market with the amounts deferred at the time of deferral, adjusted for subsequent mergers and corporate events.

Directors Jackson and Puryear also participate in a directors’ retirement plan that was instituted by GreenPoint for outside directors of GreenPoint prior to North Fork’s acquisition of GreenPoint. Under the plan, each of these directors will receive payments of $7,500 per quarter after their retirement as directors of GreenPoint or any successor, including North Fork, for life, with any surviving spouse to receive $3,750 per quarter for life. There is no directors’ retirement plan covering other directors of North Fork.

Under North Fork’s Outside Directors Stock in Lieu of Fees Plan, non-management directors of North Fork or its subsidiaries may elect to receive any or all of the directors’ fees otherwise payable to them in cash in the form of shares of North Fork common stock, valued at the market price of the stock on either (i) the day the fees would otherwise have been payable to them in cash, or (ii) the day the shares are actually distributed to them, whichever is less.

Executive Compensation

The following table sets forth information concerning compensation and compensatory awards received in the last three years by North Fork’s Chief Executive Officer, John Adam Kanas, and each other executive officer whose cash compensation, including salary and bonus, exceeded $100,000 in 2005.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long -Term Compensation Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g) (**)		(i)
Name and Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation(2)	Restricted Stock Awards(3)	Securities Underlying Options(4) (shares)		All Other Compensation(5)
John Adam Kanas Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	$2,000,000 2,135,923 2,069,500	$3,500,000 3,500,000 2,500,000	$149,595 95,797 81,671	$6,133,500 6,207,750 5,216,400	544,648 37,500 30,000	(6)	$421,711 291,471 175,720
John Bohlsen Vice Chairman of the Board	2005 2004 2003	1,401,000 1,512,885 1,471,500	2,333,450 2,333,450 1,675,000	103,600 88,041 86,384	4,906,800 4,966,200 3,864,000	307,212 25,500 18,000	(6)	286,674 248,689 158,307
Daniel M. Healy Executive Vice President and Chief Financial Officer	2005 2004 2003	1,000,000 993,616 970,500	1,600,000 1,600,000 900,000	70,118 50,242 49,258	2,862,300 2,896,950 2,511,600	262,053 18,000 15,000	(6)	185,558 137,155 85,525

**	Option amounts have been adjusted to reflect the stock split of three shares for two shares effective November 15, 2004.

NOTES TO SUMMARY COMPENSATION TABLE:

(1)	Represents base salary, including any salary deferred at the election of the named executive officer under the 401(k) plan, and all directors’ fees. As of January 1, 2005, directors who are executive officers no longer receive directors’ fees. The salary deferral amounts under the 401(k) plan for 2005 were $18,000 for each of Messrs. Kanas and Healy and $14,000 for Mr. Bohlsen. The salaries of the named executive officers for 2006, as approved by the Compensation and Stock Committee at its December 8, 2005 meeting, are the same as their salaries were for 2005, except that the Committee determined to pay Mr. Kanas, at his request, a reduced salary in 2006 of $1.0 million, down from $2.0 million for 2005, at the same time that the board of directors created and contributed $1.0 million to a new North Fork Bank Family Fund, also at Mr. Kanas’s request.

(2)	Listed amounts represent tax payments on behalf of the named executive officers with respect to the taxable contributions to their accounts under the Supplemental Executive Retirement Plan (“SERP”).

(3)	Represents the dollar value of the restricted shares of North Fork common stock granted to the named executive officers during the year in question. The listed dollar values represent the number of shares multiplied by the average of the high and low market price of North Fork’s common stock on the date of grant. All restricted shares granted to the executives during the years in question are subject to the same substantive terms and conditions. The shares carry the same dividend and voting rights as unrestricted shares of common stock from the date of grant. The shares vest at the earliest of (i) the executive’s attaining his normal retirement age, (ii) the executive’s early retirement if the Compensation and Stock Committee approves vesting of the shares on such early retirement, (iii) death or disability, or (iv) a change-in-control of North Fork as defined under the restricted share award agreements. Shares are forfeitable if the executive ceases to render services to the company prior to vesting. All taxes otherwise payable by the executive officers as a result of the vesting of the shares will be paid by North Fork under a so-called tax gross-up provision. As of year-end 2005, the number (and total dollar value) of the unvested restricted shares held by the named executive officers were as follows: Mr. Kanas—[2,137,704] shares [$58,487,581]; Mr. Bohlsen—[1,192,348] shares [$32,622,641]; and Mr. Healy—[698,977] shares [$19,124,011]. These dollar values are based on the closing price of North Fork’s common stock on December 31, 2005 ($27.36 per share), with no discount for the forfeitability or lack of transferability of the shares.

(4)	Represents the total number of shares of North Fork’s common stock subject to stock options received by the named executive officers during the year in question. Includes both regular stock options (i.e., options awarded by the Compensation and Stock Committee as part of its regular decisions regarding executive compensation occurring during the year) and so-called “reload” stock options (i.e., options awarded to officers during the year based upon and coincident with their exercise of previously held stock options in stock-for-stock exercises). The number of reload stock options received in 2005 by each of the executive officers is separately identified in Note 6. No options issued to the named executive officers have been accompanied by stock appreciation rights.

(5)	Includes employer matching contributions on behalf of the named executive officers under the 401(k) plan and the defined contribution plan feature of the SERP and specified premiums paid by North Fork on certain insurance arrangements covering the executive officers. Listed amounts for 2005 include employer matching contributions under the 401(k) plan on behalf of executive officers Kanas, Bohlsen, and Healy of [$9,450] each; employer matching contributions under the defined contribution plan feature of the SERP on behalf of executive officers Kanas, Bohlsen and Healy of [$360,904], [$249,939], and [$169,163], respectively; and the following insurance premiums paid by North Fork on their behalf: for Mr. Kanas, $13,682 in premiums on a disability policy and [$37,675] in premiums on a term life insurance policy; for Mr. Bohlsen, [$27,285] in premiums on a term life insurance policy; and for Mr. Healy, [$6,945] in premiums on a term life insurance policy. North Fork also maintains split dollar life insurance policies on behalf of executive officers Kanas, Bohlsen and Healy, for which North Fork did not pay any premiums during 2005, 2004 or 2003, but which remain in effect.

(6)	Includes the following numbers of shares underlying “reload” stock options issued to the named executive officers in 2005: Mr. Kanas—[507,148] shares; Mr. Bohlsen—[281,712] shares; and Mr. Healy—[244,053] shares.

Stock Options

The following table sets forth information concerning stock options granted during 2005 to each of the named executive officers in the Summary Compensation Table on page [    ].

Option Grants in 2005

(a)		(b)	(c)	(d)	(e)	(f)
Name		Number of Securities Underlying Options Granted(1) (shares)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price (dollars/share)	Expiration Date	Grant Date present Value(3) (dollars)
John Adam Kanas	Regular	37,500	1.7%	$27.26	12/08/15	$193,560
Reload		507,148	22.9%	$29.14	07/11/15	$2,984,465

			24.6%

John Bohlsen	Regular	25,500	1.2%	$27.26	12/08/15	$131,621
Reload		281,712	12.7%	$29.14	07/11/15	$1,657,819

			13.9%

Daniel M. Healy	Regular	18,000	0.8%	$27.26	12/08/15	$92,909
Reload		244,053	11.0%	$29.14	07/11/15	$1,436,203

			11.8%

NOTES:

(1)

All regular stock options listed were granted to the named executive officers on December 8, 2005. All “reload” stock options listed were issued to the executives as a result of their stock-for-stock exercises of previously granted options on July 11, 2005. All options issued to these executives in 2005, including reload options, are for a ten-year term, were immediately exercisable upon grant, and provide the optionee with a right to request the grant of a reload option upon the optionee’s stock-for-stock exercise of the underlying option, which the Compensation and Stock Committee may choose to award at its discretion. The reload options granted to the executives in 2005 related to a number of shares equal to the number of shares of North Fork common stock surrendered or deemed surrendered by the executives upon their exercise of previously granted options, including shares withheld or to be withheld by North Fork upon delivery of the option shares for tax withholding purposes. All options granted in 2005 also contain a transferability feature under which the executive is permitted to transfer the option, prior to exercise, by gift to members of the executive’s immediate family.

(2)	The listed percentage for each executive represents the percentage of all compensatory stock options (both regular options and reload options) issued by North Fork during the year that were received by that executive.

(3)	The listed Grant Date Present Value of the options is an estimate determined by using the Black-Scholes option pricing model, a commonly-used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: For the options granted December 8, 2005, (a) the useful life of the options was estimated to be 6 years; (b) the risk-free discount rate applied for purposes of the valuation was 4.36 percent; (c) the volatility factor utilized was 20.88 percent; (d) the dividend yield on the common stock was assumed to be 3.23 percent for purposes of the analysis only; and (e) no rate of forfeiture was assumed. For the options granted July 11, 2005, (a) the useful life of the options was estimated to be 6 years; (b) the risk-free discount rate applied for purposes of the valuation was 3.91 percent; (c) the volatility factor utilized was 22.54 percent; (d) the dividend yield on the common stock was assumed to be 2.94 percent for purposes of the analysis only; and (e) no rate of forfeiture was assumed.

The following table sets forth information concerning all stock options that were either exercised in 2005 or held at year-end 2005 by the named executive officers in the Summary Compensation Table on page     . The information includes reload exercises of options, that is, stock-for-stock option exercises that were accompanied by the issuance of reload options to the executives.

Aggregate Option Exercises in the Year Ended December 31, 2005, and Year-End Option Values

(a)	(b)	(c)		(d)		(e)
Name	Option Exercises in 2005		Number of Unexcercised Options/SARs at December 31, 2005 (Exercisable/ Unexcercisable) (shares)		Value of Unexercised In- the-Money Options/ SARs at December 31, 2005(2) (Exercisable/ Unexcercisable) (dollars)
	Shares Acquired on Exercise (shares)(1)	Value Realized (dollars)
John Adam Kanas	575,527	$3,437,798	E	648,298	E	$1,313,520
			U	0	U	0

John Bohlsen	321,496	$1,924,596	E	334,998	E	$47,813
			U	0	U	0

Daniel M. Healy	278,772	$1,656,579	E	280,053	E	$1,800
			U	0	U	0

NOTES:

(1)

Upon a stock-for-stock exercise of options granted prior to 2005, the executive may direct North Fork to defer the delivery of the new shares until a specified later date. If an executive elects to defer the delivery of option shares, he may receive dividend equivalent payments on the deferred shares equal to the dividends paid by North Fork on its common stock during the deferral period and, upon the delivery of deferred shares to the executive due to his disability or death or a change-in-control of North Fork, North Fork will pay on his behalf an additional amount equal to all taxes otherwise payable by the executive as a result of the receipt of such deferred shares.

(2)	Calculated by subtracting the exercise price of options from the market value of underlying shares at year-end, based on a closing price of North Fork’s common stock on December 31, 2005, of $27.36 per share.

Agreements With Executive Officers

North Fork entered into change-in-control agreements in 1994 with three executive officers – Chairman, President and Chief Executive Officer John Adam Kanas, Vice Chairman John Bohlsen and Chief Financial Officer Daniel M. Healy. The agreements are substantially identical in form. Each agreement is a rolling three-year agreement that will continue in effect until retirement or until two years after a decision is reached by the Board not to renew the agreement. Under each of the agreements, the executive is entitled to receive from North Fork or its successor a lump sum payment equal to 299 percent of his average taxable compensation if, within 24 months after a change-in-control of North Fork (as defined in the agreement), the executive’s employment is terminated (other than for cause) by North Fork or its successor or by the executive voluntarily. The agreements provide that the lump sum payment will be reduced by the value of certain other benefits or payments received by the executive coincident with the change in control (not including, however, all “parachute payments” then made to the executive as defined under the Internal Revenue Code).

North Fork also has a Performance Plan, amended most recently in December 2005, under which employees of North Fork and its subsidiaries may receive payments from a cash pool following an acquisition of control of North Fork by a non-affiliate, provided the acquisition transaction involves above-average returns from the standpoint of North Fork’s stockholders. The maximum amount of the incentive pool is 3% of the premium payable for North Fork common stock over the median acquisition price payable in acquisitions of comparable financial institutions during the preceding two years (based on the per-share price of the acquired entity’s common stock on a fully diluted basis as a multiple of such entity’s tangible book value per share). If a cash pool is funded in connection with a change-in-control of North Fork, the Compensation and Stock Committee of the Board will have complete discretion to select those employees who will be entitled to receive payments and the amount payable to each. In the event one of the three named executive officers is awarded an amount under the Performance Plan, North Fork would pay on his behalf an additional amount equal to any excise tax imposed on such payment under Section 4999 of the Internal Revenue Code and the related taxes thereon. In the merger agreement with Capital One, North Fork and Capital One agreed that the maximum amount payable under or with respect to the Performance Plan (inclusive of all tax gross-ups) is $50,000,000, and Messrs. Kanas, Bohlsen and Healy will not receive any payments under the Performance Plan.

The merger with Capital One will constitute a change in control of North Fork under each of the change-in-control agreements and the Performance Plan. See “The Merger—Interests of North Fork Executive Officers and Directors in the Merger.”

Performance Graph

Set forth below is a line graph comparing the cumulative total stockholder return on North Fork’s common stock over a five year period with the cumulative total return on the Standard and Poor’s 500 Stock Index and the KBW 50 Index over the same period, assuming the investment of $100 in each on December 31, 2000, and the reinvestment of all dividends. The KBW 50 Index is a market-capitalization-weighted bank-stock index prepared by Keefe, Bruyette & Woods, Inc. covering the 50 largest bank holding companies in the United States (including North Fork).

	2000	2001	2002	2003	2004	2005
North Fork	$100.00	$134	$145	$179	$198	$194
S & P 500 Index	$100.00	$88	$69	$88	$98	$103
KBW 50 Index	$100.00	$96	$89	$119	$131	$133

Compensation Committee Information

Compensation Committee Report

The Compensation and Stock Committee of the board of directors (the “Committee”) is responsible for reviewing all aspects of executive compensation and has sole discretion on certain matters including on all compensation paid to the Chief Executive Officer.

The Committee consists, as it always has, exclusively of independent directors. The four current members meet all independence requirements under applicable law and regulation, including the listing requirements of the NYSE. None of the members is an officer or employee of North Fork or any of its subsidiaries or has any separate, substantial business relationship with North Fork. The names of the Committee members are listed at the end of this report.

As part of its regular annual duties, the Committee (i) reviews and approves salary levels for executive management, (ii) establishes financial targets for executives each year under the annual incentive plan, which if met will result in payment of bonuses to them, and (iii) determines in its sole discretion the stock awards to be granted to executives under North Fork’s compensatory stock plans.

The Committee reviews and exercises substantial control over other aspects of executive compensation as well, including all retirement, severance and change-in-control agreements, and sets performance targets under North Fork’s performance plan, which may affect the level of special retirement payments to executives after any change-in-control of North Fork.

The board of directors, with assistance from the Nomination and Governance Committee of the Board, monitors the Committee’s functioning and determines the Committee’s membership, including the qualification of each member to serve. The Board also retains inherent authority to modify or rescind certain Committee determinations on executive compensation, although not with respect to grants of stock-based awards.

We on the Committee are submitting this report summarizing our involvement in compensation decisions and policies affecting North Fork’s executive officers generally and Chairman, President and Chief Executive Officer John Adam Kanas, specifically.

Impact of Good Governance Principles on Compensation Decisions

The Committee is committed to high standards of corporate governance, as embraced most notably in the Sarbanes-Oxley Act of 2002 and the various regulations implementing the letter and spirit of that statute. Among the new governance regulations is an NYSE requirement that listed companies have a compensation committee of the board that is responsible for key decisions on executive compensation, and which consists exclusively of independent directors. All members of our Committee are independent. Our duties are set forth in our charter, which is posted on North Fork’s website. We reexamine our charter and our responsibilities under law and regulation on a regular basis.

Even prior to the recent intensified interest in corporate governance, this Committee adhered to sound governance principles and practices. The Committee has typically exercised substantial authority over the compensation paid to company executives, including not only in the number and type of awards granted to executives under our compensatory stock plans (an area in which the Committee is required by law to have exclusive authority), but also on the issues of executive salary, bonus, retirement and severance arrangements, and other benefits.

Moreover, as a matter of philosophy, North Fork and this Committee have been committed to a compensatory structure for executives that is simple and readily comprehensible to investors. The types of compensation we offer our executives remain within the traditional categories: salary, short- and long-term incentive compensation (bonus and stock-based awards), standard executive benefits, and an array of retirement and severance benefits. We do not provide executives with exotic perquisites, such as private airplane usage (other than directly connected with business) or private club memberships. We do not make loans to executives or their families or families’ businesses, other than those made in the ordinary course of our business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons. We do not permit our executives to receive any income or gain from side transactions or arrangements with the company, a major concern addressed by the new corporate governance laws and regulations.

The result of North Fork’s and this Committee’s long-time adherence to sound governance principles in dealing with executive compensation has been a healthy, open and productive relationship between our executives and the company, to the benefit of our stockholders.

Executive Compensation Policy

The basic policy of North Fork on executive compensation is to provide incentives for executives to achieve corporate and individual goals and to reward executives when those goals are met.

The overriding philosophy, in setting both corporate and individual goals, is to ensure that the interests of senior management are aligned with the interests of stockholders. The Committee believes that, over time, the financial performance of the company is reflected in the value of its stock and that internal results (financial performance) and external results (stock price) ultimately move in a complementary fashion. Thus, some elements of executive compensation are tied to financial performance (internal results), and other elements, specifically, stock-based awards, are tied to stock performance (external results). Under both considerations, financial performance and stock performance, the emphasis is on steady but consistent progress over time, achieved through careful execution of a well designed business strategy. Historically, this formula has worked well for North Fork.

The financial performance of the company on a period-to-period basis is principally reflected in salary adjustments and bonuses. We use these elements of compensation to provide executives with continuous, near-term incentive to achieve. Executives’ stock-based compensation, on the other hand, is focused on achievement of long-term success. As is true of most publicly-traded stocks, our stock performance fluctuates over time, typically more so than does our financial performance. In the long run, however, the return on our stock, including dividend pay-out, is a good indicator, we believe, of corporate performance. Stock-based awards are thus a way to tie executive compensation to long-term performance. Moreover, at North Fork we have reinforced this connection between stock-based compensation and long-term performance. The shares of restricted stock that we have awarded to our executives generally do not vest until the executives retire or upon their earlier death, disability or a change in control of North Fork. Until that time, the restricted stock is forfeitable if the executive leaves or is terminated. This vesting reinforces the executive’s incentive to seek long-term growth in stock value, while removing the temptation to seek short-term upswings in stock price for personal gain. In addition, North Fork has never re-priced stock options downward or exchanged new lower-priced options for outstanding higher-priced options.

In determining overall amounts and types of executive compensation, the Committee weighs not only corporate performance measures but personal factors as well, including commitment, leadership, teamwork and community involvement. We also consider executive compensation practices of our competitors and peers, and remain informed regarding executive compensation developments in the corporate world generally. The peer groups we utilize for comparison purposes are discussed below under “—Consultant Reviews.”

The ultimate purpose of North Fork’s executive compensation structure is to retain the productive management team that is in place, to attract additional executives of the highest caliber and to motivate the entire management group to put forth maximum effort toward achieving specific corporate goals identified through our strategic planning process.

Consultant Reviews

The Committee periodically obtains the advice of compensation consultants. In 2005, as in preceding years, the Committee obtained an analysis of executive compensation from a compensation consultant, Mercer Human Resource Consulting (“Mercer”).

In a review conducted in October 2005, Mercer evaluated the compensation our executives receive against executive compensation practices at a peer group of 14 financial institutions selected on the basis of size (total assets and market capitalization) and business mix. Nine of the 14 peer companies were also included in the peer group in Mercer’s 2004 review. The asset size of the 2005 peer group institutions ranged from $43 billion to $434 billion (versus North Fork’s $60 billion), and the market capitalizations ranged from $8 billion to $100 billion. (The review peer group is not identical to the group of financial institutions that makes up the KBW bank index represented in the stock performance graph preceding this Report, although the KBW index includes many of the same institutions.) Mercer’s review and analysis included all aspects of executive compensation.

Based upon our discussions with Mercer and our review of the information presented to us, we have concluded that our executives are well compensated, that overall pay levels are reasonable, and that executive compensation is aligned with North Fork’s performance.

Components of Executive Compensation

In our deliberations regarding executive compensation, we focus upon all aspects of compensation. This includes the fundamental components of (1) salary, (2) short-term incentive compensation (performance bonuses), and (3) long-term incentive compensation (stock-based awards). We also review all other aspects of executive compensation, including retirement and severance arrangements, health benefits, travel and transportation arrangements, key personnel insurance coverage and other executive benefits calculated to enhance company business.

Any employment agreement or personal service agreement between North Fork and any individual executive officer must be approved by the Committee. Currently, none of our executives has any such agreement.

The descriptions of the plans and agreements described in this report reflect their terms as in effect on the date hereof. North Fork intends to amend its plans and agreements that are subject to the new deferred compensation legislation under Section 409A of the Code to comply with the legislation in accordance with the transition guidance issued by the Internal Revenue Service.

Salary

We conduct an annual review of salary levels for all senior executives, as well as for certain other officers. The Committee acts with the full authority of the Board in determining the CEO’s salary each year and makes recommendations to the Board on specific salaries or salary modifications for all other executives, which the Board is asked to ratify as part of its review of Committee actions. Salary levels are influenced by the executive’s responsibilities, experience and performance, as well as competitive marketplace considerations. The executives’ personal preferences are also sought and considered by the Committee as part of the decision-making process. At the meeting of the board of directors in December, 2005, the Board approved a reduction in Mr. Kanas’s salary by $1 million. See “—Year End 2005 Committee Decisions on Executive Compensation—Salary.”

Annual Incentive Compensation

Short-term incentive compensation for executives is provided through the executive feature of North Fork’s Annual Incentive Compensation Plan (the bonus plan). The Committee administers the plan.

The plan permits senior executives, as well as other deserving employees, to receive cash bonus payments at the end of each year if North Fork has met pre-established performance goals for that year. The performance goal that applies to the executive feature of the plan for each year is set by the Committee not later than the 90th day of the year. The performance goal consists of a series of financial targets, one or more of which must be met in order for bonus payments to be made to executives under the plan. The financial measure for which targets are set are earnings per common share, return on average assets, and return on average common equity, with, in each case, an adjustment of net income to eliminate therefrom the after-tax effect of any extraordinary items, including restructuring charges, and the cumulative effect of accounting changes. At year-end, if the performance goal applicable under the plan’s executive feature has been met, a bonus will be paid to the executives, and the Committee determines whether the bonus payable to each will equal the maximum bonus payable to him as calculated under a mathematical formula set forth in the executive feature of the plan, or some lesser amount. Under the plan’s formula, the maximum bonus for any year for each individual executive is a specified percentage of North Fork’s adjusted net income for the year. The maximum bonus for the CEO is 1.75 percent of net income as thus defined, for the Vice Chairman is 1.167 percent of such amount and for the CFO is 0.75 percent of such amount. Typically, the bonuses actually paid to the executives at year-end if the targets have been met is substantially below the maximum bonuses payable to the executives under the plan’s objective formula.

Historically, bonuses paid to the senior executives under the executive feature of the plan have been fully deductible for federal income tax purposes because the bonus plan is stockholder approved and payments are performance based as defined in Section 162(m) of the Internal Revenue Code.

Long-Term Incentive Compensation

The final major component of the executive compensation program is the long-term incentive compensation feature. This feature consists of stock-based awards, such as restricted stock and stock options, that offer executives the possibility of future value depending on the long-term price appreciation of North Fork’s common stock and the executive’s continuing service with the company.

The Committee believes that, from a motivational standpoint, the use of stock-based compensation has contributed to North Fork’s long-term superior financial performance, eliciting maximum effort and dedication from our executives. In recent years, North Fork, with this Committee’s support, has expanded the long-term incentive program to reach a broader range of non-executive officers and employees.

Even with the recent expansion of our long-term incentive stock program, North Fork’s employee stock “overhang” (the ratio of authorized but unissued or unvested shares under North Fork’s stock plans plus shares subject to outstanding but unvested stock awards to the total number of common shares outstanding) and North Fork’s “run rate” (the ratio of shares subject to stock awards granted in any given year to the total number of common shares outstanding) are well below the average ratios for publicly traded companies and peer group financial institutions.

Under all of North Fork’s compensatory stock plans, the Committee has sole discretion in determining grants of stock awards to executives, including the timing, amounts and types of awards. Our awards are not subject to Board modification or rescission. In the case of individual executives, our award decisions are based both on corporate performance (measured against North Fork’s pre-established goals and peer group performance) and the executive’s individual achievements.

Historically, awards under North Fork’s long-term incentive stock plans have been either stock options or shares of restricted stock (which are merely shares of common stock that are forfeitable and are subject to restrictions on transfer prior to vesting). The exerciseability of options and the vesting of restricted stock depend upon the executive’s continuing to render services to the company. The value of both stock options and shares of restricted stock is directly tied to the performance of North Fork’s common stock over the long term, and in this sense the interest of executives as award holders mirrors that of long-term stockholders.

All options granted under North Fork’s stock plans must have an exercise price at least equal to the market value of the common stock on the date of grant. The re-pricing of any stock options previously granted under the plans is prohibited. Options may be exercised only for a limited period of time after the optionee’s departure from North Fork. Restricted shares awarded under the long-term incentive stock plans carry dividend and voting rights from the date of grant. Restricted shares granted under our long-term incentive stock plans generally may not vest earlier than three years after the date of grant, except in extraordinary circumstances (e.g., retirement).

Restricted shares are forfeited if the holder’s service with North Fork terminates before vesting. The Committee has on rare occasions permitted accelerated vesting of restricted shares, but only under special circumstances (e.g., sudden death or disability, family hardship).

Our top executives hold substantial amounts of common stock or stock options (CEO John Adam Kanas is one of North Fork’s largest individual stockholders). Sales of North Fork stock by senior management are rare (other than in the exercise of options, i.e., to acquire more stock) and are strongly discouraged. The Committee believes that management thus has a strong motive to seek to drive share values upward over time.

Existing Stock Plans

The principal plan currently in effect that authorizes future grants of stock-based awards to our executives is North Fork’s 2003 Stock Compensation Plan, approved by the Committee in June 2003. Under this plan, awards may be granted not only to executives and other officers but also to a broad group of junior employees, as well as consultants and advisors. The total number of shares of common stock authorized for issuance under the 2003 plan when adopted (prior to our 2004 three-for-two stock split) was 5 million shares (7.5 million post split). Both stock options and restricted stock may be awarded under the 2003 plan. The maximum number of restricted shares subject to award thereunder was 66% of the total awards authorized under the plan. In addition to the 2003 plan, North Fork has several older compensatory stock plans under which it has issued stock options and restricted stock awards, some of which continue to be outstanding. Only a very small number of additional stock awards, if any, may be issued under these older North Fork stock plans.

GreenPoint Stock Plans

In North Fork’s 2004 acquisition of GreenPoint Financial Corp., we assumed several of GreenPoint’s compensatory stock plans. Generally, the assumed GreenPoint plans may not be used to make additional stock awards after the acquisition, but only survive insofar as the assumed plans’ terms continue to govern the stock options granted to former GreenPoint employees thereunder prior to the acquisition, which were converted into North Fork options in the merger. The only exception is GreenPoint’s 1999 Stock Option Plan, which not only survived the acquisition but remains available for the grant of new awards thereunder, to North Fork employees who previously were GreenPoint employees or to newly hired North Fork employees.

Special Features of Executives’ Stock-Based Awards

Over time, the Committee has added special features to the executives’ stock-based awards (options and restricted stock), reflecting its belief in the importance of such awards and the need to tailor them to create the appropriate incentives and inducements for senior management. Among the principal special features applicable to executive awards are retirement-based vesting of restricted stock, reload stock options, and deferred receipt of shares upon option exercise.

Retirement-Based Vesting of Restricted Stock

One special feature of the stock award program applicable to the top executives (those named in the Summary Compensation Table), is a retirement-based vesting schedule for their shares of restricted stock. Under this vesting approach, which we adopted for our top executives ten years ago, the restricted stock is not scheduled to vest, and remains forfeitable, until the executive reaches retirement age, subject to accelerated vesting upon (i) the executive’s retiring early, but only if the Committee contemporaneously approves accelerated vesting, (ii) the death or disability of the executive, or (iii) a change in control of North Fork. Especially for grants made to executives in the 1990s, this resulted in a significantly more protracted vesting schedule for their restricted shares than under North Fork’s normal vesting schedule for restricted stock, under which vesting occurs on the fifth, sixth and seventh anniversaries of the date of grant. Except as described above, if an executive holding restricted stock leaves North Fork for any reason prior to the occurrence of one of the designated vesting events, the shares are forfeited.

This strategy of retirement-based vesting of restricted stock dramatically increased the incentive for North Fork executives to focus on the long-term growth of stock value and to maintain their dedication and commitment to the company.

Reload Options

The concept of reload stock options was added to North Fork’s executive compensation program in the mid-1990s. The reload option is a device intended to encourage option exercise. Our reload options work as follows: if the executive exercises some or all of his existing stock options in a stock-for-stock exercise, the executive receives, in addition to the shares deliverable to him as a result of his exercise of the original, or “underlying,” option, a new reload option to acquire an additional number of shares equal to the number of shares used by the executive in exercise of the underlying option plus the number of shares withheld or expected to be withheld by the company in payment of tax obligations related to exercise of the underlying option and deliver of the option shares. The reload option bears an exercise price per share equal to the market price of the common stock on the date the reload option is issued. The duration of the reload option is established by the Committee upon grant.

The purpose of reload options is to enable the executives to exercise their existing options by surrender of pre-owned shares while maintaining their same overall percentage level of equity ownership interest in North Fork. The Committee determines in our sole discretion whether and under what circumstances executives will be entitled to receive reload options upon exercise of existing options.

Deferred Receipt of Option Shares

Under North Fork’s executive compensation program, executives may request deferred delivery of their option shares. Under a deferred delivery exercise, when executives decide to exercise their stock options, they may request that North Fork defer delivery to them of their option shares until some future date. By deferring delivery of the shares, the executives also defer taxation to them of the compensation income represented by the option shares. During the deferral period, the shares are not forfeitable. As part of this program, the Committee may provide to those executives who elect to make such “deferred delivery exercises” of options the right to receive from the company during the deferral period payments equal to the dividends they would have received had their option shares been delivered to them upon exercise (“dividend equivalent payments”). The program permitting executives to defer receipt of their option shares is intended to assist executives in their personal asset management planning.

Supplemental Components of Executive Compensation

In addition to the principal components of executive compensation discussed above – salary, performance bonuses, and stock-based awards – the Committee also reviews on an ongoing basis the remaining supplemental components of executive compensation. These include special retirement and change-in-control arrangements and extended medical coverage for executives.

These supplemental components of executive compensation are, in the Committee’s view, an important element in the overall incentivization of the North Fork’s executives. The Committee periodically reviews and adjusts these components, particularly the executives’ retirement and severance arrangements. These arrangements are described below in the section entitled “—Change-in-Control Arrangements Affecting Executive Officers.”

The Committee reviews and, as appropriate, makes decisions and recommendations regarding all of these supplemental components of executive compensation.

Year-End 2005 Committee Decisions on Executive Compensation

North Fork experienced unprecedented pressure from many quarters in 2005. Like other financial institutions, North Fork suffered from unrelenting margin compression, the result of a flattening yield curve. Moreover, as a bank that relies more than many of its competitors on the spread between the yield earned on its assets and the rate paid on its liabilities, and is relatively less dependent than many of them on fee-based income, North Fork’s earnings tend to react more directly than many of its peers’ to margin developments, including negative developments such as those experienced widely in 2005. In addition to margin pressure, North Fork also confronted the task in 2005 of absorbing and integrating the banking operations acquired by it in two sizable acquisitions completed in 2004, including the acquisition of GreenPoint Bank and its mortgage bank subsidiary. As a further complication, home mortgage origination and refinancing activity, a staple of our core business and that of our mortgage bank subsidiary, began to soften notably as 2005 progressed.

Management formulated and carried out a plan for dealing with these challenges, including a structured de-leveraging of the company, the sale of a substantial percentage of its non-performing loans, and a redirection of emphasis in the lending area from mortgage and consumer loans to commercial lending. This plan has worked well, we believe, to position North Fork as a vibrant competitor in the years to come.

Nevertheless, the accumulation of negative factors hindered North Fork’s financial performance in 2005, which, though generally above industry and peer group averages, was not as stellar as it has been in prior years. Diluted earnings per shares were up for the year, by 9%, but down slightly on a fourth quarter-to-fourth quarter basis. Return on average tangible assets and return on average tangible equity, at 1.81% and 31.02%, also were off slightly from the prior year ratios, but well above industry averages. Importantly, asset quality remained excellent and North Fork’s efficiency ratio, at 37.98%, continued to be among the very best nationwide for banks of any size. The integration of the GreenPoint banking operations proceeded according to schedule, and the GreenPoint mortgage banking business, although repressed somewhat due to the general fall-off in mortgage organizations, has met expectations.

The performance of our stock in 2005 was only slightly above the industry median, but our five-year stock performance record remains among the very best, as the Performance Graph preceding this Report demonstrates. We also increased our cash dividend during 2005 by 14%.

In summary, 2005 was an extremely challenging year for North Fork and its management. The already daunting task of integrating the prior year’s substantial acquisitions, especially the GreenPoint acquisition, was made doubly difficult by adverse market conditions beyond the company’s control, specifically, the heightened margin compression that afflicted all financial institutions and the gradual fall-off in the mortgage origination and refinancing market. North Fork’s above average performance in the face of these challenges reflects positively on management.

Nevertheless, the Committee believes, with the concurrence of the senior executives, that an increase in their compensation at a time when the company’s financial performance and stockholder values are merely holding their own would not be warranted. Consequently, the overall compensation of the senior executives and the amounts they are to receive within each type of compensation remained essentially unchanged at year-end 2005 from the levels received by them at year-end 2004, with the exception of Mr. Kanas’s salary which, as noted below, was diminished at his request. The specific compensation determinations are further explained in the following sections of this Report.

Salary

At year-end, it was determined that the salary of each of the three executive officers in 2006 will remain the same as it has been for the prior three years, with one exception. In December 2005, CEO Kanas expressed to the Committee his interest in having North Fork establish an employee hardship fund, to provide financial assistance to North Fork employees who suffered unexpected and significant losses due to catastrophic occurrences. He indicated he would desire to forego a substantial portion of his 2006 salary and suggested that North Fork create such a fund. The board of directors, with the Committee’s support, agreed with Mr. Kanas’s suggestion and established the North Fork Bank Family Fund. Simultaneously, the Committee reduced Mr. Kanas’s 2006 salary from its 2005 level by approximately half, to $1.0 million, and the Board authorized at least a $1.0 million contribution to the Fund.

The salaries of the other executive officers, although not increased, remain above the peer group average for comparable executives, as is befitting given the long-run success of our company.

Annual Incentive Compensation

In determining the executive bonuses payable under the bonus plan at year-end 2005, the Committee first verified, as required under North Fork’s annual incentive plan, that the objective performance goal, based on satisfaction of one or more financial targets, that the Committee had previously set for the year under the executive feature of the plan had been met. The financial measures are discussed in “—Components of Executive Compensation – Annual Incentive Compensation,” above. We then calculated the maximum bonus payable to each executive under the objective formula set forth in the executive feature of the plan, and then determined the actual bonus that would be paid to each executive.

As noted above, the Committee concluded at year-end 2005 that executive compensation should not be increased, either overall or within any category. Consequently, the actual bonuses paid to the executives at year-end 2005 were identical to the bonuses paid to them at year-end 2004. In each case, the actual bonus paid was well below the maximum bonus payable under the objective formula. The amounts of these bonuses are set forth in the Summary Compensation Table in this proxy statement.

Long-Term Incentive Compensation

Consistent with the approach taken on salary and bonuses, the Committee determined at year-end 2005 to award to each executive the same number of stock options and shares of restricted stock that they had received at year-end 2004. Moreover, because North Fork’s stock price did not change substantially between the two year-ends, the dollar value of the 2005 awards remained roughly comparable to the dollar value of the 2004 awards. All awards were granted either under North Fork’s 1999 Stock Compensation Plan or its 2003 Stock Compensation Plan. The number and type of awards granted to each individual executive in 2005 are set forth in the Summary Compensation Table.

Change-in-Control Arrangements Affecting Executive Officers

Historically, North Fork has not extended long-term employment agreements to its executives except in the context of acquisitions, when we have occasionally given employment agreements to officers of acquired banks. None of North Fork’s current executive officers is serving under an employment agreement or personal services agreement.

The Committee supports this policy, but we also believe that the long-term interests of stockholders are well served by extending to senior management certain protections in the event of a change-in-control of the company. Thus, the Committee and the full board of directors have approved change-in-control agreements between North Fork and each of the top three executives, as well as certain other severance arrangements.

Change-in-Control Agreements

North Fork has entered into change-in-control agreements with each of its top three executives, John Adam Kanas, John Bohlsen and Daniel M. Healy. These agreements provide for assured payments to the executive in the event there is a change-in-control of North Fork and the executive ceases to serve in his current position.

These agreements are fairly standard in form and substance. If there is a change-in-control of North Fork and within a designated period thereafter the executive’s employment terminates, the executive will receive an amount in cash equal to approximately three times the executive’s average annual taxable compensation for the five years before the change-in-control. The agreements are described above in this document under the heading, “—Agreements With Executive Officers.”

Other Severance Arrangements

In 1994, North Fork adopted a plan, amended most recently in December 2005, that provides for a one-time cash payment to executives and other key employees in the event North Fork is acquired in a change-in-control transaction in which North Fork stockholders receive above-average returns. Under this plan, named the Performance Plan, upon completion of such a change-in-control transaction that involves an above-average return for stockholders, a special cash pool may be funded and immediately thereafter paid out to participating executives and key employees based upon allocations made by the Committee. If a pool is funded, employees, including senior executives, have no absolute right to participate in the Performance Plan in connection with a change in control. This plan is described above in this document under the heading “—Agreements With Executive Officers.”

Compensation of Chief Executive Officer

In determining appropriate types and amounts of compensation for the CEO each year, the Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation include the financial performance of the company, such as return on stockholders’ equity, return on assets, asset quality and trends in the foregoing measures, the performance of the company’s stock, comparative results achieved by the company’s peer group institutions, and progress in realizing the company’s long-term business plan. Individual factors include the CEO’s initiation and implementation of successful business strategies, formation of an effective management team and personal qualities such as leadership.

In the Committee’s opinion, Chairman and CEO John Adam Kanas continues to do an excellent job in heading North Fork. The past year was one of the most challenging and difficult years in North Fork’s history and 2006 may prove equally formidable. Even after 28 years of serving as North Fork’s CEO, Mr. Kanas brings fresh vision and drive to the task, which are vital to North Fork’s meeting these challenges. His goal to establish North Fork as a major competitor in the New York City banking market has now been realized and we believe that he and his management team are well on the way to demonstrating that a relatively straightforward, highly efficient commercial and retail banking operation, based on an extensive network of small- to mid-sized branches, can succeed in any market.

Despite North Fork’s industry-leading efficiency ratio, indicative of heavy workloads and job responsibilities for employees, Mr. Kanas succeeds in inspiring strong loyalty and dedication from all levels of North Fork personnel. His willingness to accept a substantial reduction in his 2006 salary for the benefit of our employees’ hardship fund is but one manifestation of the mutual respect and commitment that North Fork’s management and employees have for each other, which has much to do with our success.

At year-end 2005, as discussed above, the Committee determined that the compensation of all executives, including salary, annual bonus and stock-based awards, would essentially remain at the same level as for the prior year, with the exception of Mr. Kanas’s salary, which at his suggestion was reduced by half. His annual bonus and the stock awards granted to him at year-end 2005 were identical to his bonus and stock awards at year-end 2004. The bonuses paid to Mr. Kanas in the past three years and the stock awards granted to him over this period are set forth in the Summary Compensation Table. His salary for 2006 will be half the salary listed for him for 2005 in the table.

In no other respect was the current compensation of Mr. Kanas materially altered during 2005. He continues to receive certain additional executive benefits, as identified in the Executive Compensation section of the proxy statement, including coverage under a supplemental executive retirement plan. He continues to have certain protections in the event of a change in control of North Fork, as discussed above under “—Change-in-Control Arrangements Affecting Executive Officers.”

The dollar value of total other perquisites afforded to Mr. Kanas in 2005, including personal transportation benefits (airplane, limousine), did not exceed $50,000.

Committee members

Raymond A. Nielsen, Chairman

William M. Jackson

George H. Rowsom

A. Robert Towbin

Compensation Committee Interlocks and Insider Participation

During 2005, the Compensation and Stock Committee members were Directors Jackson, Towbin, Nielsen and Rowsom. No member of the Compensation and Stock Committee was an officer or employee of North Fork or any of its subsidiaries or had any substantial business dealings with North Fork in 2005. In addition, no member of the committee has been an officer of North Fork or any of its acquired companies during the past three years. In addition, no “compensation committee interlocks” between North Fork and any other registered company, as defined by the SEC, existed during 2005.

Nominating And Governance Committee – Nomination Information

The Nominating and Governance Committee, in accordance with the policies and procedures in its charter, identifies and recommends to the board suitable nominees for directorship, both in connection with annual stockholders’ meetings and otherwise. In making such recommendations, the committee reviews and considers the qualifications, strengths and abilities of the potential candidates for nomination, including new candidates that may be identified from time to time through the company’s internal search and review procedures or as a result of stockholder recommendations (see “—Stockholder Submission of Candidates,” below). For new candidates, the review process acquires greater depth as it becomes increasingly likely that a particular candidate may be recommended for nomination. In deciding whether to recommend the re-nomination of incumbent directors whose term is expiring at an upcoming meeting, the committee considers in addition to the candidates’ other qualifications their prior performance as directors of North Fork. The committee also makes specific recommendations to the board regarding the directors who it believes should be appointed to particular committees of the board, based upon its review and assessment of the qualifications and abilities of the individual directors and the differing functions and membership requirements of the committees.

The Nominating and Governance Committee works with the board on an ongoing basis in identifying the particular qualities and abilities that North Fork seeks in its directors generally, and the mix of experience, expertise and attributes that are sought or required for the board as a whole. These qualities and attributes are discussed in North Fork’s Corporate Governance Guidelines, which may be found on North Fork’s website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com. Desirable personal qualities include integrity, business acumen and community involvement. Target attributes of North Fork’s board as a whole include independence, diversity of background and experience, and a range of expertise across all areas vital to corporate governance, including financial expertise and knowledge of the banking business. All candidates for nomination are evaluated against these target qualities and attributes, as well as North Fork’s particular needs at the time, both on the board and on committees of the board.

The committee oversees the internal procedures adopted from time to time by North Fork to assist in the identification of suitable and willing new candidates to serve as directors. The committee also has the authority to retain professional consultants to assist it in the task of identifying possible candidates, although it did not do so last year.

The board of directors gives substantial weight to the recommendations of the Nominating and Governance Committee in selecting nominees for election or appointment as directors of North Fork. Under normal circumstances, the board will not select nominees, including incumbent directors, who have not been recommended by a majority of the disinterested directors on the Nominating and Governance Committee.

Stockholder Submission of Candidates

Pursuant to its charter, the Nominating and Governance Committee has adopted a policy governing submissions by stockholders of candidates for possible nomination by the board as directors. The policy permits any one stockholder or group of stockholders to submit to the committee one candidate for nomination in each calendar year. The policy sets forth the procedures for stockholder submissions and for the committee’s consideration of such submissions and the candidates identified therein. If a stockholder submitting a candidate owns North Fork shares beneficially but not of record, the submission must include suitable evidence of such beneficial ownership. All stockholder submissions must be in writing and addressed to the following address: Corporate Secretary; North Fork Bancorporation, Inc.; P. O. Box 8914; 275 Broadhollow Road; Melville, NY 11747; Attn: Stockholder Submissions of Director Candidates.

Stockholder submissions must contain a candidate profile that includes a brief biography and business background of the candidate in a form prescribed by the committee. The current form of candidate profile as well as a copy of the entire policy may be obtained without cost from the Corporate Secretary at the address set forth above or by telephone at (631) 531-2052. Other required information for submissions is described in detail in the policy. Only candidates submissions presented in the proper form and with the required information will be considered by the committee. The committee may utilize company employees or outside advisors to assist it in analyzing stockholder submissions. All candidates properly submitted will be considered by the committee or its representatives in a screening process similar in function to the process used for internally generated candidates, although in cases where the candidate is deemed not suitable on first review the consideration may be brief and even in cases where further consideration is deemed warranted, that consideration may be deferred until a later date that the committee believes is more appropriate.

Audit Committee Information

The duties of the Audit Committee of the board of directors include, among other things, the appointment of North Fork’s independent auditors; reviewing with the auditors the plan and scope of the audit and audit fees; monitoring the adequacy of reporting and internal controls; and meeting periodically with the internal and independent auditors. As required by the rules of the NYSE and the SEC, the board has determined that, as of January 24, 2006 (the most recent practicable date before the mailing of this proxy statement), all members of the Audit Committee were independent under such rules.

The board of directors has also determined that Ms. Garrison, Mr. Nielsen and Dr. Puryear are “audit committee financial experts” as defined in the rules of the SEC.

The Audit Committee charter can be found on North Fork’s website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com.

Audit Committee Report

The Audit Committee of the board of directors (the “Committee”) currently consists of four directors, each of whom is independent as defined in the New York Stock Exchange listing standards.

The Committee assists the board in fulfilling its oversight role relating to North Fork’s financial statements and the financial reporting process, including the system of disclosure controls and internal controls and procedures. Its duties include reviewing the independent auditor’s qualifications and independence, and the performance of the independent auditors and the internal audit function. The board has adopted and annually reviews the committee’s charter, which sets forth its duties in detail. The charter is posted on North Fork’s website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com.

The Committee has reviewed and discussed, both with management and with KPMG LLP, North Fork’s independent registered public accounting firm, North Fork’s audited consolidated financial statements for December 31, 2005, and management’s assertion on the design and effectiveness of North Fork’s internal control over financial reporting as of December 31, 2005. Management has the responsibility for the preparation of North Fork’s consolidated financial statements and for assessing the effectiveness of internal control over financial reporting; the independent registered public accounting firm has the responsibility for the audit of the consolidated financial statements, management’s assessment of, and the effective operation of internal controls over financial reporting. The independent registered public accounting firm reports directly to the Committee, which meets with them on a regular basis and in separate executive sessions when appropriate.

The Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications”).

The Committee previously approved the engagement of KPMG LLP as its independent registered public accounting firm for 2005 and 2006, and has approved the scope of their engagement each year. In this context, the Committee has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” relating to auditor independence, and has discussed with KPMG LLP the firm’s independence. The Committee has also considered whether the provision by KPMG LLP of non-audit services to North Fork is compatible with KPMG LLP’s independence.

Based upon the Committee’s review and discussions noted above, the Committee recommended to the board of directors that the audited consolidated financial statements and management’s assertion on the design and effectiveness of internal control over financial reporting of North Fork Bancorporation, Inc. and its subsidiaries be included in the Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Committee Members

Dr. Kurt R. Schmeller, Chairman

Karen M. Garrison

Katherine Heaviside

Raymond A. Nielsen

Dr. Alvin M. Puryear

Approval of Audit and Other Services

The Audit Committee must approve all services rendered by North Fork’s independent auditors. The committee and the board of directors have adopted an Audit and Non-Audit Services Pre-Approval Policy, under which the provision by North Fork’s independent auditors of audit, audit-related and certain non-audit services is pre-approved by the committee on a year-to-year basis. The Policy describes the permitted audit, audit-related, tax and other non-audit services that have the pre-approval of the committee, including pre-approved fee levels for all services. If not pre-approved, any service to be provided by the independent auditors must be specifically approved in advance by the committee. The term of any pre-approval is generally one year from the date of pre-approval, or if the service is a discrete project, the term of the project. The committee will annually review and pre-approve services that may be provided by the independent auditor. The categories of non-audit services currently pre-approved for North Fork’s independent registered public accounting firm, KPMG LLP, include tax services, risk management services and advisory services on bank regulatory matters. The Audit and Non-Audit Services Pre-Approval Policy is available at North Fork’s website in the “Corporate Governance” section under “Investor Relations” at www.northforkbank.com.

Audit Fees

The following table sets forth the aggregate fees billed by North Fork’s independent registered public accounting firm, KPMG LLP, for the fiscal years ended December 31, 2005 and 2004:

	2005	2004
Audit Fees(1)	$3,383,000	2,629,500
Audit-Related Fees(2)	176,000	168,700
Tax Fees(3)	5,000	13,500
All Other Fees	0	0	(4)

Total	3,564,000	$2,811,700

(1)	Audit fees for 2005 include additional audit services provided in connection with the audit of internal controls over financial reporting.

(2)	Audit-related fees were for services performed in connection with audits of employee benefit plans and reviews of North Fork’s registration statements and other SEC filings.

(3)	Tax fees were for services performed in connection with certain tax compliance and review procedures.

(4)	$8,000 that was characterized as “All Other Fees” for 2004 in the proxy statement for the 2005 annual meeting of stockholders has been recharacterized as “Audit Fees.” The total fees paid to the independent registered public accounting firm for 2004 remains the same.

Ratification Of Selection Of Independent Auditors

The Audit Committee of the board of directors has selected the independent registered public accounting firm KPMG LLP as North Fork’s independent auditors for North Fork’s fiscal year ending December 31, 2006. Although North Fork’s By-laws do not require the submission of the selection of independent auditors to the stockholders for approval, the board of directors believes it is appropriate to give stockholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the stockholders’ vote at the meeting but may take the stockholders’ vote into account in future determinations regarding the retention of an independent auditor.

Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

Ratification of the selection of the independent auditors will require the affirmative vote of a majority of the votes cast at the meeting by the holders of shares present in person or represented by proxy at the meeting and entitled to vote thereon, whether or not a quorum is present when the vote is taken.

The board of directors recommends a vote “FOR” ratification of the selection of the independent registered public accounting firm KPMG LLP as North Fork’s independent auditors for the fiscal year ending December 31, 2006.

Retirement Plans

North Fork’s executive officers participate in a retirement plan which is a defined benefit plan maintained and administered by North Fork. The retirement plan covers all employees who have attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant becomes 100 percent vested under the retirement plan after five years of service.

Under the retirement plan (a so-called “cash balance plan”), participants accrue an amount each year equal to five percent of their annual compensation (as defined under the plan) plus interest on previously-accrued amounts at a fixed rate based on one-year Treasury Bill rates, credited quarterly. Annual accrual amounts are subject to limitations under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits payable on and after retirement are based on the accrued total amount in the participant’s account at retirement, with payment amounts based on the participant’s projected assumed life expectancy.

Compensation is defined under the North Fork retirement plan as total salary and bonuses (i.e., columns (c) and (d) in the Summary Compensation Table, excluding any directors’ fees), as well as certain other taxable compensation received by the executives such as the amount of insurance premiums paid on their behalf by North Fork, which is part of the total in column (i) of the Summary Compensation Table.

In addition to the retirement plan, North Fork has a Supplemental Executive Retirement Plan (the “SERP”). The SERP restores to specified senior executives upon their retirement the full level of retirement benefits that they would have been entitled to receive under the benefit accrual formula contained in the retirement plan, absent the ERISA provision limiting maximum participation by highly compensated employees under tax-qualified retirement plans. The SERP also provides to executives a nonqualified defined contribution plan feature, under which executives may elect to make post-tax contributions to their SERP accounts. Any post-tax contributions by executives are entitled to company matching contributions. The company matching contributions are taxable but the company pays income taxes thereon on behalf of the executives. All contributions under the elective feature of the SERP are made to a secular trust. Each of the named executive officers in the Summary Compensation Table was covered under the SERP in 2005.

Based upon their current covered compensation, executive officers Kanas, Bohlsen and Healy would receive under the retirement plan and the SERP combined annual benefit payments of approximately $414,400, $134,000 and $92,000, respectively.

Transactions With Directors, Executive Officers And Associated Persons

During calendar year 2005, several of North Fork’s directors and executive officers (as well as members of their immediate families and corporations, organizations and trusts with which these individuals are associated) had outstanding loans from North Fork’s banking subsidiaries in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by the lending bank or any bank regulatory agency as of December 31, 2005 as a non-accrual, past due, restructured or potential problem loan.

On May 26, 2005, North Fork repurchased from Director Thomas S. Johnson his options to acquire 2.5 million shares of North Fork’s common stock. These options were initially received by Mr. Johnson as chief executive officer of GreenPoint Financial Corp., and were converted into options to acquire North Fork stock when North Fork acquired GreenPoint on October 1, 2004. By agreement with Mr. Johnson, the price paid by North Fork for the options was the difference between the aggregate market value of the shares subject to the options, based on the average closing price of North Fork’s common stock over the ten trading days preceding the pricing day, and the aggregate exercise price of the options, for a total purchase price of $24.1 million. Mr. Johnson had previously enacted a plan to exercise all of his North Fork stock options and sell the option shares into the market, in a series of regular transactions extending over several months, a plan he had partially carried out prior to reaching agreement with North Fork to sell his remaining options back to North Fork in the transaction described above.

Also, in the beginning of 2005, North Fork paid to Mr. Johnson a $2,300,000 bonus for services rendered by him during the prior year as chief executive officer of GreenPoint before North Fork acquired GreenPoint in October 2004. Mr. Johnson was entitled to receive such payment under his employment agreement with GreenPoint, which North Fork assumed in connection with the acquisition.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires North Fork’s executive officers and directors, as well as any 10% stockholders, to file reports with the SEC from time to time regarding their ownership of North Fork’s stock, including changes in their stock ownership. Copies of these reports are also filed with us. Based solely on North Fork’s review of these reports and written statements received by us from North Fork’s directors and executive officers regarding their compliance with Section 16(a) reporting requirements in 2005, we believe that all of North Fork’s executive officers and directors complied with all Section 16(a) reporting requirements in 2005 and timely filed all reports required to be filed by them.

LEGAL MATTERS

The validity of the shares of Capital One common stock to be issued in the merger will be passed upon for Capital One by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The consolidated financial statements of Capital One Financial Corporation at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in Capital One Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005 and incorporated by reference in the Proxy Statement of Capital One Financial Corporation, which is referred to and made a part of this Prospectus and Registration Statement, and Capital One Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in the Form 10-K and incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of North Fork Bancorporation, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in North Fork Bancorporation, Inc.’s Annual Report on Form 10-K have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Capital One

Capital One Stockholders interested in submitting a proposal for inclusion in the proxy materials at the Capital One 2007 annual meeting of stockholders may do so by following the rules prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by Capital One’s corporate secretary at the address listed below no later than November 24, 2006.

Under Capital One’s bylaws, if you wish to present other business before the Capital One stockholders at the Capital One 2007 annual meeting of stockholders, or nominate a director candidate, you must give proper written notice of any such business to Capital One’s corporate secretary not before January 29, 2007 and not after February 18, 2007. If the Capital One 2007 annual meeting of stockholders is not within thirty days before or seventy days after April 27, 2007, the anniversary date of this year’s Capital One annual meeting of stockholders, you must send notice within ten days following any notice or publication of the meeting. Your notice must include the information specified in Capital One’s bylaws concerning the business or nominee. Capital One’s bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of Capital One’s bylaws may be obtained from the Capital One corporate secretary at Capital One’s address listed below.

Capital One stockholder notices should be delivered to Capital One Financial Corporation, 1680 Capital One Drive, McLean, Virginia 22102 Attention: Corporate Secretary.

North Fork

If the merger occurs, there will be no North Fork annual meeting of stockholders next year. In case the merger is not completed, set forth below is information relevant to a regularly scheduled 2007 North Fork annual meeting of North Fork stockholders.

North Fork stockholders interested in submitting a proposal for inclusion in the proxy materials at the North Fork 2007 annual meeting of stockholders may do so by following the rules prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by North Fork’s corporate secretary at the address listed below no later than [        ].

Under North Fork’s bylaws, if you wish to present other business before the North Fork stockholders at the North Fork 2007 annual meeting of stockholders, or nominate a director candidate, you must give proper written notice of any such business to North Fork’s corporate secretary not before [            ] and not after [            ]. If the North Fork 2007 annual meeting of stockholders is not within thirty days before or after [ ], the anniversary date of this year’s North Fork annual meeting of stockholders, you must send notice within ten days following any notice or publication of the meeting. Your notice must include the information specified in North Fork’s bylaws concerning the business or nominee. North Fork’s bylaws set forth the information that must be furnished to the Corporate Secretary in order for any such notice to be proper. A copy of North Fork’s bylaws may be obtained from the North Fork corporate secretary at North Fork’s address listed below.

North Fork stockholder notices should be delivered to Corporate Secretary; North Fork Bancorporation, Inc.; P.O. Box 8914; 275 Broadhollow Road; Melville, New York 11747.

WHERE YOU CAN FIND MORE INFORMATION

Capital One and North Fork file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. The Capital One and North Fork filings are also available at the Internet website maintained by the SEC at www.sec.gov.

Capital One has filed a registration statement on Form S-4 to register with the SEC the Capital One common stock that North Fork stockholders will receive in connection with the merger. This document is a part of the registration statement of Capital One on Form S-4 and is a prospectus of Capital One and a proxy statement of Capital One and North Fork for the Capital One special meeting and North Fork annual meeting, respectively.

The SEC permits Capital One and North Fork to “incorporate by reference” information into this document. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document or by information contained in documents filed with or furnished to the SEC after the date of this document that is incorporated by reference in this document.

This document incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Capital One and North Fork and their financial conditions.

Capital One SEC Filings (File No. 1-13300)	Period or Filing Date
Annual Report on Form 10-K	Year Ended December 31, 2005
Annual Report on Form 10-K/A	Filed on April 12, 2006
Quarterly Report on Form 10-Q	Filed on May 4, 2006
Current Reports on Form 8-K	Filed on January 9, 2006, January 19, 2006,
February 16, 2006, March 13, 2006, March 16, 2006, April 20, 2006, May 3, 2006, May 12, 2006, May 16, 2006, May 19, 2006 and June 12, 2006 (other than the portions of those documents not deemed to be filed)

Description of shares of Capital One common stock set forth in its Registration Statement on Form 8-A and in Exhibit 4.2.2 to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999, including any amendment or report filed for the purpose of updating such descriptions

Filed on November 16, 1995 and March 23, 2000

North Fork SEC Filings (File No. 1-10458)	Period or Filing Date
Annual Report on Form 10-K	Year Ended December 31, 2005
Annual Report on Form 10-K/A	Filed on April 28, 2006
Quarterly Report on Form 10-Q	Filed on May 4, 2006
Current Reports on Form 8-K	Filed on January 18, 2006, January 19, 2006,
January 24, 2006, January 30, 2006, February 27, 2006, March 13, 2006, March 15, 2006, March 28, 2006, April 10, 2006 and April 21, 2006 (other than the portions of those documents not deemed to be filed)

Capital One and North Fork also incorporate by reference into this document additional documents that either company may file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the Capital One special meeting and the North Fork annual meeting. These documents include Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

You may not have been sent some of the documents incorporated by reference, but you can obtain any of them through Capital One or North Fork as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document. Stockholders may obtain documents incorporated by reference into this document by requesting them in writing, by telephone or via the Internet from the appropriate company at the following addresses:

Capital One Stockholder	North Fork Stockholder
Innisfree M&A Incorporated 501 Madison Avenue New York, NY 10022 Toll-Free: (888) 750-5834 Internet website: www.capitalone.com	D. F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Toll-Free: (888) 605-1957 Internet website: www.northforkbank.com

If you would like to request documents from Capital One or North Fork, please do so by [            ], 2006, to receive them before the Capital One special meeting or North Fork annual meeting, as applicable.

This document contains a description of the representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties have been made solely for the benefit of the other party to such contracts and documents, may be subject to important qualifications and limitations agreed to by the contracting parties, and may not be complete, and such representations and warranties should not be relied on by any other person. In addition, the representations and warranties contained in the merger agreement:

•	have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except if willfully false as of the date of the merger agreement;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are subject to the materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

NORTH FORK BANCORPORATION, INC.

and

CAPITAL ONE FINANCIAL CORPORATION

DATED AS OF MARCH 12, 2006

ARTICLE I

THE MERGER

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Section
2005 10-K	3.5(c)
Adjusted Option	1.6(a)
Agency (Agencies)	3.16(d)
Agreement	Preamble
BHC Act	3.1(b)
Broker-Dealer Subsidiary	3.21(a)
Capital One	Preamble
Capital One By-laws	4.1(a)
Capital One Capitalization Date	4.2(a)
Capital One Certificate	4.1(a)
Capital One Closing Price	1.4(c)
Capital One Common Stock	1.4(a)
Capital One Contract	4.13(a)
Capital One Disclosure Schedule	Art. IV
Capital One Leased Properties	4.16
Capital One Option Agreement	Recitals
Capital One Owned Properties	4.16
Capital One Preferred Stock	4.2(a)
Capital One Real Property	4.16
Capital One Regulatory Agreement	4.5(b)
Capital One Requisite Regulatory Approvals	7.2(d)
Capital One Restricted Share Right	1.6(b)
Capital One SEC Reports	4.5(c)
Capital One Share Unit	1.6(c)
Capital One Stock Plans	4.2(a)
Capital One Subsidiary	3.1(c)
Cash Component	1.4(c)
Cash Consideration	1.4(c)(i)
Cash Conversion Number	1.5(a)
Cash Election	1.4(c)(i)
Cash Election Number	1.5(b)(i)
Cash Election Shares	1.4(c)(i)
Certificate	1.4(d)
Certificate of Merger	1.2
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Covered Employees	6.6(a)
Derivative Transactions	3.14(a)
DGCL	1.1(a)
Dissenting Shares	1.4(f)
DPC Common Shares	1.4	(b)
Draft 10-K	3.5(c)
Effective Time	1.2
Election	2.1(a)
Election Deadline	2.1(d)
ERISA	3.11(a)

A-iv

Section
Exchange Act	3.5(c)
Exchange Agent	2.1(d)
Exchange Agent Agreement	2.1(d)
Exchange Fund	2.2
Exchange Ratio	1.4(c)
FDIC	3.1(d)
Federal Reserve Board	3.4
Form ADV	3.20(f)
Form BD	3.21(b)
Form of Election	2.1(b)
Form S-4	3.4
GAAP	3.1(c)
Governmental Entity	3.4
Holder	2.1
HSR Act	3.4
Indemnified Parties	6.7(a)
Injunction	7.1(d)
Insurance Amount	6.7(c)
Intellectual Property	3.18
Investment Advisers Act	3.20(a)
Investment Company Act	3.20(a)
IRS	3.10(a)
Joint Proxy Statement	3.4
Letter of Transmittal	2.3(a)
Liens	3.2(b)
Loans	3.16(a)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(c)
Non-Election Shares	1.4(c)(iii)
North Fork	Preamble
North Fork Advisory Client	3.20(a)
North Fork Advisory Contract	3.20(a)
North Fork Advisory Entity	3.20(a)
North Fork Alternative Proposal	6.11(a)
North Fork Alternative Transaction	6.11(a)
North Fork Benefit Plans	3.11(a)
North Fork By-laws	3.1(b)
North Fork Capitalization Date	3.2(a)
North Fork Certificate	3.1(b)
North Fork Common Stock	1.4(b)
North Fork Contract	3.13(a)
North Fork Criticized Assets	3.14(c)
North Fork Deferred Shares	1.6(c)
North Fork Disclosure Schedule	Art. III
North Fork Fund Client	3.20(a)
North Fork Leased Properties	3.17
North Fork Option Agreement	Recitals
North Fork Options	1.6(a)
North Fork Owned Properties	3.17

A-v

Section
North Fork Preferred Stock	3.2(a)
North Fork Real Property	3.17
North Fork Regulatory Agreement	3.5(b)
North Fork Requisite Regulatory Approvals	7.3(d)
North Fork Restricted Shares	1.6(b)
North Fork SEC Reports	3.5(c)
North Fork Stock Plans	1.6(a)
North Fork Subsidiary	3.1(c)
NYSBD	3.4
NYSE	1.4(c)
Option Agreements	Recitals
Other Regulatory Approvals	3.4
Performance Plan	3.11(h)
Permitted Encumbrances	3.17
Per Share Amount	1.4(c)
Policies, Practices and Procedures	3.15(b)
Pool	3.16(g)
Regulatory Agencies	3.5(a)
Sarbanes-Oxley Act	3.5(c)
SBA	3.4
SEC	3.4
Securities Act	3.2(a)
Shortfall Number	1.5(b)(ii)
Sponsored	3.20(a)
SRO	3.4
Stock Consideration	1.4(c)(ii)
Stock Election	1.4(c)(ii)
Stock Election Shares	1.4(c)(ii)
Subsidiary	3.1(c)
Surviving Corporation	Recitals
Takeover Statutes	3.22
Tax(es)	3.10(b)
Tax Return	3.10(c)
Trust Account Common Shares	1.4(b)
Voting Debt	3.2(a)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2006 (this “Agreement”), by and between NORTH FORK BANCORPORATION, INC., a Delaware corporation (“North Fork”), and CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of North Fork and Capital One have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which North Fork will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Capital One (the “Merger”), so that Capital One is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”); and

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, as an inducement and condition to the entrance of Capital One into this Agreement, North Fork is granting to Capital One an option pursuant to a stock option agreement in the form set forth in Exhibit A (the “North Fork Option Agreement”); and

WHEREAS, as an inducement and condition to the entrance of North Fork into this Agreement, Capital One is granting to North Fork an option pursuant to a stock option agreement in the form set forth in Exhibit B (the “Capital One Option Agreement” and, together with the North Fork Option Agreement, the “Option Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, North Fork shall merge with and into Capital One. Capital One shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of North Fork shall cease.

(b) Capital One may at any time change the method of effecting the combination (including by providing for the merger of North Fork and a wholly owned subsidiary of Capital One) if and to the extent requested by Capital One and consented to by North Fork (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to North Fork’s stockholders or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger, which, if the Closing Date is September 29, 2006 or October 31, 2006, shall be 12:01 a.m. on the first day of the month immediately following the Closing Date.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Conversion of North Fork Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Capital One, North Fork or the holder of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of Capital One (the “Capital One Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, par value $0.01 per share, of North Fork issued and outstanding immediately prior to the Effective Time (the “North Fork Common Stock”) that are owned by North Fork or Capital One (other than shares of North Fork Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of North Fork Common Stock held, directly or indirectly, by North Fork or Capital One in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Capital One or other consideration shall be delivered in exchange therefor.

(c) Subject to Sections 1.4(e) and 1.5, each share of North Fork Common Stock, except for shares of North Fork Common Stock owned by North Fork or Capital One (other than Trust Account Common Shares and DPC Common Shares), shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.1, into the right to receive the following, without interest:

(i) for each share of North Fork Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Cash Election”), the right to receive in cash from Capital One an amount (the “Cash Consideration”) equal to the Per Share Amount (collectively, the “Cash Election Shares”);

(ii) for each share of North Fork Common Stock with respect to which an election to receive Capital One Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article II (a “Stock Election”), the right to receive from Capital One the fraction of a share of Capital One Common Stock (the “Stock Consideration”) as is equal to the Exchange Ratio (collectively, the “Stock Election Shares”); and

(iii) for each share of North Fork Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Article II (collectively, the “Non-Election Shares”), the right to receive from Capital One such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.5(b).

“Exchange Ratio” shall mean the quotient, rounded to the nearest one ten thousandth, of (A) the Per Share Amount divided by (B) the Capital One Closing Price.

“Per Share Amount” shall mean the sum, rounded to the nearest one-tenth of a cent, of (A) $11.25 plus (B) the product, rounded to the nearest one tenth of a cent, of 0.2216 (the “Share Ratio”) times the Capital One Closing Price.

“Capital One Closing Price” shall mean the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Capital One Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

“Cash Component” shall mean $5.2 billion.

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(d) All of the shares of North Fork Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of North Fork Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of North Fork Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of North Fork Common Stock become entitled in accordance with Section 2.3(c).

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Capital One Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio.

(f) Notwithstanding any other provision contained in this Agreement, no shares of North Fork Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights (any such shares being referred to herein as “Dissenting Shares”) under Section 262 of the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) and instead shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right prior to the Election Deadline, each of such holder’s shares of North Fork Common Stock shall thereupon be deemed to be Non-Election Shares for all purposes of this Agreement, unless such stockholder shall thereafter otherwise make a timely Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such stockholder’s right to dissent from the Merger after the Election Deadline, each of such holder’s shares of North Fork Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Capital One in its sole discretion. North Fork shall give Capital One (i) prompt notice of any notice or demand for appraisal or payment for shares of North Fork Common Stock received by North Fork and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. North Fork shall not, without the prior written consent of Capital One, make any payment with respect to, or settle, offer for settle or otherwise negotiate any such demands.

1.5 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the total number of shares of North Fork Common Stock (including North Fork Restricted Shares) to be converted into Cash Consideration pursuant to Section 1.4 (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Conversion Number”) shall be equal to the quotient obtained by dividing (x) the Cash Component by (y) the Per Share Amount. All other shares of North Fork Common Stock shall be converted into

Stock Consideration (other than shares of North Fork Common Stock to be cancelled as provided in Section 1.4(b)).

(b) Within five business days after the Effective Time, Capital One shall cause the Exchange Agent (as defined below) to effect the allocation among holders of North Fork Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of North Fork Common Stock with respect to which Cash Elections shall have been made (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii) If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the “Shortfall Number”), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

1.6 Stock Options and Other Stock-Based Awards.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of North Fork Common Stock granted to employees or directors of North Fork or any of its Subsidiaries under any of the North Fork Bancorporation, Inc. 1989 Executive Management Compensation Plan, North Fork Bancorporation, Inc. 1994 Key Employee Stock Plan, North Fork Bancorporation, Inc. 1999 Stock Compensation Plan, North Fork Bancorporation, Inc. 1998 Stock Compensation

Plan, North Fork Bancorporation, Inc. 1997 Non-Officer Stock Plan, North Fork Bancorporation, Inc. 2003 Stock Compensation Plan, JSB Financial, Inc. 1996 Stock Option Plan, Reliance Bancorp, Inc. 1994 Incentive Stock Option Plan, Reliance Bancorp, Inc. Amended and Restated Incentive Stock Option Plan, GreenPoint Financial Corp. 1999 Stock Incentive Plan, Headlands Mortgage Company 1997 Executive and Non-Employee Director Stock Plan, GreenPoint Financial Corp. Amended and Restated 1994 Stock Incentive Plan, GreenPoint Financial Corp. 2001 Stock Plan, North Fork Bancorporation, Inc. New Employee Stock Compensation Plan, North Fork Bancorporation, Inc. 2004 Outside Directors Stock in Lieu of Fees Plan and GreenPoint Bank 1993 Director’s Deferred Fee Stock Unit Plan, all as amended and the award agreements thereunder (collectively, the “North Fork Stock Plans”) that is outstanding immediately prior to the Effective Time (collectively, the “North Fork Options”) shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such North Fork Option immediately prior to the Effective Time (taking into account any accelerated vesting of such North Fork Options in accordance with the terms thereof), the number of whole shares of Capital One Common Stock that is equal to the number of shares of North Fork Common Stock subject to such North Fork Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Capital One Common Stock (rounded up to the nearest whole cent) equal to the exercise price for each such share of North Fork Common Stock subject to such North Fork Option immediately prior to the Effective Time divided by the Exchange Ratio.

(b) As of the Effective Time, each restricted share of North Fork Common Stock granted to any employee or director of North Fork or any of its Subsidiaries under a North Fork Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “North Fork Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive (the “Capital One Restricted Share Right”), on the same terms and conditions as applied to each such North Fork Restricted Share immediately prior to the Effective Time (including the same transfer restrictions taking into account any accelerated vesting of such North Fork Restricted Shares), the Merger Consideration determined in accordance with Sections 1.4 and 1.5 of this Agreement based on the holder’s election in accordance with Section 2.1 of this Agreement, and treating such North Fork Restricted Shares in the same manner as all other shares of North Fork Common Stock for such purposes; provided, however, that, upon the lapsing of restrictions with respect to each such Capital One Restricted Share Right in accordance with the terms applicable to the corresponding North Fork Restricted Share immediately prior to the Effective Time, Capital One shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law with respect to the lapsing of such restrictions.

(c) As of the Effective Time, each deferred share with respect to shares of North Fork Common Stock granted to any employee or director of North Fork or any of its Subsidiaries under a North Fork Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “North Fork Deferred Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a deferred share unit, on the same terms and conditions as applied to each such North Fork Deferred Shares immediately prior to the Effective Time (taking into account any accelerated vesting of such North Fork Deferred Shares in accordance with the terms thereof), with respect to the number of shares of Capital One Common Stock that is equal to the number of shares of North Fork Common Stock subject to the North Fork Deferred Shares immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) (a “Capital One Share Unit”).

(d) As of the Effective Time, Capital One shall assume the obligations and succeed to the rights of North Fork under the North Fork Stock Plans with respect to the Adjusted Options, the Capital One Restricted Share Rights and the Capital One Share Units. North Fork and Capital One agree that prior to the Effective Time each of the North Fork Stock Plans shall be amended, to the extent possible without requiring stockholder approval of such amendments, (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of North Fork Options, North Fork Restricted Shares, North Fork Deferred Shares and each restricted share unit with respect to shares of North Fork Common Stock granted to any employee or director of North Fork or any of its Subsidiaries under a North Fork Stock Plan that is outstanding immediately prior to the Effective Time pursuant to paragraphs (a), (b) and (c) above and the substitution of Capital One for North Fork thereunder to the extent appropriate to effectuate the assumption of such North Fork Stock Plans by Capital One and (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the date hereof. From and after the Effective Time, all references to North Fork (other than any references relating to a “change in control” of North Fork) in each North Fork Stock Plan and in each agreement evidencing any award of North Fork Options or North Fork Restricted Shares shall be deemed to refer to Capital One, unless Capital One determines otherwise.

(e) Capital One shall take all action reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Capital One Common Stock for delivery upon exercise of the Adjusted Options or settlement of the Capital One Share Units. Promptly after the Effective Time, Capital One shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Capital One Common Stock necessary to fulfill Capital One’s obligations under this paragraph (e).

1.7 Certificate of Incorporation of Capital One. At the Effective Time, the Capital One Certificate (as defined in Section 4.1) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 Bylaws of Capital One. At the Effective Time, the Capital One By-laws (as defined in Section 4.1) shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Election Procedures. Each holder of record of shares of North Fork Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (herein called an “Election”) (i) the number of shares of North Fork Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of North Fork Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Capital One shall prepare a form reasonably acceptable to North Fork (the “Form of Election”) which shall be mailed to record holders of North Fork Common Stock so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.

(c) Capital One shall make the Form of Election initially available not less than twenty (20) business days prior to the anticipated Election Deadline and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of North Fork who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

(d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company selected by Capital One and reasonably acceptable to North Fork (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the mailing of the Form of Election to North Fork stockholders, shall have received, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of North Fork Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Capital One, in its sole discretion. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of (1) the date of the meeting of North Fork stockholders pursuant to Section 6.3 and (2) the earlier of (i) the date that Capital One and North Fork shall agree is as near as practicable to five (5) business days prior to the expected Closing Date taking into account Capital One’s intention to minimize the impact of limitations under applicable law that might apply during the period from the initial mailing of the Forms of Election until the Election Deadline and (ii) September 1, 2006; provided that if it appears that the Closing Date will not take place on or prior to October 13, 2006, the parties shall in good faith discuss whether such September 1, 2006 date should be deferred to an appropriate later date. North Fork and Capital One shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e) Any North Fork stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if Capital One shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of North Fork Common Stock (neither Capital One nor North Fork nor the Exchange Agent being under any duty to notify any stockholder of any such defect), such Election shall be deemed to be not in effect, and the shares of North Fork Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any North Fork stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from Capital One or North Fork that this Agreement has been terminated in accordance with Article VIII.

(g) Subject to the terms of the Exchange Agent Agreement, Capital One, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any North Fork stockholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.5, (iii) the issuance and delivery of certificates representing the whole number of shares of Capital One Common Stock into which shares of North Fork Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of North Fork Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Capital One Common Stock.

2.2 Deposit of Merger Consideration. At or prior to the Effective Time, Capital One shall deposit, or shall cause to be deposited, with the Exchange Agent, (i) certificates representing the number of shares of Capital One Common Stock sufficient to deliver, and Capital One shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f)) (collectively, the “Exchange Fund”) and Capital One shall instruct the Exchange Agent to timely pay the Cash Consideration, and such cash in lieu of fractional shares, in accordance with this Agreement.

2.3 Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of North Fork Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor who did not properly complete and submit an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(f) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of North Fork Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration (elected or deemed elected by it, subject to, and in accordance with Sections 1.4 and 1.5) and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor in respect of the shares of North Fork Common Stock represented by its Certificate(s). Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Capital One Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Capital One Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Capital One Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Capital One Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Capital One Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing North Fork Common Stock that is not registered in the stock transfer records of North Fork, the proper amount of cash and/or shares of Capital One Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such North Fork Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Capital One that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Capital One) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of Capital One Common Stock, cash dividends or distributions payable pursuant to Section 2.3(c) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of North Fork Common Stock such amounts as the Exchange Agent or Capital One, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Capital

One, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of North Fork Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Capital One, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of North Fork of any shares of North Fork Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of North Fork Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Capital One Common Stock to be issued or paid in consideration therefor in accordance with Section 1.5 and the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Capital One Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Capital One Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Capital One. In lieu of the issuance of any such fractional share, Capital One shall pay to each former stockholder of North Fork who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Capital One Closing Price by (ii) the fraction of a share (after taking into account all shares of North Fork Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of Capital One Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of North Fork as of the first anniversary of the Effective Time shall be paid to Capital One. Any former stockholders of North Fork who have not theretofore complied with this Article II shall thereafter look only to Capital One with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Capital One Common Stock deliverable in respect of each share of North Fork Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Capital One, North Fork, the Exchange Agent or any other person shall be liable to any former holder of shares of North Fork Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Capital One or the Exchange Agent, the posting by such person of a bond in such amount as Capital One may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NORTH FORK

Subject to Section 9.2 and except as disclosed in the disclosure schedule (the “North Fork Disclosure Schedule”) delivered by North Fork to Capital One prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of North Fork’s covenants, provided, however, that disclosure in any section of such North Fork Disclosure Schedule shall apply only to the indicated Section of this

Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2), North Fork hereby represents and warrants to Capital One as follows:

3.1 Corporate Organization.

(a) North Fork is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. North Fork has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) North Fork is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the Certificate of Incorporation of North Fork, as amended (the “North Fork Certificate”), and the By-laws of North Fork (the “North Fork By-laws”), as in effect as of the date of this Agreement, have previously been made available to Capital One.

(c) Each North Fork Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “North Fork Subsidiary” and “Capital One Subsidiary” shall mean any direct or indirect Subsidiary of North Fork or Capital One, respectively.

(d) The deposit accounts of North Fork Bank and Superior Savings of New England, N.A. are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(e) The minute books of North Fork and each of its Subsidiaries previously made available to Capital One contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

3.2 Capitalization. (a) The authorized capital stock of North Fork consists of 1,000,000,000 shares of North Fork Common Stock, of which, as of March 3, 2006 (the “North Fork Capitalization Date”), 462,106,577 shares were issued and outstanding, which includes all North Fork Restricted Shares outstanding as of the North Fork Capitalization Date, and 10,000,000 shares of preferred stock, par value $1.00 (“North Fork Preferred Stock”), of which, as of the North Fork Capitalization Date, no shares were issued and outstanding. As of the North Fork Capitalization Date, no more than 18,575,541 shares of North Fork Common Stock were held in North Fork’s treasury. As of the date hereof, no shares of North Fork Common Stock or North Fork Preferred Stock were reserved for issuance except for (i) 13,515,759 shares of North Fork Common Stock reserved for issuance upon the exercise of North Fork Stock Options pursuant to North Fork Stock Plans, (ii) shares of North Fork Common Stock reserved for issuance pursuant to the North Fork Option Agreement, (iii) 588,848 shares of North Fork Common Stock were reserved for issuance upon settlement of the North Fork Deferred Shares, and (iv) 2,271,435 shares of North Fork Common Stock reserved for issuance pursuant to its Dividend Reinvestment and Stock Purchase Plan. All of the issued and outstanding shares of North Fork Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of North Fork are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, the North Fork Option Agreement and North Fork Stock Plans, North Fork does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of North Fork Common Stock, Voting Debt or any other equity securities of North Fork or any securities representing the right to purchase or otherwise receive any shares of North Fork Common Stock, Voting Debt or any other equity securities of North Fork or any North Fork Subsidiary. As of the date of this Agreement, there are no contractual obligations of North Fork or any North Fork Subsidiary (x) to repurchase, redeem or otherwise acquire any shares of capital stock of North Fork or any equity security of North Fork or any North Fork Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of North Fork or any North Fork Subsidiary or (y) pursuant to which North Fork or any North Fork Subsidiary is or could be required to register shares of North Fork capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). North Fork has provided Capital One with a true, complete and correct list of the aggregate number of shares of North Fork Common Stock issuable upon the exercise of each stock option outstanding under North Fork Stock Plans as of the North Fork Capitalization Date and the exercise prices for such North Fork Stock Options. Since the North Fork Capitalization Date through the date hereof, North Fork has not (A) issued or repurchased any shares of North Fork Common Stock, North Fork Preferred Stock, Voting Debt or other equity securities of North Fork other than the issuance of shares of North Fork Common Stock in connection with the exercise of stock options to purchase North Fork Common Stock granted under North Fork Stock Plans that were outstanding on the North Fork Capitalization Date or (B) issued or awarded any options, restricted shares or any other equity based awards under any of North Fork Stock Plans.

(b) Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each North Fork Subsidiary are owned by North Fork, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such North Fork Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation. (a) North Fork has full corporate power and authority to execute and deliver this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously approved by the Board of Directors of North Fork. The Board of Directors of North Fork has determined that this Agreement and the Option Agreements and the transactions contemplated hereby and thereby are advisable and in the best interests of North Fork and its stockholders and has directed that this Agreement be submitted to North Fork’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of North Fork Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of North Fork are necessary to approve this Agreement or the Option Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Option Agreements have been duly and validly executed and delivered by North Fork and (assuming due authorization, execution and delivery by Capital One) constitute the valid and binding obligations of North Fork, enforceable against North Fork in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement or the Option Agreements by North Fork nor the consummation by North Fork of the transactions contemplated hereby or thereby, nor compliance by North Fork with any of the terms or provisions of this Agreement or the Option Agreements, will (i) violate any provision of North Fork Certificate or North Fork By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to North Fork, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of North Fork or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which North Fork or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications and notices, (ii) the filing of applications and notices, as applicable, with the New York State Banking Department (the “NYSBD”) and approval of such applications and notices, (iii) the filing of any required applications, filings or notices with any foreign, federal or state banking, insurance or other regulatory authorities and approval of such applications, filings and notices including in respect of North Fork’s mortgage business (the “Other Regulatory Approvals”), (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a Joint Proxy Statement in definitive form relating to the meetings of North Fork’s and Capital One’s respective stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.6(e), (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) any notices to or filings with the Small Business Administration (the “SBA”), (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants, commodity trading advisers, commodity pool operators or introducing brokers and the rules and regulations thereunder and of any securities or futures exchange or other applicable industry self-regulatory organization (“SRO”), or that are required under consumer finance, mortgage banking and other similar laws, (viii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Capital One Common Stock pursuant to this Agreement and approval of listing of such Capital One Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with the consummation by North Fork of the Merger and the other transactions contemplated by this Agreement or the Option Agreements. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by North Fork of this Agreement or the Option Agreements.

3.5 Reports; Regulatory Matters.

(a) North Fork and each North Fork Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2003 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) the Office of the Comptroller of the Currency, (iv) the NASD, (v) any state insurance commission or other state regulatory authority, including the NYSBD, (vi) the SEC, (vii) any foreign regulatory authority and (viii) any SRO (collectively, “Regulatory

Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of North Fork and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of North Fork, investigation into the business, disclosures or operations of North Fork or any North Fork Subsidiary. Since January 1, 2003, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of North Fork, investigation into the business, disclosures or operations of North Fork or any North Fork Subsidiary. There is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of North Fork or any North Fork Subsidiary. Since January 1, 2003, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of North Fork or any North Fork Subsidiary.

(b) Neither North Fork nor any North Fork Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2003, has adopted any policies, procedures or board resolutions at the request or suggestion of any, Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “North Fork Regulatory Agreement”), nor has North Fork or any of its Subsidiaries been advised since January 1, 2003 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such North Fork Regulatory Agreement. To the knowledge of North Fork, as of the date hereof, there has not been any event or occurrence since January 1, 2004 that would result in a determination that either North Fork Bank or Superior Savings of New England, N.A. is not “well capitalized” and “well managed” as a matter of U.S. federal banking law.

(c) North Fork has previously made available to Capital One an accurate and complete copy of (i) each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by North Fork since January 1, 2003 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date of this Agreement (the “North Fork SEC Reports”), (ii) each communication mailed by North Fork to its stockholders, in each case since January 1, 2003 and prior to the date of this Agreement, and (iii) a draft, dated March 7, 2006, of North Fork’s Annual Report on Form 10-K for the period ended December 31, 2005 (the “Draft 10-K”). North Fork will timely file with the SEC its Annual Report on Form 10-K for the period ended December 31, 2005 (the “2005 10-K”) and the 2005 10-K will not vary in any material respect from the Draft 10-K provided to Capital One by North Fork, except to the extent necessary to reflect this Agreement and the Option Agreements and the transactions contemplated hereby and thereby. Neither any North Fork SEC Report or communication, at the time filed, furnished or communicated (in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained, nor will the 2005 10-K when filed contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all North Fork SEC Reports complied (and the 2005 10-K, when filed, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of North Fork has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and all required certifications under such sections will be made with respect to the 2005 10-K.

3.6 Financial Statements.

(a) The financial statements of North Fork and its Subsidiaries included (or incorporated by reference) in North Fork SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 8-K) (and the 2005 10-K, when filed will) (i) have been prepared from, and are (in the case of the 2005 10-K, will be) in accordance with, the books and records of North Fork and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of North Fork and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied (in the case of the 2005 10-K, will comply) as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The financial statements contained in the 2005 10-K will not vary in any material respect from the financial statements included in the Draft 10-K, except for the inclusion of a subsequent events footnote with respect to this Agreement, the Option Agreements and the transactions contemplated hereby and thereby. The books and records of North Fork and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned or been dismissed as independent public accountants of North Fork as a result of or in connection with any disagreements with North Fork on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither North Fork nor any North Fork Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of North Fork included in its Quarterly Report on Form 10-Q for the period ended September 30, 2005 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of North Fork and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of North Fork or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). North Fork (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to North Fork, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of North Fork by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to North Fork’s outside auditors and the audit committee of North Fork’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect North Fork’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in North Fork’s internal controls over financial reporting. These disclosures were made in writing by management to North Fork’s auditors and audit committee and a copy has previously been made available to Capital One. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2004, (i) through the date hereof, neither North Fork nor any of its Subsidiaries nor, to the knowledge of the officers of North Fork, any director, officer, employee, auditor, accountant or representative of North Fork or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of North Fork or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that North Fork or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing North Fork or any of its Subsidiaries, whether or not employed by North Fork or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by North Fork or any of its officers, directors, employees or agents to the Board of Directors of North Fork or any committee thereof or to any director or officer of North Fork.

3.7 Broker’s Fees. Neither North Fork nor any North Fork Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. pursuant to the letter agreements between North Fork and Sandler O’Neill & Partners, L.P. and North Fork and Keefe, Bruyette & Woods, Inc, true, complete and correct copies of which have been previously delivered to Capital One.

3.8 Absence of Certain Changes or Events. (a) Since December 31, 2005, except as publicly disclosed by North Fork in the North Fork SEC Reports filed or furnished prior to the date hereof or as disclosed in the Draft 10-K, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on North Fork. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Capital One, North Fork or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks or their holding companies generally except to the extent that any such changes have a materially disproportionate adverse effect on such party or (D) public disclosure of the transactions contemplated hereby), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) Since December 31, 2004, through and including the date of this Agreement, except as publicly disclosed by North Fork in the North Fork SEC Reports filed or furnished prior to the date hereof or as disclosed in the Draft 10-K, North Fork and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Since December 31, 2004, neither North Fork nor any North Fork Subsidiary has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, (B) as publicly disclosed by North Fork in North Fork SEC Reports filed or furnished prior to the date hereof or (C) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2004 (which amounts have been previously made available to Capital One), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Section 3.11 of the North Fork Disclosure Schedule, as in effect as of the date hereof ), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of North Fork Common Stock, any restricted shares of North Fork Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under North Fork Stock Plans, (iii) changed any accounting methods, principles or practices of North Fork or its Subsidiaries affecting, its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.

3.9 Legal Proceedings. (a) Neither North Fork nor any North Fork Subsidiary is a party to any, and there are no pending or, to the best of North Fork’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against North Fork or any of its Subsidiaries.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon North Fork, any of its Subsidiaries or the assets of North Fork or any of its Subsidiaries.

3.10 Taxes and Tax Returns. (a) Each of North Fork and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. The federal, state and local income Tax returns of North Fork and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) and any applicable state and local tax authorities for all years to and including 2000 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or claims asserted, for Taxes or assessments upon North Fork or any of its Subsidiaries for which North Fork does not have reserves that are adequate under GAAP. Neither North Fork nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among North Fork and its Subsidiaries). Within the past five years, neither North Fork nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither North Fork nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by North Fork or any of its Subsidiaries. Section 3.10(a) of the North Fork Disclosure Schedule sets forth the aggregate balance of the reserve for bad debts described in Section 593(g)(A)(ii) of the Code and any similar provision under state or local laws and regulations of North Fork and its Subsidiaries as of December 31, 2005. Neither North Fork nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes North Fork or any of its Subsidiaries.

3.1 1 Employee Matters.

(a) Section 3.11 of the North Fork Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment for the benefit of any employee, former employee, director or former director of North Fork or any North Fork Subsidiary entered into, maintained or contributed to by North Fork or any North Fork Subsidiary or to which North Fork or any North Fork Subsidiary may have any liability with respect to current or former employees or directors of North Fork or any North Fork Subsidiary (such plans, programs, agreements and commitments, herein referred to as the “North Fork Benefit Plans”).

(b) With respect to each North Fork Benefit Plan, North Fork has made available to Capital One true, complete and correct copies of the following (as applicable): (i) the written document evidencing such North Fork Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof, (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or documents of any other funding arrangements, (vii) any written communications to or from the IRS or any office or representative of the Department of Labor relating to any compliance issues in respect of any such North Fork Benefit Plan and (viii) all amendments, modifications or supplements to any such document.

(c) North Fork and each North Fork Subsidiary has operated and administered each North Fork Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each North Fork Benefit Plan are in compliance with all applicable laws. Each North Fork Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the knowledge of North Fork, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such North Fork Benefit Plan. There are no pending or, to the knowledge of North Fork, threatened or anticipated claims by, on behalf of or against any of the North Fork Benefit Plans or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any North Fork Benefit Plan have been made on or before their due dates under applicable law and the terms of such North Fork Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any North Fork Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of North Fork included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since September 30, 2005.

(d) With respect to the North Fork Benefits Plans, neither North Fork nor any North Fork Subsidiary has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification or joint and several liability obligation), any liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans, and, to the knowledge of North Fork, no event, transaction or condition has occurred, exists or is reasonably expected to occur which could reasonably be expected to result in any such liability to North Fork, any North Fork Subsidiary or, after the Closing, to Capital One. With respect to each North Fork Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA): (i) no such plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code), and (ii) no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan within the past 12 months.

(e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of North Fork or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

(f) No payment made or to be made in respect of any employee or former employee of North Fork or any of its Subsidiaries is or will be nondeductible by reason of Section 162(m) of the Code.

(g) Neither North Fork nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of North Fork or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of North Fork, threatened and neither North Fork nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither North Fork nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of North Fork and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

(h) On or prior to the date hereof, North Fork has taken all necessary steps to ensure that (a) the maximum amount payable under or with respect to the North Fork Performance Plan (the “Performance Plan”) (inclusive of all tax gross-ups) is $50,000,000, and (b) none of John Kanas, John Bohlsen or Daniel Healy will receive any payments or awards under or in connection with the Performance Plan.

3.12 Compliance with Applicable Law. (a) North Fork and each North Fork Subsidiary holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to North Fork or any of its Subsidiaries.

(b) North Fork and each North Fork Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of North Fork, any North Fork Subsidiary, or any director, officer or employee of North Fork or of any North Fork Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Since the enactment of the Sarbanes-Oxley Act, North Fork has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 3.12(c) of North Fork Disclosure Schedule sets forth, as of December 30, 2005, a schedule of all officers and directors of North Fork who have outstanding loans from North Fork, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13 Certain Contracts. (a) Neither North Fork nor any North Fork Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Capital One, North Fork, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of North Fork or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in North Fork SEC Reports filed prior to the date hereof or (iv) that materially restricts the conduct of any line of business by North Fork or, to the knowledge of North Fork, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13, whether or not set forth in North Fork Disclosure Schedule, is referred to as a “North Fork Contract,” and neither North Fork nor any of its Subsidiaries knows of, or has received notice of, any violation of any North Fork Contract by any of the other parties thereto.

(b) (i) Each North Fork Contract is valid and binding on North Fork or its applicable Subsidiary and is in full force and effect, (ii) North Fork and each North Fork Subsidiary has in all material respects performed all obligations required to be performed by it to date under each North Fork Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of North Fork or any of its Subsidiaries under any such North Fork Contract.

3.14 Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, events or conditions (credit-related or otherwise) or any indexes, or any other similar transaction or combination of any of these transactions, and any collateralized debt obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any North Fork Stock Option.

(b) All Derivative Transactions, whether entered into for the account of North Fork or any North Fork Subsidiary or for the account of a customer of North Fork or any North Fork Subsidiary, were duly authorized by North Fork and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by North Fork and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of North Fork or a North Fork Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. North Fork and each applicable North Fork Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to North Fork’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(c) Except as set forth in Section 3.14(c) of the North Fork Disclosure Schedule, as of January 1, 2003, no Derivative Transaction, were it to be a Loan held by North Fork or any North Fork Subsidiary, would be classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, or words of similar import (“North Fork Criticized Assets”). The financial position of North Fork and its Subsidiaries on a consolidated basis under or with respect to such Derivative Transaction has been reflected in the books and records of North Fork and such North Fork Subsidiary in accordance with GAAP consistently applied, and as of the date hereof, no open exposure of North Fork and of any North Fork Subsidiary with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

3.15 Investment Securities and Commodities. (a) Each of North Fork and each North Fork Subsidiary has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of North Fork or its Subsidiaries. Such securities and commodities are valued on the books of North Fork in accordance with GAAP in all material respects.

(b) North Fork and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which North Fork believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, North Fork has made available to Capital One in writing the material Policies, Practices and Procedures.

3.16 Loan Portfolio. (a) Section 3.16(a) of the North Fork Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of December 31, 2005, of all written or oral loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to North Fork or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of December 31, 2005, of all “non-accrual” Loans. As of December 31, 2005, North Fork and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.16(a) of the North Fork Disclosure Schedule, net of specific reserves with respect to such Loans and assets, that were designated as of such date by North Fork as North Fork Criticized Assets. Section 3.16(a) of the North Fork Disclosure Schedule sets forth (A) a summary of North Fork Criticized Assets as of December 31, 2005, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loan and the amount of reserves with respect to each such category of Loans and (B) each asset of North Fork or any of its Subsidiaries that, as of December 31, 2005, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by North Fork or its Subsidiaries, and all such Loans purchased, administered or serviced by North Fork or its Subsidiaries (including Loans held for resale to investors), were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of North Fork or its Subsidiaries, as applicable (and in the case of Loans held for resale to investors, the lending standards, if any, of such investors) and in accordance with applicable federal, state and local laws, regulations and rules. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and North Fork or its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.

(c) None of the agreements pursuant to which North Fork or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d) Each of North Fork and each North Fork Subsidiary, as applicable, is approved by and is in good standing (i) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the Department of Veteran’s Affairs to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(e) None of North Fork or any of its Subsidiaries is now nor has it ever been since December 31, 2003 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither North Fork nor any of its Subsidiaries has received any notice, nor does it have any reason to believe, that any Agency proposes to limit or terminate the underwriting authority of North Fork or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

(f) Each of North Fork and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(g) To the knowledge of North Fork, each Loan included in a pool of Loans originated, acquired or serviced by North Fork or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of North Fork, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

3.17 Property. North Fork or a North Fork Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in North Fork SEC Reports as being owned by North Fork or a North Fork Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “North Fork Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such North Fork SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “North Fork Leased Properties” and, collectively with the North Fork Owned Properties, the “North Fork Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to North Fork’s knowledge, the lessor. The North Fork Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the North Fork Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of North Fork, threatened condemnation proceedings against the North Fork Real Property. North Fork and its Subsidiaries are in compliance with all applicable health and safety related requirements for the North Fork Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

3.18 Intellectual Property. North Fork and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by North Fork and its Subsidiaries does not, to the knowledge of North Fork, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which North Fork or any North Fork Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of North Fork or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to North Fork or its Subsidiaries. Neither North Fork nor any North Fork Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by North Fork or any North Fork Subsidiary and no Intellectual Property owned and/or licensed by North Fork or any North Fork Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of North Fork or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against North Fork or any of its Subsidiaries. To the knowledge of North Fork, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of North Fork or any of its Subsidiaries. Neither North Fork nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.20 Investment Adviser Subsidiaries; Funds; Clients.

(a) For purposes of this Agreement, a “North Fork Advisory Entity” means, if applicable, North Fork and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs); “North Fork Advisory Contract” means each contract for such services provided by a North Fork Advisory Entity; “North Fork Advisory Client” means each party to a North Fork Advisory Contract other than the applicable North Fork Advisory Entity or any other advisory client of North Fork for purposes of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Advisers Act”); “North Fork Fund Client” means each North Fork Advisory Client that is required to be registered as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”); and “Sponsored” means, when used with respect to any North Fork Fund Client, any such North Fork Fund Client a majority of the officers of which are employees of North Fork or any North Fork Subsidiary or of which North Fork or any North Fork Subsidiary holds itself out as the sponsor.

(b) Each Sponsored North Fork Fund Client and North Fork Advisory Entity (i) has since January 1, 2003 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of North Fork, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(c) Each North Fork Advisory Entity has been and is in compliance with each North Fork Advisory Contract to which it is a party.

(d) The accounts of each North Fork Advisory Client subject to ERISA have been managed by the applicable North Fork Advisory Entity in compliance with the applicable requirements of ERISA.

(e) Neither North Fork nor any North Fork Advisory Entity nor any “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of North Fork, any North Fork Advisory Entity or any “person associated with an investment advisor” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor; and none of North Fork, any North Fork Advisory Entity or any “associated person” (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(f) North Fork has made available to Capital One true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2004 by each North Fork Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each, a “Form ADV”). The Forms ADV are in material compliance with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2003, each North Fork Advisory Entity has made available to each North Fork Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

(g) North Fork has made available to Capital One true, correct and complete copies of all deficiency letters and inspection reports or similar documents furnished to North Fork by the SEC since January 1, 2003 and North Fork’s responses thereto, if any.

3.21 Broker-Dealer Subsidiaries.

(a) Each North Fork Subsidiary that is a broker-dealer (a “Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof. Each Broker-Dealer Subsidiary is a member in good standing with all required SROs and in compliance in all material respects with all applicable rules and regulations of such SROs. Each Broker-Dealer Subsidiary and registered representative is duly registered, licensed or qualified as a broker-dealer or registered representative under, and in compliance in all material respects with, the applicable laws and regulations of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. There is no action, suit, proceeding or investigation pending or, to the knowledge of North Fork, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) North Fork has made available to Capital One true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2003, reflecting all amendments thereto to the date hereof (each, a “Form BD”). The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) None of the Broker-Dealer Subsidiaries nor any “associated person” thereof (i) is subject to a “statutory disqualification” as such terms are defined in the Exchange Act, or (ii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act.

(d) Subject to the foregoing, neither North Fork nor its Subsidiaries is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any laws or regulations.

3.22 State Takeover Laws. The Board of Directors of North Fork has unanimously approved this Agreement and the North Fork Option Agreement and the transactions contemplated hereby and thereby as required to render inapplicable to this Agreement and the North Fork Option Agreement and the transactions contemplated hereby and thereby, the restrictions on “business combinations” set forth in Section 203 of the DGCL and, to the knowledge of North Fork, similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.23 Reorganization; Approvals. As of the date of this Agreement, North Fork (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.24 Opinions. Prior to the execution of this Agreement, North Fork has received opinions from each of Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc. to the effect that as of the date of each opinion and based upon and subject to the matters set forth in each such opinion, the Merger Consideration is fair to the stockholders of North Fork from a financial point of view. Such opinions have not been amended or rescinded as of the date of this Agreement. North Fork has provided Capital One with true, correct and complete copies of such opinions for informational purposes.

3.25 North Fork Information. The information relating to North Fork and its Subsidiaries that is provided by North Fork or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to North Fork and other portions within the reasonable control of North Fork will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAPITAL ONE

Subject to Section 9.2 and except as disclosed in the disclosure schedule (the “Capital One Disclosure Schedule”) delivered by Capital One to North Fork prior to the execution of this Agreement (which schedule sets forth, among other things, items, the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Capital One’s covenants, provided, however, that disclosure in any section of such Capital One Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that notwithstanding anything in this Agreement to the contrary, (i) no item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2), Capital One hereby represents and warrants to North Fork as follows:

4.1 Corporate Organization. (a) Capital One is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Capital One has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Capital One is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(l) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Amended Restated Certificate of Incorporation, as amended (the “Capital One Certificate”), and Amended Restated Bylaws of Capital One, as amended (the “Capital One By-laws”), as in effect as of the date of this Agreement, have previously been made available to North Fork.

(b) Each Capital One Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted.

4.2 Capitalization. (a) The authorized capital stock of Capital One consists of 1,000,000,000 shares of Capital One Common Stock, of which, as of February 28, 2006 (the “Capital One Capitalization Date”), 303,855,515 shares were issued and outstanding, and 50,000,000 shares of preferred stock, $0.01 par value (the “Capital One Preferred Stock”), of which, as of the Capital One Capitalization Date, no shares were issued and outstanding. As of the Capital One Capitalization Date, no more than 2,027,885 shares of Capital One Common Stock were held in Capital One’s treasury. As of the Capital One Capitalization Date, no shares of Capital One Common Stock or Capital One Preferred Stock were reserved for issuance, except for (i) 4,558,820 shares of Capital One Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Capital One in effect as of the date of this Agreement (the “Capital One Stock Plans”), (ii) shares of Capital One Common Stock reserved for issuance pursuant to the Capital One Option Agreement, (iii) 1,196,240 shares of Capital One Common Stock reserved for issuance pursuant to Capital One Financial Corporation 2002 Associate Stock Purchase Plan and (iv) 11,087,688 shares of Capital One Common Stock reserved for issuance pursuant to the 1997 Dividend Reinvestment and Stock Purchase Plan and 2002 Dividend Reinvestment and Stock Purchase Plan. All of the issued and outstanding shares of Capital One Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Capital One is issued or outstanding. As of the Capital One Capitalization Date, except pursuant to this Agreement, the Capital One Option Agreement, the Capital One Stock Plans, and stock repurchase plans entered into by Capital One from time to time, Capital One does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Capital One Common Stock, Voting Debt or any other equity securities of Capital One or any securities representing the right to purchase or otherwise receive any shares of Capital One Common Stock, Voting Debt or other equity securities of Capital One. The shares of Capital One Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Except for director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Capital One Subsidiary are owned by Capital One, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No such Capital One Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation. (a) Capital One has full corporate power and authority to execute and deliver this Agreement and the Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously approved by the Board of Directors of Capital One. The Board of Directors of Capital One has determined that this Agreement and the Option Agreements and the transactions contemplated hereby and thereby are advisable and in the best interests of Capital One and its stockholders and has directed that this Agreement be submitted to Capital One’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Capital One Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Capital One are necessary to approve this Agreement or the Option Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Option Agreements have been duly and validly executed and delivered by Capital One and (assuming due authorization, execution and delivery by North Fork) constitute the valid and binding obligations of Capital One, enforceable against Capital One in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement or the Option Agreements by Capital One, nor the consummation by Capital One of the transactions contemplated hereby or thereby, nor compliance by Capital One with any of the terms or provisions of this Agreement or the Option Agreements, will (i) violate any provision of the Capital One Certificate or the Capital One By-laws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Capital One, any Capital One Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Capital One or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Capital One or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications and notices, (ii) the filing of applications and notices, as applicable, with the NYSBD and approval of such applications and notices, (iii) the Other Regulatory Approvals, (iv) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 1.6(e), (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) any notices to or filings with the SBA, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Capital One Common Stock pursuant to this Agreement and approval of listing of such Capital One Common Stock on the NYSE, and (ix) any notices or filings under the HSR Act, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Capital One of the Merger and the other transactions contemplated by this Agreement or the Option Agreements. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Capital One of this Agreement or the Option Agreements.

4.5 Reports; Regulatory Matters.

(a) Capital One and each Capital One Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2003 with the Regulatory Agencies or any Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2003, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Capital One and its Subsidiaries, no Regulatory Agency or Governmental Entity has initiated since January 1, 2003 or has pending any proceeding, enforcement action or, to the knowledge of Capital One, investigation into the business, disclosures or operations of Capital One or any of its Subsidiaries. Since January 1, 2003, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Capital One, investigation into the business, disclosures or operations of Capital One or any of its Subsidiaries. There is no unresolved violation, criticism, or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Capital One or any of its Subsidiaries. Since January 1, 2003 there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Capital One or any of its Subsidiaries.

(b) Neither Capital One nor any Capital One Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2003, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Capital One Regulatory Agreement”), nor has Capital One or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Capital One Regulatory Agreement.

(c) Capital One has previously made available to North Fork an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Capital One pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “Capital One SEC Reports”) and (ii) communication mailed by Capital One to its stockholders, in each case since January 1, 2003 and prior to the date of this Agreement. No such Capital One SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Capital One SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Capital One has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6 Financial Statements.

(a) The financial statements of Capital One and its Subsidiaries included (or incorporated by reference) in the Capital One SEC Reports (including the related notes, where applicable, and including any preliminary financial results furnished to the SEC on Form 8-K) (i) have been prepared from, and are in accordance with, the books and records of Capital One and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Capital One and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Capital One and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Capital One as a result of or in connection with any disagreements with Capital One on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Capital One nor any Capital One Subsidiary has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Capital One included in its Annual Report on Form 10-K for the period ended December 31, 2005 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Capital One and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Capital One or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). Capital One (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Capital One, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Capital One by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Capital One’s outside auditors and the audit committee of Capital One’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Capital One’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Capital One’s internal controls over financial reporting. These disclosures were made in writing by management to Capital One’s auditors and audit committee and a copy has previously been made available to North Fork. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2005, (x) through the date hereof, neither Capital One nor any of its Subsidiaries nor, to the knowledge of the officers of Capital One, any director, officer, employee, auditor, accountant or representative of Capital One or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Capital One or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Capital One or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Capital One or any of its Subsidiaries, whether or not employed by Capital One or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Capital One or any of its officers, directors, employees or agents to the Board of Directors of Capital One or any committee thereof or to any director or officer of Capital One.

4.7 Broker’s Fees. Neither Capital One nor any Capital One Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities Inc. and Citigroup Global Markets Inc.

4.8 Absence of Certain Changes or Events. (a) Since December 31, 2005, except as publicly disclosed by Capital One in the Capital One SEC Reports filed or furnished prior to the date hereof, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Capital One.

(b) Since December 31, 2005 through and including the date of this Agreement, except as publicly disclosed by Capital One in the Capital One SEC Reports filed or furnished prior to the date hereof, Capital One and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9 Legal Proceedings. (a) Neither Capital One nor any Capital One Subsidiary is a party to any, and there are no pending or, to the best of Capital One’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Capital One or any of its Subsidiaries.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Capital One, any of its Subsidiaries or the assets of Capital One or any of its Subsidiaries.

4.10 Taxes and Tax Returns. Each of Capital One and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Capital One or any of its Subsidiaries for which Capital One does not have reserves that are adequate under GAAP.

4.11 Compliance with Applicable Law. (a) Capital One and each Capital One Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Capital One or any of its Subsidiaries.

(b) Capital One and each Capital One Subsidiary has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Capital One, any Capital One Subsidiary, or any director, officer or employee of Capital One or of any Capital One Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Since the enactment of the Sarbanes-Oxley Act, Capital One has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 4.11(c) of the Capital One Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Capital One who have outstanding loans from Capital One, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.12 Intellectual Property. Capital One and each of Capital One Subsidiary owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Capital One and each Capital One Subsidiary does not, to the knowledge of Capital One, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Capital One or any Capital One Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of Capital One or any Capital One Subsidiary with respect to any Intellectual Property owned by and/or licensed to Capital One or its Subsidiaries. Neither Capital One nor any Capital One Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Capital One or any Capital One Subsidiary and no Intellectual Property owned and/or licensed by Capital One or any Capital One Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

4.13 Certain Contracts. (a) Neither Capital One nor any Capital One Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Capital One SEC Reports filed prior to the date hereof or (ii) that materially restricts the conduct of any line of business by Capital One or, to the knowledge of Capital One, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not set forth in the Capital One Disclosure Schedule, is referred to as a “Capital One Contract,” and neither Capital One nor any of its Subsidiaries knows of, or has received notice of, any violation of any Capital One Contract by any of the other parties thereto.

(b) (i) Each Capital One Contract is valid and binding on Capital One or its applicable Subsidiary and is in full force and effect, (ii) Capital One and each Capital One Subsidiary has in all material respects performed all obligations required to be performed by it to date under each the Capital One Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Capital One or any of its Subsidiaries under any such Capital One Contract.

4.14 Risk Management Instruments. All Derivative Transactions (which for the avoidance of doubt shall not include any Capital One Stock Option), whether entered into for the account of Capital One or any Capital One Subsidiary or for the account of a customer of Capital One or any Capital One Subsidiary, were duly authorized and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Capital One and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Capital One or a Capital One Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Capital One and each applicable Capital One Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Capital One’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15 Investment Securities and Commodities. (a) Each of Capital One and each Capital One Subsidiary has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Capital One or its Subsidiaries. Such securities and commodities are valued on the books of Capital One in accordance with GAAP in all material respects.

(b) Capital One and its Subsidiaries and their respective businesses employ Policies, Practices and Procedures which Capital One believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, Capital One has made available to North Fork in writing the material Policies, Practices and Procedures.

4.16 Property. Capital One or a Capital One Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Capital One SEC Reports as being owned by Capital One or a Capital One Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Capital One Owned Properties”), free and clear of all Liens of any nature whatsoever, except Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Capital One SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Capital One Leased Properties” and, collectively with the Capital One Owned Properties, the “Capital One Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Capital One knowledge, the lessor. The Capital One Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Capital One Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of North Fork, threatened condemnation proceedings against the Capital One Real Property. Capital One and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Capital One Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

4.17 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Capital One or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Capital One or any of its Subsidiaries. To the knowledge of Capital One, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of Capital One or any of its Subsidiaries. Neither Capital One nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

4.18 Reorganization; Approvals. As of the date of this Agreement, Capital One (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.19 Opinion. Prior to the execution of this Agreement, Capital One has received an opinion from J.P. Morgan Securities Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to Capital One from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.20 Capital One Information. The information relating to Capital One and its Subsidiaries that is provided by Capital One or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Capital One and other portions within the reasonable control of Capital One will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of North Fork and Capital One shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either North Fork or Capital One to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2 North Fork Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the North Fork Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, North Fork shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Capital One:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, securitizations, sales of certificates of deposit and entering into repurchase agreements);

(b)    (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.25 per share of North Fork Common Stock with record dates and payment dates consistent with the prior year (provided that if the Closing is scheduled to occur on September 29, 2006 or after December 15, 2006 (but prior to the normal record date for North Fork’s dividend normally payable in January), North Fork may accelerate the record date (but not the payment date, which shall be consistent with past practice) for the dividend normally payable in October (in the case of a Closing on September 29, 2006) and January (in the case of a Closing after December 15, 2006) to the trading day immediately prior to the Closing Date), (B) dividends paid by any of the Subsidiaries of North Fork to North Fork or to any of its wholly owned Subsidiaries, and (C) the acceptance of shares of North Fork Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the exercise of North Fork Options or the vesting of North Fork Restricted Shares or North Fork Deferred Shares granted under a North Fork Stock Plan, in each case in accordance with past practice and the terms of the applicable North Fork Stock Plan and related award agreements);

(iii) grant any stock options, restricted shares or other equity-based award with respect to shares of North Fork Common Stock under any of North Fork Stock Plans or otherwise (whether such awards are settled in cash, North Fork Common Stock or otherwise), or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants of stock options to newly hired employees of North Fork in the ordinary course of business consistent with past practice under the North Fork Stock Plans subject to the terms set forth on Section 5.2(b) of the North Fork Disclosure Schedule; or

(iv) issue any additional shares of capital stock or other securities except pursuant to the exercise of stock options or settlement of North Fork Deferred Shares granted under a North Fork Stock Plan that are outstanding as of the date of this Agreement, pursuant to the North Fork Option Agreement or issued thereafter in compliance with this Agreement;

(c) except as required by applicable law or the terms of any North Fork Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of North Fork, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, benefits or incentive compensation or incentive compensation opportunities of any employee of North Fork or any of its Subsidiaries, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of North Fork or any of its Subsidiaries or (ii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, commitment, agreement or arrangement or amend any existing North Fork Benefit Plan;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(g) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h) amend its certificate of incorporation or bylaws, or otherwise take any action to exempt any person or entity (other than Capital One or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i) other than in prior consultation with Capital One, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) commence or settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

(k) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l) implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(m) file any application to establish, or to relocate or terminate the operations of, any banking office of North Fork or any North Fork Subsidiary;

(n) file or amend any Tax Return other than in the ordinary course of business, make or change any material Tax election, or settle or compromise any material Tax liability; or

(o) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Capital One Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of North Fork, during the period from the date of this Agreement to the Effective Time, Capital One shall not, and shall not permit any Capital One Subsidiary to, (a) amend, repeal or otherwise modify any provision of the Capital One Certificate or the Capital One By-laws in a manner that would adversely affect North Fork, the stockholders of North Fork or the transactions contemplated by this Agreement, (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, (d) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity, or, except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; or (f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters. (a) Capital One and North Fork shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Capital One and North

Fork shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Capital One and North Fork shall thereafter mail or deliver the Joint Proxy Statement to its respective stockholders. Capital One shall file the opinion described in Section 7.3(c) on a post-effective amendment to the Form S-4. Capital One shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and North Fork shall furnish all information concerning North Fork and the holders of North Fork Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or Governmental Entities. North Fork and Capital One shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to North Fork or Capital One, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Capital One to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to North Fork) on either Capital One or North Fork (a “Materially Burdensome Regulatory Condition”).

(c) Each of Capital One and North Fork shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Capital One, North Fork or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Capital One and North Fork shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Capital One Requisite Regulatory Approval or North Fork Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

(e) North Fork shall cooperate with such reasonable requests as may be made by Capital One with respect to any post-Closing reorganization of Capital One’s and North Fork’s Subsidiaries, including filing prior to the Closing such applications with Regulatory Agencies or Governmental Entities as may be necessary or desirable in connection with any such reorganization.

6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of North Fork and Capital One shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of a request by North Fork, information concerning Capital One that is reasonably related to the prospective value of Capital One Common Stock or to Capital One’s ability to consummate the transactions contemplated hereby). Neither North Fork nor Capital One, nor any of its Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of March 7, 2006 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3 Stockholder Approvals. Each of North Fork and Capital One shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approvals required in connection with this Agreement and the Merger, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of North Fork and Capital One shall use its reasonable best efforts to obtain from its respective stockholders the stockholder vote in favor of the approval and adoption of this Agreement required to consummate the transactions contemplated by this Agreement. Each of North Fork and Capital One agree that they have an unqualified obligation to submit this Agreement to their respective stockholders at their respective stockholder meetings.

6.4 Affiliates. North Fork shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of North Fork to deliver to Capital One, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of North Fork stockholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit A.

6.5 NYSE Listing. Capital One shall cause the shares of Capital One Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters. (a) For the one-year period following the Effective Time, Capital One shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by North Fork or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage provided to such Covered Employees and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the North Fork Benefit Plans as in effect immediately prior to the Effective Time; provided that nothing herein shall limit the right of Capital One or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Capital One or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Capital One or any of its Subsidiaries, other than North Fork or its Subsidiaries, Capital One shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with North Fork or its Subsidiaries for purposes of eligibility and vesting and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Capital One or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable North Fork Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time or, if there is no such comparable benefit plan, to the same extent such service was recognized under the North Fork 401(k) plan immediately prior to the Effective Time, provided that such recognition of service shall not operate to duplicate any benefits payable to the Covered Employee with respect to the same period of service, and (ii) with respect to any health, dental or vision plan of Capital One or any of its Subsidiaries (other than North Fork and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee is eligible to participate, (x) cause any pre-existing condition limitations under such Capital One or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the North Fork Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Capital One or any of its Subsidiaries.

(c) From and after the Effective Time, Capital One shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof as permitted under Section 5.2, each employment agreement and change in control agreement listed on Section 3.11 of the North Fork Disclosure Schedule and the obligations of North Fork and its Subsidiaries as of the Effective Time under the Performance Plan and each deferred compensation plan or agreement listed on Section 3.11 of the North Fork Disclosure Schedule; provided, that, nothing herein will prevent Capital One from amending any such agreement or plan in accordance with its terms, including such amendments as may be necessary to avoid the imposition of a Tax under Section 409A of the Code. Capital One agrees to take all action necessary to effectuate and satisfy the obligations set forth in Section 6.6(c) of the North Fork Disclosure Schedule.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of North Fork or any North Fork Subsidiary or who is or was serving at the request of North Fork or any North Fork Subsidiary as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of North Fork or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of North Fork Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Capital One pursuant to Section 6.8 hereof, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or by-laws of the Surviving Corporation.

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of North Fork or any Subsidiary of North Fork, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Capital One pursuant to Section 6.8 hereof.

(c) Capital One shall cause the individuals serving as officers and directors of North Fork or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by North Fork (provided that Capital One may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Capital One be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by North Fork (which current amount is set forth in Section 6.7 of the North Fork Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Capital One is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Capital One shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. (a) Subject to the terms and conditions of this Agreement, each of North Fork and Capital One agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger. Without limiting the generality of the foregoing, North Fork shall use reasonable best efforts to comply with any reasonable request made by Capital One from time to time in connection with Capital One’s financing of the Cash Component.

(b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Capital One, on the one hand, and a Subsidiary of North Fork, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Capital One’s sole expense, take all such necessary action as may be reasonably requested by Capital One.

6.9 Advice of Changes. Each of Capital One and North Fork shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Capital One and North Fork shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of North Fork Common Stock or conversion of any derivative securities in respect of such shares of North Fork Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

6.11 No Solicitation.

(a) None of North Fork, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of North Fork or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving North Fork or any of its Subsidiaries that, if consummated, would constitute a North Fork Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as a “North Fork Alternative Proposal”), (ii) participate in any discussions or negotiations regarding a North Fork Alternative Transaction or (iii) enter into any agreement regarding any North Fork Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of North Fork shall be permitted, prior to the meeting of North Fork stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into an agreement with the person proposing such North Fork Alternative Proposal on terms substantially similar to, and no less favorable to North Fork than, those contained in the Confidentiality Agreement, to consider and participate in discussions with respect to a bona fide North Fork Alternative Proposal received by North Fork, if and only to the extent that the Board of Directors of North Fork reasonably determines in good faith after consultation with outside legal counsel that failure to do so would cause it to violate its fiduciary duties.

As used in this Agreement, “North Fork Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Capital One or its affiliates) directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of North Fork or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger of North Fork or any of its Subsidiaries whether from North Fork or any of its Subsidiaries or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving North Fork or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Capital One or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of North Fork and securities of the entity surviving any merger or business combination including any of North Fork’s Subsidiaries) of North Fork, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of North Fork and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving North Fork or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b) North Fork shall notify Capital One promptly (but in no event later than 24 hours) after receipt of any North Fork Alternative Proposal, or any material modification of or material amendment to any North Fork Alternative Proposal, or any request for nonpublic information relating to North Fork or any of its Subsidiaries or for access to the properties, books or records of North Fork or any Subsidiary by any Person or entity that informs the Board of Directors of North Fork or any Subsidiary that it is considering making, or has made, a North Fork Alternative Proposal. Such notice to Capital One shall be made orally and in writing, and shall indicate the identity of the Person making the North Fork Alternative Proposal or intending to make or considering making a North Fork Alternative Proposal or requesting non-public information or access to the books and records of North Fork or any Subsidiary, and the material terms of any such North Fork Alternative Proposal or modification or amendment to a North Fork Alternative Proposal. North Fork shall keep Capital One fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such North Fork Alternative Proposal, indication or request. North Fork shall also promptly, and in any event within 24 hours, notify Capital One, orally and in writing, if it enters into discussions or negotiations concerning any North Fork Alternative Proposal in accordance with Section 6.11(a).

(c) North Fork and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than each other) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than the other party hereto who have been furnished confidential information regarding itself in connection with the solicitation of or discussions regarding a North Fork Alternative Proposal, as the case may be, within the 12 months prior to the date hereof promptly to return or destroy such information. North Fork agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which North Fork or any of its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make a North Fork Alternative Proposal.

(d) Nothing contained in this Section 6.11 shall prohibit North Fork or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.12 Directorships. Capital One shall take such actions as may be reasonably required to appoint, effective as of the Effective Time, the President and Chief Executive Officer of North Fork to the Board of Directors of the Surviving Corporation, appointed to the class of directors with its term expiring at the 2009 Annual Meeting of Capital One stockholders, and, to the extent so required, shall increase the size of the Capital One Board of Directors to permit the appointment of such individual.

6.13 Restructuring Efforts. If either North Fork or Capital One shall have failed to obtain the requisite vote or votes of its stockholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its stockholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration, or the Tax treatment of the Merger, in a manner adverse to such party or its stockholders) and to resubmit the transaction to their respective stockholders for approval.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the holders of North Fork Common Stock entitled to vote thereon and by the requisite affirmative vote of the holders of Capital One Common Stock entitled to vote thereon.

(b) NYSE Listing. The shares of Capital One Common Stock to be issued to the holders of North Fork Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Capital One. The obligation of Capital One to effect the Merger is also subject to the satisfaction, or waiver by Capital One, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of North Fork set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Capital One shall have received a certificate signed on behalf of North Fork by the Chief Executive Officer or the Chief Financial Officer of North Fork to the foregoing effect.

(b) Performance of Obligations of North Fork. North Fork shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Capital One shall have received a certificate signed on behalf of North Fork by the Chief Executive Officer or the Chief Financial Officer of North Fork to such effect.

(c) Federal Tax Opinion. Capital One shall have received the opinion of its counsel, Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Capital One, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of North Fork and Capital One.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Capital One Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.3 Conditions to Obligations of North Fork. The obligation of North Fork to effect the Merger is also subject to the satisfaction or waiver by North Fork at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Capital One set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and North Fork shall have received a certificate signed on behalf of Capital One by the Chief Executive Officer or the Chief Financial Officer of Capital One to the foregoing effect.

(b) Performance of Obligations of Capital One. Capital One shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and North Fork shall have received a certificate signed on behalf of Capital One by the Chief Executive Officer or the Chief Financial Officer of Capital One to such effect.

(c) Federal Tax Opinion. North Fork shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to North Fork, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of North Fork and Capital One.

(d) Regulatory Approvals. All regulatory approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “North Fork Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of North Fork or Capital One:

(a) by mutual consent of North Fork and Capital One in a written instrument authorized by the boards of directors of North Fork and Capital One, as determined by a vote of a majority of the members of each respective entire board of directors;

(b) by either North Fork or Capital One, if any Governmental Entity that must grant a Capital One Requisite Regulatory Approval or a North Fork Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either North Fork or Capital One, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Capital One or North Fork (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of North Fork, in the case of a termination by Capital One, or Capital One, in the case of a termination by North Fork, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Capital One, if (i) North Fork shall have materially breached its obligations under Section 6.3 or Section 6.11, or (ii) the Board of Directors of North Fork shall have (A) failed to recommend in the Joint Proxy Statement the adoption of the agreement of merger set forth in this Agreement, (B) publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Capital One, its recommendation that its stockholders approve or adopt this Agreement or (C) recommended any North Fork Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof;

(f) by North Fork, if Capital One shall have materially breached its obligations under Section 6.3; or

(g) by either Capital One or North Fork, if its Board of Directors determines in good faith by a majority vote that the other party has substantially engaged in bad faith in breach of its obligations under Section 6.13 of this Agreement.

The party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either North Fork or Capital One as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of North Fork, Capital One, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither North Fork nor Capital One shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, each of the Option Agreements shall remain in full force and effect to the extent provided therein.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by North Fork and Capital One, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of North Fork and Capital One; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of North Fork or Capital One, as the case may be, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, a closing (the “Closing”) shall take place at 10:00 a.m. on September 29, 2006 at a place to be specified by the parties, provided that if on such date the conditions set forth in Article VII have not been satisfied or waived (subject to applicable law) (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to satisfaction thereof), the Closing shall take place at 10:00 a.m. on October 31, 2006 if such conditions are satisfied or waived (in accordance with applicable law) on such date or, if such conditions are not so satisfied or waived on such date, the second business day immediately thereafter following the date on which such conditions have been so satisfied or waived. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. The Effective Time of the Merger shall be determined in accordance with Section 1.2. If the Effective Time of the Merger would otherwise be during the two weeks immediately prior to the end of a fiscal quarter of Capital One, then Capital One may postpone the Closing Date until the first full week after the end of that fiscal quarter.

9.2 Standard. No representation or warranty of North Fork contained in Article III or of Capital One contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of North Fork, or Article IV, in the case of Capital One, has had or would be reasonably likely to have a Material Adverse Effect with respect to North Fork or Capital One, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to an immaterial (relative to Section 3.2(a) taken as a whole) extent, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.24, in the case of North Fork, and Sections 4.2, 4.3(a), 4.3(b)(i), 4.7 and 4.19, in the case of Capital One, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of North Fork, and 4.8(a), in the case of Capital One, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to North Fork, to:

North Fork Bancorporation, Inc.

275 Broadhollow Road

Melville, New York 11747

Attention: Daniel M. Healy,

Executive Vice President and Chief Financial Officer

Facsimile: (631) 531-2759

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street, New York, New York 10019

Attention: Edward D. Herlihy, Esq.

Facsimile: (212) 403-2000

and

if to Capital One, to:

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Attention: John G. Finneran, Jr.,

Executive Vice President and General Counsel

Facsimile: (703) 720-1094

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Victor I. Lewkow, Esq. and Christopher E. Austin, Esq.

Facsimile: (212) 225-3999

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” North Fork Disclosure Schedule and the Capital One Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Option Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and the Option Agreements.

9.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the DGCL applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in New York County, New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9 Publicity. Neither North Fork nor Capital One shall, and neither North Fork nor Capital One shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Capital One, in the case of a proposed announcement or statement by North Fork, or North Fork, in the case of a proposed announcement or statement by Capital One; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, North Fork and Capital One have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NORTH FORK BANCORPORATION, INC.

By:	/S/ JOHN ADAM KANAS
Name:	John Adam Kanas
Title:	Chairman of the Board, President and Chief Executive Officer

CAPITAL ONE FINANCIAL CORPORATION

By:	/S/ RICHARD D. FAIRBANK
Name:	Richard D. Fairbank
Title:	Chairman, Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

Exhibit A

[Stock Option Agreement, between North Fork as Issuer and Capital One as Grantee]

Exhibit B

[Stock Option Agreement, between Capital One as Issuer and North Fork as Grantee]

Exhibit C

Form of Affiliate Letter

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of North Fork Bancorporation, Inc., a Delaware corporation (“North Fork”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of March 12, 2006 (the “Merger Agreement”), by and between Capital One Financial Corporation, a Delaware corporation (“Capital One”), and North Fork, North Fork shall be merged with and into Capital One (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to Capital One that in the event I receive any Capital One Common Stock as a result of the Merger:

I shall not make any sale, transfer or other disposition of Capital One Common Stock in violation of the Act or the Rules and Regulations.

I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Capital One Common Stock to the extent I believed necessary with my counsel or counsel for North Fork.

I have been advised that the issuance of Capital One Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of North Fork I may be deemed to have been an affiliate of North Fork and the distribution by me of Capital One Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Capital One Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Capital One, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

I understand that Capital One is under no obligation to register the sale, transfer or other disposition of Capital One Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

I also understand that stop transfer instructions will be given to Capital One’s transfer agents with respect to Capital One Common Stock and that there will be placed on the certificates for Capital One Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

I also understand that unless the transfer by me of my Capital One Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Capital One reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Capital One’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to Capital One (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Capital One, or other evidence reasonably satisfactory to Capital One, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of North Fork as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:
Name:

Accepted this [    ] day of

[            ], 2006

Capital One Financial Corporation

By:
Name:
Title:

Annex B

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO

CERTAIN PROVISIONS CONTAINED HEREIN AND TO

RESALE RESTRICTIONS UNDER THE

SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT, dated March 12, 2006, between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Issuer”), and NORTH FORK BANCORPORATION, INC., a Delaware corporation (“Grantee”).

W I T N E S S E T H:

WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which agreement has been executed by the parties hereto in connection with this Stock Option Agreement (the “Agreement”)

WHEREAS, as a condition to Grantee’s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

WHEREAS, in connection with entering into the Merger Agreement, the Grantee has issued the Issuer an option (the “Reciprocal Option”) pursuant to a Stock Option Agreement in the form attached to the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. (a)	Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 60,467,248 fully paid and nonassessable shares of Issuer’s Common Stock, par value $0.01 per share (“Common Stock”), at a price of $89.92 per share (the “Option Price”); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

(b)	In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2. (a)	The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (g) of this Section 2) within 180 days following such Subsequent Triggering Event.

(b)	Each of the following shall be an “Exercise Termination Event”: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof (other than a termination by Grantee pursuant to Section 8.1(d)) (unless the breach by Issuer giving rise to such right of termination is non-volitional)) if such termination occurs prior to the occurrence of an Initial Triggering Event; (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) (unless the breach by Issuer giving rise to such right of termination is non-volitional) of the Merger Agreement and (iv) the Reciprocal Option shall have become exercisable in accordance with its terms prior to the occurrence of a Subsequent Triggering Event.

(c)	The term “Holder” shall mean the holder or holders of the Option.

(d)	The term “Initial Triggering Event” shall mean any of the following events or transactions occurring after the date hereof:

(i)	Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction that is not entered into in violation of the terms of the Merger Agreement and involves only the Issuer and one or more of its Subsidiaries or only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction;

(ii)	Issuer or any Issuer Subsidiary, without having received Grantee’s prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

(iii)	Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

(iv)	Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v)	After the receipt by Issuer or its stockholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from a third party to engage in an Acquisition

Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

(vi)	Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(e)	The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring after the date hereof:

(i)	The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

(ii)	The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (d) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

(f)	Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(g)	In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(h)	At the closing referred to in subsection (g) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

(i)	At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (h) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(j)	Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

(k)	Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (g) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

3.	Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. § 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

4.	This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5.

In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6.	Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder’s Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

7. (a)

Immediately prior to, or after, the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately prior to the Repurchase Event (or, as requested by the Holder, after the Repurchase Event) at a price (the “Option Repurchase Price”) equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event and within 90 days of the occurrence of a Repurchase Event, Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of

Option Shares so designated. The term “Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

(b)	The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (i) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (ii) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

(c)	To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

(d)	For purposes of this Section 7, a “Repurchase Event” shall be deemed to have occurred (i) upon the consummation of an Acquisition Transaction with respect to Issuer (and not solely involving Issuer and/or one or more subsidiaries of Issuer) (except that the percentage referred to in clause (y) of the definition thereof shall be 50%) or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock.

8. (a)	In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

(b)	The following terms have the meanings indicated:

(A)	“Acquiring Corporation” shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer’s assets.

(B)	“Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(C)	“Assigned Value” shall mean the Market/Offer Price, as defined in Section 7.

(D)	“Average Price” shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

(c)	The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d)	The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(e)

In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

(f)	Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

9. (a)	At the request of the holder of the Substitute Option (the “Substitute Option Holder”), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the “Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the “Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term “Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

(b)	The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

(c)

To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

10.	The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

11.	Issuer hereby represents and warrants to Grantee as follows:

(a)	Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

(b)	Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c)	The Board of Directors of Issuer has unanimously approved this Agreement and the transactions contemplated hereby (including by reserving shares for issuance of shares of Common Stock on exercise of the Option) and taken any other action as required to render inapplicable to such agreement and transactions Section 203 of the Delaware General Corporation Law and, to the knowledge of Issuer, any similar Takeover Statutes.

12.	Grantee hereby represents and warrants to Issuer that:

(a)	Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

(b)	The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

13.

Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf, or (iv) any other manner approved by the Federal Reserve Board.

14.	Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

15. (a)	Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7 upon proper request or notice, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The “Surrender Price” shall be equal to (i) $585 million, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of a portion of the Option to any party not affiliated with Grantee.

(b)	Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

(c)	To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

(d)	Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

16. (a)	Notwithstanding any other provision of this Agreement, in no event shall the Grantee’s Total Profit (as hereinafter defined) exceed $730 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee’s actually realized Total Profit shall not exceed $730 million after taking into account the foregoing actions.

(b)	Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $730 million; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

(c)	As used herein, the term “Total Profit” shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer’s repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer’s repurchase of Option Shares pursuant to Section 7, less (y) the Grantee’s purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee’s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

(d)	As used herein, the term “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

17.	The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

18.	If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

19.	All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

20.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles (except to the extent that mandatory provisions of federal or state law apply).

21.	This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

22.	Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

23.	Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

24.	Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

CAPITAL ONE FINANCIAL CORPORATION (Issuer)

By:	/S/ RICHARD D. FAIRBANK
Name:	Richard D. Fairbank
Title:	Chairman, Chief Executive Officer and President

NORTH FORK BANCORPORATION, INC. (Grantee)

By:	/S/ JOHN ADAM KANAS
Name:	John Adam Kanas
Title:	Chairman of the Board, President and Chief Executive Officer

Signature Page to Stock Option Agreement

Annex C

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO

CERTAIN PROVISIONS CONTAINED HEREIN AND TO

RESALE RESTRICTIONS UNDER THE

SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT, dated March 12, 2006, between NORTH FORK BANCORPORATION, INC., a Delaware corporation (“Issuer”), and CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Grantee”).

W I T N E S S E T H:

WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which agreement has been executed by the parties hereto in connection with this Stock Option Agreement (the “Agreement”)

WHEREAS, as a condition to Grantee’s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

WHEREAS, in connection with entering into the Merger Agreement, the Grantee has issued the Issuer an option (the “Reciprocal Option”) pursuant to a Stock Option Agreement in the form attached to the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. (a)	Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 91,959,209 fully paid and nonassessable shares of Issuer’s Common Stock, par value $0.01 per share (“Common Stock”), at a price of $25.40 per share (the “Option Price”); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

(b)	In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2. (a)	The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (g) of this Section 2) within 180 days following such Subsequent Triggering Event.

(b)	Each of the following shall be an “Exercise Termination Event”: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof (other than a termination by Grantee pursuant to Section 8.1(d)) (unless the breach by Issuer giving rise to such right of termination is non-volitional)) if such termination occurs prior to the occurrence of an Initial Triggering Event; (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) (unless the breach by Issuer giving rise to such right of termination is non-volitional) of the Merger Agreement and (iv) the Reciprocal Option shall have become exercisable in accordance with its terms prior to the occurrence of a Subsequent Triggering Event.

(c)	The term “Holder” shall mean the holder or holders of the Option.

(d)	The term “Initial Triggering Event” shall mean any of the following events or transactions occurring after the date hereof:

(i)	Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction that is not entered into in violation of the terms of the Merger Agreement and involves only the Issuer and one or more of its Subsidiaries or only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction;

(ii)	Issuer or any Issuer Subsidiary, without having received Grantee’s prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

(iii)	Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

(iv)	Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v)	After the receipt by Issuer or its stockholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from a third party to engage in an Acquisition

Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

(vi)	Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(e)	The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring after the date hereof:

(i)	The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

(ii)	The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (d) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

(f)	Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(g)	In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(h)	At the closing referred to in subsection (g) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

(i)	At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (h) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(j)	Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

(k)	Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (g) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

3.	Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. § 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

4.	This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5.

In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6.	Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder’s Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

7. (a)

Immediately prior to, or after, the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately prior to the Repurchase Event (or, as requested by the Holder, after the Repurchase Event) at a price (the “Option Repurchase Price”) equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event and within 90 days of the occurrence of a Repurchase Event, Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of

Option Shares so designated. The term “Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

(b)	The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (i) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (ii) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

(c)	To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

(d)	For purposes of this Section 7, a “Repurchase Event” shall be deemed to have occurred (i) upon the consummation of an Acquisition Transaction with respect to Issuer (and not solely involving Issuer and/or one or more subsidiaries of Issuer) (except that the percentage referred to in clause (y) of the definition thereof shall be 50%) or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock.

8. (a)	In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

(b)	The following terms have the meanings indicated:

(A)	“Acquiring Corporation” shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer’s assets.

(B)	“Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(C)	“Assigned Value” shall mean the Market/Offer Price, as defined in Section 7.

(D)	“Average Price” shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

(c)	The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d)	The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(e)

In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

(f)	Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

9. (a)	At the request of the holder of the Substitute Option (the “Substitute Option Holder”), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the “Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the “Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term “Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

(b)	The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

(c)

To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

10.	The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

11.	Issuer hereby represents and warrants to Grantee as follows:

(a)	Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

(b)	Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c)	The Board of Directors of Issuer has unanimously approved this Agreement and the transactions contemplated hereby (including by reserving shares for issuance of shares of Common Stock on exercise of the Option) and taken any other action as required to render inapplicable to such agreement and transactions Section 203 of the Delaware General Corporation Law and, to the knowledge of Issuer, any similar Takeover Statutes.

12.	Grantee hereby represents and warrants to Issuer that:

(a)	Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

(b)	The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

13.

Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf, or (iv) any other manner approved by the Federal Reserve Board.

14.	Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

15. (a)	Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7 upon proper request or notice, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The “Surrender Price” shall be equal to (i) $585 million, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of a portion of the Option to any party not affiliated with Grantee.

(b)	Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

(c)	To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

(d)	Grantee shall have rights substantially identical to those set forth in paragraphs (a), (b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

16. (a)	Notwithstanding any other provision of this Agreement, in no event shall the Grantee’s Total Profit (as hereinafter defined) exceed $730 million and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee’s actually realized Total Profit shall not exceed $730 million after taking into account the foregoing actions.

(b)	Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $730 million; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

(c)	As used herein, the term “Total Profit” shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer’s repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer’s repurchase of Option Shares pursuant to Section 7, less (y) the Grantee’s purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee’s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

(d)	As used herein, the term “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

17.	The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

18.	If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

19.	All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

20.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles (except to the extent that mandatory provisions of federal or state law apply).

21.	This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

22.	Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

23.	Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

24.	Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

NORTH FORK BANCORPORATION, INC. (Issuer)

By:	/S/ JOHN ADAM KANAS
Name:	John Adam Kanas
Title:	Chairman of the Board, President and Chief Executive Officer

CAPITAL ONE FINANCIAL CORPORATION (Grantee)

By:	/S/ RICHARD D. FAIRBANK
Name:	Richard D. Fairbank
Title:	Chairman, Chief Executive Officer and President

Signature Page to Stock Option Agreement

Annex D

March 12, 2006

The Board of Directors

Capital One Financial Corporation

1680 Jefferson Drive

McLean, Virginia 22102

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Capital One Financial Corporation (the “Company”) of the consideration to be paid by the Company in the proposed merger (the “Merger”) of the Company with North Fork Bancorporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) between the Company and the Merger Partner, the Merger Partner will merge with and into the Company, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than dissenting shares and shares held in treasury or owned by the Company (excluding shares held in trust, managed accounts or otherwise in fiduciary or in respect of debts previously contracted), will be converted into the right to receive, at the election of the holder and subject to certain limitations and proration procedures set forth in the Agreement, either (1) cash in an amount equal to the sum of (x) $11.25 plus (y) 0.2216 times the Company Closing Price (such sum, the “Cash Consideration”) or (2) a fraction of a share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) equal to the Cash Consideration divided by the Company Closing Price (such quotient, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). As used herein, “Company Closing Price” means the average, rounded to the nearest whole cent, of the closing sale price of the Company Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the five trading days immediately preceding the consummation of the Merger.

In arriving at our opinion, we have (i) reviewed a draft dated March 12, 2006 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies in such transactions; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses prepared by the managements of the Merger Partner and the Company relating to the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); (vi) reviewed certain publicly available research analyst estimates of the future financial performance of the Company and the Merger Partner; and (vii) performed such other financial studies and analyses and considered such other information we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not reviewed individual credit files nor have we conducted or been provided with any valuation or appraisal of any assets or liabilities (including any derivative or off-balance sheet liabilities), nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we are not experts in the evaluation of loan and lease portfolios for

J.P. Morgan Securities • 277 Park Avenue, New York, NY 10172

purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. In relying on financial analyses (including the Synergies) provided to us by management of the Company we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which they relate. In addition, in our discussions with the senior managements of the Company and the Merger Partner regarding the respective future financial performance of the Company and the Merger Partner, we have discussed certain reports and estimates of research analysts. With your consent, we have relied on those reports and estimates and have assumed that those reports and estimates are a reasonable basis upon which to evaluate the business and financial prospects of the Company and the Merger Partner. We express no view as to the foregoing analyses (including the Synergies), reports and estimates that you have directed us to use, or the assumptions on which they were based. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, that the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration to be paid in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have performed investment banking and other services for the Company in the past, including acting as co-manager for the Company and its subsidiaries in connection with two separate note offerings in 2004. In addition, we may act as a bookrunner or in another similar capacity on certain debt issuances or other financing transactions effected in connection with the Merger. Please be advised that we have no financial advisory or other relationship with the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid in the proposed Merger is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:    /s/    J.P. MORGAN SECURITIES INC.

Annex E

March 12, 2006

Board of Directors

North Fork Bancorporation, Inc.

275 Broadhollow Road

Melville, New York 11747

Ladies and Gentlemen:

North Fork Bancorporation, Inc. (“North Fork”) and Capital One Financial Corporation (“Capital One”) have entered into an Agreement and Plan of Merger, dated as of March 12, 2006 (the “Agreement”), pursuant to which North Fork will be merged with and into Capital One (the “Merger”), with Capital One as the surviving entity. Under the terms of the Agreement, upon consummation of the Merger, each share of North Fork common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the “North Fork Common Stock”), except for certain shares as specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) cash in an amount equal to the Per Share Amount (the “Cash Consideration”), without interest, plus (b) that fraction of a share of Capital One common stock, par value $0.01 per share (the “Capital One Common Stock”) equal to the Exchange Ratio (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”), subject to the election and proration procedures set forth in the Agreement. Pursuant to the Agreement, the Per Share Amount is equal to the sum of (A) $11.25 plus (B) the product of 0.2216 times the Capital One Closing Price. The Exchange Ratio is equal to the quotient of (A) the Per Share Amount divided by (B) the Capital One Closing Price. The Capital One Closing Price is the average of the closing sales prices of Capital One Common Stock for the five consecutive trading days immediately preceding the day on which the Merger is effected. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not defined in this opinion have the meanings given them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of North Fork Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of North Fork that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Capital One that we deemed relevant; (iv) consensus earnings per share estimates for the years ending December 31, 2006 and 2007 published by I/B/E/S and reviewed with management of North Fork; (v) consensus earnings per share estimates for Capital One for the years ending December 31, 2006 and 2007 published by I/B/E/S and reviewed with management of Capital One; (vi) the pro forma financial impact of the Merger on Capital One, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the senior management of Capital One and North Fork; (vii) the publicly reported historical price and trading activity for North Fork’s and Capital One’s common stock, including a comparison of certain financial and stock market information for North Fork and Capital One with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of North Fork the business, financial condition, results of operations and prospects of North Fork and held similar discussions with certain members of senior management of Capital One regarding the business, financial condition, results of operations and prospects of Capital One.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by North Fork and Capital

One or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of North Fork and Capital One that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of North Fork or Capital One or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of North Fork or Capital One nor have we reviewed any individual credit files relating to North Fork or Capital One. We have assumed, with your consent, that the respective allowances for loan losses for both North Fork and Capital One are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and other information prepared by and/or reviewed with the management of North Fork and Capital One and used by Sandler O’Neill in its analyses, North Fork’s and Capital One’s management confirmed to us that they reflected the best currently available estimates and judgments of the respective management with respect thereto and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in North Fork’s and Capital One’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that North Fork and Capital One will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice North Fork has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of North Fork’s and Capital One’s common stock will be when issued to North Fork’s shareholders pursuant to the Agreement or the prices at which North Fork’s or Capital One’s common stock may trade at any time.

We have acted as North Fork’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. North Fork has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services for North Fork, most recently in connection with North Fork’s acquisition of Greenpoint Financial Corp. and we have received compensation for such services. Furthermore, as we have advised you, certain principals of Sandler O’Neill are shareholders of North Fork.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to North Fork and Capital One and their affiliates. We may also actively trade the equity or debt securities of North Fork and Capital One or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of North Fork in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of North Fork as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of North Fork Common Stock and does not address the underlying business decision of North Fork to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for North Fork or the effect of any other transaction in which North Fork might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of North Fork’s Common Stock from a financial point of view.

Very truly yours,

SANDLER O’NEILL & PARTNERS, L.P.

By:    /s/    SANDLER O’NEILL & PARTNERS, L.P.

Annex F

March 12, 2006

The Board of Directors

North Fork Bancorporation, Inc.

275 Broadhollow Road

Melville, NY 11747

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of North Fork Bancorporation, Inc. (“North Fork”) of the consideration offered in the proposed merger (“the Merger”) with Capital One Financial Corporation (“Capital One”) pursuant to the Agreement and Plan of Merger, dated as of March 12, 2006, among North Fork and Capital One (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of North Fork (the “Common Shares”) will be converted into cash or Capital One common stock, par value $0.01 per share, in either case having a value equal to $11.25 plus the product of 0.2216 times the average closing price of the Capital One common stock during a five-trading day period ending on the day preceding the Effective Time (the “Merger Consideration”). Each holder of the Common Shares may elect to receive shares of Capital One Common Stock or cash. The amount of Merger Consideration that each shareholder will receive will be subject to proration so that the aggregate cash consideration does not exceed $5,200,000,000.00.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of financial services companies, we have experience in, and knowledge of, the valuation of these enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, North Fork and Capital One, and as an active trader of securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of North Fork and Capital One for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to the Board of Directors of North Fork. KBW also disclosed that it may seek to earn investment banking fees from Capital One in the future. We have acted exclusively for the Board of Directors of North Fork in rendering this fairness opinion, and this opinion does not constitute a recommendation to any stockholder of North Fork as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the Merger. We will receive a fee from North Fork for our services.

In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of North Fork and Capital One and the Merger.

In the course of our engagement as financial advisor we have, among other things:

i.	reviewed the Agreement;

ii.	reviewed certain historical financial and other information concerning Capital One, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iii.	reviewed certain historical financial and other information concerning North Fork, including Annual Reports to Stockholders and Annual Reports on Form 10-K and interim reports on Form 10-Q;

iv.	held discussions with senior management of North Fork and Capital One with respect to their past and current business operations, regulatory matters, financial condition and future prospects;

v.	reviewed consensus earnings per share estimates for the years ending December 31, 2006 and 2007 published by I/B/E/S and discussed with management of North Fork;

vi.	reviewed consensus earnings per share estimates for Capital One for the years ending December 31, 2006 and 2007 published by I/B/E/S and discussed with management of Capital One;

vii.	reviewed and studied the historical stock prices and trading volumes of the common stock of North Fork and Capital One;

viii.	reviewed the pro forma financial impact of the Merger on Capital One, based on assumptions relating to transaction costs, purchase accounting adjustments, synergies and financing costs determined by the senior management of Capital One and North Fork;

ix.	analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared North Fork and Capital One from a financial point of view with certain of those institutions;

x.	reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

xi.	conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. With respect to anticipated transaction costs, purchase accounting adjustments, expected synergies, financing costs and other information prepared by and/or reviewed with the management of North Fork and Capital One and used by us in our analyses, North Fork’s and Capital One’s management confirmed to us that they reflected the best currently available estimates and judgments of the respective management with respect thereto and we assumed that such performances would be achieved. We express no opinion as to such matters or the assumptions on which they are based. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for North Fork and Capital One are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of North Fork or Capital One, nor have we examined any individual credit files.

In connection with rendering our opinion, we have also assumed that there has been no change material to our analysis in North Fork’s or Capital One’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have also assumed in all respects material to our analysis that North Fork and Capital One will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. We have also assumed that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of North Fork and Capital One; (ii) the assets and liabilities of North Fork and Capital One; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

By:    /s/    KEEFE, BRUYETTE & WOODS, INC.

Annex G

DELAWARE GENERAL CORPORATION LAW

262. APPRAISAL RIGHTS.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

1.	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

2.	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

3.	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

1.	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

2.

If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Delaware General Corporation Law, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending, or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the Delaware General Corporation Law’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys’ fees.

Article XI of Capital One’s Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted under the General Corporation Law of the State of Delaware or any other applicable laws in effect of directors and officers, or each such person who is or was serving or who had agreed to serve at the request of the board of directors or an officer of Capital One as an employee or agent of Capital One or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), in each case in accordance with Capital One’s bylaws.

Section 6.7 of Capital One’s Restated Bylaws provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee or is or was serving at the request of Capital One as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, employee or agent, will be indemnified by Capital One to the fullest extent authorized by the General Corporation Law of the State of Delaware and such indemnification will inure to the benefit of his heirs, executors and administrators, except that Capital One generally will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors.

Capital One also maintains a directors’ and officers’ insurance policy which insures the officers and directors of Capital One from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of Capital One.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith unless otherwise indicated:

EXHIBIT NO.		DESCRIPTION
2.1		Agreement and Plan of Merger, dated as of March 12, 2006, by and between Capital One Financial Corporation and North Fork Bancorporation, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement). Schedules to this Exhibit have not been filed; upon request, Capital One will furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule.
3.1		Restated Certificate of Incorporation of Capital One Financial Corporation and Certificate of Amendment to Restated Certificate of Incorporation of Capital One Financial Corporation (incorporated herein by reference to Exhibits 3.1.1 and 3.1.2 of Capital One’s Report on Form 8-K, filed January 16, 2001).
3.2		Amended and Restated Bylaws of Capital One Financial Corporation (as amended on November 18, 1999) (incorporated herein by reference to Exhibit 3.2 to Capital One’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999).
4.1		Specimen certificate representing the common stock of Capital One Financial Corporation (incorporated by reference to Exhibit 4.1 to Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).
5.1		Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding the validity of the Capital One common stock registered hereunder.
8.1		Opinion of Cleary Gottlieb Steen & Hamilton LLP.
8.2		Opinion of Wachtell, Lipton, Rosen & Katz.
10.1	*	Restricted Share Agreement, dated March 12, 2006, between Capital One Financial Corporation and John Adam Kanas.
10.2	*	Restricted Share Agreement, dated March 12, 2006, between Capital One Financial Corporation and John Bohlsen.
23.1		Consent of Ernst & Young, LLP.
23.2		Consent of KPMG LLP.
23.3		Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).
23.4		Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 8.1).
23.5		Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).
24.1	*	Powers of Attorney.
99.1		Form of Capital One Proxy Card.
99.2		Form of North Fork Proxy Card
99.3		Consent of J.P. Morgan Securities Inc.
99.4	*	Consent of Sandler O’Neill & Partners, L.P.
99.5	*	Consent of Keefe, Bruyette & Woods, Inc.

*	Previously filed with the initial Registration Statement on Form S-4 (File No. 333-133665), filed with the Securities and Exchange Commission on May 1, 2006.

ITEM 22.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of this form; and
	(2)	the registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h)	The undersigned registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Capital One Financial Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, state of Virginia, on June 29, 2006.

CAPITAL ONE FINANCIAL CORPORATION

By:	/S/ FRANK R. BORCHERT, III
	Name: Title:	Frank R. Borchert, III Executive Vice President, Deputy General Counsel and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Richard D. Fairbank	Director, Chairman, Chief Executive Officer and President (Principal Executive Officer)

* Gary L. Perlin	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Edward R. “Bo” Campbell	Director

* W. Ronald Dietz	Director

* Patrick W. Gross	Director

* Ann Fritz Hackett	Director

* Lewis Hay, III	Director

* Pierre E. Leroy	Director

* Mayo A. Shattuck, III	Director

SIGNATURE	TITLE	DATE

* Stanley Westreich	Director

*By:	/s/ FRANK R. BORCHERT, III	June 29, 2006
Frank R. Borchert, III Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.		DESCRIPTION

2.1		Agreement and Plan of Merger, dated as of March 12, 2006, by and between Capital One Financial Corporation and North Fork Bancorporation, Inc. (attached as Annex A to the proxy statement/prospectus contained in this registration statement). Schedules to this Exhibit have not been filed; upon request, Capital One will furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule.

3.1		Restated Certificate of Incorporation of Capital One Financial Corporation and Certificate of Amendment to Restated Certificate of Incorporation of Capital One Financial Corporation (incorporated herein by reference to Exhibits 3.1.1 and 3.1.2 of Capital One’s Report on Form 8-K, filed January 16, 2001).

3.2		Amended and Restated Bylaws of Capital One Financial Corporation (as amended on November 18, 1999) (incorporated herein by reference to Exhibit 3.2 to Capital One’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999).

4.1		Specimen certificate representing the common stock of Capital One Financial Corporation (incorporated by reference to Exhibit 4.1 to Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003).

5.1		Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding the validity of the Capital One common stock registered hereunder.

8.1		Opinion of Cleary Gottlieb Steen & Hamilton LLP.

8.2		Opinion of Wachtell, Lipton, Rosen & Katz.

10.1	*	Restricted Share Agreement, dated March 12, 2006, between Capital One Financial Corporation and John Adam Kanas.

10.2	*	Restricted Share Agreement, dated March 12, 2006, between Capital One Financial Corporation and John Bohlsen.

23.1		Consent of Ernst & Young, LLP.

23.2		Consent of KPMG LLP.

23.3		Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1).

23.4		Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 8.1).

23.5		Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2).

24.1	*	Powers of Attorney.

99.1		Form of Capital One Proxy Card.

99.2		Form of North Fork Proxy Card

99.3		Consent of J.P. Morgan Securities Inc.

99.4	*	Consent of Sandler O’Neill & Partners, L.P.

99.5	*	Consent of Keefe, Bruyette & Woods, Inc.

*	Previously filed with the initial Registration Statement on Form S-4 (File No. 333-133665), filed with the Securities and Exchange Commission on May 1, 2006.